 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-283249
PROSPECTUS
UP TO 11,500,000 ORDINARY SHARES ISSUABLE UPON THE EXERCISE OF WARRANTS
UP TO 34,415,562 ORDINARY SHARES OFFERED BY SELLING SECURITYHOLDERS
OF
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
This prospectus relates to the issuance by Baird Medical Investment Holdings Limited (“we,” “us,” “Baird Medical” or the “Company”) of up to 11,500,000 ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares”), issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of US$11.50, which were issued on October 1, 2024 (the “Closing Date”) in exchange for the public warrants of ExcelFin Acquisition Corp. (“ExcelFin”) that were issued in the initial public offering of ExcelFin (the “Public Warrants” or “Warrants”).
This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the “Selling Securityholders”) of up to 34,415,562 Ordinary Shares, including (1) 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical Investment Holdings Limited (“Betters Medical”), which were issued to Betters Medical in connection with the Business Combination valued at US$10.20 per share and distributed to the existing shareholders of Betters Medical as a stock dividend through a pro rata distribution in proportion to Betters Medical’s shareholding structure (the “Pro Rata Distribution”) on June 25, 2025; such shares, taking into account the Business Combination, would be deemed as acquired by such shareholders (other than our founder) at a price ranging from approximately RMB1.4 to RMB33.6 per share; see “Selling Shareholders” for details; (2) 6,028,406 issued and outstanding Ordinary Shares issued to ExcelFin SPAC LLC (the “Sponsor”) and certain other shareholders of ExcelFin (the “Sponsor Shares”), comprising (x) 5,750,000 Ordinary Shares exchanged from 5,750,000 ExcelFin Class A Common Stock purchased by the Sponsor at a price of approximately US$0.004 per share; and (y) 278,406 Ordinary Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of US$10.20 per share; (3) 50,000 issued and outstanding Ordinary Shares currently held by J.V.B. Financial Group, LLC (“Cohen”), which were issued to Cohen valued at US$10.00 per share; (4) up to 290,000 Ordinary Shares by Grand Fortune Capital, LLC (“GFC”) upon conversion of 290,000 issued and outstanding Series A Convertible Preferred Shares (the “GFC Shares”) acquired by GFC in a private placement concurrently with the closing of the Business Combination at US$10.00 per share in accordance with the Amended and Restated Articles of Association of Baird Medical; and (5) 583,529 issued and outstanding Ordinary Shares currently held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”), which were issued to Grand Fortune valued at US$6.75 per share.
The securities registered herein are identified in this prospectus as the Registered Securities. We are registering the offer and sale of the Registered Securities, in part, to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the Registered Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Registered Securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the Registered Securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the Registered Securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.
Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” and assuming the Earnout Shares will be vested, the Selling Securityholders can sell, under this prospectus, up to 34,415,562 Ordinary Shares constituting (on a post-exercise basis) approximately 70.9% of our issued and outstanding Ordinary Shares as of December 4, 2025 (assuming the exercise of all of our outstanding Warrants and full conversion of GFC Shares into 290,000 Ordinary Shares). Despite a potential decline in the public trading price of the Ordinary Shares, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. For example, based on the closing price of our Ordinary Shares at US$1.63 on December 4, 2025, the holders of Sponsor Shares may experience a potential profit of up to US$1.626 per share; and certain shareholders of Betters Medical following the Pro Rata Distribution may experience a potential profit of up to US$1.44 per share. The holders of Public Warrants may experience a potential profit on their Warrants if the price of our Ordinary Shares exceeds US$11.50 per share. However, the public holders of our securities may not experience a similar rate of return on the securities they purchase due to differences in the applicable purchase price and trading price. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.
We will not receive any proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at US$1.63 on December 4, 2025, which is less than the exercise price of US$11.50 per share pursuant to the terms of the Warrants, we believe the warrant holders will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Our Ordinary Shares and our Warrants to purchase Ordinary Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “BDMD” and “BDMD W,” respectively. On December 4, 2025, the closing price for our Ordinary Shares on Nasdaq was US$1.63, and the closing price for our Warrants on Nasdaq was US$0.06.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
Throughout this prospectus, unless the context indicates otherwise, references to “we”, “us” or the “Company” refer to Baird Medical Investment Holdings Limited, a Cayman Islands holding company, and its subsidiaries.
Baird Medical is a Cayman Islands holding company and not a Chinese operating company. We carry out our business in China through our wholly-owned PRC subsidiaries. We face various legal and operational risks and uncertainties associated with being based in or having substantially all of our operations in China. We are subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, some of which are published with very short notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For instance, we face risks associated with regulatory approvals on overseas offerings and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain business, accept foreign investments, or list and conduct offerings on a U.S. or other foreign stock exchange. These risks could result in a material adverse change in our operations and the value of the Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For details, see “Risk Factors — Risks Related to Doing Business in China.”
We are subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act 2023 (the “HFCAA”). Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. We dismissed Marcum Asia CPAs LLP (“Marcum Asia”) and appointed Kreit & Chiu CPA LLP (“Kreit & Chiu”) as our independent registered public accounting firm, effective from January 24, 2025. Marcum Asia, our former auditor, is an independent public accounting firm registered with the PCAOB. Marcum Asia audited our financial statements for the fiscal years ended December 31, 2022 and 2023 included elsewhere in this prospectus. Our former auditor is headquartered in the United States and is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB in 2021. Our current auditor, Kreit & Chiu, an independent registered public accounting firm that headquartered in New York, is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB on December 16, 2021. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely, we will be identified as a “Commission-identified Issuer,” and upon two consecutive years of non-inspection under the HFCAA, the Ordinary Shares will be delisted from the Nasdaq Stock Market and will not be permitted for trading over the counter either. The related risks and uncertainties could cause the value of the Ordinary Shares to significantly decline or become worthless. For details, see “Risk Factors — Risks Related to Doing Business in China — Trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment.”
Cash may be transferred among Baird Medical and our PRC subsidiaries, in the following manners: (1) funds may be transferred to our PRC subsidiaries from Baird Medical as needed through our subsidiaries in the British Virgin Islands (“BVI”) and Hong Kong in the form of capital contribution or shareholder loan, as the case may be; (2) dividends or other distributions may be paid by our PRC subsidiaries to Baird Medical through our subsidiaries in the BVI and Hong Kong; and (3) our PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. In 2022, 2023, 2024 and the six months ended June 30, 2025, there was no cash transfer within our organization, and no assets other than cash were transferred within our organization. As of the date of this prospectus, none of Baird Medical and our subsidiaries in the BVI, Hong Kong and PRC has paid any dividends or made any distributions to their respective shareholder(s), including U.S. investors if any, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. For details, see “Prospectus Summary — Implication of Being a Company with the Holding Company Structure — Cash and asset flows through our organization.” We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company and subsidiaries. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations. See “Prospectus Summary — Implication of Being a Company with the Holding Company Structure — Dividend distribution and taxation.”
On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime. We completed the filing procedures in connection with the business combination with ExcelFin (the “Business Combination”) under the Overseas Listing Trial Measures on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. We are not required to complete the CSRC filing procedures and obtain the CSRC approval under the Overseas Listing Trial Measures in connection with the resale of Registered Securities as described in this prospectus, because the resale of Registered Securities, including the Ordinary Shares issuable from the exercise of Warrants, does not involve the issuance of new securities of our Company that have not been previously included in our filing with the CSRC in connection with the Business Combination.
Pursuant to the Overseas Listing Trial Measures, we may need to complete filing procedures for future offshore fund-raising activities, including conducting follow-on offering in the United States. Any failure or perceived failure by us to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against us and could materially hinder our ability to raise fund overseas. In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement or otherwise tightening the regulations on companies with contractual arrangements. If we violate or are deemed to have violated any current or future rules or regulations, regulatory agencies in China may impose fines and penalties on our operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition and results of operations, as well as the trading price of our Ordinary Shares. See “Summary of the Prospectus — Regulatory Matters” and “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with future overseas fund-raising activities, and we cannot predict whether we will be able to obtain such approval or complete such filing.”
To the extent our cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong subsidiary, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of Baird Medical and our subsidiaries to transfer cash or assets. The PRC government imposes certain restrictions on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between Baird Medical and our PRC subsidiaries or the investors. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by our PRC subsidiaries out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. In addition, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Baird Medical and our Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baird Medical and our PRC subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. For details, see “Prospectus Summary — Implication of Being a Company with the Holding Company Structure — Cash and asset flows through our organization,” “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business,” and “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit the ability of us to utilize our net revenues effectively and our ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements in future reports.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED JANUARY 15, 2026

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 filed with the SEC by Baird Medical Investment Holdings Limited. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”
Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

FINANCIAL STATEMENT PRESENTATION
Baird Medical Investment Holdings Limited
The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, ExcelFin will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the shareholders of Baird Medical comprising the majority of the voting power of the Company and having the ability to nominate the members of our Board, Baird Medical’s operations prior to the acquisition comprising the only ongoing operations of us, and Baird Medical’s senior management comprising a majority of our senior management. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Baird Medical with the Business Combination treated as the equivalent of Baird Medical issuing shares for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Baird Medical in future reports of us.
Our audited consolidated balance sheets as of December 31, 2023 and 2024 and unaudited consolidated balance sheet as of June 30, 2025, the related audited consolidated statements of operations and comprehensive loss, of changes in shareholders’ deficit and of cash flows for the years ended December 31, 2023 and 2024 and unaudited consolidated statements of operations and comprehensive loss, of changes in shareholders’ deficit and of cash flows for the six months ended June 30, 2025 and the related notes included in this prospectus have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars.

INDUSTRY AND MARKET DATA
This prospectus contains estimates, projections and other information concerning our industry, including market size and growth of the markets in which we participate, that are based on industry publications, reports and forecasts prepared by our management. In some cases, we do not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
The sources of certain statistical data, estimates, and forecasts contained in this prospectus include independent industry reports from Frost & Sullivan, a third-party research firm commissioned by us.
Certain estimates of market opportunity, including internal estimates of our addressable market and forecasts of market growth, included in this prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this prospectus relating to the size of our target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates in this prospectus, our business could fail to successfully address or compete in such markets, if at all.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires in this prospectus:
“Acquisition Entity” and “Acquisition Entities” means either Baird Medical, Merger Sub 1, Merger Sub 2 or Newco, individually, and Baird Medical, Merger Sub 1, Merger Sub 2 and Newco together, respectively.
“Ancillary Agreements” means, collectively, (a) the Baird Medical Disclosure Letter, (b) the ExcelFin Disclosure Letter, (c) the Warrant Assignment, Assumption and Amendment Agreement, (d) the Baird Medical Shareholder Support Agreement, (e) the Sponsor Support Agreement, (f) the Baird Medical Lock-Up Agreement, (g) the Insider Letter Amendment, (h) the Registration Rights Agreement, (i) the Certificate of Merger 1, (j) Certificate of Merger 2, (k) the Surviving Corporation Governing Documents, (l) the Surviving LLC Governing Documents, (m) Amended and Restated Memorandum and Articles of Association of Baird Medical and (n) the other agreements, certificates and instruments to be executed or delivered by any of the parties in connection with or pursuant to the Business Combination Agreement and the Transactions.
“Baird Medical” or “PubCo” means Baird Medical Investment Holdings Limited, a Cayman Islands exempted company, and its subsidiaries.
“Betters Medical” means Betters Medical Investment Holdings Limited, a Cayman Islands exempted company.
“Betters Medical Earnout Shares” means the 8,823,529 Ordinary Shares issued to Betters Medical that will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to US$12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of Baird Medical occurs with an implied value at or above US$12.50 per share.
“Betters Medical Lock-Up Agreement” means the agreement by and between Baird Medical and Betters Medical dated October 1, 2024.
“Betters Medical Shareholder Support Agreement” means the agreement, dated as of June 26, 2023, by and among Baird Medical, ExcelFin, Betters Medical, and the Key Betters Medical Shareholders, in the form of Exhibit B to the Business Combination Agreement.
“Business Combination” means the transactions contemplated by the Business Combination Agreement whereby, among other things, (a) on August 3, 2023, Betters Medical contributed all of the issued shares of Tycoon held by Betters Medical to Baird Medical in exchange for the Ordinary Shares such that Tycoon became a wholly-owned subsidiary of Baird Medical and Betters Medical holds 29,411,765 Ordinary Shares and at the Effective Time, (b) Merger Sub 1 merged with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of Baird Medical and (c) Merger Sub 2 merged with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of Baird Medical.
“Business Combination Agreement” means the Business Combination Agreement, dated as of June 26, 2023 and amended on March 11, 2024, May 16, 2024, June 17, 2024 and August 23, 2024, by and among (i) ExcelFin, (ii) Tycoon, (iii) Baird Medical, (iv) Merger Sub 1, (v) Merger Sub 2, (vi) Newco and (vi) Betters Medical, as amended to date.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date and time of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contribution Consideration Shares” means 29,411,764 Ordinary Shares issued to Betters Medical in exchange for the Tycoon Shares.
“Earnout Shares” means the Betters Medical Earnout Shares and/or the Sponsor Earnout Shares.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“ExcelFin” means ExcelFin Acquisition Corp., a Delaware corporation.

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“ExcelFin Bylaws” means the Bylaws of ExcelFin as in effect from time to time.
“ExcelFin Charter” means the Amended and Restated Certificate of Incorporation of ExcelFin, dated as of October 20, 2021, as amended to date.
“ExcelFin Class A Common Stock” means the Class A common stock, par value US$0.0001 per share, of ExcelFin.
“ExcelFin Class B Common Stock” means the Class B common stock, par value US$0.0001 per share, of ExcelFin.
“ExcelFin Common Stock” means the ExcelFin Class A Common Stock and ExcelFin Class B Common Stock.
“ExcelFin IPO” means ExcelFin’s initial public offering, which was completed on October 25, 2021.
“ExcelFin Private Placement Warrants” means ExcelFin’s 11,700,000 redeemable warrants sold in a private placement to the Sponsor.
“ExcelFin Private Placement Warrant Agreement” means the Private Warrant Agreement, dated as of October 21, 2021, by and between ExcelFin and the Warrant Agent.
“ExcelFin Public Warrants” means ExcelFin’s redeemable warrants sold as part of the units in the ExcelFin IPO (whether they are purchased in the ExcelFin IPO or thereafter in the open market).
“ExcelFin Public Warrant Agreement” means the Public Warrant Agreement, dated as of October 20, 2021, by and between ExcelFin and the Warrant Agent.
“ExcelFin Units” means a unit consisting of one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant.
“First Merger” means the merger whereby Merger Sub 1 merged with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo.
“First Merger Consideration Shares” means the PubCo Ordinary Shares to be exchanged for the shares of ExcelFin Stock in the First Merger.
“founder shares” or “ExcelFin Class B Common Stock” means an aggregate of 5,750,000 shares of ExcelFin Class B Common Stock held by ExcelFin Initial Stockholders and their permitted transferees, convertible into shares of ExcelFin Class A Common Stock on a one-for-one basis. All of these shares were converted into ExcelFin Class A Common Stock on October 25, 2023. At the time of the conversion, all of the ExcelFin Class B Common Stock was held of record by the Sponsor. References herein to the founder shares include the shares of ExcelFin Class A Common Stock issued upon conversion of the ExcelFin Class B Common Stock.
“Frost & Sullivan Report” means the September 2022 Report from Frost & Sullivan.
“Insider Letter” means the agreement, dated as of October 21, 2021, among ExcelFin, the Sponsor, and certain other shareholders of ExcelFin, in connection with ExcelFin IPO.
“Insider Letter Amendment” means the agreement, dated as of June 26, 2023, by and among ExcelFin, the Sponsor, and certain other shareholders of ExcelFin, to amend that certain Letter Agreement, dated as of October 20, 2021, in the form of Exhibit E to the Business Combination Agreement.
“Key Betters Medical Shareholders” means certain shareholders of Betters Medical collectively representing approximately 68.2% of the issued and outstanding shares of Betters Medical who agreed as part of the transactions contemplated by the Business Combination Agreement to enter into the Betters Medical Shareholder Support Agreement.
“Merger Sub 1” means Betters Medical Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo.

“Merger Sub 2” means Betters Medical Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo.
“Minority Holders” means Cheer Aim Investment Limited and National Hero International Limited, shareholders of Betters Medical.
“Newco” means Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Baird Medical.
“Newco Share Contribution” means the transfer by Betters Medical to Newco of the Transferred PubCo Ordinary Shares and the exchange by the Minority Holders of their shares in Betters Medical for the membership interests of NewCo.
“Nanjing Plant” means Baird Medical’s production plant located at 2/F, Building 4, Haiermansi Industrial Park, No. 2881, Shuanglong Avenue, Jiangning Economic and Technological Development Zone, Nanjing City.
“Ordinary Shares” means ordinary shares, par value US$0.0001 per share, of Baird Medical.
“PRC” or “China” means the People’s Republic of China (including, for the avoidance of doubt, the Hong Kong Special Administrative Region and the Macau Special Administrative Region), and only in the context of describing the industry matters, including those derived from the report of Frost & Sullivan, and the PRC laws, rules, regulations, regulatory authorities, and any PRC entities or citizens under such rules, laws and regulations and other legal or tax matters in this prospectus, excludes Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.
“Public Warrants” or “Warrants” means warrants to purchase Ordinary Shares at an exercise price of $11.50, which were issued on October 1, 2024 in exchange for the public warrants of ExcelFin Acquisition Corp. that were issued in the initial public offering of ExcelFin.
“publicly traded units” means ExcelFin Units issued in the ExcelFin IPO.
“Registration Rights Agreement” means the registration rights agreement entered into at Closing, by and among Baird Medical, the Sponsor, Betters Medical and certain other parties.
“Share Contribution” means the transactions contemplated by the Business Combination Agreement whereby on August 3, 2023, Betters Medical contributed all of the issued Tycoon Shares to Baird Medical in exchange for Ordinary Shares such that Tycoon became a wholly-owned subsidiary of Baird Medical and Betters Medical received in exchange therefor 29,411,764 Ordinary Shares.
“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated July 5, 2021, by and among Betters Medical, Baird Medical, Baide Medical Investment Company Limited, Haimei Wu, and certain additional subsidiaries and investors.
“Sponsor” means ExcelFin SPAC LLC, a Delaware limited liability company.
“Sponsor Earnout Shares” means the 1,350,000 Ordinary Shares issued to the Sponsor in the Business Combination that will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on the Nasdaq Global Market (the “Nasdaq”) is greater than or equal to US$12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of Baird Medical occurs.
“Sponsor Registration Rights Agreement” means the agreement dated October 21, 2021, by and among ExcelFin, the Sponsor, and certain other parties, entered into in connection with the ExcelFin IPO.
“Sponsor Support Agreement” means the agreement dated as of June 26, 2023, by and among PubCo, ExcelFin and the Sponsor, in the form of Exhibit C to the Business Combination Agreement.
“Taicang Plant” means Baird Medical’s manufacturing site located at Rooms 101, 201 and 501 of Building 7, Bioport II, No. 52, Yinguang Road, Fuqiao Town, Taicang City.

“Transactions” means, collectively, each of the transactions contemplated by the Business Combination Agreement or any of the Ancillary Agreements, including the Share Contribution, the First Merger and the PIPE Investment.
“Trust Account” means the trust account of ExcelFin, which holds the net proceeds of the ExcelFin IPO and the sale of the placement warrants, together with interest earned thereon, less amounts released to remit tax payable obligations and up to US$100,000 of any remaining interest for dissolution expenses.
“Tycoon” means Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands.
“Tycoon Shares” means all of the issued shares of Tycoon held by Baird Medical.
“U.S. GAAP” means accounting principles generally accepted in the United States of America.
“Warrant Agent” means Equiniti Trust Company, LLC, a limited liability trust company organized and existing under the laws of the State of New York.
“Warrant Assignment, Assumption and Amendment Agreement” means the agreement entered on October 1, 2024 by and among Baird Medical, ExcelFin, and the Warrant Agreement providing for the cancellation of the ExcelFin Private Placement Warrants, the termination of the ExcelFin Private Placement Warrant Agreement, the amendment of the ExcelFin Public Warrant Agreement such that the ExcelFin Public Warrants are exercisable for PubCo Ordinary Shares instead of ExcelFin Class A Common Stock, and the assignment by ExcelFin of all of its right, title and interest in the ExcelFin Public Warrant Agreement to PubCo, in the form of Exhibit A to the Business Combination Agreement.
“$,” “US$” or “U.S. dollars” means United States dollars, the lawful currency of the United States of America.

FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (or the “Exchange Act”) that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations as set forth in this prospectus. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
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the outcome of any legal proceedings that have been or may be instituted against us;

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the ability to maintain the listing of the Ordinary Shares on the Nasdaq;

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our markets are rapidly evolving and may decline or experience limited growth;

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our ability to retain and expand our customer base;

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our ability to compete effectively in the markets in which we operate;

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the performance of our technology in full-scale operations at customer locations;;

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failure to maintain and enhance our brand;

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the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to our operations;

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the other matters described in the section titled “Risk Factors.”

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult.
Market, ranking and industry data used throughout this prospectus, including statements regarding market size, is based on independent industry surveys and publications, including reports by Frost & Sullivan. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, such estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus may adversely affect us.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.
Business Overview
We are a specialized healthcare innovator dedicated exclusively to thyroid related diseases. By combining extensive clinical understanding with cutting-edge technologies, we aim to transform traditional thyroid treatment through intelligent, non-invasive solutions. Our mission is to build an ecosystem that spans the entire treatment process, spanning from early screening and diagnosis to robotic-assisted ablation and post-treatment care.
Our core strengths lie in our successful development and commercialization of the thyroid microwave ablation system, as well as our active R&D pipeline featuring AI-integrated robotic systems. Our approach integrates hardware innovation, software intelligence and a comprehensive system mindset, positioning us to lead in a highly specialized and globally significant market.
What set us unique are our category focus, our full-stack technology strategy and our proven regulatory and commercial execution. Backed by a vision to deliver safer, faster, and more accurate thyroid care to patients worldwide, we are positioned to become the first global platform company dedicated to precision thyroid health.
We ranked first among microwave ablation medical device providers in the treatment of thyroid nodules and breast lumps in the PRC in terms of sales revenue and sales volume of microwave ablation needles in 2022 according to the Frost & Sullivan Report. Further, we were the third largest microwave ablation medical device provider in the PRC in terms of sales revenue in 2022.
Microwave ablation is a minimally invasive treatment technique that denaturalizes and coagulates the protein of tumor cells with extreme heat generated by microwave energy. Microwave ablation treatments have been applied to benign and malignant tumors, and management believes they are safer, less invasive and easier to operate with faster recovery periods and lower complication rates for patients, as compared to traditional treatment methods such as surgery, radiotherapy, interventional radiology, chemotherapy, targeted therapy and immunotherapy. We are not aware of any research suggesting that such traditional treatments can also prevent cancer progression by curbing benign tumors from developing into malignant tumors. The type of tumor treatment depends on the patient’s individual circumstances, including the size and characteristics of the tumor, the desired outcome, and the acceptable cost. Some types of benign tumors have the potential of transforming into malignant ones through a process known as “cancer progression.” The cancer progression rates among persons with thyroid nodules and breast lumps are 5.0% and 7.0%, respectively, according to the Frost & Sullivan Report. Microwave ablation treatments can help to prevent cancer progression by curbing a benign tumor from developing into a malignant tumor, and management believes that patients diagnosed with benign tumors are inclined to seek tumor removal to avoid the risks of cancer progression.
Our product offerings and pipeline products mainly consist of microwave ablation apparatus and needles. Our product offerings available for sale include microwave ablation apparatus approved for the treatment of live cancer and thyroid nodule, long microwave ablation needles, and fine microwave ablation needles. Currently, we hold two registration certificates for Class III medical devices specifically approved for the treatment of liver cancer and thyroid nodules, and one registration certificate for Class II medical devices in the PRC. For a full list of each such product and its respective registration certificate, see the section titled “Business — Competitive Strengths” below. Under PRC laws and regulations, Class II medical devices are those with moderate risks and are strictly controlled and administered, and Class III medical devices are those with relatively high risks and are strictly controlled and administered through special measures.
Through our research and development team, led by our co-chief technical officers, Mr. Rongjian Lu, and our research and development partners, including Nanjing Forestry University and Zhuhai People’s

Hospital, we have focused our development efforts on additional types of microwave ablation medical devices to meet market demand, and have also developed a product pipeline to achieve more extensive products offering.
Our products are ultimately sold to hospitals through (i) direct sales, (ii) deliverers, or (iii) distributors. Benefiting from our distributors’ established channels and resources, we have been able to cut costs and time in reaching target markets compared to the costs and time required to distribute those products through direct sales. See “Sales Channels” below for an explanation of the difference between deliverers and distributors. With a network of qualified deliverers, we have been able to sell products to a large group of hospitals at once. With our solid and strategically managed network of deliverers and distributors and close collaboration with medical associations and doctors through our sales and marketing efforts, we have seen the number of hospitals in China purchasing our products increase from approximately 430 in 2022 to approximately 579 in 2024 and further to 614 in the six months ended June 30, 2025, with the number of Grade III hospitals (the highest tier hospitals in China as classified and graded pursuant to the Pilot Draft of the Hospital Hierarchy Management Scheme of the PRC) increasing from approximately 250 in 2022 to approximately 310 in 2024 and further to approximately 329 in the six months ended June 30, 2025, respectively.
Our revenue was US$35.1 million, US$31.5 million, US$37.0 million, US$13.1 million and US$8.0 million in 2022, 2023, 2024 and the six months ended June 30, 2024 and 2025, respectively. Our net income was US$12.8 million, US$10.7 million, US$12.6 million and US$4.4 million in 2022, 2023, 2024 and the six months ended June 30, 2024, respectively. In the six months ended June 30, 2025, we recorded net loss of US$11.4 million.
Our principal executive office is Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou, People’s Republic of China and its telephone number is +86 20 8218-5926. Our website address is bairdmed.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus. The following diagram depicts a simplified organizational structure of the Company as of the date of this prospectus.
Implication of Being a Company with the Holding Company Structure
Baird Medical is a Cayman Islands holding company with no material operations of its own. We conduct our operations primarily through our wholly-owned PRC subsidiaries in China. As a result, Baird Medical’s ability to pay dividends to the shareholders and to service any debt we may incur may highly depend upon dividends paid by our PRC subsidiaries, despite that we may obtain financing at the holding company level through other methods. For instance, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us and the investors.
Under PRC laws and regulations, our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Remittance of dividends by our PRC subsidiaries out of China is also subject to certain procedures with the banks designated by the PRC State Administration of

Foreign Exchange (“SAFE”). These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our PRC subsidiaries. In addition, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Baird Medical and our Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baird Medical and our PRC subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. For details, see “Risk Factors — Risks Related to Doing Business in China — We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business,” and “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit the ability of us to utilize our net revenues effectively and our ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”
Cash and asset flows through our organization
Under PRC laws and regulations, we, the Cayman Islands holding company, may fund our PRC subsidiaries only through capital contributions or loans, subject to satisfaction of applicable government registration and approval requirements. In 2022, 2023, 2024 and the six months ended June 30, 2025, there was no cash transfer within our organization, and no assets other than cash were transferred within our organization. As of the date of this prospectus, none of Baird Medical and our subsidiaries in the BVI, Hong Kong and PRC has paid any dividends or made any distributions to their respective shareholder(s), including U.S. investors if any, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company and subsidiaries. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations.
Dividend distribution and taxation
As of the date of this prospectus, none of Baird Medical and our subsidiaries in the BVI, Hong Kong and PRC has paid any dividends or made any distributions to their respective shareholder(s), including U.S. investors if any, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Dividend Policy” for details.
Subject to the “passive foreign investment company” rules, the gross amount of any distribution that we make to a U.S. Holder (as defined in “Taxation — United States Federal Income Taxation”) with respect to the Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. In addition, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Taxation” for details.
The Holding Foreign Companies Accountable Act
The HFCAA was enacted on December 18, 2020. Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the

Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.
We dismissed Marcum Asia CPAs LLP (“Marcum Asia”) and appointed Kreit & Chiu CPA LLP (“Kreit & Chiu”) as our independent registered public accounting firm, effective from January 24, 2025. Marcum Asia, our former auditor, is an independent public accounting firm registered with the PCAOB. Marcum Asia audited our financial statements for the fiscal years ended December 31, 2022 and 2023 included elsewhere in this prospectus. Our former auditor is headquartered in the United States and is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB in 2021.Our current auditor, Kreit & Chiu, an independent registered public accounting firm that headquartered in New York, is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB on December 16, 2021.
However, whether the PCAOB will re-evaluate its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and to pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely in 2024 and beyond, or if we otherwise fail to meet the PCAOB’s requirements, the Ordinary Shares will be delisted from the Nasdaq Stock Market, and Ordinary Shares will not be permitted for trading over the counter in the United States under the HFCAA and related regulations. The related risks and uncertainties could cause the value of the Ordinary Shares to significantly decline or become worthless. For details, see “Risk Factors — Risks Related to Doing Business in China — Trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment.”
Regulatory Matters
CSRC Filing
On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.
According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.
The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.
Guidance for Application of Regulatory Rules — Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises published by CSRC on its official website on February 17, 2023, companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, before such companies’ overseas issuance and listing.
We completed the filing procedures in connection with the Business Combination under the Overseas Listing Trial Measures on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. We are not required to complete the CSRC filing procedures and obtain the CSRC approval under the Overseas Listing Trial Measures in connection with the resale of Registered Securities as described in this prospectus, because the resale of Registered Securities, including the Ordinary Shares issuable from the exercise of Warrants, does not involve the issuance of new securities of our Company that have not been previously included in our filing with the CSRC in connection with the Business Combination.
Pursuant to the Overseas Listing Trial Measures, we may need to complete filing procedures for future offshore fund-raising activities, including conducting follow-on offering in the United States. Any failure or perceived failure by us to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against us and could materially hinder our ability to raise fund overseas. See “Risk Factors — Risks Related to Doing Business in China — The filing with the CSRC may be required in connection with future overseas fund-raising activities, and we cannot predict whether we will be able to obtain such approval or complete such filing.”
On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening

Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:
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in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

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during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies or securities service providers and overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

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working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by us to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in us being held legally liable by competent authorities.
Regulatory Licenses for Our Operations in China
We have obtained (1) five registration certificates for microwave ablation therapeutic apparatus (models MTI-5AT, MTI-5B, MTI-5C, MTI-5DT and MTI-5ET, Class III on February 6, 2023); (2) a number of registration certificates for microwave ablation needles (Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Long Microwave Ablation Needles, Models XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head) and XR-A2018R (round head), Class III on February 6, 2023; Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Fine Microwave Ablation Needle, Model XR-A1610W, Class III on February 6, 2023; Disposable Microwave Ablation Needle, Long Microwave Ablation Needles, Models J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08 and J-18-05, Class III on July 13, 2023; Disposable Microwave Ablation Needle, Fine Microwave Ablation Needle, Models J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05, Class III on July 13, 2023); Disposable Microwave Ablation needle, Models G-20-25, G-20-21, G-20-18, G-20-15, G-18-25, G-18-21, G-18-18, G-18-15, G-16-20, G-16-15, G-16-10, G-16-08 Class III on December 4, 2023; Disposable Microwave Ablation Needles, Models J-20-15-XT, J-20-12-XT, J-20-10-XT, J-20-08-XT, J-20-05-XT, J-18-15-XT, J-18-12-XT, J-18-10-XT, J-18-08-XT, J-18-05-XT, J-16-15-XT, J-16-12-XT, J-16-10-XT, J-16-08-XT, J-16-05-XT, J-14-15-XT, J-14-12-XT, J-14-10-XT, J-14-08-XT, and J-14-05-XT Class III on March 19, 2024; and (3) one registration certificate for disposable sterile biopsy needle (Disposable Sterile Biopsy Needle, Model BN-MAR-1, Class II on August 30, 2023).
On May 25, 2021 we obtained the Manufacture License for Class II and Class III Medical Devices for its existing microwave ablation products in China. Such Manufacture License is valid until May 24, 2026. We do not believe that the 2022 Supervisory and Administrative Measures for Production will have a material impact on our business operations because (1) the updates and revisions to the 2022 Supervisory and Administrative Measures for Production do not affect the validity of the production license obtained by us on May 25, 2021, which remains applicable and is sufficient for us to satisfy relevant requirements under the 2022 Supervisory and Administrative Measures for Production, (2) during the process of obtaining the registration certificate for Class III thyroid medical devices, we passed an audit, performed by the National Medical Products Administration and in accordance with the 2022 Supervisory and Administrative Measures for Production, for the period from February 9, 2023, to February 10, 2023, and (3) after obtaining the registration certificate for its single-use sterile biopsy needle product, we applied to add “Class II: 14-01 Injection and Puncture Instruments” to the production scope of the medical device production license, and obtained the updated medical device production license on October 16, 2023 in accordance with the 2022 Supervisory and Administrative Measures for Production. As of the date of this prospectus, we are subject to and in compliance with the 2022 Supervisory and Administrative Measures for Production.

See “Risk Factors — Risks Related to Doing Business in China.”
Risk Factor Summary
Our business and our industry are subject to significant risks. You should carefully consider all of the information set forth in this prospectus and in our other filings with the SEC, including the following risk factors, in evaluating our business. If any of the following risks actually occur, our business, financial condition, results of operations, and growth prospects would likely be materially and adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Forward-Looking Statements.”
Risks Related to Our Business and Industry
Risks and uncertainties relating to our business and industry include, but are not limited to, the following:
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The limited operating history of Baird Medical may not be indicative of its future growth and makes it difficult to predict its future prospects, including business and financial performance.

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Baird Medical’s historical operating results may not be representative of future performance. In particular, Baird Medical’s high gross profit margin may not be sustainable.

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Baird Medical may be unable to obtain, maintain or renew the regulatory filings and registration certificates needed to commercialize its microwave medical devices in a timely manner, or at all.

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Baird Medical may not be able to maintain or renew all the permits, licenses and certificates required for its business and operations.

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Baird Medical may fail to maintain or renew its relationship with existing distributors and customers, or maintain its sales network.

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Baird Medical’s sales may be affected by the level of medical insurance reimbursement available to patients using its products.

Risks Related to Doing Business in China
We face various legal and operational risks and uncertainties related to being based in and having significant operations in China, and therefore are subject to risks associated with doing business in China generally. Risks and uncertainties related to doing business in China could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer our securities to investors, and cause the value of our securities to significantly decline or become worthless. Such risks and uncertainties include, but not limited to, the following:
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Chinese government has significant authority to intervene or influence our operations at any time, and to exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. For details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities,” “— Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment,” and “— The filing with the CSRC may be required in connection with future overseas fund-raising activities, and we cannot predict whether we will be able to obtain such approval or complete such filing.”

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Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect auditors who are located in mainland China and Hong Kong. For details, see “Risk Factors — Risks Related to Doing Business in China — Trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment.”
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We are subject to impact from PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations. For details, see “Risk Factors — Risks Related to Doing Business in China — The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities,” and “— Adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.”

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We are subject to uncertainties with respect to the PRC legal system, including such relating to the enforcement of rules and regulations in China and the risk that rules and regulations can change quickly with little advance notice. For details, see “Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could materially adversely affect our business.”

Risks Related to Our Securities and this Offering
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The price of our securities may be volatile, and the value of our securities may decline.

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The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for our unaffiliated investors.

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The Warrants to purchase Ordinary Shares will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

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Sales of the Registered Securities, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline.

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We will be a foreign private issuer, and as a result, will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

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As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance listing standards.

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You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the law of the Cayman Islands, and will conduct substantially all of our operations in China, and a majority of our directors and executive officers will reside outside of the United States.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which we have total annual gross revenue of at least US$1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which we have issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
We are a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, we are permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We intend to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, our shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of the Ordinary Shares.
Issuance of Ordinary Shares Pursuant to Exercise of Warrants
Ordinary Shares issued and outstanding prior to exercise of all Warrants
36,725,899 Ordinary Shares (37,015,899 Ordinary Shares upon full conversion of the GFC Shares).
Ordinary Shares issuable upon exercise of all Warrants registered herein
11,500,000 Ordinary Shares
Use of proceeds
We will receive up to an aggregate of US$132,250,000 from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is US$11.50 per share, subject to adjustment as described herein. The closing price of Ordinary Shares on Nasdaq on December 4, 2025 was US$1.63 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price for our Ordinary Shares at US$1.63 on December 4, 2025, which is less than the exercise price of US$11.50 per share pursuant to the terms of the Warrants, we believe warrant holders will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants. To the extent that we receive any net proceeds in connection with the exercise of Warrants, we expect to use such net proceeds for general corporate purposes. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.
Resale of Ordinary Shares
Ordinary Shares offered by the Selling Securityholders
Up to 34,415,562 Ordinary Shares, consisting of 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical, 6,028,406 issued and outstanding Sponsor Shares, 50,000 issued and outstanding Ordinary Shares held by Cohen, 290,000 Ordinary Shares upon conversion of 290,000 GFC Shares in accordance with the terms of the Amended and Restated Articles of Association of the Company, and 583,529 issued and outstanding Ordinary Shares held by Grand Fortune Capital (H.K.) Company Limited.
Use of proceeds
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.
Offering price
The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”
Warrants issued and
outstanding
11,500,000 Warrants

Dividend Policy
We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.
Lock-up arrangement
The securities being registered for resale by certain Selling Securityholders named in the prospectus are subject to a six-month lock-up period from October 1, 2024, subject to certain exceptions. The holders of Sponsor Shares are subject to lock-up requirement of up to one year following the consummation of the Business Combination, subject to certain exceptions.
Market for our Ordinary Shares and Warrants
Our Ordinary Shares and Warrants are listed on Nasdaq under the trading symbols “BDMD” and “BDMD W,” respectively.
Risk factors
Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS
Our business and our industry are subject to significant risks. You should carefully consider all of the information set forth in this prospectus and in our other filings with the SEC, including the following risk factors, in evaluating our business. If any of the following risks actually occur, our business, financial condition, results of operations, and growth prospects would likely be materially and adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Forward-Looking Statements.”
Risks Related to Our Business and Industry
Our limited operating history may not be indicative of our future growth and makes it difficult to predict our future prospects, including business and financial performance.
Our operations trace back to June 2012 when Baide Suzhou Medical Co., Ltd., a limited liability company formed in the PRC (“Baide Suzhou”), was established by Haimei Wu, Wenyuan Wu, and two other independent third parties. Thereafter, we commenced our business, which consisted of the distribution of general medical devices in Guangdong, China. In May 2017, Baide Suzhou acquired a 51% equity interest in Nanjing Changcheng Medical Equipment Co., Ltd., a limited liability company formed in the PRC in January 2016 (“Nanjing Changcheng”) and expanded our business to include the development and provision of microwave ablation medical devices in China. In March 2019, Baide Suzhou acquired the remaining 49% equity interest in Nanjing Changcheng, and Nanjing Changcheng became a wholly owned subsidiary of Baide Suzhou. Over the years, we have developed a strategically managed network with hospitals and medical device distributors, and have gradually expanded our market share in the distribution and sales of microwave ablation medical devices in the PRC.
Our short operating history may not serve as an adequate basis for evaluating our prospects and future operating results, including, but not limited to, our key operating data, net revenue, cash flows and operating margins. In addition, the microwave ablation medical devices industry in China is at an early stage of development and will continue to evolve. There is no guarantee that hospitals or distributors will accept the microwave ablation medical devices at a price point that we will deem acceptable. In addition, we may not generate sufficient revenues to cover costs which would have a negative impact on the business, financial results and results of operation. As a result, you may not be able to fully discern the market dynamics that we are subject to in order to assess our business prospects. We have encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to our ability to adapt to the industry, to maintain and monetize our customer base, to introduce new offerings and services and to maintain consistent business growth. If we are unable to successfully address these risks, challenges and uncertainties, our business, financial condition and results of operations could be materially and adversely affected.
Our historical operating results may not be representative of future performance. In particular, our high gross profit margin may not be sustainable.
We cannot assure you that our historical operating results, and in particular our high gross profit margin, will be indicative of future performance for various reasons, including that the success of our existing and new products is uncertain, changes in the market and the regulatory environment, as well as our ability to manage our sales network and the intensified competition in the microwave ablation medical device market in China. For example, our profitability for future years may be negatively affected by low-margin sales and competition strategies adopted by our competitors, increasing costs of raw materials and increasing sale and distribution costs occurring as a result of the expansion of our sales and distribution network. As a result, our gross profit margin may not be sustainable. Investors should not rely on our historical results as an indication of its future financial or operating performance.
We may be unable to obtain, maintain or renew the regulatory filings and registration certificates needed to commercialize our microwave medical devices in a timely manner, or at all.
We need to complete regulatory filings or obtain registration certificates for our microwave medical devices from the National Medical Products Administration in the PRC (the “NMPA”) or our local branches at the provincial or prefectural city level. In China, medical devices are classified into Class I, Class II and Class III, depending on the degree of risk associated with each medical device and the amount of oversight required to ensure safety and effectiveness. Class I medical devices need to be filed with the local branches at the prefectural city level of the NMPA before they can be commercialized. Class II and Class III medical devices are examined by the provincial branches of the NMPA and the NMPA, respectively, and are required to obtain registration certificates from competent authorities for commercialization. The filing and registration process is unpredictable, may be lengthy and costly, and depends on numerous factors, for example, authorities may require us to conduct clinical trials or monitoring as a precondition for certain approvals. Even if the microwave ablation medical devices offered by Baird Medical are to successfully obtain approval from the regulatory authorities, that approval might significantly limit the approved indications for use, require that precautions, contraindications or warnings be included on the product labelling. Following an approval for commercial sale of our product candidates, certain changes to the product, such as changes in manufacturing processes and changes to product labelling, may be subject to additional review and approval by the NMPA and/or comparable regulatory authorities.
In addition, even if we obtain the registration certificates for our microwave ablation medical devices, if we or other third parties later identify safety issues with our microwave ablation medical devices, we may be forced to suspend sales and marketing, and regulatory authorities may cancel the registration certificates for such medical devices.
Moreover, registration certificates for medical devices have a five-year term and must be renewed by filing renewal applications with the NMPA or its provincial branches at least six months prior to the expiration of the certificate. We have obtained (1) five registration certificates for microwave ablation therapeutic apparatus (models MTI-5AT, MTI-5B, MTI-5C, MTI-5DT and MTI-5ET, Class III on February 6, 2023); (2) a number of registration certificates for microwave ablation needles (Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Long Microwave Ablation Needles, Models XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head) and XR-A2018R (round head), Class III on February 6, 2023; Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Fine Microwave Ablation Needle, Model XR-A1610W, Class III on February 6, 2023; Disposable Microwave Ablation Needle, Long Microwave Ablation Needles, Models J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08 and J-18-05, Class III on July 13, 2023; Disposable Microwave Ablation Needle, Fine Microwave Ablation Needle, Models J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05, Class III on July 13, 2023); Disposable Microwave Ablation needle, Models G-20-25, G-20-21, G-20-18, G-20-15, G-18-25, G-18-21, G-18-18, G-18-15, G-16-20, G-16-15, G-16-10, G-16-08 Class III on December 4, 2023; Disposable Microwave Ablation Needles, Models J-20-15-XT, J-20-12-XT, J-20-10-XT, J-20-08-XT, J-20-05-XT, J-18-15-XT, J-18-12-XT, J-18-10-XT, J-18-08-XT, J-18-05-XT, J-16-15-XT, J-16-12-XT, J-16-10-XT, J-16-08-XT, J-16-05-XT, J-14-15-XT, J-14-12-XT, J-14-10-XT, J-14-08-XT, and J-14-05-XT Class III on March 19, 2024; and (3) one registration certificate for disposable sterile biopsy needle (Disposable Sterile Biopsy Needle, Model BN-MAR-1, Class II on August 30, 2023). When deciding whether or not to grant renewal, the NMPA or its provincial branches usually focuses on, among other things, whether the product conforms to the latest applicable standards or quality requirements and whether the registrant files a registration renewal application within the prescribed time limit. With respect to a medical device used for treating rare diseases or urgently needed to respond to public health emergencies, the NMPA or its provincial branches will also focus on whether the matters as specified in the medical device registration certificate have been completed within a prescribed time limit as required by the registration approval authority. If the NMPA or its provincial branches decide not to grant the renewal of registration certificates held by us or require us to obtain additional registration certificates, we will not be able to continue to manufacture and sell the relevant microwave medical devices, which would have a material and adverse effect on our business, financial condition and results of operations.
We may not be able to maintain or renew all the permits, licenses and certificates required for our business and operations.
Major aspects of our operations, including product registration or filing, manufacturing, packaging, sales and distribution, pricing and environmental protection, are regulated by comprehensive local, regional and national regulatory regimes. For example, in China, in addition to the registration certificates, companies engaging in manufacturing of Class II and Class III medical devices are required to obtain and maintain a

Manufacture License for Medical Devices. Companies engaging in the operation and sale of Class III medical devices are also required to obtain and maintain a Business Operation License for Medical Device. Such permits, licenses and certificates are subject to periodic reviews and renewals by relevant government authorities. There can be no assurance that the relevant authorities will approve the application for such permits, licenses and certificates or their renewal in the future. Failure to comply with relevant regulations or obtain or renew any permit, license or certificate necessary for our operations may result in penalties, fines, governmental sanctions, proceedings and/or suspension or revocation of our permits, licenses or certificates necessary to conduct our business, and may also result in the issuance of an order to suspend or cease operations and the confiscation of income derived from non-compliant activities. For example, we failed to renew our previous manufacture license within the prescribed time period under relevant regulations due to employee oversight in 2021. As a result, there was a time gap of approximately two months between the cancellation of the expired license and the receipt of a new one. In November 2024, we were imposed a confiscation of our sales revenue during such period of approximately RMB4.2 million and an administrative penalty of approximately RMB434,000. We did not otherwise engage in any illegal production or sales activities during such period and were not notified by the authorities of any such activities during their routine inspections prior to the imposition of the administrative penalty.
In addition, the regulatory framework for the microwave medical device industry in China is constantly evolving, and we expect it will continue to evolve. In recent years, the healthcare regulatory framework in China has undergone significant changes, including changes with respect to quality control, supply, pricing and the tender process for medical devices. We cannot predict the likelihood, nature or extent of regulatory changes that may arise from future legislation in China. Furthermore, if new regulations come into effect, we may be required to obtain additional permits, licenses or certificates. There is no assurance that we will respond successfully and timely to such changes. Such changes may also result in increased compliance costs or prevent our successful development, manufacture and commercialization of products in China, which would adversely affect our business, financial condition and results of operations.
We cannot assure you that we will not be subject to any warning, investigations or penalties in the future. If any part of the business of our subsidiaries operates without obtaining proper approvals, licenses or permits as required by the new laws or regulations, such entities may become subject to various penalties, including fines, termination or restrictions on the business of our subsidiaries, or revocation of business licenses held by these entities, which may materially and adversely affect our business, financial conditions and results of operations.
We may fail to maintain or renew our relationship with existing distributors and customers, or maintain its sales network.
Our growth and future success depend upon our ability to maintain good relationships with our customers and solidify our market position. Our ability to maintain good relationships with existing customers and attract new customers significantly depends on, among other things, our ability to continuously anticipate and effectively respond to changing customers’ demands and preferences, and anticipate and respond to changes in the competitive and changing landscape of the industry. We may face significant challenges and risks in managing a geographically dispersed distribution network and retaining the individuals who make up that network. In the event that we cannot maintain good relationships with our customers, or maintain or guarantee the high quality of our microwave ablation medical devices, our business and financial performance will be adversely affected. In addition, if some or all of our current customers were to decrease their orders for our products, there can be no assurance that we would be able to identify an alternative customer or customers as a replacement. This risk is magnified by the fact that our customer base is concentrated. In the six months ended June 30, 2025, two largest customers accounted for 27.1% of our total revenue. In 2024, four largest customers (two deliverers and two distributors) each accounted for 25.6%, 14.4%, 11.6% and 10.2% of our total revenue, respectively. In 2023, Guangdong Provincial Hospital of Traditional Chinese Medicine and one distributor (the “Top Distributor”) accounted for 14.3% and 10.4% of our total revenue, respectively. In 2022, Zhuhai People’s Hospital accounted for 10.7% of our total revenue. No other single customer accounted for over 10% of our revenue for the years ended December 31, 2022, 2023 and 2024, and the six months ended June 30, 2025. We have entered into agreements with these customers. Our agreements with these customers are based on standard sale of goods terms, and our customers purchase our products based on their actual needs. The agreements allow us to terminate under standard conditions, such as force majeure or if the customer fails to fulfill its obligations. We have no other special provisions or arrangements with these customers compared to our other customers.
The Top Distributor is a private company established in 2018, primarily engaged in the sale of medical devices in the PRC, with hospital clients located in Jiangsu, Zhejiang and Guangdong regions. We entered into an agreement with the Top Distributor (“Top Distributor Agreement”). The material terms authorize the Top Distributor to sell our microwave ablation therapeutic apparatus and MWA needles to listed hospitals. The Top Distributor assumes inventory risk, as products with quality issues can be exchanged but not returned otherwise. The Company does not accept returns for non-quality-related issues. We have not received any sales return requests for the years ended December 31, 2022 and 2023. Control of the goods transfers to the Top Distributor upon delivery and acceptance, and the agreement obligates the Top Distributor to meet a minimum purchase requirement of two hundred MWA needles per fiscal year quarter. According to the restrictions of a non-disclosure agreement, the identity of the Top Distributor cannot be disclosed. We are obligated to keep information confidential pursuant to the agreement, a duty that survives termination; a breach of this obligation allows the non-breaching party to seek compensation for economic losses.
The Top Distributor Agreement may be terminated under several circumstances, including if the Top Distributor: commits fraud or bribery; fails to meet its minimum purchase requirement; engages in sales of our competitors’ similar medical devices; fails to pay stipulated fines or penalties by the deadline; or fails to pay for purchased products within fifteen days of the due date.
The Top Distributor Agreement expired on December 31, 2023. We renewed it effective January 1, 2024, by entering into a supplementary agreement (the “Top Distributor Supplementary Agreement”) that extends the term until December 31, 2024. The material terms of the supplementary agreement are largely similar, but with two key differences: (i) the minimum purchase requirement was increased to 1,250 MWA needles per fiscal year quarter; and (ii) the termination clauses for failure to pay fines or for late payment for products were removed. For the year ended December 31, 2024, the Top Distributor met its minimum purchase requirement. Our annual review for the year ended December 31, 2023, confirmed that the Top Distributor had not breached any provisions that would warrant termination.
We rely largely on delivery service providers and distributors to distribute products to hospitals. The performance of our deliverers and distributors and the ability of our distributors to distribute products and expand our businesses and our sales network are crucial to the growth of our business and may directly affect our sales volume and profitability. Any reduction, delay or cancellation of orders from distributors, or any failure to renew the agreements with deliverers and distributors or failure to timely identify and engage additional or replacement distributors upon the loss of one or more of our deliverers or distributors, may cause fluctuations or declines in our revenue or the sustainability of our growth and have a material and adverse effect on our business, financial condition and results of operations. In addition, a decline in the performance of our distributors could have a negative impact on our results of operations.
Our sales may be affected by the level of medical insurance reimbursement available to patients using our products.
Demand for, prices of, and ability to sell products offered by us is impacted by the availability of governmental and private health insurance in China for treatments using its products. China has a complex medical insurance system that is currently undergoing reform. The governmental insurance coverage or reimbursement level in China for new procedures and the medical devices used in such procedures varies from region to region and is subject to uncertainty, as the PRC government may change, reduce, or eliminate the governmental insurance coverage then available for treatments using our products. Our products are included in the medical insurance reimbursement list in ten provinces in China. We have sold products to direct customers in eight of these provinces, namely Guangdong Province, Fujian Province, Jiangxi Province, Hebei Province, Henan Province, Yunnan Province, Shanxi Province and Jiangsu Province. We cannot assure you that our products and pipeline products (upon commercialization) will be included in the medical insurance reimbursement list at all times, or at all. To the extent that our products are not included in the medical insurance reimbursement list or if any such insurance schemes are modified or cancelled which result in the removal of any such products from medical insurance catalogues, hospitals may recommend and patients may choose alternative treatment methods, which will reduce demand for our products, and its sales may be adversely impacted or not able to achieve expected levels.

In addition, the national medical insurance program in China will generally reimburse patients for a higher percentage of the product cost if they use a medical device manufactured by a Chinese domestic company as opposed to an imported device. We cannot guarantee that this favorable policy will be maintained in the future. Moreover, we may need to lower the prices of our products in order to have them included in the medical insurance reimbursement list.
We may not be able to successfully complete product registration testing or clinical trials in a timely manner and at acceptable costs, or at all.
We have five types of pipeline products. In order to obtain the registration certificates for Class III medical devices, such pipeline products are required to go through product registration testing to demonstrate their safety and effectiveness. Such testing is conducted by third party testing institutions recognized by the NMPA. The product registration testing schedule of these testing institutions is beyond our control, and we cannot assure you that our pipeline products will pass these tests in a timely manner, or at all.
In order to obtain the registration certificates for Class III medical devices for our pipeline products, we are required to conduct, at our own expense, clinical trials, unless such products fall under certain exemptions as decided by the relevant authorities. Clinical trials may be expensive, and the duration of a clinical trial generally varies substantially with the type, complexity, novelty and intended use of the product. In the past, clinical trials for our products have taken one to two years to complete, depending on the complexity and degree of innovation of the products. Delays or setbacks may occur in clinical trials for many reasons, including but not limited to:
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failure to begin or complete clinical trials due to disagreements with regulatory authorities;

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disagreement about our interpretation of data from clinical trials;

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failure of clinical trial results to meet the level of statistical significance required for approval;

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failure to enroll sufficient patients in clinical trials; or

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clinical sites, or other parties that participate in clinical trials, deviating from trial protocol or failing to conduct the clinical trial in accordance with regulatory requirements, or dropping out of the clinical trial.

We cannot guarantee that clinical trials will demonstrate safety and effectiveness results as expected. Furthermore, success in testing procedures does not guarantee success in clinical trials. Negative or inconclusive results or safety issues associated with its pipeline products could cause us or regulatory authorities to interrupt, delay, suspend or terminate clinical trials, or could result in the delay or denial of regulatory approvals from the NMPA. Failure in product registration testing or clinical trials or any other failure to adequately demonstrate the safety and effectiveness of any of the pipeline products would prevent receipt of the required regulatory approvals from the NMPA in a timely manner or at all and, ultimately, the commercialization of those pipeline products. In addition, if we experience delays in any other non-clinical development stage of any of our pipeline products, the commercial prospects of those products may also be harmed, the product development and approval process may be delayed, our costs may be increased, and our ability to generate sales revenue from any of these products would be jeopardized.
We may not be able to obtain Class III medical device registration certificates specifically approved for the treatment of additional diseases in a timely manner.
The NMPA published the Microwave Ablation Equipment Guidelines on November 25, 2021, which stipulate that microwave ablation equipment should be administrated as a Class III medical device under the Medical Device Classification Catalog. Hence, only Class III medical device registration certificates will be considered for all new microwave ablation needle registrations. In addition, the Microwave Ablation Equipment Guidelines stipulate that (1) applicants applying for Class III registration certificates for microwave ablation equipment should set out the scope of application of their microwave ablation equipment based on the characteristics of the product, limit or modify the scope of application of their microwave ablation equipment based on clinical data, the relevant clinical diagnosis and treatment specifications; and (2) the scope of application should clearly identify the specific organs or tissues on which the microwave ablation equipment is to be applied.

We have engaged Nanjing Huitong Medical Technology Co., Ltd.(“NH”), a third party research institution, to provide services in connection with the applications for (1) Class III medical device registration certificates specifically approved for the treatment of liver cancer and thyroid nodules for all existing models of our Class II microwave ablation needles; and (2) expanding the indications on our Class III medical device registration certificate to include breast lumps, pulmonary nodules, varicose veins, bone tumors and uterine fibroids, which all such indications are expected to be obtained by 2025 or 2026.
However, because delays in product registration testing and clinical trials may occur due to the factors that are beyond our control, we cannot guarantee that the above applications will be completed and approved in a timely manner, or at all. If we fail to obtain Class III medical device registration certificates for our Class II medical devices before the expiration of our existing Class II medical device registration certificates, our ability to generate sales revenue from such medical devices will be negatively impacted.
We may fail to effectively manage our deliverers or distributors. Actions taken by our deliverers or distributors in violation of the framework agreements or sales guidelines could materially and adversely affect our business, prospects and reputation.
We have limited control over the operations and actions of the deliverers or distributors engaged by us. We rely on framework agreements and sales guidelines and policies to manage the deliverers or distributors engaged by us, including their compliance with laws, rules, regulations and policies. We cannot guarantee that we will be able to effectively manage these deliverers or distributors, or that these deliverers or distributors will not breach their agreements with or our policies. If these deliverers or distributors take one or more of the following actions, our business, results of operations, prospects and reputation may be adversely affected:
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breaching the framework agreements, including by selling products to customers other than their designated hospitals;

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failing to deliver products to designated hospitals in a timely manner;

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failing to maintain the requisite licenses, permits or approvals, or failure to comply with applicable regulatory requirements when selling the products offered by us; or

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violating anti-corruption, anti-bribery, anti-competition or other laws and regulations of China or other jurisdictions.

Any violation or alleged violation by the deliverers or distributors engaged by us of the framework agreements, sales guidelines and policies or any applicable laws and regulations could result in the erosion of our goodwill, a decrease in the market value of our brand and negative public perception of the quality of our products, resulting in a material adverse effect on our business, financial condition, results of operations and prospects.
Moreover, some of the distributors may engage sub-distributors or deliverers to distribute the products offered by us. We do not engage these sub-distributors or deliverers directly or maintain contractual relationships with them, and mainly rely on the distributors to manage and control them in accordance with regulatory requirements and the terms of the framework agreements entered into with the distributors. As a result, we have limited control over these sub-distributors and deliverers. There is no assurance that these sub-distributors and deliverers will comply with the geographical restrictions agreed to by our deliverers or distributors, will distribute only to authorized hospitals or other medical institutions or will comply with other distribution requirements under the framework agreements or sales guidelines. We have no direct legal recourse against such sub-distributors and deliverers if their activities cause harm to our business or reputation. Furthermore, we cannot assure you that we will be able to identify or correct all the sub-distributors’ and deliverers’ practices that are detrimental to our business in a timely manner or at all, which may adversely affect our results of operations and reputation.
We may be unable to develop or successfully market new or commercially viable products and technologies or improve our existing products and technologies in a timely manner, or at all, in response to changes in market conditions.
We believe that our ability to continue to develop and launch new products is crucial to our continued success. We cannot guarantee that we will be successful in developing new products or that we will be able to identify promising product development opportunities. Development of new products and technologies, and improvements to existing products and technologies, requires substantial technical, financial and human resources. We conduct in-house research and development, and actively pursue collaborations with third parties in developing pipeline products. See “Business — Research and Development.” However, we cannot assure you that such efforts will be able to deliver the intended results.
Even if we are able to develop new medical devices and obtain the necessary registration certificates to commercialize such products, we cannot guarantee that any new medical devices will be commercially successful or that such products will yield the anticipated returns to cover our investment. Medical technology is a rapidly developing and highly competitive field, with new breakthroughs occurring and new treatments and technologies being developed frequently. We cannot assure you that we will be able to respond to emerging market trends and introduce new products into the market in a timely and effective manner.
If we have difficulty launching new services, our reputation may be harmed and our financial results adversely affected. We have focused our product portfolio on microwave ablation medical devices. We cannot guarantee that microwave ablation treatments using our products, especially in the ablation of tumors in the thyroid, breast, lung and liver on which we focus, will not be replaced by more advanced or disruptive treatments or technologies. Moreover, our competitors may launch new and competing products before we do so, our competitors may market such products in a more effective manner, or our end customers may prefer their competitors’ products. Our business may not continue to grow as expected, which could decrease demand for our products or cause such products to become obsolete. We may not be able to respond and adapt to the introduction of new treatments, products or technologies or develop products that continue to be in demand in response to changes in market conditions in a timely manner, in which case we may not be able to maintain or enhance our market share in the microwave ablation medical device industry, and our business, results of operations and prospects may be materially and adversely affected.
In addition, we may focus our efforts and resources on pipeline products or other potential technologies that are ultimately unsuccessful, and our business, financial condition and results of operations may be materially and adversely affected as a result.
There may be quality defects in our products, which may cause safety issues and expose us to potential product liability claims.
The design, manufacture and marketing of medical devices involve certain inherent risks. Our microwave ablation medical devices are designed to be used in surgeries and any quality defect may result in serious clinical incidents and product liability claims. Product liability claims against our products may include allegations of defects in design and manufacturing, improper handling or transportation of products, negligence, strict liability and breach of warranties. Although we have established measures to ensure the quality of our products, we may be subject to product liability claims if our products have latent quality issues that were undetected during inspections and quality control. Even if our products do not have latent defects, other factors that are out of our control, such as the quality and skill of doctors using our products and the surgery methodology and the choice of products used during surgery, may affect the safety and outcome of the surgery. Patients may still initiate legal proceedings against us, and hospitals and doctors may claim, with or without merit, that our products have latent defects. Irrespective of the merits or eventual outcome, product liability claims may result in:
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decreased demand for our products;

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damage to our reputation;

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withdrawal of clinical trial participants;

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a diversion of management’s time and attention and our resources;

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substantial monetary compensation to trial participants or patients;

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product recalls, withdrawals or marketing or promotion restrictions;

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loss of revenue;

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the inability to commercialize our pipeline products; and

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a decline in the trading price of the Ordinary Shares.

Furthermore, as we do not maintain product liability insurance, we will not be able to seek compensation under any insurance policy for losses sustained as a result of product liability claims. Product liability insurance for these types of claims is becoming more limited and we may also be unable to acquire such insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise. In any such event, our business, financial condition and results of operations would be adversely and materially affected.
The rapid deterioration in our accounts receivable collection performance may materially and adversely affect our business, financial condition, and results of operations.
As of December 31, 2023 and 2024 and June 30, 2025, the turnover days of accounts receivable were 337 days, 411 days, and 1,077 days, respectively. This substantial increase indicates an slowdown in our cash conversion cycle and a significant decline in the timeliness of customer payments. While lower revenue recognized during a period, such as the first half of 2025 due to seasonality impact, improve the turnover days for the interim period if calculated on a full-year basis, the sheer magnitude and growing trend signal collection challenges. We have extended credit terms significantly beyond our standard 30 to 90-day policy for certain customers based on their financial position and our relationship with them, which is a practice we and many peer companies adopt. Furthermore, the post-pandemic environment has continued to weaken the financial condition of hospitals and distributors, leading to protracted payment cycles as these entities manage their own liquidity constraints. The prolonged collection periods constrains our working capital, reduces operating cash flow, and heightens our exposure to customer credit defaults. A continuation of this trend will strain our liquidity, limit our ability to fund operations and growth, and may force us to seek additional external financing. Even with our ongoing collection efforts and credit assessments, we may fail to collect outstanding receivables in a timely manner, and our allowance for credit losses may prove insufficient to cover actual future write-offs, leading to further negative impacts on our profitability and financial position.
The growth and success of our business depends on our ability to successfully market our products to hospitals through tender processes.
Our future growth and success significantly depends on our ability to successfully market our products to hospitals, either directly or through deliverers or distributors. Our microwave ablation medical devices being sold to public hospitals are required to go through a standard public tender process established in some provinces and regions. of China. Other hospitals may organize their own tender process to select suppliers for medical devices. If our microwave ablation medical devices win the bids, such products would be qualified for future procurement by public hospitals in that particular region and the bidding prices would generally determine the maximum retail price of such products.
Our bids during the public tender process may not be successful and its products may not be chosen for a number of reasons, including where: (1) prices are not competitive; (2) our products fail to meet the technical or quality requirements imposed by the hospitals; (3) the products are less clinically effective than competing products; (4) our reputation is adversely affected by unforeseeable events; or (5) our quality of service or any other aspect of our operation fails to meet the relevant requirements. If we are unable to win the bids during the public tender process, our ability to expand its overall sales network may be limited, which may in turn materially and adversely affect our business and results of operations.
Relevant government authorities may require us to contribute additional social insurance premiums or housing provident funds, or may impose late payment fees or fines on us.
Pursuant to the relevant laws and regulations in the PRC, the PRC subsidiaries of us are required to open registration accounts for social insurance and the housing provident fund, in addition to making contributions to social insurance and the housing provident fund for its employees. The PRC subsidiary that is a party to the relevant employment contract, and not the branch office where the employee works, is required to make the social insurance and housing provident fund contributions. In 2021 and for the five months ended May 31, 2022, we have (1) engaged third-party human resource agencies to pay social insurance and housing provident funds for some of our employees; (2) failed to make full contributions to social insurance and the housing provident fund for some of our employees as required by the relevant PRC laws and regulations; and (3) Baide

Suzhou, the entity that entered into employment contracts with our employees, failed to make the social insurance and housing provident fund contributions for some of our employees. Instead, such contributions were made by Baide Suzhou’s Guangdong branch office. As a result, our PRC subsidiaries may be required by the relevant authorities to pay the outstanding amount and could be subject to late payment penalties or an enforcement application made to the court. We have accounted for these historical inadequate contributions in its financial statements included elsewhere in this prospectus. In 2022, 2023, 2024 and the six months ended June 30, 2025, the aggregate outstanding amount of social insurance and housing provident fund contributions were US$0.4 million, US$0.3 million, US$0.4 million and approximately nil, respectively. We have also arranged for the branch office of the relevant subsidiary to enter into new employment contracts with the relevant employees and have made the appropriate social insurance and housing provident fund contributions. We cannot assure you that the relevant local government authorities will not require that the relevant PRC subsidiaries pay the outstanding amount within a specified time frame, or that they will not impose late fees or fines, which may materially and adversely affect our financial condition and results of operations.
On July 20, 2018, the General Office of the Communist Party of China and the General Office of the State Council of the PRC issued the Reform Plan of the State Tax and Local Tax Collection Administration System (the “Reform Plan”). Pursuant to the Reform Plan, starting on January 1, 2019, tax authorities shall be responsible for the collection of social insurance contributions in the PRC.
We rely on marketing service providers in the development and marketing of our products.
Our relationships with marketing service providers play an important role in our sales and marketing activities. We actively interact with doctors and marketing service providers to gain first-hand knowledge of unmet clinical needs, doctors’ preferences and clinical practice trends, all of which are critical to our ability to develop new market-responsive products and improve our existing products. In addition, we engage marketing service providers as a part of our marketing strategy, which enables us to strengthen the promotion of our products to end-users by leveraging the sales and marketing expertise of these marketing service providers. See “Business — Branding and Marketing.”
We cannot assure you that we will be able to maintain or strengthen our relationships with these industry participants, or that our efforts to maintain or strengthen such relationships will yield the successful development of new products or increased sales. These industry participants may leave their roles, change their business or practice focus, choose to no longer cooperate with us or choose to cooperate with our competitors instead. Even if they continue to cooperate with us, their market insights and perceptions, which we consider in our research and development process, may be inaccurate and lead us to develop products that do not have significant market potential. Even if their insights and perceptions are correct, we may fail to develop commercially viable products. Moreover, we cannot assure you that our marketing strategy will continue to be effective. If we are unable to develop new products or generate returns from our relationships with industry participants as anticipated, or at all, our business, financial condition and results of operations may be materially and adversely affected.
We have relied on and expect to continue to rely on third parties to supply raw materials to manufacture microwave ablation medical devices, and our business could be harmed if we are unable to obtain such raw materials in sufficient quantities or at acceptable quality or prices.
Some of the principal materials used in our microwave ablation needles include metal, needles, needle connectors, plastic handles, coaxial cable and tube. The principal materials used in our microwave ablation therapeutic apparatus include a peristaltic pump, monitor, and various components and accessories of computers. In 2022, 2023, 2024 and the six months ended June 30, 2025, we procured all raw materials in China and had three, four, one and three suppliers that contributed more than 10% of our total cost of revenues, respectively. Any disruption in production or the ability of our suppliers to produce adequate quantities to meet our needs could impair our ability to manufacture products as scheduled and adversely affect our business, financial condition and results of operations. This risk is magnified by the fact that we substantially rely upon the three major suppliers described above. Although our management believes that there are viable alternatives in the market that can meet our demands and needs at comparable price points and quality, and we maintain a list of qualified suppliers of key materials for microwave ablation medical devices which is reviewed and updated annually, there can be no assurance that we would be able to identify an alternative supplier or suppliers and obtain the necessary raw materials if there were a disruption in production or the ability of the three major suppliers described above to produce adequate quantities to meet our needs. Moreover, as we expand the scale of our business and commercialize our medical devices, we will require larger quantities of raw materials, and we cannot guarantee that our current suppliers will be able to meet this demand. We are also exposed to the risk that the cost of raw materials will increase, and if we are unable to pass this increased cost on to its customers, its profitability will decrease. In addition, although we have implemented quality inspection procedures on such raw materials before they are used in the manufacturing process and requires our suppliers to maintain high quality standards, we cannot guarantee that we will detect all quality issues in the raw materials we use. We also cannot assure you that these third parties will be able to maintain and renew all licenses, permits and approvals necessary for their operations or that they will comply with all applicable laws and regulations. Their failure to do so may lead to interruption in their business operations, which in turn may result in a shortage of the raw materials supplied to us. If we are unable to procure raw materials from alternative sources and the quality of our products suffers as a result, we may have to delay manufacturing and sales, recall products, defend against product liability claims, risk non-compliance with continuing regulatory requirements and incur significant costs to rectify such issue.
We are increasingly dependent on information technology and if we fail to effectively maintain or protect our information systems or data, including from data breaches, our business could be adversely affected.
We are increasingly dependent on sophisticated information technology for our products and infrastructure. Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of operations as well as regarding employees. The integrity and protection of customers, employees and company data is critical to the business and compliance with various privacy laws.
Our information systems, and those of third-party suppliers with whom we may contract, require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information technology, evolving systems and regulatory standards, changing threats and vulnerabilities, and the increasing need to protect customer information. In addition, given their size and complexity, these systems could be vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors and/or business partners, or from cyber-attacks by malicious third parties attempting to gain unauthorized access to our products, systems or confidential information.
Like other corporations with international and expanding operations, we may experience instances of phishing attacks on email systems or other cyber-attacks, including state-sponsored cyber-attacks, industrial espionage, insider threats, computer denial-of-service attacks, computer viruses, ransomware and other malware, payment fraud or other cyber incidents. Our incident response efforts, business continuity procedures and disaster recovery planning may not be sufficient for all eventualities. If we fail to maintain or protect our information systems and data integrity effectively, it could:
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lose existing customers, vendors and business partners;

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have difficulty attracting new customers;

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have problems in determining product cost estimates and establishing appropriate pricing;

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suffer outages or disruptions in our operations or supply chain;

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have difficulty preventing, detecting, and controlling fraud;

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have disputes with customers, physicians, and other healthcare professionals;

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have regulatory sanctions or penalties imposed;

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incur increased operating expenses;

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be subject to issues with product functionality that may result in a loss of data, risk to patient safety, field actions and/or product recalls;

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incur expenses or lose revenues as a result of a data privacy breach; or

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suffer other adverse consequences.

While we have safeguards of our data and information technology in place, there can be no assurance that our activities related to upgrading and expanding our information systems capabilities, protecting and enhancing our systems and implementing new systems will be successful. We will continue to dedicate significant resources to protect against unauthorized access to our systems and work with government authorities to detect and reduce the risk of future cyber incidents; however, cyber-attacks are becoming more sophisticated, frequent and adaptive. Therefore, despite our efforts, we cannot assure that cyber-attacks or data breaches will not occur or that systems issues will not arise in the future. Any significant breakdown, intrusion, breach, interruption, corruption or destruction of these systems could have a material adverse effect on our business and reputation and could materially adversely affect our results of operations and financial condition.
Negative publicity and allegations involving us, our shareholders, directors, officers, employees and business partners may affect our reputation and, as a result, our business, financial condition and results of operations may be negatively affected.
We may be exposed to fraud, bribery or other misconduct committed by our employees, deliverers, distributors, customers, suppliers or other parties we cooperate. Any actual or alleged wrongdoing or misconduct, over which we may not have full control, could subject us to financial losses, sanctions imposed by governmental authorities and negative publicity. We cannot assure you that there will not be any instances of fraud, bribery, or other misconduct involving employees or other third parties that may have a material and adverse impact on our business and results of operations. Although we consider our internal control policies and procedures to be adequate, we may be unable to prevent, detect or deter all such instances of misconduct. Any such misconduct committed against our interests, which may include past acts that have gone undetected or future acts, may have a material adverse effect on our business and results of operations.
We, our shareholders, directors, officers, employees, distributors, deliverers, customers, suppliers or other parties we cooperate with may be subject to negative media coverage and publicity from time to time. Such negative media coverage and publicity could threaten our reputation. In addition, to the extent our employees or other business partners become non-compliant with any laws or regulations, we may also suffer negative publicity or harm to our reputation. Any negative publicity regarding the industry we operate in could also affect our reputation and market’s confidence in our brand and products. Additionally, if we are subject to any complications or alleged complications resulting from product defects, the responses of potential patients, physicians, the news media, legislative and regulatory bodies and others could materially reduce market acceptance of our microwave ablation medical devices. These responses or any investigations and potential resulting negative publicity may have a material adverse effect on our business and reputation and negatively impact the brand and financial condition, results of operations or the market price of the Ordinary Shares. In addition, significant negative publicity could result in an increased number of product liability claims against us. As a result, er may be required to spend significant time and incur substantial costs in response to allegations and negative publicity and may not be able to address such allegations and negative publicity to the satisfaction of our investors, customers, hospitals and doctors.
We may not be successful in implementing our business strategies.
Our business objectives and strategies as set out in this prospectus are based on our existing plans and intentions. However, our objectives and strategies are subject to the current circumstances and development trends of the industry currently known to us and assumptions that certain circumstances will or will not occur, as well as the risks and uncertainties inherent in various stages of development. There are significant challenges and uncertainties involved in our strategic plans, including whether (1) it will be able to complete these plans on schedule and within the anticipated budget, or at all; (2) it will be able to generate anticipated revenues and profits from these plans to cover its indebtedness, costs or contingent liabilities associated with such plans; and (3) these plans will be in line with market demand and national and local policies in the future. Our future prospects should be considered in light of the risks, expenses and difficulties which may be encountered by us in our various stages of development of business. We cannot assure you that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to successful achievement of our objectives.

The relationships between China and other countries may affect our business operations.
As part of our business strategy, we plan to expand our presence in foreign and emerging markets, including in the U.S., the European Union and Southeast Asia. According to the Frost & Sullivan Report, radiofrequency ablation was the largest sector of the tumor ablation therapy market in the U.S. and Europe in 2022, followed by microwave ablation, which comprised 21.9% and 27.3% of the overall tumor ablation therapy market in the U.S. and Europe in terms of revenue, respectively. The total addressable market for microwave ablation devices is projected to grow across various regions and cancer types and is expected to reach US$151.5 million in the U.S., US$110.2 million for thyroid cancer in Europe, US$9.5 million for breast cancer in Europe, and US$77.1 million in Southeast Asia by 2027, according to the Frost & Sullivan Report. The microwave ablation market in the U.S. is relatively concentrated with a few top market players, whereas the market in Europe is relatively fragmented. It is expected that the size of the microwave ablation therapy market in the U.S. and Europe will continue to grow over time. We intend to invest a total of approximately US$1.7 million in the clinical trials and applications for U.S. Food and Drug Administration (“FDA”) clearance and CE mark status for selected devices. In the U.S., premarket notification (510(k)) was initiated and submitted to the FDA for review on July 28, 2023. On November 13, 2023, the FDA notified Baird Medical that its Microwave Ablation System and Disposable Microwave Ablation Needle were “substantially equivalent” to the submitted predicate devices for the indication of coagulation (ablation) of soft tissue (i.e., the FDA cleared both 510(k) submissions). In the European Union, the relevant certification documents are being prepared. We seek to obtain Conformité Européenne (“CE”) certification in the European Union with indications for microwave ablation of thyroid nodules and breast nodules. In Southeast Asia, preliminary research and other preparatory work is underway. The specific registration filing timeline in Southeast Asia is to be determined depending on the timing of obtaining U.S. FDA and EU CE certification. Our business may therefore be subject to constantly changing economic, regulatory, social and political conditions in those foreign countries and regions. As a result, any additional tariff, import or export quota and/or governmental policies affecting the business activities between China and those foreign countries and regions may affect the prospects of establishing new distributorships and partnerships, expanding teams, making investments, registering our products, conducting clinical trials, commercializing our business and importing and exporting in these countries and regions.
For example, in 2019, the United States and China imposed new or higher tariffs on goods imported from each other. Though the United States and PRC governments have recently reached an agreement for phase one of a trade deal, it remains unclear what additional actions, if any, the United States and PRC governments will take in respect of their bilateral trade, and what the timing may be of any such actions. We are not able to predict the future trade policy of the United States or China, or the terms of any renegotiated trade agreements, or their impact on our business. We may be subject to higher taxes, tariffs and duties and may be affected by deteriorating trade and economic relationships, trade disputes and changing foreign policies, laws and regulations. Moreover, there can be no assurance that our potential business partners will not alter their perception of us or their preferences because of adverse changes to the relationships between China and foreign countries or regions. Any political tensions between China and such foreign countries or regions may adversely affect our business, financial condition, results of operations, cash flows and prospects.
We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on our business, financial conditions and results of operations.
We have some pre-existing related party transactions which remain outstanding and some recent related party transactions from 2023 and may in the future enter into additional transactions with entities in which customers of our management, board of directors and other related parties hold ownership interests. Below is a list of our related party transactions:
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In 2023, three of Betters Medical’s preference shares holders elected to exercise their right to require Betters Medical, Haimei Wu and certain shareholders of Betters Medical, on a joint and several basis, to repurchase or purchase 100% of their preference shares (such holders, the “Electing Preference Shares Holders”). As a result, (1) in April 2023, Betters Medical paid (on behalf of Haimei Wu) RMB10,000,000, and on June 30, 2023, Betters Medical paid (on behalf of Haimei Wu) US$683,638.21 and Haimei Wu paid US$499,994.24, in each case, to one Electing Preference Shares Holder as total consideration for the purchase by Haimei Wu of 192,411 Preference Shares, and (2) on June 30, 2023,

Grand Fortune Capital (H.K.) Company Limited, an affiliate of GFC, purchased the remaining 641,371 preference shares held by the same Electing Preference Shares Holder for total consideration of US$8,712,178.41. The other two Electing Preference Shares Holders’ repurchase requests remain outstanding.
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Haimei Wu, our Chairwoman and Chief Executive Officer, is the legal owner of the premises to which our Tianhe District Usage Certificate was granted, which premises are also co-occupied by the Guangdong branch office of Baide Suzhou.

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Our use of the Taicang Plant is conducted pursuant to a sublease agreement to which certain affiliated entities are parties.

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In addition, we are party to a Subscription Agreement dated June 30, 2021, and certain of our affiliates, as well as the Shareholders’ Agreement.

Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of our shareholders. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.
Our board of directors intends to authorize the audit committee to review and approve all material related party transactions. Under the laws of the Cayman Islands, our directors owe fiduciary duties to us, including a duty to act honestly and a duty to act in what they consider in good faith to be in our best interest. Our directors also have a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these standards are likely to be followed in the Cayman Islands. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.
We may be subject to fines for our failure to comply with the relevant PRC laws and regulations relating to safety facilities.
According to the Supervision and Administration Rules of “Three Simultaneities” for the Safety Facilities of Construction Projects of the PRC, the safety facilities of a construction project must be designed, built and put into production and used simultaneously with the main part of the project. For the design of the safety facilities of a construction project, the business entity shall organize the examination thereof and form a written report for inspection. Before a construction project is put into production or used after completion, the business entity shall organize a review process of the safety facilities of the project and form a written report for inspection. The project may not be put into production or use until its safety facilities pass the review process.
We believe that, prior to our acquisition of one of its manufacturing facilities in Nanjing Changcheng in 2017, the facility commenced production without conducting the required Three Simultaneities procedures for the review of occupational hazards in the facility. The production facilities of Nanjing Changcheng had been put into production without conducting certain procedures required under PRC law when we acquired the Nanjing Changcheng facility in 2017. Although we relocated in 2021 to correct the non-compliance and submitted an application for approval in accordance with PRC law and procedures, we may still be penalized for the non-compliance of Nanjing Changcheng that occurred prior to our acquisition of Nanjing Changcheng.
We have established a series of policies and procedures with respect to health and work safety, and Nanjing Changcheng has been accredited as a third-grade enterprise of work safety standardization by the relevant government authorities. However, there is no assurance that such entities will not be subject to fines for the failure to comply with PRC requirements relating to safety facilities. If the relevant governmental authority is of the view that there are violations in the design, construction or completion acceptance of the safety facilities, the relevant governmental authority may impose a correction order requiring that the relevant entities undertake rectification measures within a prescribed time, and a fine of no less than RMB5,000 and not exceeding RMB30,000 concurrently.
Any disruptions to the operation of manufacturing facilities could materially adversely affect our business, financial condition and results of operations.
The operation of manufacturing facilities may be substantially interrupted due to a number of factors, many of which are outside of our control, including but not limited to fires, floods, earthquakes, power outages, fuel shortages, mechanical breakdowns, terrorist attacks and wars, reductions in operations and/or worker absences due to health epidemics or pandemics (or local, state, or national reactions to such epidemics or pandemics), loss of licenses, certifications and permits, changes in governmental planning for the land underlying these facilities, and regulatory changes. In the event of an interruption in manufacturing, we may be unable to move quickly to alternate means of producing affected products or to meet customer demand.
Furthermore, our manufacturing facilities may be subject to inspections by the relevant government authorities as part of the process of maintaining or renewing the permits, licenses and certificates required for business and operations. We may be required to delay, suspend or cease manufacturing activities if they fail to pass these regulatory inspections, which will affect our ability to fulfill product orders and sell microwave ablation medical devices, and in turn, have a material and adverse effect on our business, financial condition and results of operations.
In addition, if contaminants are discovered in the raw materials used by us, our products or in our manufacturing facilities, our manufacturing facilities may need to be closed for extended periods of time to investigate and remedy such contamination. In these cases, we may be required to delay, suspend or cease our manufacturing activities. We may be unable to secure temporary, alternative manufacturers for our microwave ablation medical devices with the terms, quality and costs acceptable to them, or at all. Moreover, we may spend significant time and costs to remedy these deficiencies before they can continue production in their manufacturing facilities.
In addition, all of our business sites are leased from independent third parties. If these leases are terminated due to any challenges from third parties or urban renewal, etc., or otherwise not renewed upon expiration, we would need to seek alternative premises and incur unexpected and potentially significant relocation costs. While there have been no disputes raised or indemnification or liquidated damages claimed by the lessor as of June 30, 2025, we needed to relocate five subsidiaries’ domicile, which is located at the same premises, as a result of the expiration of the lease agreement. Furthermore, one of our subsidiaries is located on a property which is utilized pursuant to a lease agreement which we may not be able to renew on commercially acceptable terms or at all upon the expiration, which may require us to also relocate this subsidiary’s operations. Any such relocations could disrupt our operations and adversely affect its business, financial condition and results of operations.
Our future success depends on its ability to retain members of our management team and other key personnel and to attract, retain and motivate qualified personnel.
Our future success depends on the continued service of the key members of our directors and senior management. In particular, Haimei Wu, one of our founders, chief executive officer and chairperson of the board of directors, has over 20 years of experience in the medical devices industry. We believe that the expertise, industry experience and contributions of our executive directors and other members of our senior management are crucial to our success. If we lose any of our key management members and is unable to recruit and retain replacement personnel with equivalent qualifications or talent in a timely manner, the growth of our business could be adversely affected.
Our success also depends on our ability to attract and retain qualified and skilled management, technical, research and development, sales and marketing, production and other personnel. We cannot assure you that we will be able to attract, hire and retain sufficient personnel for our business. Baird Medical also cannot guarantee that any shortages in qualified and skilled personnel will not increase our staff costs as the competition for these individuals could cause us to offer higher compensation and other benefits in order to attract and retain them and consequently materially and adversely affect our financial condition and results of operations.

We may experience labor shortages or increases in labor costs.
Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees. The increasing market competition may intensify the market demand and competition for qualified employees. If we face labor shortages or significant increase in labor costs caused by the intense competition, increase in employee turnover rates, increase in wages or other employee benefit costs or changes in the regulation of labor benefits and compensation in China, our operating costs could increase significantly, which could materially and adversely affect our results of operations.
We cannot assure you that labor disputes will not occur between us and our employees in the future. If such incidents do occur, we may incur settlement costs in order to resolve labor disputes and may be fined by governmental authorities for non-compliance with applicable labor laws. In addition, we may become subject to higher labor costs in the future when recruiting new employees due to the reputational damage caused by labor disputes. Such potential incidents could disrupt our operations, harm our reputation and divert the management’s attention, which may have a material and adverse effect on our business, financial condition and results of operations.
We are subject to competition from domestic and international competitors and may not be able to compete effectively, and, as a result, our market share and profitability may be adversely affected.
We operate in a highly concentrated market. The medical technology industry is characterized by intense competition and rapid technological change, and we face competition from domestic and international competitors based on quality and functionality, clinical outcomes, prices, sales and marketing capabilities, the availability and cost of supply, corporate brand recognition and reputation and other factors. Some of our domestic and international competitors may have advantages over us on certain aspects, including but not limited to financial and other resources, complexity of products, corporate brand recognition, research and development, technical and manufacturing capabilities, human resources, sales network and technical training support. Our competitors may develop competing products, which can constitute perfect substitutes for medical devices offered by us, with lower cost and/or better effect. We may not be able to successfully compete with our competitors and cannot assure you that we will be able to demonstrate compelling advantages in quality, functionality, convenience and/or safety to overcome price competition and to be commercially successful.
In addition, although our revenue and profitability have largely depended on our ability to penetrate the domestic market, we expect to establish presence and increase sales in the global market in the future. As a result, we may face intense and uncertain competition and may not localize and compete successfully or effectively in the overseas markets, which may materially and adversely affect our prospects, business, results of operations and financial condition.
If we fail to accurately project demand for our microwave ablation medical devices, we may encounter problems of inadequate supply or oversupply, which would materially and adversely affect our financial condition, results of operations, and reputation.
We project demand for our microwave ablation medical devices based on rolling projections from our customers, our understanding of expected hospital procurement spending, our own reports based on our own due diligence, communications with customers, industry know-how, and customers’ inventory levels, where available. Fluctuating sales and purchasing cycles of our customers, however, make it difficult for us to forecast future demand accurately at all times.
If we overestimate demand, it may purchase more raw materials or components than required. If we underestimate demand, we may have inadequate raw materials or product component inventories, which could interrupt our manufacturing and delay delivery and could result in lost sales. If we are unable to keep up the demand for our microwave ablation medical devices, physicians may turn to alternative treatment methods. Any inability by us to accurately predict the demand and to timely meet such demand could materially and adversely affect our financial conditions, results of operations and reputation.
If we become subject to litigation, legal or contractual disputes, governmental investigations or administrative proceedings, our management’s attention may be diverted, and we may incur substantial costs and liabilities.
We may from time to time become subject to various litigation, legal or contractual disputes and supervision by regulatory authorities, including but not limited to various disputes with or claims from suppliers, customers, business partners and other third parties that we engage for our business operations, and investigations or administrative proceedings. Threatened litigation, legal or contractual disputes, investigations or administrative proceedings may divert the management’s attention and consume their time and other resources. In addition, any similar claims, disputes or legal proceedings involving us or our employees may result in damages or liabilities, as well as legal and other costs and may cause a distraction to management. Furthermore, any litigation, legal or contractual disputes or supervision actions by regulatory authorities that are initially not of material importance may escalate and become material to us, due to a variety of factors, such as the facts and circumstances of the cases, the likelihood of loss, the monetary amount at stake and the parties involved. If any verdict or award is rendered against us or if we settle with any third parties, we could be required to pay significant monetary damages, assume other liabilities and even to suspend or terminate the related business projects. In addition, negative publicity arising from litigation, legal or contractual disputes, investigations or administrative proceedings may damage our reputation and adversely affect the image of our brands and products. Consequently, our business, financial condition and results of operations may be materially and adversely affected.
Recently enacted and future legislation may increase the difficulty and cost for us to obtain regulatory approval of and commercialize product candidates and affect the revenue we may obtain.
In China, a number of legislative and regulatory changes and proposed changes regarding medical device industry may affect the approval processes of our pipeline products and the inclusion of certain approved activities in the regulatory supervision system, which could affect our ability to profitably sell products and any pipeline products for which we have obtained regulatory approval. In recent years, there have been and will likely continue to be efforts to enact administrative or legislative changes in relation to the medical device industry, including measures which may result in more rigorous coverage criteria and downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue or attain profitability.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for medical devices. We cannot be sure whether additional legislative changes will be enacted, or whether NMPA regulations will be modified, or what the impact of such changes on the regulatory approvals of our product candidates, if any, may be.
For example, in 2021, China started to initiate centralized procurement pilot programs in an effort to regulate prices of medical devices through group procurement at the provincial level. Our products are not currently covered by centralized national procurement, and we do not expect our products to be covered by the centralized national procurement in the short-to-midterm. However, it is out of our control as to whether or when the centralized national procurement will cover the types of products that it produces. If our products were to be covered by the centralized national procurement in the future, the price of these products may decrease, which could harm our profitability, if any increase in sales volume fails to fully compensate for such decrease in price.
In 2021, the National Medical Products Administration (“NMPA”) issued the Guidelines for Review of Registration of Microwave Ablation Devices (the “Guidelines”), which subject microwave ablation needles to the requirements of Class III medical devices. Prior to the issuance of the Guidelines, we registered our microwave ablation needles as Class II medical devices. The Guidelines stipulate that, when a Class II medical device registration expires, it must be reapplied as a Class III registration if it is to remain effective. Therefore, after the registration for one of our Class II microwave ablation needles expired on March 25, 2023, we registered a Class III registration for such microwave ablation needle.
Besides the above, pursuant to the 2023 Medical Device Registration Review Guidelines Preparation Plan issued by NMPA in April 2023, NMPA is planning on promulgating the Guideline for Clinical Evaluation and Registration Review of Thermal Ablation Treatment Systems (Radio Frequency, Microwave, etc.) of the Same Variety (“New Clinical Evaluation Guideline”) in 2024. The New Clinical Evaluation Guideline has not been issued to date, and we cannot predict the content of the New Clinical Evaluation Guideline or the impact it will have on our business.

If we fail to comply with environmental, health and safety laws and regulations, we could be subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.
We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures. We maintain workers’ compensation insurance to cover costs and expenses we may incur due to injuries to our employees caused by accidents. This insurance may not provide adequate coverage against potential liabilities under environmental, health and safety laws and regulations. We outsource the disposal of relevant hazardous waste to qualified independent third parties. In the event of contamination or personal injury resulting from exposure to or third parties’ disposal of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed its resources.
We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. For example, our subsidiaries were previously determined to have not maintained the management ledger of the industrial solid waste of two manufacturing sites within the PRC, the Nanjing Plant and the Taicang Plant, in an accurate and complete manner, as required by PRC laws. Pursuant to PRC laws, such non-compliance events may result in our subsidiaries being subject to penalties ranging from RMB50,000 to RMB200,000 per violation, being requested to rectify the non-compliance and return any gains resulting from the non-compliance, and where the non-compliance is deemed serious, being ordered to suspend or close the Nanjing Plant or the Taicang Plant. With respect to our failure to maintain the management ledger of the industrial solid waste at the Nanjing Plant and the Taicang Plant, such non-compliance has been rectified and no penalties were imposed.
These current or future laws and regulations may impair our research and development or manufacturing activities. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Insurance coverage maintained by us may be inadequate to protect them from the liabilities that may incur.
We maintain insurance policies that are required under PRC laws and regulations as well as based on our assessment of our operational needs and industry practice. We maintain different types of insurance policies, including social insurance for our employees and vehicle insurance. See “Business — Insurance.” We have elected not to maintain certain types of insurances, such as litigation insurance, product liability insurance and business interruption insurance. This practice is in line with the industry practice in the PRC. The insurance coverage maintained by us may be insufficient to cover any claim for product liability, damage to our fixed assets or employee injuries. Any liability or damage to, or caused by, our facilities or personnel beyond insurance coverage may result in us incurring substantial costs and a diversion of resources.
We may require a significant amount of capital to fund our operations and future growth, and such capital may not be available on acceptable terms, or at all. If we cannot obtain sufficient capital on reasonable terms, our business, financial conditions and prospects may be materially and adversely affected.
We may need to seek additional financing for our future operation and expansion, which may not be available at acceptable terms, or at all. Our operations require significant capital investment. In addition, we may also need additional funds to respond to business opportunities and challenges, including ongoing operating expenses, protecting intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing operating infrastructure. We have historically financed our business activities primarily through cash generated from operations and through equity issuances. If we are unable to generate sufficient planned revenues from our sales and operating activities to satisfy our cash requirements, we may seek additional debt or equity financing or obtain a credit facility. The issuance of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness could result in increased debt service obligations, increased finance costs and operating and financing covenants that would restrict our operations and liquidity and negatively impact our financial performance. Our ability to obtain additional capital on acceptable terms is subject to, among other things, investors’ perception of and demand for our securities, our financial performance and leverage, and the economic, market, political and regulatory conditions in the PRC. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Any failure by us to raise additional funds that are necessary for our operations on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

We may seek additional funding through a combination of equity offerings, debt financings and collaborations and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of the Ordinary Shares. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct business. In addition, issuance of additional equity securities, or the possibility of such issuance, may cause the market price of the Ordinary Shares to decline. We may be required to accept unfavorable terms in a financing transaction, including relinquishing or licensing to a third party on unfavorable terms its rights to technologies or product candidates that we otherwise would seek to develop or commercialize by ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms.
The discontinuation or reduction of any of the preferential tax treatments or government incentives or grants currently available to us could reduce its profitability.
Pursuant to the PRC Enterprise Income Tax Law (“EIT Law”), that became effective in January 2008 and was amended in February 2017 and December 2018, as well as its implementing rules, the EIT rate generally applicable in the PRC has been 25%. However, Nanjing Changcheng and Baide Suzhou, PubCo’s principal operating subsidiaries, have been accredited as a High and New Technology Enterprise under the relevant PRC laws and regulations since 2020 and 2021, respectively. Accordingly, Nanjing Changcheng and Baide Suzhou were entitled to a preferential tax treatment of 15% in 2022, 2023, 2024 and the six months ended June 30, 2025.
Based on the Measures for the Administration of the Certification of High-tech Enterprises, a company which is qualified as a High and New Technology Enterprise could have preferential tax treatment, and it shall satisfy the following standards to obtain the “High and New Technology Enterprise” qualification: (1) the enterprise has been registered for not less than one year; (2) the enterprise shall own intellectual property rights of technologies which show core support to their key products (services) in the past three years; (3) the technologies which show core support to their key products (services) shall fall within the scope in the High-tech Fields as specified by the relevant regulation; (4) the number of R&D personnel shall account for not less than 10% of the total number of employees of the enterprise for the current year; (5) the proportion of its total R&D expenditure in the past three fiscal years to its total sales revenue during the same period shall meet the following requirements: (a) if the sales revenue of the enterprise in the latest year is not more than 50 million yuan, the proportion shall not be less than 5%; (b) if the sales revenue of the enterprise in the latest year is more than 50 million yuan but not more than RMB200 million, the proportion shall not be less than 4%; (c) if the sales revenue of the enterprise in the latest year is more than RMB200 million, the proportion shall not be less than 3%. In particular, the proportion of the total R&D expenses incurred within China to the total R&D expenses shall not be less than 60%; (6) the enterprise’s revenue from high-tech products (services) shall account for not less than 60% of its total revenue in the latest year; (7) the evaluation of innovative capacity of the enterprise shall satisfy the corresponding requirements; and (8) no major safety accident, major quality accident or serious environmental violation of law occurs within one year before the enterprise applies for certification.
The term of this qualification is three years, and during its validity, if the tax authority finds (through daily management or inspection process) that the company no longer meets the foregoing standards, the authority shall request the relevant certification authority to conduct a reexamination. If a company is confirmed upon reexamination not meeting the certification standards, the company shall be disqualified as the “High and New Technology Enterprise” and will be asked to repay the reduced tax to the authority.
Moreover, according to the relevant laws and regulations promulgated by the State Tax Bureau of the PRC, for enterprises engaging in R&D activities, the Super Deduction ratio is 75% from January 1, 2018 to September 30, 2022. From October 1, 2022 onwards, the Super Deduction ratio is 100%. In addition, the Super Deduction ratio for outsourced R&D expenses is 80%. Two of our PRC subsidiaries have claimed such Super Deduction in ascertaining its tax assessable profits in 2022, 2023, 2024 and the six months ended June 30, 2025. If we fail to maintain or renew the High and New Technology Enterprise accreditation or if any of the preferential tax treatments or government grants discontinue or reduce, our business, financial condition, results of operations and prospects could be materially and adversely affected.
Failure to maintain and predict inventory levels in line with demand for our microwave ablation medical devices could cause us to lose sales or face excess inventory risks and holding costs.
We maintain an inventory level based on anticipated product demand and production schedule. In 2022, 2023, 2024 and the six months ended June 30, 2025, our inventory turnover days were 109 days, 104 days, 102 days, and 172 days, respectively. We cannot guarantee that we will be able to maintain proper inventory levels for our microwave ablation medical devices and raw materials. Inventory levels in excess of product demand may result in inventory write-downs, expiration of products and increase in inventory holding costs. Conversely, we may experience inventory shortages if we underestimate demand for our microwave ablation medical devices, which may result in unfilled orders and have a negative impact on our relationship with hospitals, deliverers and distributors. Historically, to manage its inventory level, deliverers and our distributors are obligated by contract to provide monthly reports on their inventory levels and sales performance and cooperate with us on inventory checks. Nonetheless, we have not enforced this contractual right in order to maintain a positive working relationship with such parties and protect the sensitive business information contained in such data. Further, since we do not have full visibility of the business operations of our deliverers and distributors, we are unable to verify such inventory reports when provided. Instead, we mainly rely on our own monthly reports which are based on our own due diligence, communication with deliverers and distributors, and industry know-how to track the estimated inventory levels of our microwave ablation medical devices of our deliverers and distributors, and predict the sales trends of such devices. Based on such arrangement, we are not aware of any material amount of unsold inventory held by our distributors. However, there is no assurance that the information contained in our monthly reports, or the monthly reports provided by the deliverers and distributors, are accurate. As a result, we may not be able to predict customers’ preferences and anticipate the real market demands of our products. Any incorrect forecast or anticipation of market trends may negatively affect our ability to effectively manage its inventory and sales strategies, business performance and financial condition.
We may not be able to protect our intellectual property rights.
We believe that our success depends in large part on our ability to protect our proprietary technologies by obtaining intellectual property rights, including patent rights. The medical device industry in which we operate is characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of management and operating personnel from other business issues.
We primarily focus on protecting our intellectual property rights in China. Our internal policies require all our employees to comply with confidentiality and non-competition obligations. We cannot assure you that such policies will not be breached, or that our employees or other third parties have not disclosed, or will not disclose, any of our proprietary know-how to our competitors or others. We may not have adequate remedies for any breach and cannot assure you that our proprietary know-how will not otherwise become known to, or be independently developed by, our competitors.
Proceedings to enforce our intellectual property and proprietary rights could result in substantial costs and divert management’s efforts and attention from other aspects of our business, could put our patents at risk of being invalidated, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. Damages may not be fully proved in patent litigation to defend intellectual property rights, we may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.
Moreover, competitors may use our technologies in jurisdictions outside of the PRC where we have not obtained patent protection or where available patent protection is inadequate. These products may compete with our products or pipeline products and our patent rights or other intellectual property rights may not be effective or adequate to prevent them from doing so.

Under the patent law of the PRC, a patent owner may be compelled to grant licenses to third parties under certain circumstances, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.
Our intellectual property may be subject to further priority disputes, inventorship disputes or similar proceedings.
We may be subject to claims from our research and development partners or other third parties who may claim to have an interest in its patents or other intellectual property. For example, we entered into certain R&D related agreements that do not specify the circumstances under which the ownership of the intellectual property jointly developed will be vested in us, which may lead to potential disputes in the future. Such agreements include, but are not limited to, the framework collaboration agreement with Xiamen Institute of Rare Earth Materials (“Xiamen Institute”), the R&D-related agreement with Nanjing Forest University, and the agreements related to our other R&D efforts and clinical trials. The cooperation agreement with Zhuhai People’s Hospital also stipulates that the ownership of the research results are jointly owned and that neither party shall transfer or license-out without the consent of the other party, which may pose obstacles for us to utilize the intellectual property arising from this agreement. Additionally, we have applied for patent rights for the research results from our collaboration with Xiamen Institute without purchasing from or obtaining the written consent of Xiamen Institute, and although we have an informal agreement with Xiamen Institute for the right to apply such patent in our own name and the unobstructed right to enjoy the use of said patent, which may cause us to be liable for breach of an implied contract.
If we are unsuccessful in any interference proceedings or other priority or validity disputes (including any patent oppositions), we may lose valuable intellectual property rights through the loss of one or more patents or our patent claims may be narrowed, invalidated, or held unenforceable. In addition, if we are unsuccessful in any inventorship disputes to which it is subject, we may lose valuable intellectual property rights, such as exclusive ownership. If we are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture and commercialization of one or more of our products. The loss of exclusivity or the narrowing of our patent claims could limit our ability to stop others from using or commercializing similar or identical products. Any of the foregoing could result in a material adverse effect on our business, financial condition, results of operations or prospects. Even if we are successful in an interference proceeding or other similar priority or inventorship disputes, it could result in substantial costs and be a distraction to our management and other employees.
Counterfeits of our products may reduce demand for our products and harm our reputation and business.
Certain medical devices and accessories may be manufactured, distributed or sold under our brand names in our target markets without proper license or authorization, or may be mislabeled with respect to their actual usage or manufacturers. These products are generally referred to as counterfeit products. The regulatory control and law enforcement system in relation to the counterfeit products in the PRC may not be able to eliminate the manufacturing and sales of counterfeit products imitating our products. Since counterfeit products in many cases have very similar appearances compared with the authentic products but are generally sold at lower prices, counterfeits of our products may quickly erode the demand for our products. In addition, those that use counterfeit products may be at risk due to a number of serious quality and safety issues, which would harm our reputation, business and prospects. We cannot guarantee that there will not be any counterfeit of our products in the future, or that we will be able to identify and handle counterfeit issues effectively and in a timely manner, or at all, in which case our business and reputation may be materially and adversely affected.
We may be unable to obtain and maintain effective patent and other intellectual property rights for our products and pipeline products, and the scope of such intellectual property rights obtained may not be sufficiently broad.
Effective protection of intellectual property is critical to maintaining our competitive position. As of June 30, 2025, we possessed, as sole owner or co-owner, a total of 54 registered patents in China and made applications for 28 additional patents. For a full description of these patents and patent applications, see “Business — Intellectual Property.” However, due to the complexity of patent application, the issuance of a patent may not be conclusive as to its inventorship, scope, validity or enforceability, and our patent applications may be challenged in courts or patent offices. Consequently, we do not know whether any of our technologies or products will be protectable or remain protected by valid and enforceable patents. Currently, we have one patent application that is not governed by any written joint ownership agreement. Pursuant to PRC laws, in the absence of an explicit agreement between the parties, either co-owner has the statutory right to exploit and non-exclusively license the patent as well as to share royalties. If we are unable to obtain patent protection with respect to our technologies and products, third parties could develop and commercialize technologies and products similar or identical to our and compete directly against us. Our ability to successfully commercialize any technology or product may be adversely affected, and our business, financial condition, results of operations and prospects could be materially harmed. Changes in the patent laws in China may diminish our ability to protect our inventions, obtain, maintain, defend, and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our patent rights. We cannot predict whether the patent applications we are currently pursuing and may pursue in the future will issue as patents or whether the claims of any future granted patents will provide sufficient protection from competitors.
Furthermore, although various extensions may be available, the life of a patent and the protection it affords, are limited. Even if we successfully obtain patent protection for an approved product, we may face competition from other microwave ablation medical device providers once the patent has expired.
Our patent rights relating to our products and technologies may be found to be invalid or unenforceable.
Despite measures we take to obtain patent protection with respect to our major products and technologies, any of our granted patents could be challenged or invalidated. For example, if we were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that our patent is invalid and/or unenforceable. Although we believe that we have conducted our patent prosecution in accordance with the duty of candor and in good faith, the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, or perhaps all, of the patent protection on a product or technology. Even if a defendant does not prevail on a legal assertion of invalidity and/or unenforceability, our patent claims may be construed in a manner that would limit its ability to enforce such claims against the defendant and others. Any loss of patent protection could have a material adverse impact on one or more of our major products and technologies and our business.
If third parties claim that we infringe upon, misappropriate or violate their intellectual property rights, we may incur liabilities and financial penalties and may have to redesign or discontinue selling the affected product.
The microwave ablation medical device industry in the PRC is litigious with respect to patents and other intellectual property. Companies operating in the industry we operate in routinely seek patent protection for their product designs, and many of our principal competitors have large patent portfolios. We face the risk of claims that we have infringed on, misappropriated or violated third parties’ intellectual property rights in China. As of September 7, 2022, we have engaged Tian Yuan Law Firm to undertake an intellectual property due diligence exercise in the PRC to assess whether our commercial products or processes would and has infringe any third-party patents. Although we were satisfied that the identified concerns are low-risk items, we would not be able to guarantee the absence of any future infringement claims from any third-parties, or that our products would not be infringed by third-parties. In addition, there can be no assurance that our employees or the co-authors of our intellectual property rights have not used, or will not use in the future, third parties’ proprietary know-how or trade secrets in their work for or with us, especially during the course of research and development, which could result in litigation against us. Prior to developing major new products, our competitors may also have filed for patent protection which is not as yet a matter of public knowledge or claim trademark rights that have not been revealed through our searches of relevant public records. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, misappropriation or violation, even those without merit, could:
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be expensive and time consuming to defend;

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result in us being required to pay significant damages to third parties;

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cause us to cease making or selling products that incorporate the challenged intellectual property;

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require us to redesign, reengineer or rebrand our products, if feasible;

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require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to us or at all;

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divert the attention of our management; or

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result in hospitals and doctors terminating, deferring or limiting their purchase of the affected products until resolution of the litigation.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annual fees and various other governmental fees on patents and patent applications are due to be paid to the China National Intellectual Property Administration (the “CNIPA”) and other patent agencies in several stages over the lifetime of a patent. The CNIPA and other governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process.
Although an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. In any such event, our competitors might be able to enter the market, which would have a material adverse effect on our business.
We have in the past lost rights to one or more patents for failure to comply with the various renewal requirements and fees necessary to maintain those rights. As of June 30, 2025, we held 54 patents (including 17 patents of Changcheng Nanjing and 37 patents of Baide Suzhou), which are all in effect, compliant with PRC patent law and free from any right defects. For a full description of these patents, see “Business — Intellectual Property.”
If our trademarks, trade names and other proprietary rights are not adequately protected, we may not be able to build name recognition in its markets of interest and our business may be adversely affected.
We own a number of trademarks in China for our brand name. As of June 30, 2025, we had registered 26 trademarks in China (and an affiliate has two trademarks used by us), which we believe are material to our business. All of our microwave ablation medical devices are offered to the market under our brand name. Our registered or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. Some of our distributors may use our trademarks and brand name when conducting sales and marketing activities. We may not be able to prevent unauthorized use of our trademarks and trade names by distributors, which may harm our brand and reputation. At times, competitors may adopt trade names or trademarks similar to our, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Moreover, we cannot assure you that our trademarks will not be imitated, or there will be no counterfeits sold to our customers under our trademarks. End users may suffer from safety incidents caused by counterfeit products, which may subject us to costly investigations and counterfeit crack downs, and materially and adversely affect our business and reputation. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our competitive position, business, financial condition, results of operations, and prospects.
We may be required to repurchase our previously issued convertible redeemable preference shares.
On June 30, 2021, several independent third parties entered into pre-IPO subscription agreements with Betters Medical and certain other parties (the “Pre-IPO Subscription Agreements”), pursuant to which such independent third parties (the “Preference Shares Holders”) subscribed for an aggregate of 1,269,500 convertible redeemable preference shares (“Preference Shares”) of Betters Medical. According to the Shareholders’ Agreement among Betters Medical, Haimei Wu, Preference Shares Holders and certain other parties dated July 5, 2021 (the “Shareholders’ Agreement”), the Preference Shares Holders have the right to require Betters Medical, Haimei Wu and certain shareholders of Betters Medical on a joint and several basis, to repurchase all or part of the Preference Shares they hold at a price (“Repurchase Price”) equal to the sum of (i) the original subscription price for the Preference Shares, (ii) an amount sufficient to afford the Preference Shares Holders’ internal rate of return of 15% calculated on compound basis as of the date of payment of the Repurchase Price, and (iii) all costs and disbursements reasonably incurred by relevant Preference Shares Holders in connection with such repurchase. Upon our listing on the Nasdaq Stock Market, all issued and outstanding Preference Shares shall be automatically converted into such number of ordinary shares at a conversion ratio specified in the subscription agreements.
In 2023, three of the Preference Shares Holders elected to exercise their rights and required Betters Medical, Haimei Wu and certain shareholders of Betters Medical, on a joint and several basis, to repurchase 100% of the preference shares each held. As a result, (1) in April 2023, Betters Medical paid (on behalf of Haimei Wu) RMB10,000,000, and on June 30, 2023, Betters Medical paid US$683,638.21 (on behalf of Haimei Wu) and Haimei Wu paid US$499,994.24, in each case, to one Electing Preference Shares Holder as total consideration for the purchase by Haimei Wu of 192,411 Preference Shares, and (2) on June 30, 2023, Grand Fortune Capital (H.K.) Company Limited, an affiliate of GFC, purchased the remaining 641,371 preference shares held by the same Electing Preference Shares Holder for total consideration of US$8,712,178.41. A second Electing Preference Shares Holder transferred 62,261 shares to other shareholders for the consideration amount of RMB6,249,031.83, and the remaining 23,806 shares will continue to be held by such Electing Preference Shares Holder. Such Electing Preference Shares Holder is no longer requesting redemption. The repurchase request of the third Electing Preference Shares Holder remains outstanding. The expenditure of cash that may be necessary to repurchase the 174,825 Preference Shares held by such Electing Preference Shares Holder, which was valued at RMB17.8 million as of September 30, 2023, may adversely affect our financial position.
Any global systemic economic and financial crisis could negatively affect our business, financial condition and results of operations.
Our business, financial condition and results of operations may be negatively impacted by any prolonged slowdown in the global or Chinese economy. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of Chinese economic growth since 2012, which may continue. The market panics over the global outbreak of coronavirus COVID-19 and the drop in oil price have materially and negatively affected the global financial markets in March 2020, which may cause a potential slowdown of the world’s economy. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets, concerns over the significant potential changes to United States trade policies, treaties and tariffs, including trade policies and tariffs regarding China, concerns about the economic effect of the relationship between China and surrounding Asian countries, and concerns over the rising level of inflation and worries that efforts to curb inflation may result in recession. For instance, if the inflation intensifies in China, we may have to increase the price level of our products while our costs and operating expenses may also increase in the meantime. In that case, our profit margin will depend on our ability to pass on the additional costs and operating expenses to our customers.

The United States government has made statements and taken certain actions that may lead to changes in United States and international trade policies towards China. It remains unclear what additional actions, if any, will be taken by the United States or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the United States, tax policy related to international commerce, or other trade matters. In February and March 2025, the United States administration imposed an additional 20 percent duty on Chinese imports. Subsequently, authorities in China announced tariffs over selected United States products and regulatory investigation against United States companies in response to the tariff imposed by the United States. Furthermore, on April 2, 2025, President Trump announced that the United States would impose a 10% tariff on all countries, effective on April 5, 2025, and an individualized reciprocal higher tariff on countries with which the United States has the largest trade deficits, including a 34% additional reciprocal tariff on goods imported from China that brings the total tariff rate to 54%. On April 4, 2025, the Foreign Ministry of China announced that China would impose a retaliatory 34% tariff on goods imported from the United States. On April 8, 2025, President Trump announced to impose an additional 50% tariff on Chinese imports. The Trump administration proceeded to implement a 104% tariff on goods imported from China on April 9, 2025. Subsequently, on April 10, 2025, President Trump announced a temporary suspension of reciprocal tariff measures targeting most U.S. trading partners for a 90-day period, while concurrently escalating tariffs on Chinese goods, which increased to up to 245%. On April 12, 2025, the State Council further announced that China would escalate the retaliatory tariff to 125% on goods imported from the United States. This sequence of actions underscored a strategic recalibration of the United States trade policy, emphasizing heightened pressure on international trades. On May 12, 2025, the United States and China announced a 90-day pause on most of their recent tariffs on each other. However, the tension might rise again if no further progress was made. We are closely monitoring potential changes in international trade policy and assessing the potential impact of these and other trade policy changes on our business operations and financial performance.
If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the Ordinary Shares may be materially and adversely affected.
Prior to the Business Combination, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified the following material weaknesses in our internal control over financial reporting: lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address certain accounting issues and to prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements; and lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP and documented controls which enable management and other personnel to understand and carry out their internal control responsibilities.
Our independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. To remedy the identified material weaknesses, we have adopted and will adopt further measures to improve our internal control over financial reporting. As a remedial measure, we engaged an external consulting firm to perform U.S. GAAP conversion of its PRC financial statements. Following the listing, we formed an audit committee such that the internal audit department of us will be monitored by our leadership as part of our internal control. In addition, we intend to recruit qualified staff who will be able to assist us with fulfilling our financial reporting requirements. We also may incur significant costs to execute various aspects of the remediation plan but cannot provide a reasonable estimate of such costs at this time. However, we cannot assure you that these measures may fully address the material weaknesses and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.
We are subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting our own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of the Ordinary Shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate its financial statements from prior periods.
We will incur increased costs as a result of being a public company.
As a public company, we incur significant legal, accounting and other expenses. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make us more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.
After we re no longer an “emerging growth company,” we may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.
Certain industry data and information in this prospectus were obtained from third-party sources and were not independently verified by us.
This prospectus contains certain industry data and information obtained from third-party sources. We have not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.
Statistical data in these publications also include projections based on a number of assumptions. The microwave ablation medical devices industry may not grow at the rates projected by market data, or at all.

Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Material slowdown of the flexible workspace industry against the projected rates may have material and adverse effects on our business.
Natural disasters, epidemics, acts of war or terrorism or other factors beyond our control in the future may have a material adverse effect on our business, financial condition and results of operations.
Our business is primarily subject to general economic and social conditions in China. Natural disasters, epidemics and other acts of God which are beyond our control may adversely affect the economy, infrastructure and livelihood of the people in China. Our business could also be under the threat of flood, earthquake, sandstorm, snowstorm, fire, drought, or epidemics such as the Severe Acute Respiratory Syndrome, or SARS, the H5N1 avian flu, the human swine flu, also known as Influenza A (H1N1), and COVID-19. In response to the COVID-19 pandemic, the PRC government implemented a series of disease containment and treatment measures until the end of 2022, as a result of which business activities and hospital services in China were temporarily disrupted. In addition, to assist in the COVID-19 containment measures, some hospitals temporarily prioritized the resources for urgent medical treatments and delayed clinical trials and treatments for non-urgent medical conditions, including, microwave ablation treatments of thyroid nodules and breast lumps. While we consider the effect of the COVID-19 pandemic on our business to be relatively limited in 2021 and 2022, there is no guarantee that we would fare similarly in the event of a future external event of comparable scale, such as a severe weather event, famine, or disease outbreak, and any such event may result in material disruptions our operations, which in turn may materially and adversely affect our financial condition and results of operations.
Risks Related to Doing Business in China
The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities.
We conduct our business in China and substantially all of our assets are located in China. Accordingly, our business, results of operations and financial condition may be influenced to a significant degree by the PRC political, economic and social conditions. The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities.
The economic, political and social conditions in China differ from those of the countries in other jurisdictions in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises. These reforms have resulted in significant economic growth and social prospects. However, a substantial portion of productive assets in China is still owned by the government. The PRC government exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions, providing preferential treatment to particular industries or companies, or imposing industry-wide policies on certain industries. Economic reform measures may also be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country, and there can be no assurance that the Chinese government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly.
While the Chinese economy has experienced significant growth in the past four decades, growth has been uneven, both geographically and among various sectors of the economy. Various measures implemented by the PRC government to encourage economic growth and guide the allocation of resources may benefit the overall Chinese economy, but may also have a negative effect on us. Our results of operations and financial condition could be materially and adversely affected by government control over capital investments, foreign investment or changes in applicable tax regulations. The PRC government has also implemented certain measures in the past, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business, results of operations and financial condition. In addition, the COVID-19 pandemic may also have a severe and negative impact on the Chinese economy. Any severe or prolonged slowdown in the rate of growth of the Chinese economy may adversely affect our business and results of operations, leading to reduction in demand for our products and adversely affect our competitive position.
Additionally, the PRC government may promulgate laws, regulations or policies that seek to impose stricter scrutiny over, or completely revise, the current regulatory regime in certain industries or in certain activities. For instance, the PRC government has significant discretion over the business operations in China and may intervene with or influence specific industries or companies as it deems appropriate to further regulatory, political and societal goals, which could have a material and adverse effect on the future growth of the affected industries and the companies operating in such industries. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may adversely affect our operations, and significantly limit or completely hinder our ability to offer or continue to offer securities to you and cause the value of our securities to significantly decline or be worthless.
Our ability to successfully maintain or grow business operations in China depends on various factors, which are beyond our control. These factors include, among others, macro-economic and other market conditions, political stability, social conditions, measures to control inflation or deflation, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If we fail to take timely and appropriate measures to adapt to any of the changes or challenges, our business, results of operations and financial condition could be materially and adversely affected.
Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could significantly limit or completely hinder our ability in capital raising activities and materially and adversely affect our business and the value of your investment.
On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which have or may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security.
On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data overseas apply to CAC for security assessments if: (1) data processors provide important data overseas; (2) critical information infrastructure operators or data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas since January 1 of the previous year, provide personal information to overseas parties; or (4) other scenarios required by the CAC to apply for security assessments occur. In addition, these measures require data processors to carry out self-assessments of risks of providing data overseas before applying to the CAC for security assessments. As of the date of this prospectus, the Measures for the Security Assessment of Cross-Border Transfer of Data has not materially affected our business or results of operations. Since the Measures for the Security Assessment of Cross-Border Transfer of Data was newly enacted, there remain substantial uncertainties about its interpretation and implementation, and it is unclear whether the relevant PRC regulatory authority would reach the same conclusion as us.
On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening

Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:
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in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

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during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies, securities service providers or overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e., be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

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working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and some of them have not yet taken effect, their interpretation, application and enforcement are subject to substantial uncertainties. Complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business.
We believe that we are not subject to the cybersecurity review, since (i) as companies that engaged in medical device manufacturing, we are unlikely to be classified as a CIIO under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure promulgated by the State Council on July 30, 2021; and (ii) we possess personal information of less than one million users. However, it remains uncertain as to how the existing regulatory measures will be interpreted or implemented in the future, and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the measures, which may have a material adverse impact on our future capital raising activities, or even retrospectively, on the Business Combination and the listing of our securities on Nasdaq. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we face uncertainty as to whether any review or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our business or to face other penalties, which could materially and adversely affect our business, results of operations and financial condition, and/or the value of our securities, or could significantly limit or completely hinder our ability to offer securities to investors.
Adverse changes in economic and political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect our business.
We conduct substantially all of operations through the PRC subsidiaries. Accordingly, our business, financial condition, results of operations and prospects depend significantly on economic developments in China. China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources.
While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy, which could materially adversely affect our business.

Uncertainties in the interpretation and enforcement of PRC laws, rules and regulations could materially adversely affect our business.
We face risks arising from the legal system in China, including risks and uncertainties regarding the interpretation and enforcement of laws and that rules and regulations in China can change quickly with very short notice.
The PRC legal system is based on written statutes. Unlike under common law systems, decided legal cases have limited value as precedents in subsequent legal proceedings. In 1979, the PRC government began to publish a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. These laws, regulations and legal requirements are relatively new and often change, and their interpretation and enforcement may raise uncertainties that could limit the reliability of the legal protections available to us. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, and which may have retroactive effect. As a result, we may not be aware of violation of these policies and rules until after the violation occurs.
We cannot predict future developments in the PRC legal system. We may need to procure additional permits, authorizations and approvals for our operations, which we may not be able to obtain. Our inability to obtain such permits or authorizations may materially adversely affect our business, financial condition and results of operations.
Administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities retain significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection that we may enjoy. These uncertainties may impede our ability to enforce contracts and could materially adversely affect our business, financial condition and results of operations.
The filing with the CSRC may be required in connection with future overseas fund-raising activities, and we cannot predict whether we will be able to obtain such approval or complete such filing.
On August 8, 2006, six PRC regulatory agencies jointly adopted M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that require that an offshore special purpose vehicle formed for the purpose of an overseas listing of equity interests in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s equity securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles and to the Business Combination.
The regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.
While the application of the M&A Rules remains unclear, we believe that the CSRC approval under the M&A Rules is not required in the context of the Business Combination, because (1) the PRC Subsidiaries are incorporated as a wholly foreign-owned enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies owned by PRC companies or individuals as defined under the M&A Rules and (2) no explicit provision in the M&A Rules clearly classifies the contractual arrangements among WFOE, the VIE and the VIE’s shareholders as an acquisition falling under the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion.
On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities. According to Law, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities.
On December 27, 2021, NDRC and MOFCOM jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version) (the “Negative List”), which became effective and replaced the previous version on January 1, 2022. According to the Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors.
Since none of our PRC subsidiaries engages in businesses in which foreign investment is prohibited, we believe that our PRC subsidiaries are not required to obtain such approval under the Negative List. However, the abovementioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties, and uncertainties remain regarding the interpretation and implementation of the new rules and regulations.
On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023.
According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.
The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules — Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises promulgated by CSRC on its official website on February 17, 2023, the companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, before such companies’ overseas issuance and listing. We completed the filing procedures in connection with the Business Combination under the Overseas Listing Trial Measures on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. We are not required to complete the CSRC filing procedures and obtain the CSRC approval under the Overseas Listing Trial Measures in connection with the resale of Registered Securities as described in this prospectus, because the resale of Registered Securities, including the Ordinary Shares issuable from the exercise of Warrants, does not involve the issuance of new securities of our Company that have not been previously included in our filing with the CSRC in connection with the Business Combination.
Pursuant to the Overseas Listing Trial Measures, we may need to complete filing procedures for future offshore fund-raising activities, including conducting follow-on offering in the United States. We may not be able to complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all, and may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies as a result. These regulatory agencies may impose penalties on us, including forced rectification, warning and fines from RMB1,000,000 to RMB10,000,000 against us, and could materially hinder our ability to raise fund overseas.
In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us, or otherwise tighten the regulations on overseas listing of PRC domestic companies. If it is determined that our future offshore fund-raising activities is subject to any CSRC approval, filing, other governmental authorization or requirements, we cannot assure you that we could obtain such approval or meet such requirements in a timely manner or at all. Such failure may subject us to fines, penalties or other sanctions which may have a material adverse effect on our business and financial condition.
We may be liable for improper use or appropriation of personal information provided by our customers.
Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of customer, employee and company data are critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.
The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation (the “SAMR”) have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated the Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.
In July 2021, the CAC and other related authorities released the draft amendment to the Cybersecurity Review Measures for public comments through July 25, 2021, the final version of which became effective on

February 15, 2022. Any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our applications from the relevant application stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may materially adversely affect our business, financial condition or results of operations.
On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.
As uncertainties remain regarding the interpretation and implementation of these laws and regulations, there can be no assurance that we will comply with such regulations in all respects, and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may materially adversely affect our business, operations and financial condition.
While we have taken various measures to comply with applicable data privacy and protection laws and regulations, our current security measures and those of our third-party service providers may not always be adequate for the protection of customers, employees or company data. We may be a target for computer hackers, foreign governments or cyber terrorists in the future.
Unauthorized access to our proprietary internal and customer data may be obtained through break-ins, sabotage, breach of secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of third-party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage proprietary internal and customer data change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.
Unauthorized access to our proprietary internal and customer data may also be obtained through inadequate use of security controls. Any of such incidents may harm our reputation and adversely affect our business and results of operations. In addition, we may be subject to negative publicity about security and privacy policies, systems, or measurements. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to our systems or disclosure of our customers’ data, including their personal information, could result in loss or misuse of such data, interruptions to the service system, diminished customer experience, loss of customer confidence and trust or impairment of technology infrastructure, and harm our reputation and business, resulting in significant legal and financial exposure and potential lawsuits.
Compliance with any additional laws, along with the push for comprehensive data protection regulation, could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with customers and business partners. Any failure by us or our business partners to comply with applicable regulations could result in regulatory enforcement actions against us and adversely impact our reputation.
PRC regulations relating to investments in offshore companies by PRC residents may subject PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect our business and financial condition.
On July 4, 2014, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Administration on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“Circular 37”). Circular 37 replaced the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic

Residents Conducted Through Offshore Special Purpose Companies (“Notice 75”), which became effective on November 1, 2005.
Circular 37 stipulates that prior to establishing or assuming control of an offshore company (the “Offshore SPV”), for financing that Offshore SPV with assets of, or equity interests in, an enterprise in the PRC, each PRC resident (whether a natural or legal person) who is a beneficial owner of the Offshore SPV must complete prescribed registration procedures with the local branch of SAFE. Pursuant to Circular 37, PRC residents must amend their SAFE registrations under certain circumstances, including upon any injection of equity interests in, or assets of, a PRC enterprise to the Offshore SPV or upon any material change in the capital of the Offshore SPV (including a transfer or swap of shares, a merger or division).
On February 13, 2015, SAFE issued the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (“Notice 13”). Notice 13 states that local PRC banks will examine and handle foreign exchange registrations for overseas direct investment, including the initial foreign exchange registration and amendment registration, from June 1, 2015. However, substantial uncertainties remain with respect to the interpretation and implementation of this notice by governmental authorities and banks.
On December 26, 2017, the NDRC issued the Measures for the Administration of Overseas Investment of Enterprises (“Measures 11”), which became effective from March 1, 2018. Measures 11 states that PRC enterprises must obtain approval from the NDRC or file with the NDRC their offshore investments made through controlled Offshore SPVs.
Pursuant to the Measures 11 and the Measures for the Administration of Outbound Investment published by the MOFCOM in September 2014, any outbound investment of PRC enterprises must be approved by or filed with MOFCOM, NDRC or their local branches. State-owned enterprises may also be required to complete approval or filing procedures with state-owned assets supervision and administration authorities with respect to certain outbound direct investments.
We have requested that our current shareholders and beneficial owners who, to our knowledge, are PRC residents complete the foreign exchange registrations and that those who, to our knowledge, are PRC enterprises comply with outbound investment related regulations. However, we may not be fully aware of the identities of beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot guarantee that all of our beneficial owners who are PRC residents will comply with the requirements under Circular 37 or related SAFE rules, or other outbound investment related regulations.
If any of our beneficial owners who are PRC residents fail to comply with Circular 37 or related SAFE rules or other outbound investment related regulations, the PRC Subsidiaries could be subject to fines and legal penalties. Failure to comply with Circular 37 or related SAFE rules or other outbound investment related regulations could be deemed as evasion of foreign exchange controls and subject us to liability under PRC law. As a result, SAFE could restrict our foreign exchange activities, including dividends and other distributions made by our PRC subsidiaries to us and our capital contributions to our PRC subsidiaries.
If any of our beneficial owners who are PRC residents fail to comply with Measures 11, the investments of such beneficial owners could be subject to suspension or termination, while such beneficial owners could be subject to warnings or applicable criminal liabilities. Any of the foregoing could materially adversely affect our operations, acquisition opportunities and financing alternatives.
Failure to comply with the registration requirements for employee stock ownership plans or share option plans may subject us and our PRC equity incentive plan participants to fines and other legal or administrative sanctions.
Pursuant to Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employee of the PRC Subsidiaries of overseas companies may submit applications to SAFE or its local branches for foreign exchange registration before exercising rights. Our directors, executive officers and other employees who are PRC residents that have been granted options may follow Circular 37 to apply for foreign exchange registration.

We and our directors, executive officers and other employees who are PRC residents that have been granted options are subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed company, issued by SAFE in February 2012. According to the Notice, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC residents must register with SAFE through a domestic qualified agent and complete certain other procedures.
Failure to complete SAFE registrations may subject our employees, directors, supervisors and other management members participating in our stock incentive plans to fines and legal sanctions or limit our PRC subsidiaries’ ability to distribute dividends to us. Failure to complete SAFE registrations may also limit our ability to make payments under the share incentive plans or receive dividends or sales proceeds related thereto, or to contribute additional capital into our PRC subsidiaries. In addition, we face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law.
We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law and may therefore be subject to PRC income tax.
Under the PRC Enterprise Income Tax Law effective from January 1, 2008 and last amended on December 29, 2018, as well as its implementation rules effective from January 1, 2008 and amended on April 23, 2019, an enterprise established outside of the PRC with a “de facto management body” in the PRC is considered a resident enterprise and will be subject to a 25% enterprise income tax on its global income. The implementation rules define the term “de facto management body” as an establishment that carries out substantial and overall management and control over the manufacturing and operations, personnel, accounting and properties of an enterprise.
The State Administration of Taxation has issued guidance, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those, such as us, controlled by foreign enterprises or individuals.
However, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should determine the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. We may be considered a PRC tax resident under the new tax law and may become subject to the uniform 25% enterprise income tax on their global income, which could materially adversely affect their results of operations.
Dividends payable to foreign investors and gains on the sale of the Ordinary Shares by foreign investors may become subject to PRC tax law.
Under the PRC Enterprise Income Tax Law and its implementing rules, in general, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises that do not have an establishment or place of business in the PRC, or have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, in each case to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of the Ordinary Shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC.
If we are deemed as a PRC resident enterprise, dividends paid on the Ordinary Shares, and any gain realized from the transfer of the Ordinary Shares, will be treated as income derived from sources within the PRC and be subject to PRC taxation. Furthermore, if we are deemed as a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of the Ordinary Shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties.
If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of the Ordinary Shares can claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to non-PRC investors or gains from the transfer of the Ordinary Shares by such investors are subject to PRC tax, the value of your investment in the Ordinary Shares may decline significantly.
Our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.
On February 3, 2015, the State Administration of Taxation issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises (“Circular 7”), which replaced or supplemented certain previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (the “Circular 698”), issued by the State Administration of Taxation on December 10, 2009. Circular 7 sets out a wider scope of indirect transfer of PRC assets that might be subject to PRC enterprise income tax. Circular 7 also includes detailed guidelines regarding when such indirect transfer is considered to lack a bona fide commercial purpose and thus regarded as avoiding PRC tax. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which came into effect on December 1, 2017 and was amended on June 15, 2018. SAT Circular 37 further clarifies the practices and procedures for withholding non-resident enterprise income tax.
The conditional reporting obligation of the non-PRC investor under Circular 698 is replaced by a voluntary reporting by the transferor, the transferee or the underlying PRC resident enterprise transferred. Using a “substance over form” principle, PRC tax authorities may disregard the existence of the overseas holding company if the company lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, currently at a rate of 10%, and the transferee has an obligation to withhold tax from the sale proceeds.
Gains from the sale of shares by investors through a public stock exchange are not subject to the PRC enterprise income tax pursuant to Circular 7 where such shares were acquired in a transaction through a public stock exchange.
There remains uncertainty as to the application of Circular 7 and the SAT Circular 37. PRC tax authorities may determine that Circular 7 and the SAT Circular 37 are applicable to offshore restructuring transactions or sale of the shares of offshore subsidiaries where non-resident enterprises, as the transferors, were involved. PRC tax authorities may pursue such non-resident enterprises with respect to a filing regarding the transactions and request our PRC subsidiaries to assist in the filing.
As a result, our non-resident subsidiaries in such transactions may risk being subject to filing obligations or being taxed under Circular 7 and the SAT Circular 37, unless it can be justified that the transactions are of reasonable business purposes such as group restructuring or other allowed circumstances. Practically, there has been no major transaction of similar nature challenged by the PRC tax authorities. However, given the increasingly tightened tax administration in China and the uncertainties under Circular 7, we cannot assure you that there is no tax reporting or settlement risk for such transactions.
We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.
Baird Medical Investment Holdings Limited is a Cayman Islands holding company with no Chinese operations. We rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur.
Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries are required to set aside at least 10% of its accumulated profits each year, after making up previous years’ accumulated losses, if any, to fund certain reserve funds until the total amount set aside reaches

50% of its registered capital. As a result of these laws, rules and regulations, our PRC subsidiaries are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.
To the extent our cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to the imposition of restrictions and limitations on the ability of our subsidiaries to transfer cash or assets. While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Baird Medical Investment Holdings Limited and our Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not impose restrictions on Baird Medical Investment Holdings Limited and its subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong.
The Enterprise Income Tax Law enacted by the National People’s Congress, which became effective on January 1, 2008, and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident. See “— Risks Related to Doing Business in China — Our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”
Any restriction on currency exchange may limit the ability of our PRC subsidiaries to use their Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.
Governmental control of currency conversion may limit the ability of us to utilize our net revenues effectively and our ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.
The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Our PRC subsidiaries receive substantially all of their net revenue in Renminbi. Under the current corporate structure, we primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have.
The Renminbi is convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from or for our onshore subsidiaries. Certain PRC Subsidiaries may purchase foreign currency for settlement of “current account transactions” without the approval of SAFE by complying with certain procedural requirements.
However, PRC governmental authorities may limit or eliminate the ability of our PRC subsidiaries to purchase foreign currencies for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.
Since a significant amount of our PRC subsidiaries’ revenue is denominated in Renminbi, any existing and future restrictions on currency exchange may limit their ability to utilize cash generated in Renminbi to fund their business activities outside of the PRC or pay dividends in foreign currencies to the shareholders, including holders of the Ordinary Shares. These restrictions may also limit our ability to obtain foreign currency through debt or equity financing for our PRC subsidiaries.
Fluctuations in the value of the Renminbi may materially adversely affect your investment.
The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system, and the Renminbi may appreciate or depreciate significantly against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar.
Significant revaluation of the Renminbi may materially adversely affect your investment. For example, to the extent that we need to convert U.S. dollars received from offshore financing activities into Renminbi for the operations of our PRC subsidiaries, appreciation of the Renminbi against the U.S. dollar would decrease the Renminbi amount that we would have received from the conversion. Conversely, if we convert Renminbi into U.S. dollars for the purpose of making payments for dividends on the Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amount available to us.
Limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any material hedging transactions to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure. In addition, currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.
Trading in our securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our securities, or the threat of being delisted, may materially and adversely affect the value of your investment.
We are subject to a number of prohibitions, restrictions and potential delisting risk under the HFCAA. Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years.
In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed a Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. On December 29, 2022, the Consolidated Appropriations Act, which the Accelerating Holding Foreign Companies Accountable Act forms a part, was signed into law, and it officially reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two, and thus, would reduce the time before an applicable issuer’s securities may be prohibited from trading or delisted.
We dismissed Marcum Asia CPAs LLP (“Marcum Asia”) and appointed Kreit & Chiu CPA LLP (“Kreit & Chiu”) as our independent registered public accounting firm, effective from January 24, 2025. Marcum Asia, our former auditor, is an independent public accounting firm registered with the PCAOB. Marcum Asia audited our financial statements for the fiscal years ended December 31, 2022 and 2023 included elsewhere in this prospectus. Our former auditor is headquartered in the United States and is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB in 2021. Our current auditor, Kreit & Chiu, an independent registered public accounting firm that headquartered in New York, is currently subject to the PCAOB inspections on a regular basis and was not identified in the determination report made by the PCAOB on December 16, 2021.
However, whether the PCAOB will re-evaluate its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and to pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely in 2024 and beyond, or if we otherwise fail to meet the PCAOB’s requirements, the Ordinary Shares will be delisted from the Nasdaq Stock Market, and our shares will not be permitted for trading over the counter in the United States under the HFCAA and related regulations.
The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations. Failure to make adequate contributions to employee benefit plans as required by PRC regulations may subject us to penalties.
The Standing Committee of the National People’s Congress enacted the Labor Contract Law in 2008, and amended it on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws.
Under the Labor Contract Law, an employer must sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Furthermore, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have an unlimited term, subject to certain exceptions.
With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, PRC governmental authorities have introduced various new labor-related regulations since the effectiveness of the Labor Contract Law. Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds. Employers must apply for social insurance registration and open housing fund accounts for the employees and are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. See “— Risks Related to Our Business and Industry — Relevant government authorities may require us to contribute additional social insurance premiums or housing provident funds, or may impose late payment fees or fines on us.”
As the interpretation and implementation of these regulations are evolving, employment practices of the PRC Subsidiaries and the Affiliated Entities may not be at all times deemed in compliance with the regulations. As a result, these entities could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.
There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC.
Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For instance, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism.
According to Article 177 of the PRC Securities Law (the “Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without PRC government approval, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China. The inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. Furthermore, as of the date of this prospectus, there have not been implementing rules or regulations regarding the application of Article 177, and, accordingly, it remains unclear as to how it will be interpreted, implemented or applied by relevant government authorities. As such, there are also uncertainties as to the procedures and requisite timing for the overseas securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from trading market within the United States. See also “— Risks Related to Our Securities and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the law of the Cayman Islands, and will conduct substantially all of our operations in China, and a majority of our directors and executive officers will reside outside of the United States.”
Risks Related to Our Securities and this Offering
The price of our securities may be volatile, and the value of our securities may decline.
We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to the market price at which our securities traded immediately after the Business Combination or to any other established criteria of the value of our business and prospects, and the market price of our securities may fluctuate substantially and may be lower than the price agreed by ExcelFin and us in connection with the Business Combination. In addition, the trading price of our securities has been and is likely to continue to be volatile, and could fluctuate widely in response to various factors, some of which are beyond its control. For example, the high and low closing prices of our Ordinary Shares since the completion of the Business Combination were US$6.00 and US$2.72, respectively. The volatility of and fluctuations in the trading price of our Ordinary Shares could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of our securities include the following:
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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in our projected operating and financial results;

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changes in laws or regulations applicable to our business;

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announcements by our or our competitors of significant business developments, acquisitions or new offerings;

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sales of our securities by our shareholders or warrant holders, including the sales of the Registered Securities as described in this prospectus, as well as the anticipation of lockup releases;

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significant breaches of, disruptions to or other incidents involving our information technology systems or those of our business partners;

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our involvement in material litigation;

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conditions or developments affecting the medical technology industry in China;

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changes in senior management or key personnel;

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the trading volume of our securities;

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general economic and market conditions; and

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other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for our unaffiliated investors.
A conventional initial public offering (an “IPO”) involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company, such as ExcelFin, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.
In addition, going public via a business combination with a special purpose acquisition company does not involve a bookbuilding process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a special purpose acquisition company, the value of the target company is established by means of negotiations between the target company and the special purpose acquisition company. The process of establishing the value of a target company in a business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, while IPOs are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an IPO, there is no comparable process of generating investor demand in connection with a business combination between a target company and a special purpose acquisition company, which may result in lower demand for our securities after the Closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility.
The Warrants to purchase the Ordinary Shares will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Upon the consummation of the Business Combination, outstanding ExcelFin Warrants were assumed by us and converted into corresponding warrants to purchase an aggregate of 11,500,000 Ordinary Shares. The Assumed Public Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Assumed Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The Assumed Public Warrants may be exercised only for a whole number of the Ordinary Shares. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the then-existing holders of the Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Ordinary Shares. The exclusive forum provision in the amended and restated warrant agreement can result in increased costs to investors to bring a claim.
The warrant agreement relating to the Assumed Public Warrants provides that we agree that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit Assumed Public Warrant holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the A&R Warrant Agreement.
In connection with the Business Combination, we entered into the A&R Warrant Agreement on October 1, 2024, which relates to the Assumed Public Warrants. The A&R Warrant Agreement provides that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act but, as discussed below, will not apply to claims under the Exchange Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the A&R Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the A&R Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our securities.
The exclusive forum provision in the A&R Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the A&R Warrant Agreement, which may discourage such lawsuits against us and our directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Our Warrants may never be in the money, and they may expire worthless.
The exercise price for our Warrants is US$11.50 per share (subject to adjustment as described herein), which exceeds the closing price of the Ordinary Shares of US$1.63 per share on December 4, 2025. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of the Ordinary Shares. If the market price for the Ordinary Shares is less than US$11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants.
We may redeem your unexpired Assumed Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Assumed Public Warrants worthless.
After the Closing, we have the ability to redeem the outstanding Assumed Public Warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, if, among other things, the last reported sale price of the Ordinary Shares equals or exceeds US$18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). If and when the Assumed Public Warrants become redeemable, we may exercise such redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Assumed Public Warrants as described above could force you to (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is expected to be substantially less than the market value of the Assumed Public Warrants.
Sales of the Registered Securities, or the perception of such sales, by the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Class A Ordinary Shares to decline.
The sale of the Registered Securities in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could increase the volatility of the market price of the Ordinary Shares or result in a significant decline in the public trading price of the Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of the Registered Securities may cause the market price of our securities to drop significantly, even if our business is doing well.
Although a portion of the securities being registered for resale by certain Selling Securityholders named in the prospectus are subject to a six-month or one-year lock-up period from October 1, 2024, subject to certain exceptions, these shares will, upon expiration of such lock-up period, become eligible for resale without contractual restrictions. Following the expiration of the applicable lock-up period described in this prospectus and as restrictions on resale end and registration statements are available for use, the market price of the Ordinary Shares could decline if the holders of restricted or locked-up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of the Ordinary Shares in the public market could occur at any time following the expiration of the applicable lock-up period described in this prospectus. These sales, or the perception in the market that the holders of a large number of Registered Securities intend to sell such shares, could reduce the market price of the Ordinary Shares.
This prospectus relates to the potential offer and sale from time to time by the Selling Securityholders of up to 34,415,562 Ordinary Shares, including (1) 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical, which were issued to Betters Medical in connection with the Business Combination valued at US$10.20 per share and distributed to the existing shareholders of Betters Medical as a stock dividend through a pro rata distribution in proportion to Betters Medical’s shareholding structure on June 25, 2025; (2) 6,028,406 issued and outstanding Sponsor Shares, comprising (x) 5,750,000 Ordinary Shares exchanged from 5,750,000 ExcelFin Class A Common Stock purchased by the Sponsor at a price of approximately US$0.004 per share; and (y) 278,406 Ordinary Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of US$10.20 per share; (3) 50,000 issued and outstanding Ordinary Shares currently held by Cohen, which were issued to Cohen valued at US$10.00 per share; (4) up to 290,000 Ordinary Shares by GFC upon conversion of 290,000 GFC Shares acquired by GFC in a private placement concurrently with the closing of the Business Combination at US$10.00 per share in accordance with the terms of the Amended and Restated Articles of Association of the Company; and (5) 583,529 issued and outstanding Ordinary Shares currently held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”), which were issued to Grand Fortune valued at US$6.75 per share.
Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” and assuming the Earnout Shares will be vested, the Registered Securities being offered for resale pursuant to this prospectus by the Selling Securityholders include up to 34,415,562 Ordinary Shares, constituting (on a post-exercise basis) approximately 70.9% of our issued and outstanding Ordinary Shares as of the date of this prospectus (assuming the exercise of all of our outstanding Warrants and full conversion of GFC Shares into 290,000 Ordinary Shares). Despite a potential decline in the public trading price of the Ordinary Shares, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. For example, based on the closing price of our Ordinary Shares at US$1.63 on December 4, 2025, the holders of Sponsor Shares may experience a potential profit of up to US$1.626 per share; and certain shareholders of Betters Medical following the Pro Rata Distribution may experience a potential profit of up to US$1.44 per share. The holders of Public Warrants may experience a potential profit on their Warrants if the price of our Ordinary Shares exceeds US$11.50 per share.
Public securityholders who purchased our securities at higher prices than the Selling Securityholders may experience lower rates of return (if any) than the Selling Securityholders, due to differences in purchase price and the potential trading price at which they may be able to sell. Given the substantial number of the Registered Securities for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of the Registered Securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of the Registered Securities, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

We are a foreign private issuer, and as such are not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
We currently report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance listing standards.
Our securities are listed on the Nasdaq Stock Market. The Nasdaq Stock Market corporate governance listing standards permit a foreign private issuer such as us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market corporate governance listing standards.
For instance, we are not required to:
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have a majority of the board be independent;

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have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

•
have regularly scheduled executive sessions with only independent directors each year.

We do not intend to have a majority of the board be independent or hold annual meeting of shareholders. We may also continue to rely on this and other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so, our shareholders may be afforded less protection than they otherwise would have under the Nasdaq Stock Market Rules applicable to U.S. domestic issuers.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the law of the Cayman Islands, and will conduct substantially all of our operations in China, and a majority of our directors and executive officers will reside outside of the United States.
We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct a majority of our operations through our PRC subsidiaries. Substantially all of our assets are located outside of the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC could render you unable to enforce a judgment against the relevant assets or the assets of the relevant directors and officers.
In addition, our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman

Islands. The rights of investors to take action against our directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (save for the memorandum and articles of association, the register of mortgages and charges, and special resolutions of our shareholders). Our directors have discretion under the Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but we are not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder’s motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “— As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance listing standards.”
As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a company incorporated in the United States.
The Amended and Restated Memorandum and Articles of Association contain certain provisions, including anti- takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
The Amended and Restated Memorandum and Articles of Association contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for the Ordinary Shares, and therefore depress the trading price of the Ordinary Shares. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by us or taking other corporate actions, including effecting changes in our management. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.
A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.
The price of our securities has fluctuated and may continue to fluctuate significantly due to the market’s reaction to our financial performance, results of operations and general market and economic conditions. A substantial amount of our Ordinary Shares are subject to transfer restrictions following the Business Combination. An active trading market for our securities may not be sustained. In addition, the price of our securities may vary due to general economic conditions and forecasts, our general business condition and the release of its financial reports. Additionally, if our securities are delisted from the Nasdaq Stock Market and are quoted on over-the-counter market, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on the Nasdaq Stock Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, our market or competitors, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline.
Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China could increase our compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate our future securities offerings, resulting in difficulties in our capital-raising efforts.
On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, we may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, resulting in difficulties in our capital-raising efforts.
The issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.
We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We also expect to grant equity awards to key employees under the 2024 Equity Incentive Plan. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Ordinary Shares to decline.
We do not intend to pay dividends before we become profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the Ordinary Shares.
We do not intend to pay any cash dividends before we become profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of the Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
A significant portion of our outstanding shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of the Ordinary Shares to drop significantly, even if our business is doing well.
On October 1, 2024, Betters Medical and Baird Medical entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which Betters Medical agreed not to transfer any Ordinary Shares acquired by it in the Share Contribution prior to the earlier of (a) a change of control of Baird Medical or (b) six months from the Closing Date. The Lock-Up Agreement allows for transfers to certain permitted transferees so long as such transferee agrees to the same restrictions on the transfer of the Ordinary Shares that apply to Baird Medical. In addition, the Lock-Up Agreement provides that the Betters Medical Earnout Shares will not vest unless and until within the eighth anniversary of the Closing (a) the volume weighted average price of the

Ordinary Shares on Nasdaq is greater than or equal to US$12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of Baird Medical occurs with an implied value at or above $12.50 per share.
The Sponsor agrees that it not transfer any Founder Shares until the earlier of (A) one year after the completion of the Business Combination and (B) subsequent to the Business Combination, (x) the date on which we (or any company of which we become a direct or indirect wholly owned subsidiary pursuant to such Business Combination) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to a Business Combination) for cash, securities or other property, or (y) if the VWAP of the Ordinary Shares equals or exceeds US$15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing after the Business Combination.”
Pursuant to the A&R Registration Rights Agreement, we have agreed that we will file with the SEC (at our sole cost and expense) a resale registration statement, and we will use our commercially reasonable efforts to have the resale registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof.
We are an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We do not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which we have total annual gross revenue of at least US$1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which we have issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period.
Investors may find our securities less attractive, and there may be a less active trading market for our securities, and the price of such securities may be more volatile.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the continued listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
In the past, shareholders of some public companies brought securities class action suits against these companies following periods of instability in the market price of these companies’ securities. Our involvement in a class action suit could divert a significant amount of our management’s attention and other resources from our business, which could harm our results of operations and require us to incur significant expenses to defend the suit.
Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.
If we are characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may experience adverse U.S. federal income tax consequences.
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. For purposes of making these determinations, a company is generally treated as directly earning a pro rata share of the income (and directly owning a pro rata share of the assets) of any entity in which it is considered to own at least 25% of the shares by value. The determination of whether we will be treated as a PFIC for the current taxable year will depend on a number of factors, including the amount of cash held by ExcelFin and Betters Medical and its subsidiaries, among others. Accordingly, there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in the current taxable year or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.
Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Changes in our composition, the composition of our income or the composition of its assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.
If we are a PFIC for any taxable year, a U.S. Holder of our securities may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Taxation — Certain Material U.S. Federal Income Tax Consequences — Passive foreign investment company rules.” U.S. Holders of our securities are strongly encouraged to consult their tax advisors regarding the potential application of these rules to us and the ownership of our securities.
The IRS may not agree that we (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.
For U.S. federal income tax purposes, a corporation generally is considered to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, we would be classified as a non-U.S. corporation (and, therefore, we would not be a U.S. tax resident) for U.S. federal income tax purposes because we are incorporated under the laws of the Cayman Islands. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, we could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. holders could be subject to U.S. withholding tax. In addition, even if we are not treated as a U.S.

corporation, we may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former ExcelFin stockholders exceeds a threshold amount. If it were determined that we are treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, dividends by us would not qualify for “qualified dividend income” treatment, redemptions made by us of our stock would be subject to an excise tax of 1% of the fair market value of such stock under Section 4501 of the Code, and our U.S. affiliates after the completion of the First Merger could be subject to increased taxation under the inversion gain rules and Section 59A of the Code.
We do not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes or otherwise be subject to unfavorable treatment as a surrogate foreign corporation for U.S. federal income tax purposes. However, the rules for determining ownership under Section 7874 of the Code are complex and unclear. Accordingly, there can be no assurance that the IRS will not take the position that Section 7874 of the Code applied to the First Merger or that a court will not agree with such a position of the IRS in the event of litigation. For additional discussion of the potential impact of Section 7874 of the Code, see the section titled “Taxation — Certain Material U.S. Federal Income Tax Consequences — Tax Residence of the Company for U.S. Federal Income Tax Purposes.”
If a U.S. Holder is treated as owning at least 10% of our ordinary shares, such U.S. Holder may be subject to adverse United States tax consequences.
If a U.S. Holder (as defined below) is treated as owning, directly, indirectly or constructively, at least 10% of the value or voting power of our Ordinary Shares, such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group, if any. Generally, a non-United States corporation is deemed as a controlled foreign corporation if more than 50% of its stock (by voting power or value) of is owned (directly, indirectly or constructively) by United States shareholders. We will generally be classified as a controlled foreign corporation if more than 50% of our outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by United States shareholders. Although we are not likely to be a controlled foreign corporation, because our group includes United States subsidiaries, certain of our non-United States subsidiaries will likely be treated as controlled foreign corporations. We cannot provide any assurances that we will assist our investors in determining whether any of our non-United States subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any United States shareholder information that may be necessary to comply with its reporting and tax paying obligations as a result. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our Ordinary Shares.

CAPITALIZATION
The following table sets forth our total capitalization, on an actual basis, as of June 30, 2025.
As we will not receive any proceeds from the sale of the Registered Securities sold by the Selling Securityholders, no further change is disclosed on a pro forma basis to reflect sales of shares pursuant to this prospectus. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at US$1.63 on December 4, 2025, which is less than the exercise price of US$11.50 per share pursuant to the terms of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants. Therefore, proceeds receivable from the exercise of the Warrants are also excluded from the adjustments.
The information in the following table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.
As of June 30, 2025	On an actual basis
(in US$)
Cash and cash equivalents	2,171,492
Debt:
Non-current financial borrowings	5,898,630
Current financial borrowings	35,467,781
Total Debt	41,366,411
Equity:
Preferred shares	29
Ordinary shares	2,655
Statutory reserve	4,611,287
Additional paid in capital	17,770,394
Retained earnings	15,450,720
Accumulated other comprehensive loss	(2,247,122)
Total shareholder’s equity	35,587,963
Non-controlling interests	36,108
Total Capitalization	76,990,482

SELECTED HISTORICAL FINANCIAL DATA
The following tables present the selected consolidated financial and other data of us.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The historical results included below and elsewhere in this prospectus are not indicative of our future performance. You should read the following information in conjunction with those financial statements and accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The selected consolidated statements of operations data for the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2024 and 2025 and consolidated statements of financial position data as of December 31, 2023 and 2024 and June 30, 2025 have been derived from the audited consolidated balance sheet of us as of December 31, 2023 and 2024 and unaudited consolidated balance sheet as of June 30, 2025, and the related consolidated statements of operations for each of the fiscal years in the three and a half year period ended June 30, 2025 included elsewhere in this prospectus.
Selected statements of operations:
	Year Ended December 31,			For the six months ended June 30,
	2022	2023	2024	2024	2025
	US$	US$	US$	US$	US$
Revenues	$35,091,174	$31,457,908	$37,037,108	$13,136,588	$7,959,494
Cost of revenues	(7,054,323)	(4,227,409)	(4,383,363)	(1,645,559)	(1,424,240)
Gross profit	28,036,851	27,230,499	32,653,745	11,491,029	6,535,254
Operating expenses:
Selling and marketing expenses	(3,585,138)	(2,547,000)	(4,061,116)	(1,168,576)	(1,127,725)
General and administrative expenses	(6,960,604)	(8,546,880)	(7,103,226)	(3,205,845)	(8,677,640)
Research and development expenses	(3,859,392)	(4,274,894)	(6,174,365)	(2,027,439)	(7,180,293)
Total operating expenses	(14,405,134)	(15,368,774)	(17,338,707)	(6,401,860)	16,985,658
Income from operations	13,631,717	11,861,725	15,315,038	5,089,169	(10,450,404)
Interest expense	(299,269)	(285,833)	(576,752)	(238,919)	(358,215)
Interest income	8,553	1,562	393	264	762
Subsidy income	1,375,447	791,959	266	265	56,968
Other expenses, net	(194,580)	(10,211)	(651,657)	5,627	(49,107)
Income before income tax	14,521,868	12,359,202	14,087,288	4,856,406	(10,799,996)
Income tax provision	(1,746,897)	(1,701,019)	(1,489,190)	(481,279)	(559,131)
Net income	$12,774,971	$10,658,183	$12,598,098	$4,375,127	$(11,359,127)
Other comprehensive loss, net of tax
Foreign currency translation adjustment	$(1,506,905)	$(728,688)	$(1,135,939)	$(828,730)	$893,939
Comprehensive income	$11,268,066	$9,929,495	$11,462,159	$3,546,397	$(10,465,188)
Net income attributable to controlling shareholders	$12,568,750	$10,545,978	$12,453,369	$3,501,537	$(10,399,956)
Basic earnings per common share	0.49	0.41	0.49	0.17	(0.43)
Diluted earnings per common share	0.49	0.41	0.49	0.17	(0.43)

Selected Consolidated Balance Sheet Data
	As of December 31,		As of
	2023	2024	June 30, 2025
ASSETS
CURRENT ASSETS
Cash	$1,510,484	$2,970,199	$2,171,492
Accounts receivable, net	31,099,891	46,575,776	40,824,995
Inventories	1,142,569	1,296,577	1,430,376
Prepayments, net	5,814,691	10,274,207	15,983,806
Deposits and other assets, net	120,485	295,754	332,689
Due from related parties	394,582	2,862	2,916
Total Current Assets	40,082,702	61,415,375	60,746,274
NON-CURRENT ASSETS
Property and equipment, net	6,138,694	7,141,064	6,705,182
Intangible assets, net	25,479	16,528	12,631
Deferred tax assets	814,372	714,461	700,524
Right-of-use assets	861,331	475,119	289,395
Deferred offering costs	875,258	—	—
Goodwill	59,375	57,772	58,869
Prepayments – non current	7,698,728	8,021,046	8,353,796
Deposits and other assets – non current	152,450	121,505	123,811
Total Non-Current Assets	16,625,687	16,547,495	16,244,208
Total Assets	$56,708,389	$77,962,870	$76,990,482
CURRENT LIABILITIES
Short-term bank loans	8,166,400	16,166,000	13,953,020
Tax payables	770,953	2,873,453	2,452,315
Salaries and benefits payable	750,635	797,912	693,309
Contract liability	499,905	792,102	1,093,434
Short-term lease liabilities	503,891	264,316	118,607
Accounts payable	550,188	1,252,667	2,136,075
Amounts due to a related party	3,785,250	3,703,700	4,502,547
Accrued listing expenses payable	2,172,651	5,341,848	5,282,105
Accrued expenses and other payables	864,687	2,518,175	2,623,151
Deferred tax liabilities	93,389	45,238	21,559
Long-term loan – current portion	817,485	867,772	2,591,659
Total Current Liabilities	18,975,434	34,623,183	35,467,781
NON-CURRENT LIABILITIES
Long-term lease liabilities	412,121	136,683	84,459
Long-term loan – non current	1,613,579	3,442,526	5,814,171
Total Non-Current Liabilities	2,025,700	3,579,209	5,898,630
Total Liabilities	$21,001,134	$38,202,392	$41,366,411

	As of December 31,		As of
	2023	2024	June 30, 2025
Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; 290,000 shares issued and outstanding as of December 31, 2024 and June 30, 2025	—	29	29
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 35,728,625 shares issued, 25,555,096 shares outstanding as of December 31, 2024; 40,979,382 shares issued, 26,552,370 shares outstanding as of June 30, 2025*	2,556	2,556	2,655
Additional paid-in capital*	18,850,677	11,441,712	17,770,394
Statutory reserve	4,508,366	4,591,151	4,611,287
Retained earnings	14,394,167	26,764,751	15,450,720
Accumulated other comprehensive loss	(2,005,122)	(3,141,061)	(2,247,122)
Total Baird Medical Investment Holdings Limited’s Shareholders’ Equity	35,750,644	39,659,138	35,587,963
Non-controlling interests	(43,389)	101,340	36,108
Total Liabilities and Equity	$56,708,389	$77,962,870	$76,990,482

*
Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

Summary statements of cash flows
	For the year ended December 31,			For the six months ended June 30,
	2022	2023	2024	2024	2025
	US$	US$	US$	US$	US$
Net cash (used in)/generated from operating activities	$485,968	$(1,019,964)	$(6,313,115)	$(3,960,397)	$(3,194,035)
Net cash used in investing activities	(5,921,464)	(2,638,488)	(2,853,678)	(484,839)	(44,610)
Net cash generated from financing activities	4,411,918	3,461,118	10,720,781	4,457,217	2,195,443
Effect of exchange rate changes on cash and restricted cash	(297,647)	(3,108)	(94,273)	(20,051)	244,495
Net (decrease)/increase in cash and restricted cash	(1,321,225)	(200,442)	1,459,715	(8,070)	(798,707)
Cash and restricted cash at beginning of the year/period	3,032,151	1,710,926	1,510,484	1,510,484	2,970,199
Cash and restricted cash at end of the year/period	$1,710,926	$1,510,484	$2,970,199	$1,502,414	$2,171,492

USE OF PROCEEDS
We will receive proceeds of up to an aggregate of US$132,250,000 from the exercise of the Warrants if all of the Warrants are exercised for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of the Warrants will decrease to the extent that Warrants are exercised on a cashless basis.
We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Securities, such as registration and filing fees and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY
We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.
In light of our holding company structure, our ability to pay dividends to the shareholders, and to service any debt we may incur, may depend upon dividends paid by our PRC subsidiaries, despite that we may obtain financing at the holding company level through other methods. However, our PRC subsidiaries are subject to certain statutory reserve and solvency conditions before they can distribute dividends or make payment to us, which, if failed, may restrict their ability to pay dividends or make payment to us. Under PRC laws and regulations, our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of such restrictions under PRC laws and regulations, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to us either in the form of dividends, loans or advances, which restricted portion amounted to US$4.4 million, US$4.5 million, US$4.6 million and US$4.6 million as of December 31, 2022, 2023 and 2024 and June 30, 2025, respectively.

CORPORATE HISTORY AND STRUCTURE
Our history traces back to June 2012 when Baide Suzhou Medical Co., Ltd., a limited liability company formed in the PRC (“Baide Suzhou”), was established by Haimei Wu, Wenyuan Wu, and two other independent third parties. Thereafter, we commenced our business, which consisted of the distribution of general medical devices in Guangdong, China. In May 2017, Baide Suzhou acquired a 51% equity interest in Nanjing Changcheng Medical Equipment Co., Ltd., a limited liability company formed in the PRC in January 2016 (“Nanjing Changcheng”) and expanded the Company’s business to include the development and provision of microwave ablation medical devices in China. In March 2019, Baide Suzhou acquired the remaining 49% equity interest in Nanjing Changcheng, and Nanjing Changcheng became a wholly owned subsidiary of Baide Suzhou. Over the years, Baird Medical has developed a strategically managed network with hospitals and medical device distributors, and has gradually expanded its market share in the distribution and sales of microwave ablation medical devices in the PRC.
We are an exempted company incorporated in the Cayman Islands with limited liability on June 16, 2023 for the purpose of effecting the Business Combination. Our principal executive office is Room 202, 2/F, Baide Building, Building 11, No.15 Rongtong Street, Yuexiu District, Guangzhou, Peoples Republic of China and its telephone number is +86 020-82185926. Our website address is bairdmed.com. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.
Business Combination with ExcelFin
On October 1, 2024, Baird Medical completed the Business Combination with ExcelFin, pursuant to which (i) Merger Sub 1 merged with and into ExcelFin, with ExcelFin continuing as the surviving entity and as a wholly-owned subsidiary of Baird Medical and (ii) Merger Sub 2 merged with and into Newco, with NewCo continuing as the surviving entity and as a wholly-owned subsidiary of Baird Medical, in accordance with the terms of the Business Combination Agreement.
Pursuant to the Business Combination Agreement (a) on August 3, 2023, Betters Medical contributed Tycoon Shares to Baird Medical in exchange for Ordinary Shares such that Tycoon became a wholly-owned subsidiary of Baird Medical and Betters Medical received in exchange therefor 29,411,764 Ordinary Shares (the “Share Contribution”) valued at US$10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Betters Medical transfered 1,947,058 Ordinary Shares (which shares shall not include the Betters Medical Earnout Shares) to Newco and the Minority Holders will exchange their ownership interests in Betters Medical for all of the outstanding ownership interests in Newco; and (c) after the special meeting, Merger Sub 1 merged with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of Baird Medical (the “First Merger”) and Merger Sub 2 merged with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of Baird Medical (the “Second Merger”). However, Betters Medical Earnout Shares will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to US$12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of Baird Medical occurs with an implied value at or above US$12.50 per share.
The Business Combination Agreement provides that at the Effective Time:
(i)
each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant in accordance with the terms of the applicable ExcelFin Unit;

(ii)
each outstanding public share of ExcelFin Class A Common Stock will be exchanged for one Ordinary Share; and, subject to a vesting requirement for 1,350,000 of such shares held by the Sponsor, each outstanding share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one Ordinary Share; and

(iii)
the registered holder of each ExcelFin Public Warrant will receive, in exchange for the ExcelFin Public Warrants, an equal number of Warrants.

In the Second Merger, 1,947,058 Ordinary Shares transferred by Betters Medical to Newco will be cancelled, and an equal number of Ordinary Shares will be issued to the Minority Holders. The Business

Combination Agreement provides that each of the 5,750,000 shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the Ordinary Shares issued to the Sponsor in the Business Combination in exchange for ExcelFin Class A Common Stock held by the Sponsor (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to US$12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of Baird Medical occurs.
Additional Agreements in connection with the Business Combination
This section describes the material provisions of certain additional agreements entered into pursuant to or in connection with the Business Combination Agreement.
Sponsor Support Agreement
In connection with the signing of the Business Combination Agreement, the Sponsor, ExcelFin, and Baird Medical entered into the Sponsor Support Agreement. Pursuant to this agreement, the Sponsor:
•
Agreed to vote all ExcelFin Common Stock held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and the Transactions and all other Transaction Proposals;

•
Agreed to surrender all 11,700,000 of the ExcelFin Private Placement Warrants which are owned by the Sponsor to ExcelFin for no additional consideration effective as of immediately prior to the Effective Time.

•
Agreed to convert all of the unpaid balances under the Sponsor Loans into Ordinary Shares at a price of US$10.20 per share immediately prior to the Effective Time and subject to the consummation of the Business Combination.

•
Agreed not to transfer any shares or ExcelFin Common Stock prior to the Closing.

•
Agreed to abstain from exercising any redemption rights of any shares of ExcelFin Common Stock held by it in connection with the ExcelFin Stockholders’ Approval.

•
Waived its right to an adjustment of the Conversion Ratio (as defined in Section 4.3(b) of the ExcelFin Charter) with respect to any conversion of its shares of ExcelFin Class B Common Stock in connection with the Transactions.

The parties also agreed that (x) 3,150,000 of the Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be fully vested and freely tradable, subject only to the restrictions on transfer set forth in the Insider Letter, as amended by the Amendment to Insider Letter, and (y) the remaining 1,350,000 of the Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be subject to vesting and forfeiture (the “Sponsor Earnout Shares”). The Sponsor Earnout Shares shall become fully vested if, at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time, the VWAP of Ordinary Shares is greater than or equal to US$12.50 over any 20 trading days within any 30-day trading period. For purposes hereof, “VWAP” means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded. If there is a Change of Control of Baird Medical after the Effective Time and prior to the fifth anniversary of the Effective Time, the Sponsor Earnout Shares shall become fully vested immediately prior to such Change of Control. If by the fifth anniversary of the Effective Time the Sponsor Earnout Shares shall not have vested, the Sponsor Earnout Shares shall be forfeited for no consideration and shall cease to represent any interest in Baird Medical, effective as of such date.
Betters Medical Lock-Up Agreement
At Closing, Betters Medical and Baird Medical will enter into the Betters Medical Lock-Up Agreement. Pursuant to the Business Combination Agreement, Betters Medical will agree not to transfer any Ordinary Shares acquired by it in the Share Contribution prior to the earlier of (a) a Change of Control of Baird Medical or (b) six months from the Closing Date. The agreement allows for transfers to certain permitted transferees so long as such transferee agrees to the same restrictions on the transfer of the Ordinary Shares that apply to Betters Medical. In addition, the Lock-Up Agreement provides that 8,823,529 PubCo Ordinary Shares issued to Betters Medical (the “Betters Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to US$12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of Baird Medical occurs with an implied value at or above $12.50 per share.
Insider Letter Amendment
In connection with the signing of the Business Combination Agreement, ExcelFin, the Sponsor, and each officer, director or board advisor of ExcelFin (each, an “Insider”) entered into an Amendment to Letter Agreement to amend the terms of the Insider Letter. Pursuant to this amendment, the Lock-Up in the Insider Letter was amended to provide that the Sponsor and the Insiders may not Transfer any founder shares (or any securities into which founder shares are converted or exchangeable pursuant to a Business Combination) until the earlier of:
(i)
one year after the completion of ExcelFin’s initial Business Combination and

(ii)
subsequent to ExcelFin’s Business Combination,

(x)   the date on which ExcelFin (or its successor) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted pursuant to a Business Combination) for cash, securities or other property, or
(y)   the date on which the VWAP of the Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to such Business Combination) equals or exceeds US$15.00 per share for any 20 trading days within any 30-trading day period commencing after ExcelFin’s Business Combination.
Registration Rights Agreement
ExcelFin, the Sponsor and certain other parties entered into a registration rights agreement (the “Sponsor Registration Rights Agreement”) on October 21, 2021 in connection with the ExcelFin IPO. At Closing, Baird Medical, the Sponsor, Betters Medical and certain other parties will enter into a registration rights agreement (the “Registration Rights Agreement”) concerning the Ordinary Shares issued to those parties (“Holders”) in connection with the Business Combination (“Registrable Securities”). The Registration Rights Agreement will terminate and replace the Sponsor Registration Rights Agreement upon the Closing of the Business Combination. The Registration Rights Agreement provides that no later than 30 business days following the Closing Date, Baird Medical shall prepare and file with the Commission a shelf registration statement under Rule 415 of the Securities Act covering the resale of all the Registrable Securities on a delayed or continuous basis and shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day (or the 120th calendar day if the Commission notifies Baird Medical that it will “review” the registration statement) following the Closing Date and (y) the 10th business day after the date Baird Medical is notified by the Commission that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Pursuant to the agreement, Baird Medical also grants certain demand and unlimited piggyback registration rights to the holders of Registrable Securities. All of the costs of these registrations will be borne by Baird Medical, other than selling commissions incurred by the Holders of Registrable Securities.
Under the Registration Rights Agreement, Baird Medical will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify Baird Medical and certain persons or entities related to Baird Medical, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Betters Medical Shareholder Support Agreement
In connection with the signing of the Business Combination Agreement, Betters Medical, Baird Medical, Tycoon, the Key Betters Medical Shareholders and ExcelFin entered into the Betters Medical Shareholder Support Agreement. Pursuant to such agreement, each Key Betters Medical Shareholder:
•
Agreed that at any meeting of the shareholders of Betters Medical at which approval of the Business Combination Agreement, any other Ancillary Agreements, the Share Contribution, the First Merger, the Second Merger or any other Transactions is sought, or at any adjournment thereof, it will vote in favor of such proposals and to vote against any competing proposals;

•
Agreed that prior to the Closing, it will not transfer or sell any shares of Betters Medical except to certain permitted transferees who agree to be bound by similar restrictions;

•
Waived any dissenters’ or appraisal rights under Cayman Islands law and any other similar statute in connection with the Transactions and the Business Combination Agreement; and

•
Revoked any inconsistent proxies previously given in respect of the Betters Medical Shares.

In addition, prior to the Closing, Betters Medical has agreed not to (i) transfer any Tycoon Shares, (ii) grant any proxies with respect to any Tycoon Shares, (iii) take any action that would make any representation or warranty of Betters Medical untrue or incorrect in any material respect or (iv) commit or agree to take any of the foregoing actions.
Warrant Assignment, Assumption and Amendment Agreement
At the Closing, ExcelFin, Baird Medical and Equiniti Trust Company, LLC, in its capacity as Warrant Agent will enter into a Warrant Assignment, Assumption and Amendment Agreement for the purpose of assigning ExcelFin’s obligations under the ExcelFin Public Warrant Agreement to Baird Medical. Pursuant to the Business Combination Agreement, at the Closing, ExcelFin will assign to Baird Medical all of its right, title and interest in the ExcelFin Public Warrant Agreement and Baird Medical will assume all of ExcelFin’s liabilities and obligations under the ExcelFin Public Warrant Agreement. Each whole ExcelFin Public Warrant that is outstanding immediately prior to the Effective Time shall automatically be converted into one Warrant representing a right to acquire that number of Ordinary Shares equal to the number of shares of ExcelFin Class A Common Stock set forth in such ExcelFin Public Warrant, on substantially the same terms as were in effect immediately prior to the Effective Time under the ExcelFin Public Warrant Agreement. The Warrant Assignment, Assumption and Amendment Agreement also provides for the cancellation and termination of the ExcelFin Private Placement Warrant Agreement with no additional consideration to be issued to the holder thereof.
PIPE Agreement
On September 30, 2024, Baird Medical entered into (i) a Subscription Agreement with GFC, pursuant to which Baird Medical issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value $0.0001 per share, of Baird Medical (the “Series A Preferred Shares”), for a purchase price of US$2.9 million (the “GFC Subscription Amount”) and (ii) a Subscription Agreement with Wu Wenyuan, pursuant to which Wu Wenyuan must pay a purchase price of US$2 million (the “Wu Subscription Amount”) within six months of Closing, in exchange for which Baird Medical will issue to Wu Wenyuan 200,000 Series A Preferred Shares. Pursuant to the respective subscription agreements, at any time on or before the two-year anniversary of the issuance of the Series A Preferred Shares, GFC and Wu Wenyuan may convert all or a portion of their respective Series A Preferred Shares into a number of Ordinary Shares per Series A Preferred Share at a conversion ratio equal to the sum of the original issue price of such Series A Preferred Share and all accrued but unpaid dividends thereon, divided by a conversion price of US$10.00. Baird Medical may, at any time and at its sole option, choose to repurchase for cash all or a portion of the Series A Preferred Shares, at a price per Series A Preferred Share equal to the sum of 110% of the subscription price of such Series A Preferred Share and all accrued but unpaid dividends thereon. The GFC Subscription Amount was paid concurrently with the Closing. The transaction with Wu Wenyuan has not consummated as of the date of this prospectus, and the transacting parties have not worked out an updated timeline for this proposed investment.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES
We are incorporated under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company:
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political and economic stability;

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an effective judicial system;

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a favorable tax system;

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the absence of exchange control or currency restrictions; and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:
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the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
We conduct substantially all of our operations outside the United States, and substantially all of our assets are located outside the United States. Substantially all of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Cayman Islands
There is uncertainty as to whether the courts of the Cayman Islands would (1) recognize and enforce judgments of courts of the United States obtained against us or our directors or officers that are predicated upon the civil liability provision of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
PRC
There is uncertainty as to whether the courts of China would:
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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against it or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against Holdco in the PRC for disputes relating to contracts or other property interests if they can establish sufficient connection to the PRC for a PRC court to have jurisdiction and meet other procedural requirements. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

BUSINESS
Overview
We are one of the leading microwave ablation medical device developers and providers in the PRC for minimally invasive treatment of tumors. Our proprietary medical devices are used for treatment of benign and malignant tumors, including thyroid nodules, liver cancer, lung cancer and breast lumps. We ranked first among microwave ablation medical device providers in the treatment of thyroid nodules and breast lumps in the PRC in terms of sales and sales volume of microwave ablation needles in 2022 according to the Frost & Sullivan Report. Further, we were the third largest microwave ablation medical device provider in the PRC in terms of sales revenue in 2022.
Microwave ablation is a minimally invasive treatment technique that denaturalizes and coagulates the protein of tumor cells with extreme heat generated by microwave energy. Microwave ablation treatments have been applied to benign and malignant tumors, and management believes they are safer, less invasive and easier to operate with faster recovery periods and lower complication rates for patients, as compared to traditional treatment methods such as surgery, radiotherapy, interventional radiology, chemotherapy, targeted therapy and immunotherapy. The Company is not aware of any research suggesting that such traditional treatments can also prevent cancer progression by curbing benign tumors from developing into malignant tumors. The type of tumor treatment depends on the patient’s individual circumstances, including the size and characteristics of the tumor, the desired outcome, and the acceptable cost. Some types of benign tumors have the potential of transforming into malignant ones through a process known as “cancer progression.” The cancer progression rates among persons with thyroid nodules and breast lumps are 5.0% and 7.0%, respectively, according to the Frost & Sullivan Report. Microwave ablation treatments can help to prevent cancer progression by curbing a benign tumor from developing into a malignant tumor, and management believes that patients diagnosed with benign tumors are inclined to seek tumor removal to avoid the risks of cancer progression.
Our product offerings and pipeline products mainly consist of microwave ablation apparatus and needles. Our product offerings available for sale include microwave ablation apparatus approved for the treatment of live cancer and thyroid nodule, long microwave ablation needles, and fine microwave ablation needles. Currently, we hold two registration certificates for Class III medical devices specifically approved for the treatment of liver cancer and thyroid nodules, and one registration certificate for Class II medical devices in the PRC. For a full list of each such product and its respective registration certificate, see the section titled “Competitive Strengths” below. Under PRC laws and regulations, Class II medical devices are those with moderate risks and are strictly controlled and administered, and Class III medical devices are those with relatively high risks and are strictly controlled and administered through special measures.
Through our research and development team, led by our co-chief technical officer, Mr. Rongjian Lu, and our research and development partners, including Nanjing Forestry University and Zhuhai People’s Hospital, we have focused our development efforts on additional types of microwave ablation medical devices to meet market demand, and have also developed a product pipeline to achieve more extensive products offering.
Our products are ultimately sold to hospitals through (i) direct sales, (ii) deliverers, or (iii) distributors. Benefiting from our distributors’ established channels and resources, we have been able to cut costs and time in reaching target markets compared to the costs and time required to distribute those products through direct sales. See “Sales Channels” below for an explanation of the difference between deliverers and distributors. With a network of qualified deliverers, we have been able to sell products to a large group of hospitals at once. With our solid and strategically managed network of deliverers and distributors and close collaboration with medical associations and doctors through our sales and marketing efforts, we have seen the number of hospitals in China purchasing our products increase from approximately 430 in 2022 to approximately 505 in 2023, further to approximately 579 in 2024 and further to 614 in the six months ended June 30, 2025 with the number of Grade III hospitals (the highest tier hospitals in China as classified and graded pursuant to the Pilot Draft of the Hospital Hierarchy Management Scheme of the PRC) increasing from approximately 250 in 2022 to approximately 310 in 2023 and 2024, and then to approximately 329 in the six months ended June 30, 2025, respectively.

We recorded revenue of US$35.1 million, US$31.5 million, US$37.0 million US$13.1 million and US$8.0 million in 2022, 2023, 2024 and the six months ended June 30, 2024 and 2025, respectively. We recorded net income of US$12.8 million, US$10.7 million, US$12.6 million and US$4.4 million in 2022, 2023, 2024, the six months ended June 30, 2024, respectively. In the six months ended June 30, 2025, we recorded net loss of US$11.4 million.
Competitive Strengths
We are one of the Leading Microwave Ablation Medical Device Developers and Providers in the PRC for Minimally Invasive Treatment of Tumors, a Fast-growing and Underserved Microwave Ablation Medical Device Market
We are one of the leading medical device developers and providers in the PRC for minimally invasive treatment of tumors. We ranked first among microwave ablation medical device providers in the treatment for thyroid nodules and breast lumps in the PRC in terms of sales revenue and sales volume of microwave ablation needles in 2022 according to the Frost & Sullivan Report. We are the first company to have our proprietary microwave ablation medical devices specifically approved for use to treat thyroid nodules successfully registered as a Class III medical device.
We operate in the growing PRC microwave ablation market. Given the increasing number of cancer patients, the promotion of ablation technique in hospitals and the rising adoption of minimally invasive operation, ablation therapy has gradually become one of the most common treatments for tumors in the PRC. According to the Frost & Sullivan Report, from 2016 to 2022, the market size of China’s tumor ablation industry in terms of hospital charge price has increased from RMB1.88 billion to RMB4.6 billion with a CAGR of 15.5%. Microwave ablation, the largest sector of the tumor ablation therapy market in China, contributed to 60% of the overall ablation market, with a sales revenue of RMB2.67 billion in 2021. The market size of the tumor ablation industry in China is expected to remain an upward trend and is expected to reach RMB12.26 billion in 2027 with a CAGR of 22.4%. The number of microwave ablation procedures in the PRC, which increased from approximately 71,000 in 2016 to approximately 181,000 in 2021, is expected to reach approximately 640,700 in 2027, representing a CAGR of 25.0% from 2022 to 2027, where most of the growth is expected to be in the field of thyroid nodule ablation. Our microwave ablation devices primarily target specialty areas, including both benign tumors with a focus on thyroid nodules and malignant tumors with a focus on liver cancer and lung cancer.
Extensive Sales and Distribution Network
We have an established and strategically managed sales and distribution network across China. For the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, with an extensive network of deliverers and distributors, our products were distributed directly, through deliverers and by distributors and by the Company itself to approximately 430, 505, 579 and 614 hospitals across 21, 24, 24, and 24 provinces, municipalities and autonomous regions in China, respectively.
Our sales and distribution network allows us to keep in touch with customers nationwide and respond to clients’ needs in an effective and timely manner. Leveraging our distributors’ and deliverers’ sales network and their geographical coverage, we are able to establish close contact with more hospitals and doctors and obtain direct feedback from product users.
Enhanced Research and Development Capabilities through Collaboration with Market Participants
We attach great importance to research and development. We are the first company to have proprietary microwave ablation medical devices specifically approved for the treatment of thyroid nodules registered as Class III medical devices in the PRC. Currently, we hold two Class III registration certificates under the Company’s name: microwave therapeutic instrument and accessories and disposable microwave ablation needle. We have also successfully obtained the registration certificate for the Class III Certificate for MWA Needles, and one registration certificate for Class II medical devices in the PRC in relation to disposable sterile biopsy needles.

Our research and development capacities are supported by our research and development team, led by Mr. Rongjian Lu. As of June 30, 2025, we possessed 54 patents in the PRC and 28 patent applications. Additionally, we collaborate with academic institutions, including Nanjing Forestry University and Zhuhai People’s Hospital, and contract with research organizations to perform research and development activities. This practice allows us to benefit from the expertise of the partnered or contracted institutions and organizations, through which we have developed a product pipeline to achieve a more extensive product offering.
We believe that our research and development capacities allow us to be well-positioned to offer a wider variety of microwave ablation medical devices to patients.
One of the Leading Players in the Microwave Ablation Medical Device Industry that Adds Value to Stakeholders in the Value Chain
Microwave ablation medical devices can provide benefits to stakeholders in the value chain from patients to hospitals and medical practitioners. For patients, microwave ablation is one of the available treatment options of certain types of tumors, including liver cancer, thyroid nodules, pulmonary nodules, breast lumps, and lung cancer. Patients eligible for microwave ablation include those with a single tumor of no larger than 5cm in diameter or multiple tumors with no more than three tumors, each with less than 3cm in diameter. Compared with other treatment options such as radiofrequency ablation, cryoablation and laser ablation, the heat generated by microwave ablation is stronger and has the advantages of rapid heating, larger ablation volume, and shorter operation time. Additionally, microwave ablation is less likely to cause postoperative complications compared to cryoablation and laser ablation. In general, for eligible patients, microwave ablation has the advantages of being safe, minimally invasive and easy to operate with a rapid recovery and low complication rate for patients. See “Industry Overview” for details. For hospitals, our microwave ablation devices provide them with a surgical alternative to conventional open surgery and chemotherapy for some patients. Patients undergoing microwave ablation treatment also require a shorter observation period and hospital stay period (if any) after operation. Therefore, by providing microwave ablation treatment, hospitals can reduce the number of open surgery or chemotherapy patients and the burden on hospital capacity. For medical practitioners, our microwave ablation medical devices require shorter operation time and involve relatively lower risks as compared to open surgery. Additionally, microwave ablation treatment achieves comparable clinical results with other traditional forms of treatment, such as open surgery, chemotherapy and radiation therapy with relatively lower fees, thereby reducing the burden on expense reimbursement by private insurance companies and government medical expenditure.
Highly Experienced Management Team with Proven Track Record
We have an experienced, dedicated and stable management team, with deep industry knowledge and management expertise that has contributed to our success. Our founder, chief executive officer and chairperson of the board of directors, Haimei Wu, has over 20 years of experience in the medical devices industry and oversees the overall strategic planning and business development of ExcelFin. Mr. Wei Hou, one of our directors, has over 28 years of experience in management and sales in the pharmaceutical industry. In addition, our senior management team includes members with backgrounds in accounting, research and development, and sales.
Over the years, our management team has established close relationships with customers and suppliers and accumulated in-depth knowledge of the microwave ablation medical device industry with a strong understanding of industry development and market trends. We believe that our leadership team, with their strong management skills, and the utilization of our distribution networks and industry experience, will help us sustain our growth and future development.
Growth Strategies
Our goal is to become a renowned medical developer and provider that delivers high quality, comprehensive and innovative products. We plan to implement the following growth strategies in the upcoming years.

Broaden and Deepen our Product Portfolio
We intend to broaden and deepen our product portfolio in order to strengthen our position in the microwave ablation medical device market through research and development collaborations. We also plan to register our Class III medical devices specifically approved for the treatment of breast lumps, pulmonary nodules, varicose veins, bone tumors, uterine fibroids and other diseases.
Breast lumps.   We have completed the prototype manufacturing and product registration testing of microwave ablation devices specifically approved for the treatment of breast lumps in the PRC, and we expect to complete the clinical trials by June 2026. We expect to complete the NMPA registration procedures after the clinical trials and obtain applicable registration certificates in December 2026. Based on the experience of the agent filing our CE certificate (our “CE Filing Agent”), we believe we can use the clinical data from the PRC for our CE certificate process and therefore potentially may not need to conduct any further clinical trials in the EU. However, there can be no assurance that we will not be required to conduct clinical trials in the EU, especially since this statement has not been confirmed by a CE notified body. If we are not required to conduct clinical trials in the EU, we expect to submit our EU CE certification materials around June 2026 and obtain the applicable registration certificates between December 2026 and the middle of 2027, based on the average timeline currently observed in the EU. Based on our CE Filing Agent’s past experience with similar applications, we hope to receive such registration certificates by around December 2026. However, we cannot predict with certainty the timeline of obtaining the applicable NMPA registration and the EU CE certificates, and it is possible that we may not obtain such certificates at all.
Pulmonary nodules.   We have completed the prototype manufacturing of microwave ablation devices specifically approved for the treatment of pulmonary nodules and are in the process of product registration testing in the PRC. We plan to conduct clinical trials and thereafter apply for NMPA registration. We expect to complete the pulmonary nodules clinical trials by June 2026, complete the NMPA registration procedures thereafter and obtain applicable registration certificates in December 2026. Similar to our progress with the breast lump clinical trials, we expect to use the clinical data obtained from our PRC clinical trials for our CE certificate process based on our CE Filing Agent’s experience and apply for EU CE certification concurrently and obtain the applicable registration certificates between December 2026 and the middle of 2027. However, we cannot predict with certainty the timeline of obtaining the applicable NMPA registration and the EU CE certificates, and it is possible that we may not obtain such certificates, if at all.
Thyroid nodules.   We have completed the prototype manufacturing, product registration testing and clinical trials of microwave ablation devices specifically approved for the treatment of thyroid nodules in the PRC. We have completed the NMPA registration procedures and obtained applicable registration certificates in July 2023. Based on the experience of our CE Filing Agent, we believe we can use the clinical data from the PRC for our CE certificate process and therefore potentially may not need to conduct any further clinical trials in the EU. However, there can be no assurance that we will not be required to conduct clinical trials in the EU, especially since this statement has not been confirmed by a CE notified body. If we are not required to conduct clinical trials in the EU, we expect to submit our EU CE certification materials in December 2025 and obtain the applicable registration certificates in the middle of 2026, based on the average timeline currently observed in the EU. Based on our CE Filing Agent’s past experience with similar applications, we hope to receive such registration certificates by the end of the second quarter of 2026. However, we cannot predict with certainty the timeline of obtaining the EU CE certificate, and it is possible that we will not obtain the CE certificate in the EU at all.
Varicose veins.   We have completed the prototype manufacturing of microwave ablation devices specifically approved for the treatment of varicose veins in the PRC and are in the process of product registration testing. We plan to conduct clinical trials and thereafter apply for NMPA registration. However, there can be no assurance that the NMPA registration for varicose veins will ultimately be achieved.
Bone tumors and uterine fibroids.   We are in the process of prototype manufacturing of microwave ablation devices specifically approved for the treatment of bone tumors and uterine fibroids. Thereafter, we plan to commence product registration testing in the PRC, which is expected to be completed in June 2027. However, there can be no assurance that product registration testing in the PRC will be completed in June 2027, or at all. If such product registration testing is completed, we plan to conduct clinical trials and thereafter apply for NMPA registration.

Enhance Research and Development Capabilities
We intend to continue focusing on identifying the technologies with clinical potential and collaborating with our research and development partners to tackle the key clinical issues and launch new products in the microwave ablation medical device market in the PRC. Going forward, we plan to study, research and develop microwave ablation intelligence, which uses robots and optical surgical navigation technology to locate tumors, improve surgical accuracy and reduce dependence on doctors’ skills and experience. Specifically, we intend to develop and launch AI robotic surgery assistance, particularly for the treatment of thyroid nodules, breast lumps, bone tumors, pulmonary nodules, prostate tumors and heart hypertrophy. To this end, we plan to invest a total of approximately US$18.7 million in the research and development of microwave ablation intelligence through 2027. We plan to conduct pre-clinical activities on the application of microwave ablation intelligence in 2025 and complete relevant clinical trials in 2027.
To execute our research and development objectives, we plan to expand and increase the headcount of our research and development team. We have established a research and development committee to oversee the key stages of our research and development processes, advise on research and development strategies, and review the status and progress of new research projects. As of June 30, 2025, our research and development team consisted of 12 members and is led by our chief technical officer, Mr. Rongjian Lu. We plan to recruit additional research and development staff with a bachelor’s degree and at least three years of experience in the research and development of medical devices in the next two years, with such recruitment to take place in batches.
Expand our Presence in Foreign and Emerging Markets
Leveraging our established products and market position in the PRC, we intend to tap into overseas markets such as the U.S., the EU and Southeast Asia in the coming years, which we believe have great market growth potential, by establishing overseas offices and seeking collaboration with local sales channels. According to the Frost & Sullivan Report, radiofrequency ablation was the largest sector of the tumor ablation therapy market in the U.S. and Europe in 2022, followed by microwave ablation, which contributed to 21.9% and 27.3% of the overall tumor ablation therapy market in the U.S. and Europe in terms of revenue, respectively. The total addressable market for microwave ablation devices is projected to grow across various regions and cancer types and is expected to reach US$151.5 million in the U.S., US$110.2 million for thyroid cancer in Europe, US$9.5 million for breast cancer in Europe, and US$77.1 million in Southeast Asia by 2027, according to the Frost & Sullivan Report. The microwave ablation market in the U.S. is relatively concentrated with a few top market players, whereas the market in Europe is relatively fragmented. It is expected that the market size of microwave ablation therapy market in the U.S. and Europe will continue to grow over time. We intend to invest a total of approximately US$1.7 million in the clinical trials and applications of FDA registration and CE Mark for selected devices.
In 2022, we initiated our plan for FDA marketing clearance in the U.S. and C.E. Mark in the EU for our propriety microwave ablation medical device to be used for the coagulation (ablation) of soft tissues other than special soft tissues. Soft tissues include all tissues in the body that have not been hardened by the process of ossification or calcification, including muscles, tendons, ligaments, fats, fibrous tissues, lymphatic and blood vessels, fascia and synovium. According to the FDA Guidance Premarket Notification (510(K)) Submissions for Electrosurgical Devices for General Surgery, special soft tissues include the lungs, colorectal tissue, skin, mucous membranes, and nerve tissue, and are subject to specific requirements such as additional testing in chronic animal studies.
In the U.S., all of our research and development for soft tissue products (excluding special soft tissues) has been completed. Manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the Food, Drug and Cosmetic Act requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. On July 28, 2023, we submitted to the FDA (i) a premarket notification submission demonstrating that our disposable microwave ablation needle is “substantially equivalent” to a predicate device (disposable microwave therapeutic antenna) already on the market and (ii) a premarket notification submission demonstrating that our microwave ablation system is “substantially equivalent” to a predicate device (microwave therapeutic system) already on the market. A predicate device is a legally marketed device that is not subject to premarket approval (“PMA”), i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. On November 13, 2023, the FDA notified us that our disposable microwave ablation needle and system is substantially equivalent to a predicate device currently on the market (disposable microwave therapeutic antenna or microwave therapeutic system, as applicable). The FDA classified both devices into Class II and granted 510(k) clearance to commercially market the devices for the coagulation (ablation) of soft tissue, excluding cardiac use.
After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.
With respect to marketing our breast lump, pulmonary nodules and thyroid nodule products within the EU, the research and development process and clinical trial process is well advanced, although we may still need to conduct certain additional studies and clinical evaluation research to meet EU MDR requirements. This is because, although not yet confirmed by a CE notified body, we believe we may be able to rely on the clinical trial data from the PRC, in which case we would potentially not need to conduct further clinical trials in the EU and would expect to have completed the necessary research by December 2026. However, if during the course of our CE certificate application process we are asked to provide additional clinical trial data, we will have to conduct the appropriate additional clinical trials, which would lengthen the CE certification process. More specifically, with respect to the breast lump and pulmonary nodule products clinical trial process in the PRC, we completed product registration and animal testing of our products in May 2023, and revised the case report form based on the research plan discussion conference which took place in September 2023. In January 2024, the work for the third-party usability study was completed, and the report for the third-party usability study and the clinical evaluation research and clinical trial testing plans for the breast lump and pulmonary nodules clinical research, respectively, were completed in February 2024. Although finalized, we are prepared to revise such respective clinical trial testing plan accordingly should there be any comments or constructive feedback to such plan we may receive from our other hospital institutions or involved parties or as part of our ethics approval process. By December 2025, we plan to: (i) complete the ethics review, (ii) execute the clinical research contracts with the relevant research collaborators and/or the hospital institutions which shall be appointed to carry out the specific tasks of the clinical research; and (iii) submit, where possible, the clinical trial evaluation reports as part of any pre-registration reviews of the certification procedure to shorten the certification processing time for each of the breast lump and pulmonary nodules clinical studies, respectively. Shortly after in December 2025, we expect to have each of the hospital institutions start the clinical trials stage by enrolling research participants and performing medical diagnoses for the breast lump and pulmonary nodule clinical trials, respectively. Based on the current proposed research schedule timeframe, we expect to have all research participants successfully enrolled by April 2026 and finish all clinical trial data collection by June 2026 for both clinical trials, respectively. Thereafter, we expect to have semi-final research reports from each hospital institution and the finalized clinical trial research reports in relation to the two respective clinical trials completed in July 2026. On the other hand, the clinical trials for thyroid nodule products have already finalized on July 20, 2020. Around August 2026, we plan to submit our clinical trial results for NMPA and CE certification for our breast lumps and pulmonary nodules product lines, and CE certification for our thyroid nodules product line. If our application is accepted, we expect to obtain the certification for such product line between October 2026 to the mid-year of 2027, based on the average timeline currently observed in the EU. However, there can be no guarantee that the CE Mark will be granted nor with respect to the scope of the indication. Medical devices sold in the EU must comply with the requirements provided for in the EU MDR. Compliance with these requirements is a prerequisite to be able to affix the European Conformity, or CE, mark to our products, without which they cannot be sold or marketed in the EU. To demonstrate such compliance, the Company must undergo a conformity assessment procedure, which varies according to its medical devices classification. Consequently, classification of a device depending on the risks associated with its use and its characteristics is the first step to be undertaken by the manufacturer.

Except for low-risk medical devices (Class I), where the manufacturer can self-assess the conformity of its products with the general safety and performance requirements (except for any parts which relate to sterility, metrology or reuse aspects), a conformity assessment procedure requires the intervention of a private organization designated by the EU Member States national competent authorities, or so-called “notified body”. For Class IIb and III devices, which correspond to the classifications that may be expected for devices currently developed by the Company, the application file must contain the results of a clinical evaluation to evidence the safety and performance of the device, the related technical and clinical documentation, and a post- marketing surveillance plan, as detailed in Annex II of the EU MDR. In addition, the manufacturer must designate a person responsible for regulatory compliance who has expertise in the field of medical devices, as well as a European authorized representative when it is not based in the E.E.A. The manufacturer must also implement an appropriate quality and risk management system (generally using an ISO 13485:2016 certification) and implement a supplier management system.
Once the conformity certification is granted by the CE notified body, the manufacturer must issue a declaration of conformity certifying under its own responsibility its conformity with the EU MDR. The manufacturer can then affix the CE mark to its devices, which may then be marketed in the EU. The manufacturer must provide the applicable CE notified body with notice of any change or any modification that may affect the safety or performance of the device or the manufacturer’s quality management system. If such change or modification is substantial, it may be subject to prior authorization from such CE notified body. If the CE notified body concludes that the manufacturer does not comply with the EU MDR requirements, it may suspend or withdraw the compliance certification it issued, and the marketing of the device would be required to be stopped until a new certification is obtained.
Selectively Pursue Strategic Acquisitions or Investment
We started to offer microwave ablation medical devices after our successful acquisition of Nanjing Changcheng in 2017. We plan to actively seek suitable opportunities for strategic acquisitions, investment or synergistic business cooperation to grow our business, expand our product portfolio, enhance sales and distribution network, and strengthen our research and development capabilities to further consolidate our market position. The acquisition or investment opportunities we may pursue include (i) companies offering microwave ablation products and technologies, which could potentially allow us to expand and/or upgrade our product offerings, (ii) companies offering laser ablation products and technologies, which could potentially allow us to expand product offerings to the treatment of prostate cancer and brain cancer, and (iii) companies that focus on the development of AI technologies and products, which could potentially allow us to utilize the AI technologies and develop AI robotic surgery assistance microwave ablation or other medical procedures.
We evaluate potential acquisition or investment targets based on a number of factors, including potential to achieve synergies, the target’s operational history and results of operations, qualifications of the target’s management, estimated costs and time to complete the acquisition, potential return, and market reputation. We have not currently identified any potential targets for acquisition or investment.
Automate Product Lines
Our production process, including assembly, packaging and product testing, predominantly rely on manual operations. To increase standardization and product efficiency, we plan to automate certain production steps by automating our manufacturing plants in an attempt to increase operational efficiency, enhance product standardization, and ensure quality of medical devices manufactured.
Business Model
Our business primarily includes the design, development, manufacturing and sale of our proprietary microwave ablation medical devices and sales of other medical devices. For the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2024 and 2025, the sales of microwave ablation medical devices represented 89.1%, 98.4%, 100.0%, 99.9% and 100.0% of our total revenue, respectively. For the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2024 and 2025, the sales of other medical devices represented 10.9%, 1.6%, nil, 0.1% and 0.01% of our total revenue, respectively.

Sales of proprietary microwave ablation medical devices
Overview of microwave ablation medical devices
Tumor ablation therapy is a technique guided by ultrasound, CT, magnetic resonance imaging (“MRI”) and other imaging techniques while using energy ablation (including microwave ablation), chemical ablation, or other minimally invasive procedures to target the tumor, causing acute cellular necrosis with very high temperature to ultimately achieve inactivation of the tumor. Tumor ablation techniques are applied in the treatment of both benign and malignant tumors, and have the advantage of being safe, minimally invasive and easy to operate with a rapid recovery and low complication rate for patients. Tumor ablation therapy can also help to prevent cancer progression by curbing a benign tumor from developing into a malignant one. Therefore, early detection and treatment of benign tumors plays an important role in cancer prevention. Microwave ablation denaturizes and coagulates the protein of tumor cells with extreme heat generated by microwave energy. Microwave ablation techniques have been developed for the treatment of different benign and malignant tumors, including liver cancer, thyroid nodules, lung cancer and breast lumps.
In a typical microwave ablation treatment, patients are operated on under local anesthesia. Depending on the size and location of the tumor, the doctor presets, among other things, the power (usually 35W), ablation time (usually within 12 to 15 minutes for skilled doctors) and the ablation mode (usually continuous, pulse or pedal mode) in the microwave ablation therapeutic apparatus. The medical practitioner first makes a small incision to facilitate the penetration of the microwave ablation needle. Under the guidance of ultrasound, CT scan or other imaging equipment, which are used in conjunction with the microwave ablation medical devices to detect the location of tumors, the microwave ablation needle can be inserted into the tumor accurately. The ultrasound, CT scan or other imaging equipment employed are standard medical devices available in the hospitals. The microwave ablation needle should pass through the center of the tumor for an evenly distributed ablation effect. After ensuring the peristaltic pump is turned on to allow circulation of cooling saline, the medical practitioner will start the microwave ablation treatment. The microwave ablation therapeutic apparatus produces and transmits intense heat that coagulates the tumor tissue through the microwave ablation needle. The cooling saline runs through the microwave ablation needle except its tip which has direct contact with the tumor. The circulation of cooling saline can prevent or reduce damage to other parts of the patient’s body. The medical practitioner assesses the ablation effect throughout the microwave ablation treatment to avoid over-ablation by observing the operation status as shown on the microwave ablation therapeutic apparatus and the tumor via ultrasound, CT scan or other imaging equipment. The diagram below exemplifies a microwave ablation medical set-up in a typical treatment.

The diagram below illustrates the interface of one of our proprietary microwave ablation therapeutic apparatus.
Microwave ablation needles
Our proprietary microwave ablation needles are used in conjunction with our proprietary microwave ablation therapeutic apparatus for microwave ablation treatments, and can be categorized into fine needles and long needles based on their length and diameter. Microwave ablation needles can penetrate the human body during a treatment and are non-reusable consumables. As of the date of this prospectus, we have sold approximately 100,000 single-use microwave ablation needles. The table below sets forth product category classification and features of our proprietary microwave ablation needles.

Registered Name	Registration Certificate Number	Class	Model	Product Characteristics Classification	Useful Life Span
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	NMPA 20183011581	Class III	XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head), XR-A2018R (round head)	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 15 cm to 21 cm, needle diameter is 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of liver tumors (solid tumor therapy is limited to patients with a diameter ≤3cm and fewer than 3 lesions of metastatic liver cancer).
2 years
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	NMPA 20183011581	Class III	XR-A1610W	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 10 cm, needle diameter is 1.6 mm;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years

Registered Name	Registration Certificate Number	Class	Model	Product Characteristics Classification	Useful Life Span
Disposable Microwave Ablation Needle	NMPA 20233010963	Class III	J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08, J-18-05	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.8mm to 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years
Disposable Microwave Ablation Needle	NMPA 20233010963	Class III	J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.4mm to 1.6mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years
Registered Name	Registration Certificate Number	Certificate validity	Class	Model	Product Characteristics Classification	Service Life
Disposable Microwave Ablation Needle	NMPA 20233011839 (国械注准20233011839)	December 4, 2023 to December 3, 2028	Class III	G-16-20, G-16-15, G-16-10, G-16-08	Fine Microwave Ablation Needles
This product is used in medical institutions, together with our microwave therapeutic apparatus (models: MTI-5AT, MTI-5ET and MTI-5DT) for the treatment of primary liver cancer with a diameter of ≤3cm or metastatic liver cancer with a diameter of ≤3cm and less than 3 lesions.
2 years

Registered Name	Registration Certificate Number	Certificate validity	Class	Model	Product Characteristics Classification	Service Life
				G-20-25, G-20-21, G-20-18, G-20-15, G-18-25, G-18-21, G-18-18, G-18-15,	Long Microwave Ablation Needles
Disposable Microwave Ablation Needle	NMPA 20243010517 (国械注准20243010517)	March 19, 2024 to March 18, 2029	Class III	J-16-12-XT, J-16-10-XT, J-16-08-XT, J-16-05-XT, J-14-15-XT, J-14-12-XT, J-14-10-XT, J-14-08-XT, J-14-05-XT	Fine Microwave Ablation Needles
This product is used in medical institutions, together with our microwave therapeutic apparatus (models: MTI-5AT, MTI-5ET, and MTI-5DT) for the treatment of benign thyroid nodules (with a nodule diameter ≥2cm, solid content >80%, progressive enlargement, presence of compression symptoms, and affecting appearance of patient)
2 years
				J-20-15-XT, J-20-12-XT, J-20-10-XT, J-20-08-XT, J-20-05-XT, J-18-15-XT, J-18-12-XT, J-18-10-XT, J-18-08-XT, J-18-05-XT, J-16-15-XT,	Long Microwave Ablation Needles
Microwave therapeutic apparatus
We produce five models of proprietary microwave ablation therapeutic apparatus. As of the date of this prospectus, we have sold more than 1,000 units of microwave ablation therapeutic apparatus. The table below sets forth the product category, product classification, size, frequency used, power, power source, useful life and special features of our proprietary microwave ablation therapeutic apparatus.
Product Category	Classification	Size	Frequency	Power	Power	Useful Life	Special Features	Picture
MTI-5AT	Class III	490mm×460mm ×155mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	touch-screen, over-heating protection, portable
MTI-5B	Class III	445mm×330mm ×156mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	physical buttons, applicable to radiation therapy, portable

Product Category	Classification	Size	Frequency	Power	Power	Useful Life	Special Features	Picture
MTI-5C	Class III	430mm×520mm ×950mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	touch-screen, applicable to radiation therapy, movable
MTI-5DT	Class III	580mm×750mm ×1450mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	touch-screen, over-heating protection, two-port output for treatments using two microwave ablation needles simultaneously, movable
MTI-5ET	Class III	490mm×460mm ×155mm	2,450 MHz	range of 0 to 120W, with 1W interval	solid state source	eight years	touch-screen, over-heating protection, portable
We develop the system and monitoring software embedded in our proprietary microwave ablation therapeutic apparatus. As of June 30, 2025, we had 28 registered software copyrights.
Sales of other medical devices
We also distribute and sell other medical devices, such as catheters, ventilators, operation tables, medical gloves, syringes, and large medical machines and systems. We source these medical devices from third-party suppliers and then sell these products to customers. We believe that our track record in medical device distribution allows us to establish relationships with other market players along the value chain such as hospitals, suppliers, distributors and deliverers and enhance our brand recognition.
In 2022, 2023, 2024 and the six months ended June 30, 2024 and 2025, the Company’s sales of other medical devices accounted for 10.9%, 1.6%, nil, 0.1% and 0.01% of its total sales revenue, respectively. The Company does not rely on any single-source supplier for the distribution sales of medical devices. Nor is the Company dependent on the sales from its distribution segment, which comprises a small portion of its overall sales. Many of the medical devices listed above are obtained by means of one-time supply transactions and therefore the Company does not expect to make, or rely on making, multiple recurring distribution sales of such medical products. In addition, revenue generated from distribution of the above medical devices constitutes only a relatively small proportion of, and has very little impact on, the Company’s overall revenue levels. Given the market potential of microwave ablation products and sales to date as discussed further below, the Company intends to focus its efforts on the research and development, manufacturing and sales of microwave ablation products, and will focus on the development of AI surgical machines and other minimally invasive medical devices for surgical procedures.
Our Production Process
As June 30, 2025, we had a production team consisting of 48 members. The following graphs illustrate the major production process for our microwave ablation medical devices:
Microwave Ablation Needles

Microwave Ablation Therapeutic Apparatus
Procurement and procurement inspection.   We procure components and parts for the medical devices from third parties. We inspect the quality of components and parts sourced before they are further processed.
Component processing.   Through our staff or contracted third parties, we process the components and parts sourced.
Assembly and welding.   The assembly and welding of components and parts are conducted manually by production staff. The assembly process includes both mechanical assembly and electrical assembly.
Sterilization.   After packaging microwave ablation needles, we transport the packaged needles to third-party service providers for sterilization with ethylene oxide sterilization technology.
Product testing.   We test the effect of each microwave ablation medical device by applying the microwave ablation on animal organs to check its proper functioning under different microwave powers and with different operation time.
We also conduct quality inspections after each key step during the production process. If any flaw is detected, the semi-finished product would then be returned to the previous step to be revisited or scrapped, as appropriate. See “— Quality Control and Management.”
Suppliers
Our suppliers represent (i) suppliers of direct materials for their production of microwave ablation medical devices, and (ii) suppliers of other medical devices. Typically, contractual agreements with our suppliers have a term of one year, and may be renewed. For the manufacturing of microwave ablation needles, the principal materials include metal, needles, needle connectors, plastic handles, coaxial cable and tube. For the manufacturing of microwave ablation therapeutic apparatus, the principal materials include peristaltic pump, monitor, and various components and accessories of computers. For the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, we purchased all of the materials from suppliers in China.
We enter into supply agreements on a case-by-case basis with suppliers of direct materials for microwave ablation medical devices. Purchase prices are usually determined with reference to the type and market price of the materials.
For the fiscal year ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, we had three, four, one and three major suppliers that contributed more than 10% of our total cost of revenues. Our largest supplier in 2022 accounted for US$1.5 million, or 21.0% of our total cost of revenues in the same period. Our second largest supplier in 2022 accounted for US$0.7 million, or 10.9% of our total cost of revenues in the same period. Our largest supplier in 2023 accounted for 1.1 million, or 25.4% of our total cost of revenues. Our second largest supplier in 2023 accounted for 1.0 million, or 24.5% of our total cost of revenues in the same period. Our largest supplier in 2024 accounted for US$1.7 million, or 38.3% of our total cost of revenues in the same period. Our largest supplier in the six months ended June 30, 2025 accounted for US$0.4 million, or 23.9% of our total cost of revenues in the same period.Our second largest supplier in the six months ended June 30, 2025 accounted for US$0.25 million, or 17.4% of our total cost of revenues in the same period. Our third largest supplier in the six months ended June 30, 2025 accounted for US$0.21 million, or 15.0% of our total cost of revenues in the same period.
For the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, we did not experience any material disputes with our suppliers, difficulties in the procurement process, or interruptions in our operations due to any shortage or delay of materials supplied. In general, the contractual agreements we enter into with our suppliers have a duration of one year, or the purchase is made based on the quantity required each time. The terms of the agreements or orders are the same as those for ordinary purchases and sales, including the price of the products, the delivery time and the quality guarantee, among others, without any special provisions. With respect to the products provided by the three suppliers mentioned above, we believe that there are viable alternatives in the market that can meet our demands and needs at comparable price points and quality. We maintain a list of qualified suppliers of key materials for microwave ablation medical devices, which is reviewed and updated annually. Qualified suppliers are selected based on a variety of factors, including price, quality and customer service.
Quality Control and Management
We aim to achieve high standard of quality control and management on a consistent basis and to maintain quality, safe and effective performance throughout the manufacturing process. We have adopted internal quality control procedures to implement stringent measures throughout the process, from procurement of materials to completion and inspection of products. As of June 30, 2025, our quality control department had 16 employees. The following sets forth a summary of our key quality control measures.
Internal reports and records.   Our quality control department is required to keep the relevant reports and records during the production process to document production progress, inspection results, quality and issues.
Inspection of raw materials.   We require suppliers to provide quality inspection reports on the important raw materials for production. Our quality control department will conduct sample checks on each batch of the raw materials in accordance with internal guidelines and maintain a record for the inspection.
Product quality control.   We strictly monitor each step of the production process to ensure it meets internal quality control requirements. All of our staff are required to participate in mandatory training on our operation procedures and quality control requirements. Our quality control staff examines the quality of the goods at each key step of the production process before passing to the next production step and conducts routine and ad hoc quality inspections in the production areas and at selected production steps to detect any potential issues.
Finished product quality control.   Our quality control staff conduct a final quality check on finished products. Our final quality check primarily focuses on product appearance, function, safety and sterilization conditions. After the quality control staff have confirmed that the quality standards for each process have been satisfied, they will issue an inspection report.
Sales Channels
For the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, all of our revenue was derived from the PRC. Our products are ultimately sold to hospitals for use by their patients. These hospitals include Grade II and Grade III hospitals (as classified and graded pursuant to the Pilot Draft of the Hospital Hierarchy Management Scheme of the PRC) across 24 provinces, municipalities and autonomous regions in China. For the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, approximately 430, 505, 579 and 614 hospitals in China procured our products, respectively, among which approximately 250, 310, 310 and 329 were Grade III hospitals, respectively.
Our products are sold to hospitals through (i) direct sales, (ii) deliverers, or (iii) distributors. We choose among these sales channels primarily based on our own capacity to sell and promote our products in any particular hospitals or regions, compared to the sales network and services offered by deliverers or distributors. Among all sales to hospitals in the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, our products sold directly to hospitals, through deliverers, and through distributors, in terms of revenue, were US$2.2 million, US$19.4 million and US$13.5 million, respectively, in 2022; US$1.3 million, US$15.2 million and US$15.0 million, respectively, in 2023; and US$3.1 million, US$16.8 million and US$17.2 million, respectively, in 2024; and US$0.8 million, US$1.8 million and US$5.3 million, respectively, in the six months ended June 30, 2025.
Direct Sales
For direct sales, we directly market products and submit tender documents to hospitals and hospitals directly place orders with and submit payments to us after delivery. We are responsible for the after-sales services to the hospitals, including technical support and customer services.

Direct sales to hospitals allow us to establish and maintain direct contact with hospitals and doctors, keep track of the frontline medical practices and the application of our products, and obtain feedback from doctors, which can help us design new products and upgrade existing product offerings.
Sales through Deliverers
We also engage qualified deliverers to fulfill our hospital sales. As a hospital procures a wide variety of medical devices on a regular basis, for simple administration, some hospitals may prefer to procure from a deliverer who provides a wide selection of products instead of engaging separate medical device and pharmaceutical manufacturers for each individual product. Through deliverers, we can also leverage their networks to sell our products to a larger number of hospitals while reducing our administrative resources. Our deliverers mainly include state-owned companies in the PRC or publicly traded companies, which primarily engage in the distribution of medical devices and pharmaceutical products with wide distribution networks in China. As of December 31, 2022, 2023 and 2024 and June 30, 2025, we engaged 19, 26, 14 and 14 deliverers, respectively.
For sales through deliverers, we market products to hospitals, deliverers submit tender documents to the hospitals, and hospitals will then place orders with and submit payments to deliverers after products are delivered. Deliverers subsequently remit payment to us after deducting their service fees. Similar to direct sales, we are responsible for after-sales services to hospitals. Consequently, under this model, hospitals are our customers and deliverers are agents responsible for the logistics arrangement function only.
We enter into framework delivery agreements with our deliverers. The following sets forth the material terms of a typical agreement with deliverers.
Duration.   Generally, the same term as set forth in our tender documents with the hospital, or a term of one year.
Delivery restriction.   Deliverers are prohibited from delivering our products to customers other than designated hospitals or customers outside designated delivery areas.
Payment term.   Ranging from 30 to 90 days after receipt of products by hospitals or issuance of invoice by deliverers to hospitals. The Company grants extended credit terms to a majority of its customers.
Pricing policy.   The sales prices of our products are generally predetermined at or limited by the tender price. We pay deliverers service fees calculated as a percentage of the total transaction amount.
Quality assurance and after-sales services.   We are responsible for providing technical training support and after-sales services. We are also responsible for quality and safety matters of products delivered. Deliverers generally are not responsible for product damage before or after product delivery.
Sales through Distributors
We sell products partly through third-party distributors. Leveraging local resources and experiences of the distributors, we are able to reach customers located in additional geographical areas across China in a cost-effective manner. Our distributors mainly include small and medium-sized businesses engaged in medical devices distribution, which typically possess a large customer base. As of December 31, 2022, 2023 and 2024 and June 30, 2025, we did business with 120, 125, 123 and 88 distributors, respectively.
For sales through distributors, distributors are responsible for marketing and selling products to the hospitals, and they place orders directly with us after receiving orders from the hospitals. We deliver products to and receive payments from distributors. Consequently, under this model, distributors are our customers.
We enter into framework distribution agreements with our distributors. The following sets forth the material terms of a typical agreement with distributors.
Duration.   Our framework distribution agreement generally has a term of one year.
Selling restriction.   Distributors are prohibited from selling our products to customers other than designated hospitals. We generally are not allowed to engage multiple distributors for each designated hospital.

Payment term.   Ranging from 60 to 90 days after receipt of products.
Pricing policy.   We sell our products to distributors at fixed prices.
Transportation.   We are responsible for delivering products to the locations designated by distributors.
Product defects.   We only accept return or exchange of products if quality defects exist and the return or exchange is attributable to the quality defects.
Termination.   We are entitled to terminate a distribution agreement under certain circumstances including in the event that the distributor breaches any of its undertakings.
Selection of deliverers and distributors
Our sales and marketing department is responsible for selecting deliverers and distributors by assessing a number of factors, including their local resources and experiences, access to and relationship with hospitals, understanding of our company and our products, industry experiences, as well as historical operational performance. For deliverers, hospitals generally maintain approved vendor lists from which they purchase medical devices and pharmaceutical products. In practice, we coordinate with the relevant hospital to understand which deliverers are on its approved vendor list prior to the tender process and then select a suitable deliverer within such vendor list at our discretion. For distributors, we assess their marketing capabilities for potential expansions of our sales and distribution network. When potential deliverers or distributors have an interest in joining our network of deliverers and distributors, our sales and marketing department will review their background and make a decision based on the aforementioned factors.
Pricing
We price our products based on a number of factors, such as sales channels, cost of revenues, expected sales volume, selling prices of comparable or similar products, sales regions and local government policies. Generally, we sell our microwave ablation medical devices to distributors at a lower price than direct sales or sales through deliverers to the hospitals.
Customers
Our customers primarily include distributors and hospitals in China. For the six months ended June 30, 2025, the two largest customers accounted for 27.1% of our total revenue. For the year ended December 31, 2024, the four largest customers each accounted for 25.6%, 14.4%, 11.6% and 10.2% of our total revenue, respectively. For the year ended December 31, 2023, the two largest customers each accounted for 14.3% and 10.4% of our total revenue, respectively. In 2022, one customer accounted for 10.3% of our total revenue. Other than that, no single customer comprises over 10% of revenue in 2022, 2023, 2024 and the six months ended June 30, 2025. We have entered into agreements with these customers. The material terms of our agreements with these customers include common sale of goods terms, such as product name, product model, product price and settlement of payment. Pursuant to such agreements, our customers purchase our products based on their actual product needs as opposed to minimum purchase requirements. The termination provisions of such agreements provide that the agreements may be terminated by the Company if any one of a number of conditions are satisfied, including, among others, if contractual performance becomes impossible due to force majeure, or if the customer declares it will not fulfill its obligations under the sales contract or fails to do so despite a demand by the Company. There are no other special provisions or arrangements with these customers compared to other customers of the Company.
One example is the agreement we entered into with one Top Distributor from which the revenue we generated in 2023 accounted for 10.4% of our total revenue in 2023. The Top Distributor is a private company established in 2018, primarily engaged in the sale of medical devices in the PRC, with hospital clients located in Jiangsu, Zhejiang and Guangdong regions. We entered into an agreement with the Top Distributor. The material terms authorize the Top Distributor to sell our microwave ablation therapeutic apparatus and MWA needles to listed hospitals. The Top Distributor assumes inventory risk, as products with quality issues can be exchanged but not returned otherwise. We have not received any sales return requests for the years ended December 31, 2022 and 2023. Control of the goods transfers to the Top Distributor upon delivery and acceptance, and the agreement obligates the Top Distributor to meet a minimum purchase requirement of two hundred MWA needles per fiscal year quarter. We are obligated to keep information confidential pursuant to the agreement, a duty that survives termination; a breach of this obligation allows the non-breaching party to seek compensation for economic losses.
The Top Distributor Agreement may be terminated under several circumstances, including if the Top Distributor: commits fraud or bribery; fails to meet its minimum purchase requirement; engages in sales of our competitors’ similar medical devices; fails to pay stipulated fines or penalties by the deadline; or fails to pay for purchased products within fifteen days of the due date.
The Top Distributor Agreement expired on December 31, 2023. We renewed it effective January 1, 2024, by entering into a supplementary agreement that extends the term until December 31, 2024. The material terms of the supplementary agreement are largely similar, but with two key differences: (i) the minimum purchase requirement was increased to 1,250 MWA needles per fiscal year quarter; and (ii) the termination clauses for failure to pay fines or for late payment for products were removed. For the year ended December 31, 2024, the Top Distributor met its minimum purchase requirement. Our annual review for the year ended December 31, 2023, confirmed that the Top Distributor had not breached any provisions that would warrant termination.
Product Return and Exchanges
We are responsible for product defects according to PRC laws and regulations. Our return and exchange policy is to accept only defective products for return or exchange. There is no significant sales return for the year ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025.
Research and Development
We attach great importance to research and development. As of June 30, 2025, we possessed 54 patents in the PRC and 28 pending patent applications. Further details of such patents and patent applications are described in the section titled “Intellectual Property” below. As of June 30, 2025, the Company holds four Class III registration certificates: microwave therapeutic instrument and accessories (which is valid between until February 5, 2028), disposable microwave ablation needle (which is valid until July 12, 2028), disposable microwave ablation needle (which is valid until March 18, 2029) and disposable microwave ablation needle (which is valid until December 3, 2028). We have successfully obtained the registration certificate for the Class III Certificate for MWA needles.
The following table summarizes the Company’s registration certificates, including the models to which such registration certificates relate, and the relevant expiration dates for each registration certificate:
Microwave therapeutic apparatus
Model	Registration Certificate Number	Certificate Validity	Class	Frequency	Power	Power Source	Service Life
MTI-5AT	NMPA 20183011581	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5B	NMPA 20183011581	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5C	NMPA 20183011581	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5DT	NMPA 20183011581	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5ET	NMPA 20183011581	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Solid-state source	8 years

Class III MWA needles
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification		Service Life
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	NMPA 20183011581	6 Feb. 2023 to 5 Feb. 2028	Class III	XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head), XR-A2018R (round head)	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 15 cm to 21 cm, needle diameter is 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of liver tumors (solid tumor therapy is limited to patients with a diameter ≤3cm and fewer than 3 lesions of metastatic liver cancer).
2 years
				XR-A1610W	Fine Microwave Ablation Needle	1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
Disposable Microwave Ablation Needle	NMPA 20233010963	13 Jul. 2023- 12 Jul. 2028	Class III	J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08, J-18-05	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.8mm to 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years
				J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.4mm to 1.6mm, to meet various clinical needs;

Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification	Service Life
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
Disposable Sterile Biopsy Needle (Class II)
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Service Life
Disposable Sterile Biopsy Needle	SXZZ 20232141234	30 Aug. 2023 to 19 Aug. 2028	Class II	BN-MAR-1	2 years
As of June 30, 2025, our research and development team consisted of 12 members, led by our chief technical officer, Mr. Rongjian Lu. We have established a research and development committee to oversee the key stages of our research and development processes, advise on research and development strategies and review and status and progress of new research projects.
Our research and development team works closely with hospitals, academic institutions and contracted research institutions to develop and upgrade products. We actively seek input from doctors and hospitals on the design of products and solicit feedback on the user-experience of existing products. Doctors and hospitals possess first-hand knowledge of unmet clinical needs, surgeons’ preferences and clinical practice trends in relation to medical devices. Our research and development process in collaboration with hospitals, academic institutions, and contracted research institutions involves the following steps:
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Project identification and proposal.   We regularly review and communicate with the doctors and academic institutions to understand new market trends and identify potential research and development opportunities to fulfill unmet clinical demand. After we decide to initiate a project, our research and development department will prepare a project proposal outlining the product features. The representatives of our production department, procurement department and quality control department will review and determine whether to proceed with the project proposal.

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Design and development.   Once a new project is approved, our research and development department will commence, or may collaborate with research and development partners to commence the design and development of a prototype for product registration testing and clinical trial. We will also verify the prototype to ensure it complies with our internal technical specifications and quality control requirements.

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Product registration testing and clinical trials.   Following the development of a prototype, we will proceed to prototype manufacturing. We or our research and development partner will engage qualified third parties to carry out product registration testing of the prototype. For registration of Class III medical devices, in addition to product registration testing, we are also required by the 2021 Medical Device regulations to conduct clinical trials or provide clinical evaluation materials of previously conducted clinical testing on identical or similar medical products. With respect to our clinical trials as part of this requirement, we typically select at least three Grade III hospitals which then appoint principal lead researchers to conduct, manage and supervise the overall research process, designing the enrollment and exclusion criteria, with clearly outlined sample size calculations covering at least 120 patients from which we collect clinical data. We or our research and development partner will prepare a clinical trials proposal that outlines the goals, the potential risks and the schedule of the trials. We submit the proposal to the ethics committee of each of the participating hospitals for approval. During the clinical trial, we or our research and development partner will monitor the use of our prototypes pursuant to the approved clinical trials protocol and the patients’ reactions to the products following the trial procedures and check relevant clinical data.

For example, Baird Medical sponsored a clinical trial for its microwave ablation medical device specifically approved for the treatment of thyroid nodules, and in connection with such clinical trial,

engaged a research collaborator, Nanjing Huitong Medical Technology Co., Ltd. (“NH”). NH then engaged three Grade IIIA hospitals: (i) Lishui People’s Hospital in Zhejiang Province, (ii) Jiangxi Provincial Cancer Hospital in Jiangxi Province and (iii) Zhuhai People’s Hospital in Guangdong Province. NH and the Company entered into clinical trial agreements or project entrustment research contracts with such hospitals. Such hospitals then appointed principal researchers from their respective institutions and conducted, in accordance with the agreed research plan, a prospective, multicenter, randomized, open, positive control, non-inferiority comparison test and collected clinical data from a total of 132 patients, including 52 patients from Jiangxi Provincial Cancer Hospital, 48 patients from Zhuhai People’s Hospital and 32 patients from Lishui People’s Hospital. Each hospital allocated half of their enrolled patients to each of the test group and control group.
The equipment clinical trial agreement dated June 29, 2018 and entered into between Nanjing Changcheng, NH, and Zhuhai People’s Hospital with respect to the thyroid nodules clinical trial process provided that Zhuhai People’s Hospital shall, among other things, coordinate the clinical trial and undertake 34 research participants, completing the participant enrollment work within 4 months. Under such agreement, Nanjing Changcheng is responsible for compensation arising from damages suffered by trial participants, unless such damage was caused by Zhuhai People’s Hospital in violation of, among other things, the research plan. Such agreement contains IP and confidentiality clauses whereby confidentiality obligations remain in effect for 10 years after termination of the agreement. Nanjing Changcheng retains possession of any data or research findings obtained as a result of such thyroid nodule clinical study and Zhuhai People’s Hospital may not use the content of such clinical trial to publish relevant papers without first obtaining written permission. Such agreement may be terminated if one party violates the terms under the agreement and fails to remedy such breach after receiving notice from the other party, if there are quality concerns about the equipment provided by Nanjing Changcheng, if Nanjing Changcheng terminates the authorization of NH to organize the clinical trial prior to the natural expiration of the agreement, or Chinese state policies change such that the project cannot be continued.
The project entrustment research contract dated August 1, 2018 and entered into between Nanjing Changcheng, NH, and the National Drug Clinical Trial Agency of Lishui People’s Hospital with respect to the thyroid nodules clinical trial process stipulated that Lishui People’s Hospital shall, among other things, carry out the clinical trial according to the test scheme and undertake 33 research participants, subject to Nanjing Changcheng’s adjustment of participants to be enrolled, completing all the participant enrollment work within 2 months. The contract terminates automatically upon the completion of the summary study report or payment of the last sum of money to Lishui People’s Hospital, whichever is later. As such, the contract is no longer in effect. Similar to the terms under the agreement entered into with Zhuhai People’s Hospital, Nanjing Changcheng shall bear the cost of treatment and any corresponding financial compensation for the injury or death related to the thyroid nodule clinical, except for any damages caused by the fault of the Lishui People’s Hospital and its personnel in the course of diagnosis and treatment. Under the project entrustment research contract, Nanjing Changchang owns the research results and Lishui People’s Hospital must obtain Nanjing Changcheng’s permission before it may use the results of the interim test for any scientific research conference or publication.
The clinical trial contract dated June 6, 2018 and entered into between Nanjing Changcheng, NH, and Jiangxi Cancer Hospital with respect to such thyroid nodules clinical trial process stipulated that Jiangxi Cancer Hospital shall act as the lead unit to carry out the clinical test in accordance with the test scheme, and complete all enrollment work for 33 research participants, or as adjusted by Nanjing Changcheng, within 2 months. Such contract shall terminate when the applicable thyroid nodule clinical trial is completed, or the relevant report is approved. As such, the contract is no longer in effect. Nanjing Changcheng shall bear the cost of treatment and the corresponding financial compensation for the injury or death related to the trial, except for any damage caused at the fault of the Jiangxi Cancer Hospital and its medical personnel in the course of the diagnosis and treatment. Under such clinical trial contract, Nanjing Changcheng shall own and have the right to use the data generated from the thyroid nodule clinical trial, its test report and the data generated.
The enrollment criteria for this clinical trial were five-fold: (i) participants had to be aged between 18 to 70 years old; (ii) participants had to have target nodules confirmed benign lesions by fine needle aspiration cytology or pathological biopsy within 6 months prior to surgery, or whose TI-RADS classification by color Doppler examination was classified as category 1~3; (iii) such nodule should have a nodule diameter larger than 2cm, or the proportion of the solid portion of the nodule is greater than 80%, and no other treatment (e.g., surgical treatment, radioactive iodine treatment, TSH suppression treatment, percutaneous anhydrous ethanol injection, etc.) has been performed; (iv) the participant is experiencing subjective symptoms that are obviously related to the nodule, such as a foreign body sensation or neck discomfort or pain, and (v) participants must have signed the informed consent form. The exclusion criteria for this trial include, among others, excluding participants with abnormal vocal cord functions on the contralateral side of the lesion.
Such clinical trial was designed to show statistical significance, and the p-value was 0.05. Such clinical trial was conducted with a noninferiority research design, with the intention of determining the rate of complete ablation of thyroid nodules of Nanjing Changcheng’s MWA ablator and the single-use MWA ablation needles (the test group), as well as determining whether such products performed just as well as compared to the designated control medical product, the VRSO1 radiofrequency ablation treatment system host and electrode needles manufactured by STARmed Co., Ltd. (the control group), which such product is already on the market. We entered into collaboration agreements with these three hospitals, and each hospital’s role consisted of collecting and recording required information from the subjects related to their participation in such clinical trial, detailing such information in the case study report form, and using and re-collecting the tested medical devices and making a record of the same such that at all times it is only kept, used and stored by a responsible researcher. The relevant examinations were recorded at baseline, within seven days before or after the date that was 30 days after treatment, within seven days before or after the date that was 90 days after treatment and within seven days before or after the date that was 180 days after treatment. The primary endpoint of the clinical trial was ablation nodule volume reduction rate at 180 days after the treatment of the targeted single thyroid nodule or largest nodule where there are multiple nodules, and the secondary endpoints of the clinical trial included: (i) the proportion of subjects with successful treatment, (ii) the average ablation nodule volume reduction rate of the largest nodule 30 days and 90 days following treatment, (iii) the overall average ablation nodule volume reduction rate 180 days after the treatment, (iv) the ultrasonic blood flow scores of patients prior to the treatment, on the day following the treatment, and at 30, 90, and 180 days following treatment, and the performance test results of the patients’ thyroid within about two periods of 180-days following the treatment. With respect to the examinations recorded within seven days before or after the date that was 180 days after the treatment, there was no statistically significant difference measured with respect to the primary endpoint, the average reduction in ablation nodule volume of the targeted single thyroid nodule or largest nodule of the test group (75.46%) as compared to the average reduction in ablation nodule volume of the targeted single thyroid nodule or largest nodule of the control group (78.51%). The p-value associated with such results was 0.361. In addition, there were no statistically significant differences measured with respect to the aforementioned secondary endpoints: (i) the proportion of subjects with successful treatment was 100% for both the test group and the control group; (ii) the average reduction rate in ablation nodule volume of the largest single nodule within a period of 30 days after the treatment between the test group (38.27%) and control group (45.48%) had a p-value of 0.340; (iii) the average reduction rate in ablation nodule volume of the largest single nodule within a period of 90 days after the treatment between the test group (63.58%) and control group (66.95%) had a p-value of 0.464; (iv) the average reduction rate in overall ablation nodule volume (as opposed to the primary endpoint of target nodule or largest nodule) within a period of 180 days after the treatment between the test group (76.02%) and control group (78.09%) had a p-value of 0.433; (v) in relation to the ultrasonic blood flow scores, patients of the test group and control group were measured and classified into Types I, II, III, and IV based on their blood flow score at each of the five intervals stipulated above, and these classifications at such intervals were compared between the test group and the control group, whereby the p-values for such comparisons were 0.858, 0.346, 0.845, 0.324 and 0.761, respectively; and (vi) within about two periods of 180 days after the treatment, a thyroid function test was conducted to measure various values of the patients in each of the test and control groups, whereby the p-values for such comparisons were all above 0.05 and therefore there was no statistically significant difference between the test group and control group patients’ thyroid performance levels, aside from the p-value for thyroxine (TT4), which was 0.04 but such difference was determined by the researchers to be clinically unmeaningful.

For such particular clinical trial, no device defects that could lead to adverse events occurred during the trial. A total of fifteen adverse events occurred during the span of the clinical trial, where eight of such adverse events may have been related to the trial, while the remaining seven adverse events were deemed to not relate to the trial, and were incidents of deteriorating medical conditions of the subjects enrolled in such clinical trial. The adverse events relating to the clinical trial included postoperative patients complaining of hoarseness of their voice, neck pain, neck inflammation and sore throat. Such adverse events which occurred during the clinical trial are common complications caused by ablation treatment. Adverse events relating to the deteriorating medical condition of the patients occurred in subjects who were also diagnosed with other conditions during the span of the clinical trial, such as having a gastric polyp, microinvasive adenocarcinoma of the lung, or an adenoma of the sigmoid colon. Such patients were either treated for such conditions or their symptoms improved such that the clinical trial testing could continue. Aside from the clinical trial on microwave ablation medical devices for the treatment of thyroid nodules, the Company has submitted or is in the process of submitting research proposals to various hospitals to conduct clinical trials for microwave ablation medical devices for the treatment of breast lump as well as pulmonary nodules, which clinical trials have not yet started. The clinical trial on microwave ablation medical devices for the treatment of thyroid nodules was sponsored by Baird Medical because Baird Medical paid the hospitals per the collaboration agreements. Further information on each of these clinical trials can be found in the section below titled “Research and Development — Clinical Trials”.
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Regulatory approval.   We or our research and development partner will prepare formal reports to be submitted to the NMPA or provincial MPA to seek approval for the commercialization of our new products. Pursuant to the Regulations on the Supervision and Administration of Medical Devices (2021 Revision) (the “2021 Medical Device Regulations”), applicants for the commercialization of a new medical device or product shall submit for review: (i) risk analysis materials of such medical device or product; (ii) technical requirements of such medical device or product; (iii) medical device or product inspection reports; (iv) clinical evaluation materials of such medical device or product, which should either be reports on clinical testing conducted by the applicant or review papers or previously conducted clinical testing on identical or similar medical products; (v) sample manuscripts of product instructions and labels of such medical device or product; (vi) quality management system documents with respect to product research, development and production of such medical device; and (vii) other materials related to the safety and efficacy of the products. These documentation requirements are the same for Class II and Class III medical devices.

It typically takes 24 to 36 months for Class II medical devices and 48 to 60 months for Class III medical devices to complete the research and development process. Although both Class II and Class III medical devices are subject to the same filing requirements under the 2021 Medical Device Regulations, the key difference between the research and development process for Class II and Class III medical devices is that the reports containing the aforementioned information are submitted to the Provincial MPA for Class II medical device product registration, whereas such reports for Class III medical device product registration are submitted to the NMPA. As a result, Class III medical devices are often subject to a much more rigorous review regime as compared to Class II medical devices.
For the fiscal years ended December 31, 2022, 2023 and 2024 and for the six months ended June 30, 2025, we incurred research and development expenses of US$3.9 million, US$4.3 million, US$6.2 million and US$7.2 million, respectively.
Research and Development — Collaborators
Currently, we collaborate with Nanjing Forestry University, an academic institution, and Zhuhai People’s Hospital, a hospital, for our research and development efforts in relation to non-clinical trial related technology research developments. Collaboration agreements entered into with Nanjing Forestry University and Zhuhai People’s Hospital in relation to our research and development efforts have been entered outside the ordinary course of business which are material to us.
The technology development (commission) agreements with Nanjing Forestry University (“NF” and such agreements the “NF Collaboration Agreements”) are a series of four technology-specific contracts executed on May 20, 2017 and February 20, 2018. Each of the NF Collaboration Agreements expired one year from the date of its execution and as such are no longer in effect. Under the NF Collaboration Agreements, NF has agreed to complete the research and development project for the main control circuit system, temperature measurement system, and related circuits of the microwave ablation therapeutic apparatus (including the specification of MTI-5AT, MTI-5DT, MTI-5ET, MTI-5FT). The research and development work which NF is assisting the Company with is not related to any of the Company’s proposed clinical trials. There are no exclusivity provisions under the NF Collaboration Agreement. The NF Collaboration Agreements provides that either party may utilize the research and development findings according to the terms of the agreement for subsequently improved products. The ownership of any new technological advances characterized by the substantial or creative technical process of one party’s independent work belongs solely to that party. The parties to the NF Collaboration Agreements agree that should any intellectual property arise from the technology development of such contracts, the parties will negotiate the ownership thereof. As consideration for NF’s services under the NF Collaboration Agreements, the Company shall pay to NF an aggregate amount of RMB60,000. As of the date of this prospectus, all payments to be made under such NF Collaboration Agreements have been paid and settled. In relation to the NF Collaboration Agreements, NF ultimately assisted us with securing and obtaining the utility patent CN 202022881052.8, a device for reducing magnetron power fluctuations which was registered on August 24, 2021 and shall expire on December 1, 2030. Pursuant to a verbal agreement with NF, the Company owns all rights in the utility patent CN 202022881052.8 in their entirety. No royalty payments will be made to NF pursuant to such patent. For further information on such patent, please refer to the section below titled “Intellectual Property”. The NF Collaboration Agreements contain standard confidentiality provisions which are in effect for ten years after the agreements terminate. Aside from the standard force majeure provision, each of the NF Collaboration Agreements may be terminated with fifteen days’ notice from one party to the other if in the performance of such NF Collaboration Agreement, the technology which is the subject of the research and development has been made public.
The strategic cooperation agreement with Zhuhai People’s Hospital (“Zhuhai” and such agreement the “Zhuhai Collaboration Agreement”) was entered into on April 22, 2021 and is in effect until April 21, 2026. Under the Zhuhai Collaboration Agreement, Zhuhai and the Company have agreed to (i) form a working group to establish mechanisms for leadership communication, departmental coordination, talent exchange, and training (ii) engage in deep collaboration on pre-clinical scientific research and (iii) undertake clinical research-related activities. The Company has agreed to provide a clinical application transfer platform and offering application scenarios for technological products or biological agents which are developed and/or approved by both parties or solely by Zhuhai. The Zhuhai Collaboration Agreement itself focuses on research and development activities and is not specific to any of the clinical trials of the Company which have been listed in this Registration Statement. No consideration is contemplated in the Zhuhai Collaboration Agreement itself and the pricing and specific scope of work will be dependent on subsequent contracts entered separately into by Zhuhai and us. There are no exclusivity provisions under the Zhuhai Collaboration Agreement but it contains standard confidentiality provisions. The Zhuhai Collaboration Agreement provides that all intellectual property rights acquired during the term of the agreement are to be shared by both parties. For academic papers published during the term of the agreement related to the project, the first author’s affiliation must be listed as Zhuhai, with at least one relevant research staff member from Zhuhai serving as the first author and corresponding author. For patents applied for during the term of the agreement, the patent rights are jointly owned by both parties, and neither party may transfer, or grant permission related to, such rights to others arbitrarily. The Company has a right of first refusal to purchase and use any aforementioned patents generated. Upon the expiration of the agreement, both parties have the right to conduct further research, and any research outcomes resulting from such research belong to such researching party. As of the date of this prospectus, no patents registered or applied for by the Company was developed in connection with the Zhuhai Collaboration Agreement. The Zhuhai Collaboration Agreement may be terminated naturally upon its expiration, or may be terminated if: (i) one party breaches the terms of the Zhuhai Collaboration Agreement and fails to remedy such breach despite notice from the requesting party, such requesting party may terminate such agreement upon delivering a termination notice in writing to the defaulting party; (ii) one party breaches applicable laws or regulations, and the non-defaulting party delivers a termination notice in writing to the defaulting party, or (iii) either party applies for or is put into bankruptcy, merger or dissolution, at which point the Zhuhai Collaboration Agreement terminates automatically; or (iv) one party breaches the terms of such Agreement and the non-defaulting party suffers economic loss as a result, such non-defaulting party may terminate the Zhuhai Collaboration agreement and seek damages for such economic loss.

Research and Development — Clinical Trials
The Company has currently, together with its research collaborators, initiated (and/or completed, as indicated in the status column) the process for three clinical trials. These clinical trials were sponsored by Baird Medical because payment was and/or will be made to the hospitals by the research collaborators party to the research collaboration agreements. The following table presents the particulars of each clinical trial:

Thyroid Nodule Clinical Trials
Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrolment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status
Jiangxi Provincial Cancer Hospital Zhuhai People’s Hospital Lishui People’s Hospital	Associate Chief Physician from such hospital Associate Chief Physician from such hospital Chief Physician from such hospital
To determine the rate of complete ablation of thyroid nodules of Nanjing Changcheng’s MWA ablator and the single-use MWA ablation needles and whether such products were inferior compared to the designated control medical product.

A prospective, multicenter, randomized, open, positive control, non-inferiority test design was adopted, and a total of 132 cases were enrolled, including 66 cases in each of the experimental group and the control group. Treatment with microwave ablation or radiofrequency ablation was randomized among the subjects who agreed to be enrolled. By recording the relevant examinations at baseline, 1 month after treatment, 3 months after treatment, and 6 months after treatment, comparing data such as the proportion of subjects with successful surgery, nodule shrinkage, occurrence of complications, and the proportion
VRSO1 radiofrequency ablation treatment system host (Registration number: NMPA 20173252338) and electrode needles (Registration Number: NMPA 20143255486) manufactured by STARmed Co., Ltd.
Primary endpoint: ablation nodule volume reduction rate at six months after operation;
Secondary endpoint: Surgical success rate, postoperative nodule volume reduction rate (30-days, 90-days, and 180-days post operation), ultrasound blood flow score, thyroid function tests;
Baseline evaluation index: vital signs, incidence of treatment-related complications, incidence of other adverse events, evaluation of system operation safety;
Safety evaluation index: vital signs, incidence of treatment-related complications, incidence of other adverse events, evaluation of system operation safety;

Enrolment Criteria:
1.   Age between 18 to 70 years old (inclusive), no gender limit;
2.   Subjects whose target nodules were confirmed to be benign lesions by fine needle aspiration cytology (FNAC) or pathological biopsy within six months prior to surgery, or whose TI-RADS classification by color Doppler examination was classified as category 1~3;
3.   Nodule diameter ≥2cm, or the proportion of solid portion of the nodule is greater than 80%, and no other treatment (e.g., surgical treatment, radioactive iodine treatment, TSH suppression treatment, percutaneous anhydrous ethanol injection, etc.) has been

132 subjects were enrolled in total. Out of the 132 subjects, 52 were enrolled in the hospital in the Jiangxi province, 48 were enrolled in the hospital in the Guangdong province, and 32 subjects were enrolled in the hospital in the Zhejiang province, respectively, with each hospital allocating half of their enrolled subjects to the test group and control group, respectively.

Based on a review of past clinical studies, the average reduction rate in nodule volume after 6 months of the standard treatment is about 80%. Given the study is designed to compare the new treatment (the test group) against the control treatment which is already available on the market (the control group), we have proceeded with the non-inferiority margin rate of -15%, meaning in this study, the new treatment can be up to 15% less effective than the control treatment and still be considered statistically to perform just as well in comparison to the control treatment. Further, this trial proceeded with the estimate that: (i) conservatively, there may be a 28% deviation difference between patients in the test group and control group; and (ii) there is a 2.5% chance of a false positive in determining non-inferiority

A total of 15 adverse events were recorded, where 8 adverse events may relate to the trial, with the remaining 7 being unrelated and concern the deteriorating medical conditions of the enrolled subject. None such events involved a device defect that could lead to adverse events occurred during the trial.
Related Adverse Event: Out of the 8 adverse events, 4 post-operative subjects reported hoarseness of their voice, 2 post-operative subjects reported neck pain, 1 post-operative subject complained of neck inflammation and 1 post-operative subject complained of sore throat. Such adverse
Completed.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrolment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status
			of patients with effective treatments, to evaluate the safety and effectiveness of the trial product for thermal ablation treatment of benign thyroid nodules.		Evaluation of Product Use: common functions, ease of use, reliability evaluation.
performed;
4.   The presence of subjective symptoms that are obviously related to the nodule (e.g., foreign body sensation, neck discomfort or pain, or symptoms caused by adjacent organs); or an tendency of malignant transformation (e.g., the occurrence of related symptoms, or imaging tests suggesting that the size of the nodule is increasing progressively); or patients with excessive worries that affect normal life; or subjects with symptoms of hyperthyroidism caused by autonomous functional nodules;
5.   Subjects (or their designated agents) must sign the informed consent form.
Exclusion Criteria:
1.   Subjects with abnormal vocal cord function on

and an 80% chance of correctly concluding the new treatment to perform just as well in comparison to the control treatment.
Based on inputting these assumptions into a statistical software called PASS11, it was determined that 56 subjects needed to be enrolled in each of the test group and the control group, for an aggregate of 112 participants. However, because we expect that about 15% of the participants may drop out of the study throughout the trial or fail to follow-up with the researchers, we planned to enroll at least 132 participants to ensure that we will have sufficient sample data for this trial even with potential patient drop-outs.

events are common complications caused by ablation treatment.
Unrelated Adverse Event: The 7 adverse events unrelated to the trial involved subjects which were diagnosed with various conditions, such as gastric polyp, microinvasive adenocarcinoma of the lung, or an adenoma of the sigmoid colon. These subjects were subsequently hospitalized and were either treated or symptoms alleviated such that the clinical trial may continue.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrolment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

the contralateral side of the lesion;
2.   Subjects with active thyroiditis and infections at the surgical site or adjacent sites;
3.   Subjects with large areas of calcification in the nodule that affect observation;
4.   Subjects with large blood vessels and nerves around the thyroid nodules, serious adhesion of the nodules to the esophagus and trachea, etc., and nodules located at the lower pole of the gland and beyond the sternum;
5.    Subjects with severe heart, liver, or kidney dysfunction (cardiac function grade II and above; ALT, AST > 2.5 times the upper limit of normal value; serum creatinine > 1.5 times the upper limit of normal value);
6.   Severe anemia

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrolment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

(Hb<60g/L);
7.   Subjects with cognitive abnormalities or severe mental illness, etc., who are unable to cooperate with the study;
8.   Pregnant and lactating women;
9.   Subjects who have participated in other clinical studies within the past three months;
10.   Other conditions in which the researcher believes that the patient is not suitable to participate in this study.

2Breast Lump Clinical Trials
Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status
Sun Yat-sen University Cancer Center the Fifth Affiliated Hospital of Guangzhou Medical University Shandong Provincial Qianfoshan Hospital the Affiliated Hospital of Putian University	Chief Physician from such Hospital Chief Physician from such hospital Chief Physician from such hospital Chief Physician from such hospital
To evaluate the rate of complete ablation of breast lump nodules of the MWA ablator and its accompanying ablation needles produced by Nanjing Changcheng and whether such products were inferior compared to the designated control medical product.

The clinical trial is designed as “prospective, multicenter, stratified group randomized, open, parallel positive control, and non-inferiority test”. to verify that when the microwave ablation device and supporting ablation needle produced by Nanjing Changcheng Medical Equipment Co., Ltd. are used for ablation of breast fibroadenoma, the complete nodule ablation rate is not inferior to that of the control product, which meets the requirements of clinical application, and the product is safe and reliable in the process of use. A total of 188 cases will be enrolled.

WE7568-II tumor ablation treatment system generator (Registration number: NMPA 20173014200) and the WHK-1A, WHK-1B, WHK-1C, WHK-2A, WHK-2B and WHK-2C models of ablation electrode needles registered by Beijing Wei’erfu Electronics Company.

Primary endpoint: complete nodule ablation rate on postoperative day 90±7;
Secondary endpoint:
1.   nodule volume reduction rates on day 90 ± 7, day 180 ± 14, and day 360 ± 14;
2.   evaluation of the ablation device’s operational performance;
3.   evaluation of the ablation needle’s operational performance;
4.   visual analog scale pain scores;
5.   aesthetic satisfaction.
Safety evaluation indexes: SAE (serious adverse event) incidence rate, AE (adverse event) incidence rate, and device defect incidence rate.

Enrollment Criteria:
(1)   Age between 18 to 50 years old (inclusive), no gender limit;
(2)   Breast solid nodule with a longitudinal diameter ranging from 10mm to 30mm (inclusive), as measured by ultrasound;
(3)   Target breast nodules, within the 3 months prior to ablation, confirmed as fibroadenomas through hollow needle (large needle) biopsy;
(4)   Subjects or their legal representative can understand the purpose of the study, demonstrate adequate compliance with the study protocol, and sign the informed consent form.
Exclusion Criteria:
(1)   Subjects who have received treatment prior to target breast nodule ablation or
N/A
Based on a review of the literature2 and considering the clinical practice, it is expected that both the new treatment (the test group) and the control treatment which is already available on the market (the control group) will completely eliminate the breast lump in 95% of cases. On this basis, we have proceeded with the non-inferiority margin rate of -10%, meaning in this study, the new treatment can be up to 10% less effective than the control treatment and still be considered statistically to perform just as well in comparison to the control treatment. Further, this trial proceeded with the estimate that there is a 2.5% chance of a false positive in determining non-inferiority and an 80% chance of correctly concluding the
									N/A	The clinical test stage has not yet carried out.

2
Zhou Qin, Ma Kui, Liang Mengdi, et al. Feasibility study on microwave ablation for benign breast nodules [J]. Journal of Nanjing Medical University (Natural Science), 2017, 37 (10) : 1337-1338.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

who require treatment by other methods (e.g., surgery, focused ultrasound ablation, cryoablation, or ethanol injection) during the trial;
(2)   Subjects with severe bleeding tendency and obvious hemogram abnormalities that cannot be corrected within a short period of time for coagulation dysfunction (platelets < 50× 109/L, prothrombin time > 25s);
(3)   Subjects whose anticoagulant therapy and/or antiplatelet drugs have not been discontinued for more than 7 days prior to treatment;
(4)   Subjects with abnormal function of heart, lung, liver, kidney and other important organs (cardiac function NYHA grade 3 or above, ALT, AST > 1.5 times the upper limit of normal reference value, or Ccr < 60ml/min);

new treatment to perform just as well in comparison to the control treatment.
Based on these assumptions and parameters, we calculated that at least 75 participants in each of the test group and the control group (or 150 participants in total) would be needed. However, we expect that about 20% of participants may drop out or fail to follow-up with the researchers throughout the trial, and therefore in order to accumulate sufficient data for this research, we have determined a total of 188 subjects will be required to be enrolled, such that there are 94 participants in each of the test group and the control group.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

(5)   Subjects with other serious medical conditions (including clinically relevant cardiovascular disease or myocardial infarction within 12 months prior to enrollment; history of severe neurological or psychiatric disorders; preoperative presence of serious infections that must be controlled with medications; active disseminated intravascular coagulation; and high thrombotic risk);
(6)   Subjects with ineffective control of blood sugar (fasting blood sugar > 7 mmol/L or glycosylated hemoglobin > 7% during the screening period);
(7)   Subjects with built-in breast prosthesis;
(8)   Subjects with implanted pacemakers or cardiac electrodes;

(9) Pregnant and lactating women;

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

(10)   Subjects who have participated in a clinical trial of another drug or device within 3 months prior to the trial;
(11)   Subjects who, in the opinion of the researcher, are not suitable for participation in this clinical trial.

3Pulmonary Nodule Clinical Trials
Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status
Sun Yat-sen University Cancer Center Beijing Hospital Beijing Chao-Yang Hospital of the Capital Medical University Qingdao Central Hospital	Chief Physician of such hospital Chief Physician of such hospital Chief Physician of such hospital Associate Chief Physician such hospital
To evaluate the rate of complete ablation of breast lump nodules of the MWA ablator and its accompanying ablation needles produced by Nanjing Changcheng and whether such products were inferior compared to the designated control medical product.

The clinical trial is designed as “prospective, multicenter, stratified group randomized, open, parallel positive control, and non-inferiority test” to verify that when the microwave ablation instrument and disposable microwave ablation needle produced by Nanjing Changcheng Medical Equipment Co., Ltd. are used for pulmonary nodule ablation, the complete ablation rate of pulmonary

WE7568-II tumor ablation treatment system generator (Registration number: NMPA 20173014200) and the WHK-1A, WHK-1B, WHK-1C, WHK-2A, WHK-2B and WHK-2C models of ablation electrode needles registered by Beijing Wei’erfu Electronics Company.

Primary endpoint: complete ablation rate of pulmonary nodules on postoperative day 90±7 and postoperative day 180±14;
Secondary endpoint:
1.   immediate ablation effectiveness rate 48 hours after pulmonary nodule ablation;
2.   evaluation of the ablation device’s operational performance;
3.   evaluation of the ablation needle’s operational performance.
Safety

Enrollment criteria
(1)   Age between 18 to 75 years old (inclusive), no gender limit;
(2)   Subjects who plan to undergo ablation treatment of malignant or suspected malignant pulmonary nodules, including alveolar epithelial atypical adenomatoid hyperplasia or primary peripheral non-small cell lung cancer or pulmonary nodules with malignant tendency;
(3)   Subjects
N/A
Based on a review of the literature3 and considering the clinical practice, it is expected that both the new treatment (the test group) and the control treatment which is already available on the market (the control group) will completely eliminate the pulmonary nodule 180 days after the treatment in 96% of cases. On this basis, we have proceeded with the non-inferiority margin rate of -10%, meaning in
									N/A	The clinical test stage has not yet carried out.

3
Liu Hao, Yang Yunlong. Evaluation of safety and short-term efficacy of CT-guided percutaneous microwave ablation for pulmonary nodules [J]. Chinese Journal of Clinical Research, 2022, 35 (07) : 982-985.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

nodules is non-inferior to that of the control product, which meets the requirements of the clinical application, and the products are safe and reliable in the process of use. A total of 152 cases will be enrolled.
evaluation indexes: SAE (serious adverse event) incidence rate, AE (adverse event) incidence rate, device defect incidence rate.
with no more than 3 unilateral pulmonary nodules (bilateral lungs ≤5) and with lung nodules requiring ablation that are 8 mm to 30 mm in diameter (inclusive);
(4)   The subject refuses or is deemed unsuitable for surgical resection or stereotactic radiation therapy;
(5)   Subjects or their legal representative can understand the purpose of the study, demonstrate adequate compliance with the study protocol, and sign the informed consent form.
Exclusion Criteria:
(1)   Subjects with Eastern Cooperative Oncology Group performance status score >3;
(2)   Subjects who have received chemotherapy, radiation therapy, immunotherapy, targeted therapy, surgery, or other minimally invasive this study, the new treatment can be up to 10% less effective than the control treatment and still be considered statistically to perform just as well in comparison to the control treatment. Further, this trial proceeded with the estimate that there is a 2.5% chance of a false positive in determining non-inferiority and an 80% chance of correctly concluding the new treatment to perform just as well in comparison to the control treatment.
Based on these assumptions and parameters, we calculated that at least 61 participants in each of the test group and the control group (or a total of 122 participants) would be necessary. However, we expect that about 20% of participants may drop out or fail to follow-up with the researchers throughout the trial, and therefore in order to accumulate sufficient data for this trial,

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

approaches to tumor treatment within 30 days prior to ablation;
(3)   Subjects who require continued treatment of the tumor or pulmonary nodule with chemotherapy, radiotherapy, immunotherapy, targeted therapy, surgery, or other minimally invasive methods for the duration of the trial after surgery;
(4)   Subjects with severe pulmonary fibrosis and pulmonary hypertension;
(5)   Subjects requiring ongoing hormone therapy throughout the trial period;
(6)   Subjects with pleural effusion and poor control;
(7)   Subjects with impaired consciousness or unable to cooperate with treatment;
(8)   Subjects with severe bleeding tendency and obvious hemogram abnormalities that cannot be corrected within a short period of time we have determined a total of 152 subjects will be required to be enrolled, such that there are 76 participants in each of the test group and the control group.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

for coagulation dysfunction (platelets<50×109/L, prothrombin time >18s, and prothrombin activity <40%);
(9)   Subjects whose anticoagulant therapy and/or antiplatelet drugs have not been discontinued for more than 7 days prior to treatment, and the interval between the last use of bevacizumab did not exceed 1 month;
(10)   Subjects with significant organ insufficiency or other serious diseases (including cardiovascular disease affecting the treatment of this ablation surgery or myocardial infarction within 12 months prior to enrollment; history of severe neurological or psychiatric illness; active disseminated intravascular coagulation; high thrombotic risk; severe anemia, dehydration, and severe disturbances in nutritional

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

metabolism that cannot be corrected or improved in the short term; severe systemic infections, and hyperthermia (>38.5°C);
(11)   Fasting blood glucose >8 mmol/L at any time before surgery;
(12)   Combination of other tumors with extensive metastases;
(13)   Subjects with implanted cardiac pacemakers that cannot be discontinued during treatment;
(14)   Pregnant and lactating women;
(15)   Subjects who, in the opinion of the researcher, are not suitable for participation in this clinical trial.

As of the date of this prospectus, we have completed the thyroid nodule clinical trial while the breast lump clinical trial and the pulmonary nodule clinical trials have not yet reached the testing stage. A summary of the research proposals and current progress of each of the clinical trials is set forth below:
Thyroid nodule clinical trials: the thyroid nodule clinical trials took place between November 17, 2018 and were completed on April 18, 2020. The relevant research findings report for such clinical study was finalized on July 20, 2020.
Breast lump clinical trials: In January 2024, the work for the third-party usability study was completed, and the report for the third-party usability study and the clinical evaluation research and clinical trial testing plans for the breast lump clinical research, respectively, were completed in February 2024. Although finalized, we are prepared to revise such respective clinical trial testing plan accordingly should there be any comments or constructive feedback to such plan we may receive from our other involved parties. We are also preparing for the submission of such research proposal and ancillary documents for ethics review by the respective ethics committees of the institutions which are conducting the clinical trials. If the respective ethics committees approve our research proposal and issue a letter of approval, we expect relevant clinical trial research agreements to be entered into between our research collaborator, FIIG, and (i) Sun Yat-sen University Cancer

Center, (ii) the Fifth Affiliated Hospital of Guangzhou Medical University, (iii) Shandong Provincial Qianfoshan Hospital and (iv) the Affiliated Hospital of Putian University, to provide technical services and conduct the breast lump clinical trials. Following execution of such clinical trial research agreements, the hospitals will proceed with the testing stage and begin to enroll suitable patients in accordance with the research proposal. We plan to have these steps (i.e. ethics review and execution of clinical research contracts with or between the relevant research collaborators and/or the hospital institutions) completed by December 2025, such that appointed hospital institutions may start enrolling participants for clinical testing in December 2025. Subject to any amendments as a result of the ethical review, the current research proposal stipulates that the hospitals listed above shall, among other things: (i) enroll subjects in accordance with the enrollment criteria for the clinical trial, (ii) evaluate such patients using the evaluation indices specified by the research proposal, and (iii) conduct the clinical trial by treating the patients in both the control group and the test group with the respective medical devices for such group pursuant to the procedures stipulated in the research proposal. Each institution is expected to carry out the breast lump clinical trial using the same standards and rules, and each is expected to continuously enroll subjects until we have filled the total enrollment quota of 188 subjects for these clinical trials. As an illustration, three months after the date the clinical trials have begun, we might expect one institution to have enrolled 48 patients, 24 of which shall fall into the control group and 24 of which shall fall into the test group, while we might expect another institution to have enrolled 36 subjects, 18 of which shall fall into the control group and 18 of which shall fall into the test group. Simultaneously, the other institutions are to continue seeking and enrolling subjects which meet the research proposal’s enrollment criteria for testing, until such time as the institutions have altogether enrolled a total of 188 subjects (94 subjects falling into the control group and the test group, respectively). Based on the current proposed research schedule time frame, we expect to have all research participants successfully enrolled by April 2026 and finish all clinical trial data collection by May 2026. Thereafter, we expect to have semi-final research reports from each hospital institution and the finalized clinical trial research reports completed in June 2026.
Pulmonary nodule clinical trials: The pulmonary nodule clinical trials have been progressing at a very similar rate as the breast lump clinical trials. We have completed the clinical trial testing plans by February 2024, but such clinical trial testing plan may be subject to appropriate changes or amendments pursuant to any constructive comments or feedback from involved parties. We are also preparing for the submission of such research proposal and ancillary documents for ethics review by the respective ethics committees of the institutions which are conducting the clinical trials. Pursuant to the NH Collaboration Agreement (as described above), each of the institutions partaking in the pulmonary nodule clinical trials is required to follow the procedures, rules and criteria of our finalized research proposal, including enrolling subjects under such proposal’s enrollment criteria and treating subjects of both the control group and the test group with the respective medical devices for such group in accordance with the procedures of the finalized research proposal. If we have clearance from the respective ethics committees to proceed with the clinical trials, we are prepared to appoint the following hospitals: (i) Sun Yat-sen University Cancer Center; (ii) Beijing Hospital; (iii) Beijing Chao-Yang Hospital of the Capital Medical University; and Qingdao Central Hospital to provide technical services with respect to the pulmonary nodule clinical trials. Concerning the pulmonary nodule clinical trials, we plan to complete the ethics review and execute the relevant clinical research contracts with the aforementioned research collaborators and/or the hospital institutions by December 2025 such that they may start enrolling research participants. Similar to the breast lump clinical trials, each contracted hospital institution is expected to continuously enroll subjects until we have filled the total enrollment quota of 152 subjects for such clinical trials. Based on the current proposed research schedule time frame, we expect to have all research participants successfully enrolled by April 2026 and finish all clinical trial data collection by May 2026. Thereafter, we expect to have semi-final research reports from each hospital institution and the finalized clinical trial research reports completed in June 2026.

Product pipeline
The following table sets forth certain information about our major pipeline products:
Product Category	NMPA Classification	Features	Development Stage	Expected Launch Date	Target Indication
Microwave ablation ultrasound integrated therapeutic apparatus	Class III
Equipped with built-in ultrasound scanner for locating the tumor precisely during treatment
Reflects real-time data of therapeutic apparatus on the ultrasound machine interface, allowing doctors to manage data easily and focus on observing the patient during the treatment
To be used in conjunction with different proprietary microwave ablation needles for the treatment of different diseases
			Product Design	Fourth quarter of 2025	Thyroid nodules, liver tumors
MTI-5GT four-source microwave ablation therapeutic apparatus	Class III
Output frequency of 2,450 MHz
Four-port outputs for treatment utilizing four needles simultaneously
Each output is equipped with an independent temperature sensor allowing real-time reflection of temperature data
Applicable to microwave ablation treatment of large tumors
To be used in conjunction with different proprietary microwave ablation needles for the treatment of different diseases
			Clinical trial preparation	Fourth quarter of 2025	Bone tumors
Microwave Ablation Therapy Device and Disposable Microwave Ablation Needle	Class III
Suitable for microwave ablation treatment of large tumors. Using solid-state power supply as the microwave emission source, no-load status can be detected to ensure the safety of clinical use
Equipped with LED display and user-friendly interface
Used with different proprietary microwave ablation needles to treat different conditions
			Clinical trial preparation	Fourth quarter of 2025	uterine fibroids

Product Category	NMPA Classification	Features	Development Stage	Expected Launch Date	Target Indication
MTI-5FT therapeutic apparatus	Class III
Output frequency of 915 MHz which has stronger penetration power
Applicable to microwave ablation treatment of large tumors. Uses solid-state power as the source of microwave emission, which can detect no-load condition and ensure safe clinical use
Equipped with LED display with user- friendly interface
To be used in conjunction with different proprietary microwave ablation needles for the treatment of different diseases
			Clinical trial preparation	Fourth quarter of 2024	Thyroid nodules, liver tumors
Product Category	NMPA Classification	Features	Development Stage	Expected Launch Date	Target Indication
Microwave ablation catheters	Class III catheters
Comprises four different models of catheters
(i)
with water-cooling structure or non-water cooling structure; and

(ii)
with or without laser navigation system

Water-cooling structure features the use of special engineering plastics and a water cycle structure to ensure product quality and lower cost
Laser navigation system allows doctors to locate the position of the catheter inside the blood vessel
Composed of semi-flexible needle with circular tip
Applicable to microwave ablation treatment targeting intestine and blood vessel
Intended to be applied for tumors in varicose vein
			Clinical trial preparation	Fourth quarter of 2025	For the treatment of tumors in varicose veins
Endoscope-guided puncture microwave ablation needles	Class III	Composed of semi-flexible needle Allows precise ablation inside patient’s lung with the guidance of endoscope Applicable to treatment targeting lung tumors Intended to be applied for pulmonary nodule	Clinical trial preparation	Fourth quarter of 2025	Indicated for pulmonary nodules
Microwave Ablation Therapy Device and Disposable Microwave Ablation Needle	Class III	Suitable for microwave ablation treatment of large tumors. Using solid-state power supply as the microwave emission source, no-load status can be detected to ensure	Clinical trial preparation	Fourth quarter of 2025	Breast lump

Product Category	NMPA Classification	Features	Development Stage	Expected Launch Date	Target Indication
the safety of clinical use Equipped with LED display and user-friendly interface Used with different proprietary microwave ablation needles to treat different conditions
Properties and Facilities
We currently do not own any properties as we lease the properties for our principal executive offices, located at Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou, in China. We also lease two manufacturing plants in Nanjing, China from third party landlords located in the Jiangning District of Nanjing. We believe that the offices and manufacturing plants that are currently leased are adequate to meet our needs for the foreseeable future. These two manufacturing plants have an aggregate floor area of approximately 6,502 square meters.
The following table summarizes the material terms of such leases:
	Lease Square Meters	Lease Term	Rental Fee
Changcheng Nanjing’s Manufacturing Site	2660 m2	From November 1, 2020 to October 31, 2025	The annual rent, including taxes, amounts to RMB 1,053,360. The total annual property fee amounts to RMB 63,840.
Baide Suzhou’s Manufacturing Site	3,841.94 m2	From August 1, 2022 to July 31, 2025	The annual rent, including taxes, amounts to RMB 1,176,401.34. The total annual property fee amounts to RMB 138,309.84.
Guoke Baide’s Business Site (Guangzhou)	1,425.78 m2	From October 1, 2022 to September 30, 2027	The annual rent, including taxes, amounts to RMB 783,360.00. The total annual property fee amounts to RMB 222,421.68.
Branding and Marketing
We market our products and promote our brand mainly through our in-house sales and marketing department and distribution networks. As of June 30, 2025, our in-house sales and marketing department consisted of 25 members. As of June 30, 2025, we have established five local sales representatives in the United States, and we have collaborated with reputable higher education institutions in the Untied States.
We hold regular trainings for our sales and marketing personnel. Such training generally includes introduction of our products and industry, market overview, analysis of competitors, and comparison of competitors’ products against our products, and skill trainings on connecting and building relationships with customers. We believe that such training equips sales and marketing personnel with the ability to adequately present and introduce our products to customers. We also rely upon distributors to promote our brand as they sell our products to hospitals.

Additionally, as part of our marketing strategy, we actively participate in medical conferences in China. During the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, we participated in more than 75 medical conferences. Our sales and marketing department also coordinates with marketing services providers on sales and marketing initiatives. Such services providers will participate in national and local academic medical conferences to promote our brand and our products from time to time.
Intellectual Property
We regard our intellectual property rights as one of the fundamental factors to the success of our business and are committed to protecting our intellectual property rights. As of June 30, 2025, we possessed, as the sole owner or co-owner, a total of 54 patents in China, and had applications pending for 28 patents in China.
The following table summarizes the scope and technology, type of patent protection, expiration dates and co-owner (if applicable) of each patent and patent application:
Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
201310552850.8	Semi-rigid water-cooled microwave ablation antenna with real-time temperature measurement and ablation	Invention	Baide Suzhou	PRC	11/11/2013	08/06/2016	10/11/2033	Granted
201730566463.9	Bent shank ablation needle	Design	Baide Suzhou	PRC	16/11/2017	15/06/2018	15/11/2027	Granted
201730566990.X	Microwave therapy instrument	Design	Baide Suzhou	PRC	16/11/2017	15/06/2018	15/11/2027	Granted
201730566996.7	Straight ablation needle	Design	Baide Suzhou	PRC	16/11/2017	15/06/2018	15/11/2027	Granted
201820441845.8	A kind of water-cooled microwave ablation needle and its fluid injection and wicking structure, metal outer bush	Utility	Baide Suzhou	PRC	30/03/2018	05/07/2019	29/03/2028	Granted
201820501435.8	A kind of soft microwave melt needle of penetration type half and its water-cooling structure, outer bush	Utility	Baide Suzhou, Ligong Lu	PRC	10/04/2018	05/07/2019	09/04/2028	Granted
201820981010.1	A kind of wireless remote control medical microwave equipment	Utility	Baide Suzhou	PRC	25/06/2018	20/08/2019	24/06/2028	Granted
201830352165.4	Microwave therapy instrument	Design	Baide Suzhou	PRC	03/07/2018	08/01/2019	02/07/2028	Granted
201830492179.6	Intelligent microwave therapy device	Design	Baide Suzhou	PRC	03/09/2018	15/01/2019	02/09/2028	Granted
201821746518.X	A kind of high performance water cooling microwave melt needle with microwave power control switch	Utility	Baide Suzhou	PRC	26/10/2018	03/09/2019	25/10/2028	Granted
201821770152.X	A kind of soft type water cooling microwave coagulation electrode of cup head half	Utility	Baide Suzhou	PRC	30/10/2018	03/09/2019	29/10/2028	Granted
2016208508740	Anti-microwave interference temperature measurement and ablation integrated high-performance water-cooled microwave ablation antenna	Utility	Baide Suzhou	PRC	08/08/2016	14/07/2017	07/08/2026	Granted
201620850875.5	Anti-microwave interference temperature measurement and ablation integrated semi-rigid water-cooled microwave ablation antenna	Utility	Baide Suzhou	PRC	08/08/2016	25/07/2017	07/08/2026	Granted

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202121414473.8	Semi-rigid puncture type microwave ablation antenna and transmission line structure	Utility	Baide Suzhou	PRC	24/06/2021	24/12/2021	23/06/2031	Granted
202121419209.3	Semi-flexible microwave ablation antenna and transmission line structure	Utility	Baide Suzhou	PRC	24/06/2021	24/12/2021	23/06/2031	Granted
202222076953.9	A multi-compartment vacuum sterilizer	Utility	Baide Suzhou	PRC	08/08/2022	11/04/2023	07/08/2032	Granted
202222210986.8	An auxiliary locating device for precise location	Utility	Baide Suzhou	PRC	22/08/2022	31/01/2023	21/08/2032	Granted
202320016679.8	An adjustable production fixture	Utility	Baide Suzhou	PRC	03/01/2023	28/04/2023	02/01/2033	Granted
202222143353.X	A multi-station synchronous cleaning device	Utility	Baide Suzhou	PRC	15/08/2022	31/01/2023	14/08/2032	Granted
202221848513.4	A disposable microwave ablation needle with detectable temperature	Utility	Baide Suzhou	PRC	18/07/2022	31/01/2023	17/07/2032	Granted
202221814329.8	Disposable microwave ablation needle with multiple size interfaces	Utility	Baide Suzhou	PRC	13/07/2022	31/01/2023	12/07/2032	Granted
202221814263.2	A disposable microwave ablation needle capable of precisely locating	Utility	Baide Suzhou	PRC	13/07/2022	31/01/2023	12/07/2032	Granted
202221764561.5	A disposable microwave ablation needle convenient for holding	Utility	Baide Suzhou	PRC	07/07/2022	31/01/2023	06/07/2032	Granted
202221853161.1	Disposable microwave ablation needle with good cooling effect	Utility	Baide Suzhou	PRC	18/07/2022	31/01/2023	17/07/2032	Granted
201810275391.6	A liquid injection and aspiration structure suitable for microwave ablation needles	Invention	Baide Suzhou	PRC	30/03/2018	N/A	N/A	Pending
201810315657.5	Water-cooled structure of puncture semi-flexible microwave ablation needle	Invention	Baide Suzhou, Ligong Lu	PRC	10/04/2018	N/A	N/A	Pending
201811226979.9	A kind of hydrostatic microwave ablation treatment device with semi-puncture type under endoscopic guidance	Invention	Baide Suzhou	PRC	22/10/2018	N/A	N/A	Pending
201811258042.X	A high-performance water-cooled microwave ablation needle with microwave power control switch	Invention	Baide Suzhou	PRC	26/10/2018	N/A	N/A	Pending
202110704940.9	Semi-rigid puncture type microwave ablation antenna, transmission line structure and assembling method thereof	Invention	Baide Suzhou	PRC	24/06/2021	N/A	N/A	Pending
202110705763.6	Semi-flexible microwave ablation antenna, transmission line structure and assembling method	Invention	Baide Suzhou	PRC	24/06/2021	N/A	N/A	Pending
202320466324.9	An automatic drying device for automatic drying	Utility	Baide Suzhou	PRC	13/03/2023	N/A	N/A	Pending
202222281392.6	A microwave ablation needle that is resistant to bending and breakage	Utility	Baide Suzhou	PRC	29/08/2022	20/06/2023	28/08/2032	Granted
202222076345.8	A disposable microwave ablation needle that avoids bending of the needle	Utility	Baide Suzhou	PRC	08/08/2022	20/06/2023	07/08/2032	Granted

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202320471098.3	A microwave ablation antenna that is easy to assemble	Utility	Baide Suzhou	PRC	13/03/2023	N/A	N/A	Pending
202222143142.6	An anti-slip disposable microwave ablation needle	Utility	Baide Suzhou	PRC	15/08/2022	20/06/2023	14/08/2032	Granted
202320151590.2	A microwave ablation needle that rotates the connection	Utility	Baide Suzhou	PRC	01/02/2023	07/07/2023	31/01/2033	Granted
202320058633.2	A sterile storage room for sterile storage	Utility	Baide Suzhou	PRC	09/01/2023	N/A	N/A	Pending
202222210863.4	A radiofrequency ablation device with efficient cooling	Utility	Baide Suzhou	PRC	22/08/2022	N/A	N/A	Pending
2023203574500	An assembly device that is automatically positioned	Utility	Baide Suzhou	PRC	01/03/2023	N/A	N/A	Pending
202222281897.2	A detachable microwave ablation needle	Utility	Baide Suzhou	PRC	29/08/2022	20/06/2023	28/08/2032	Granted
2023203047004	A quick-cooled disposable microwave ablation needle with a needle tip	Utility	Baide Suzhou	PRC	24/02/2023	N/A	N/A	Pending
202320151600.2	An integrated microwave ablation antenna	Utility	Baide Suzhou	PRC	01/02/2023	20/06/2023	31/01/2033	Granted
202210802707.9	Ablation needle assembly and ablation system convenient for secondary puncture	Invention	Baide Suzhou	PRC	07/07/2022	N/A	N/A	Pending
202310003383.7	An ablation needle assembly and ablation system that defines the direction of ablation	Invention	Baide Suzhou	PRC	03/01/2023	N/A	N/A	Pending
201310130580.1	Microwave thermotherapy radiator with suppression of microwave leakage energy	Invention	Changcheng Nanjing	PRC	16/04/2013	02/03/2016	15/04/2033	Granted
201310102228.7	Semi-rigid water-cooled microwave ablation antenna	Invention	Changcheng Nanjing, LU Ligong	PRC	27/03/2013	16/03/2016	26/03/2033	Granted
201821706733.7	One kind semi-rigid penetration type water cooling microwave coagulation therapy instrument under endoscope guidance	Utility	Changcheng Nanjing	PRC	22/10/2018	29/10/2019	21/10/2028	Granted
201920547932.6	A semi-rigid intravascular tissue microwave thermal coagulation antenna	Utility	Changcheng Nanjing	PRC	22/04/2019	31/03/2020	21/04/2029	Granted
201920547772.5	High-performance semi-rigid puncture type microwave ablation antenna	Utility	Changcheng Nanjing	PRC	22/04/2019	21/02/2020	21/04/2029	Granted
201920555560.1	A water-cooled microwave burning hot coagulation knife	Utility	Changcheng Nanjing	PRC	23/04/2019	18/02/2020	22/04/2029	Granted
201922082885.5	A multi-probe interventional by-open temperature measuring device	Utility	Changcheng Nanjing	PRC	27/11/2019	23/10/2020	26/11/2029	Granted
201930687094.8	Ultrasound diagnosis and tumor microwave ablation treatment machine	Design	Changcheng Nanjing	PRC	13/12/2019	04/08/2020	12/12/2029	Granted
202022881052.8	A device for reducing magnetron power fluctuations	Utility	Changcheng Nanjing	PRC	02/12/2020	24/08/2021	01/12/2030	Granted
202220842531.5	A magnetron microwave power detection device	Utility	Changcheng Nanjing	PRC	13/04/2022	13/09/2022	12/04/2032	Granted

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202221501397.9	A power detection device with open circuit protection and short circuit protection	Utility	Changcheng Nanjing	PRC	16/06/2022	13/12/2022	15/06/2032	Granted
202221698800.1	A medical catheter with a multi-point mapping structure for radiofrequency ablation	Utility	Changcheng Nanjing	PRC	04/07/2022	13/12/2022	03/07/2032	Granted
ZL202321169155.9	An ablation device with a retractable treatment handle	Utility	Changcheng Nanjing	PRC	16/05/2023	19/09/2023	15/05/2033	Granted
ZL202321169160.X	A Migration Resistant Radiofrequency Ablation Needle	Utility	Changcheng Nanjing	PRC	15/05/2023	19/09/2023	14/05/2033	Granted
201910322669.5	A kind of semi-rigid type endovascular tissue microwave thermal solidification antenna	Invention	Changcheng Nanjing	PRC	22/04/2019	N/A	N/A	Pending
201910322654.9	A kind of high-performance semi-rigid penetration type microwave ablation antenna	Invention	Changcheng Nanjing	PRC	22/04/2019	N/A	N/A	Pending
201910327277.8	A water-cooled microwave burning hot coagulation knife	Invention	Changcheng Nanjing	PRC	22/04/2019	N/A	N/A	Pending
202220649092.6	For microwave ablation catheters under bronchoscopy	Utility	Changcheng Nanjing	PRC	23/03/2022	N/A	N/A	Pending
202210538324.5	Cloud-based computer-based radiofrequency ablation catheter and its method for precise control of ablation depth	Invention	Changcheng Nanjing	PRC	18/05/2022	N/A	N/A	Pending
202221353964.0	A temperature measuring device with motion detection function for high-power magnetron	Utility	Changcheng Nanjing	PRC	01/06/2022	N/A	N/A	Pending
202221390369.4	A radiofrequency ablation device with a rapid cooling structure	Utility	Changcheng Nanjing	PRC	06/06/2022	N/A	N/A	Pending
202221390373.0	A radiofrequency ablation catheter with a mechanically supported structure	Utility	Changcheng Nanjing	PRC	06/06/2022	N/A	N/A	Pending
202221518957.1	A radiofrequency ablation device with a rapid cooling structure	Utility	Changcheng Nanjing	PRC	17/06/2022	N/A	N/A	Pending
202221588173.6	Temperature control equipment for radiofrequency ablation catheter	Utility	Changcheng Nanjing	PRC	23/06/2022	N/A	N/A	Pending
202221698806.9	A medical display with a multi-angle adjustment mechanism for radiofrequency ablation	Utility	Changcheng Nanjing	PRC	04/07/2022	N/A	N/A	Pending
202222027126.0	A kind of microwave ablation therapy instrument with a power control device with a socket fixed structure	Utility	Changcheng Nanjing	PRC	03/08/2022	N/A	N/A	Pending
202222027085.5	A safety detection device for positioning stable structure of microwave therapy appliances	Utility	Changcheng Nanjing	PRC	03/08/2022	N/A	N/A	Pending
202222180068.5	An intelligent microwave therapy instrument has a probe connection bracket for adjusting the mechanism	Utility	Changcheng Nanjing	PRC	19/08/2022	N/A	N/A	Pending
202320862108.6	A microwave therapy device with a multi-angle treatment adjustment structure	Utility	Changcheng Nanjing	PRC	18/04/2023	N/A	N/A	Pending

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202320862105.2	A smart microwave therapy device with an adjustable probe connection bracket	Utility	Changcheng Nanjing	PRC	18/04/2023	N/A	N/A	Pending
202320862106.7	A radiofrequency ablation instrument with a folding bracket structure	Utility	Changcheng Nanjing	PRC	18/04/2023	N/A	N/A	Pending
202221872954.8	A microwave leakage suppressor that can be replaced by microwave absorbing materials	Utility	Changcheng Nanjing	PRC	21/07/2022	N/A	N/A	Pending
202321066822.0	A pin detection and identification circuit	Utility	Changcheng Nanjing	PRC	06/05/2023	19/12/2023	05/05/2033	Granted
202321076647.3	A no-load protection circuit for microwave ablators	Utility	Changcheng Nanjing	PRC	06/05/2023	03/10/2023	05/05/2033	Granted
202211531889.7	Photothermal rare earth nanoprobe and preparation method thereof	Invention	Ruikede Xiamen	PRC	01/12/2022	N/A	N/A	Pending
201620850874.0	High-performance water-cooled microwave ablation antenna with integrated microwave-resistant temperature measurement and ablation	Utility	Baide Suzhou	PRC	08/08/2016	12/06/2017	07/08/2026	Granted
During the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, we were not aware of any material infringement of others’ intellectual property rights by us.
We have entered into agreements with our directors and officers and employees, under which the intellectual property developed during their employment belongs to us and they waive all relevant rights or claims to such intellectual property. The agreements also contain confidentiality and non-complete clauses to protect our rights to all invention, technology, know-how and trade secrets derived during the stage of research and development.
Competition
The microwave ablation medical device industry in China has high market concentrations, with the top four microwave ablation manufacturers accounting for about 88.4% of the sales in 2022. We were the third largest microwave ablation medical device provider in the PRC in terms of sales revenue in 2022, with a market share of 19.0%. According to the Frost & Sullivan Report, the top four microwave ablator manufacturers in 2022 are 1) ECO Medical, 2) Vison Medical, 3) the Company and 4) Canyon Medical. The Company’s main competitors are the three other manufacturers listed above. ECO Medical and Canyon Medical have obtained the registration certificates of Class III medical devices for microwave ablation used in the treatment of liver cancer and thyroid nodules, while Vison Medical has obtained the registration certificate of Class III medical devices for microwave ablation used in the treatment of liver cancer.
We ranked first among all microwave ablation medical device providers in the treatment of thyroid nodules and breast lumps in the PRC in terms of sales revenue and sales volume of microwave ablation needles in 2022. We are the first company to have proprietary microwave ablation medical devices specifically approved for the treatment of thyroid nodules successfully registered as Class III medical devices in China. Even though some competitors have already obtained Class III registration certificates for their microwave ablation therapeutic apparatus and microwave ablation needles specifically approved for the treatment of liver cancer, none of our competitors have obtained Class III registration certificates for their microwave ablation needles specifically approved for the treatment of thyroid nodules or other diseases which we have planned to expand our indications on our Class III medical registration certificate, including breast lumps, lung cancer, varicose vein, bone tumors and uterine fibroids. We believe such first-mover advantage allows us to differentiate our existing products from that of other microwave ablation medical device providers, and our pipeline products from that of other medical device providers going forward.

Potential new entrants face market barriers for entering into the microwave ablation medical device industry, namely, the research and development and technical barriers; long commercialization process; and branding and sales channel barriers.
Employees
We had a total of 129 employees as of June 30, 2025. All of our employees are based in Mainland China or Hong Kong or the United States. The following table sets forth a breakdown of our employees as of June 30, 2025 by function:
Function	Number
Procurement	4
Quality Control	16
Finance	7
Sales and Marketing	25
Production	48
Research and Development and Technical	12
Administration and General Management	17
Total	129
We believe that our employees contribute to our rapid business growth, and our continued success depends on our ability to attract, motivate, train and retain qualified employees. Our management devotes resources to and focuses on ensuring that the culture and brand of Baird Medical remain highly attractive to potential and existing employees.
We believe that we offer employees competitive compensation packages and dynamic work environments that encourage initiative. We also promote equal opportunity and diversity in the workplace. We recruit employees based on a number of factors, including relevant work experience, educational background, skills, knowledge, and relevant vacancy. We enter into labor contracts with our employees.
As required by PRC regulations, we participate in various statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan, and a housing provident fund.
We are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance our business.
We believe that we maintain a good working relationship with employees and have not experienced any major labor disputes.
Insurance
We maintain insurance policies that are required under PRC laws and regulations as well as policies based on our assessment of our operational needs and industry practice. We are subject to the social insurance system of the PRC and are required to make contributions for our employees toward five categories of insurance, including basic pension, basic medical, unemployment, work injury and maternity. Consistent with customary practice in China, we do not maintain any insurance policies for business interruption, product liability or litigation. We believe that our existing insurance coverage is in line with industry norms in the PRC and is sufficient for our current operations. We will regularly review and assess our insurance practice based on our needs and industry practice. During the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, we did not experience any material insurance disputes.

Seasonality
During the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025, our sales volume in the first half of the year was generally lower than the sales volume in the second half of a year, as customers tend to procure more of our products in the second half of a year, which is common for microwave ablation medical device manufacturers in the PRC.
Legal Proceedings
We are not a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including its management’s time and attention.

GOVERNMENT REGULATIONS
Set forth below is a summary of the most significant rules and regulations that affect our business activities in China, or the rights of our shareholders to receive dividends and other distributions from us.
Laws and Regulations Relating to Medical Devices
Regulations on the Supervision and Administration of Medical Devices
The 2021 Medical Device Regulations were revised and adopted at the 119th Executive Meeting of the State Council of the PRC on December 21, 2020 and came into effect on June 1, 2021. The major amendments in the 2021 Medical Device Regulations include: (1) implementing the registrant-or-submitter accountability system to highlight the entity responsibilities of enterprises; (2) improving the system for medical device innovation; (3) optimizing the approval process; (4) optimizing the filing process; (5) improving post marketing regulatory requirements; and (6) reinforcing penalty and punishment.
The 2021 Medical Device Regulations focus on developing and improving medical device innovation systems. They stipulate that registrants and filing entities of medical devices refer to enterprises or R&D institutions that have obtained medical device registration certificates or filed applications for medical devices, and that they are legally responsible for the safety and efficacy of their medical devices during the R&D, manufacturing, sales and use of the medical devices. The registrant-or-submitter accountability system also defines the obligations of registrants or filing entities and requires that registrants or filing entities should establish and effectively maintain a quality management system, conduct post-marketing research and risk control, adverse event monitoring and re-evaluation, and establish and implement a system to trace and recall products, among and other obligations. The 2021 Medical Device Regulations clarify the rights and obligations of the registrants or filing entities as well as other market entities, and specifies the obligations of entrusted manufacturers, e-commerce platform operators, user entities and other entities.
For the medical device innovation system, the 2021 Medical Device Regulations include medical device innovation as a development focus and improves medical device innovation systems.
With respect to the procedures for review and approval procedures of medical devices, the review and approval materials are simplified, default licensing is adopted for registration renewal and clinical trials, and the review and approval period for production and operation licenses is shortened. For filing procedures, the filing requirements are reduced, and the informative filing shall be implemented. The 2021 Medical Device Regulations stipulate that the product testing report shall comply with the requirements of the drug administration under the State Council. Such reports may be comprised of the self-testing report of the registration applicant or filing entities of the medical devices, or the testing report issued by entrusted qualified medical device testing institutions. Enterprises with the requisite testing capabilities may complete the registration by submitting self-testing reports, so as to greatly shorten the testing period and accelerate the registration of medical devices.
With respect to regulatory requirements, the 2021 Medical Device Regulations further developed a professional inspection system, improve supervising by introducing regulatory measures such as the ability to trace products by means of tracing unique identification marks, extension of products, extending review process and punishment of dishonest behaviors, and further clarifies the division of responsibilities between the drug supervision and management departments and competent health authorities to strengthen supervision and inspection of the use of medical devices.
The 2021 Medical Device Regulations impose heavier penalties on unlawful behaviors. Such penalties include revoking a wrongdoer’s license and prohibiting it from engaging in relevant activities for a certain period of time, subject to the severity of the violation. For terms of serious violations related to product quality and safety, a penalty of up to 30 times the value of the products may be imposed. For persons exercising control over an entity which is found to have committed a serious violation, all income that the person receives from the entity during the occurrence of the illegal behaviors may be confiscated, a penalty of up to three times of the illegal income may be imposed, and the person may also be prohibited from engaging in relevant activities for five years or more.

With regard to the above regulations, we believe that the encouragement of innovation across multiple systems under the 2021 Medical Device Regulations is conducive to the development of innovative medical devices, and the adjustment to the procedures for review, approval and filing are conducive to accelerating the registration and marketing of the relevant pipeline products, enhancing compliance, and creating an orderly development environment for companies.
Classification of Medical Devices
Pursuant to the 2021 Medical Device Regulations, medical devices shall be classified into three categories according to their risk levels. Class I medical devices include the medical devices with low risks, whose safety and efficacy can be ensured through routine administration. Class II medical devices include the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and efficacy. Class III medical devices means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and efficacy. Class I medical devices shall be subject to product recordation administration, and Class II and Class III medical devices shall be subject to product registration administration.
Registration and Filings of Medical Devices
In order to regulate the registration and filing of medical devices and ensure the safety, efficacy and quality control of medical devices, the PRC’s State Administration for Market Regulation has formulated the Measures for Medical Devices Registration and Filing in accordance with the 2021 Medical Device Regulations, which was published on August 26, 2021 and took effect on October 1, 2021. According to the 2021 Medical Device Regulations and the Measures for Medical Devices Registration and Filing, for the filings of domestic Class I medical devices, the parties making the filings of medical devices shall submit the filing materials to the competent drug supervision and administration departments at the district city level. In case of any amendment to matters stated in the filings, such amendment must be filed with the original filing department. The Class II and Class III medical devices shall be subject to the product registration administration. Domestic Class II medical devices shall be examined by the provincial branches of the NMPA and domestic Class III medical devices shall be examined by the NMPA, and a Medical Device Registration Certificate for such medical device shall be issued upon approval. In case of any substantial change to the designs, raw materials, production technologies, or scopes and method of application and application methods, etc., of the registered Class II or Class III medical devices, which may affect the safety and efficacy of such medical devices, the registrants shall apply to the original registration departments used in order to change the registration. The Medical Device Registration Certificate is valid for five years and the registrant shall apply to the drug supervision and administration departments for renewal at least six months prior to its expiration date. Pursuant to the 2021 Medical Device Regulations, the application shall be rejected under any of the following circumstances: (i) the registrants fail to file an application for renewal within the proscribed time limit; (ii) the mandatory standards for medical devices have been revised and the relevant medical devices cannot meet the new requirements; or (iii) the registrants fail to meet the requirements provided in the medical device registration certificate for medical devices under conditional approval in a timely matter. Except for the conditions mentioned above, the drug regulatory authority receiving the application for renewal shall make a decision of whether to preserve the renewal prior to the expiration date of the medical device registration certificate. If the drug regulatory authority does not make a decision within this time limit, it shall be deemed that the drug regulatory authority has approved the application.
According to the 2021 Medical Device Regulations and the Measures for Medical Devices Registration and Filing, medical device product registration and filings shall be subject to clinical evaluation. However, medical devices may be exempt from clinical evaluation under either of the following circumstances:
i.
The medical device has clear working mechanisms, finalized design and mature manufacturing processes, and the medical devices of the same type that are available on the market have been used in clinical application for years without records of any serious adverse events, and the medical device will not change the general purposes; or

ii.
The safety and efficacy of such medical device can be proved through non-clinical evaluation.

The medical device catalogue of clinical trial exemption shall be formulated, amended and promulgated by the NMPA, such as the Notice of the Newly Revised Catalogue of Medical Devices Exempted from Clinical Trials promulgated by the NMPA on September 28, 2018 and the Notice of New and Revised Catalogue of Medical Devices Exempted from Clinical Trials promulgated by the NMPA on December 13, 2019. Medical device products that are not included in the exemption catalogue shall be analyzed and evaluated through the data obtained from the clinical trials or clinical application of the same categories of medical devices. On September 16, 2021, the NMPA issued the 2021 Exemption Catalogue with an effective date of October 1, 2021, which replaced the aforementioned Catalogue of Medical Devices Exempted from Clinical Trials and its amendments. As for certain high risk Class III medical devices, the NMPA’s approvals are required before clinical trials can be carried out. Under such requirement, the NMPA promulgated the Notice of Publication of the List of Class III Medical Devices Requiring Clinical Trial Approval on August 25, 2014, which was amended and came into effect on September 14, 2020. Where the safety and efficacy of such medical devices can be proved, the applicant may reference this proof in the course of registration application and submit relevant proofing materials.
Compared with the expired Administrative Measures for Medical Device Registration (2014), the Measures for Medical Devices Registration and Filing has been revised in several aspects, including but not limited to: (i) implementing the registrant-or-filer system such that medical device registrants and filers are more be accountable for improvements during the entire lifecycle of their medical devices, and are legally responsible for the safety, efficacy and quality controllability of their medical devices throughout the entire process of research, production, operation and use; (ii) updating the description of the sole identification system to promote the step-by-step implementation of the system by clearly stipulating that the National Medical Products Administration shall establish and pursue the step-by-step implementation of the unique medical device identification system, under which applicants and filers shall be required to submit the unique identification details according to the relevant regulations to ensure the truthfulness, accuracy, and traceability of data; (iii) adding special registration procedures, including three special medical device registration procedures, namely innovative product registration procedures, priority registration procedures and emergency registration procedures; (iv) simplifying and optimizing registration approval procedures, including clarifying that the applicant submits registration application materials to the medical product administration authorities through online registration applications and other channels; adjusting the requirements for medical device inspection reports (which can be either self-inspection reports by applicants or filers, or testing reports produced by qualified medical device testing institutions upon appointment); and specifically creating the “Working Timeframe” chapter to uniformly stipulate the approval timeframe.
We have obtained the Class III medical device registration certificates for our existing microwave ablation products in China and all these registration certificates are within the validity term, the particulars of which are described further below in this section. We do not believe that our products are exempted from any clinical trials and we have passed the clinical trials as required for our Class II and Class III medical devices for the registration. We do not believe that the Measures for Medical Devices Registration and Filing will have any material impact on our business operations. For a full list of the specific products and when such respective certificates were obtained, please see the tables below.
The NMPA published the Microwave MWA Equipment Guidelines on November 25, 2021, which is a guidance document for registration applicants and technical reviewers, but does not include administrative matters involved in review and approval, nor is it enforced as a regulation. The Microwave MWA Equipment Guidelines should be used under the premise of complying with relevant laws and regulations. Pursuant to the Microwave MWA Equipment Guidelines, among other things, (i) the microwave MWA equipment shall be managed as a Class III medical device. Microwave ablation needles needle shall be managed with reference to the microwave ablation apparatus as Class III medical device when registered separately; and (ii) the applicant of Class III registration certificate for its microwave ablation equipment should limit or modify the scope of application of its microwave MWA equipment based on clinical data and relevant clinical diagnosis and treatment specifications. Definite applicable organs or tissues should be given in the scope of application, instead of other expressions without clear applicable organs or tissues.
We have obtained the Class III medical device registration certificate for our microwave ablation therapeutic apparatus specifically indicated for liver cancer and thyroid nodule (which are our major products). As of June 30, 2025, there were four Class III registration certificates: microwave therapeutic instrument and accessories (which is valid between until February 5, 2028), disposable microwave ablation needle (which is valid until July 12, 2028), disposable microwave ablation needle (which is valid until March 18, 2029) and disposable microwave ablation needle (which is valid until December 3, 2028). We have also successfully obtained the registration certificate for the Class III Certificate for MWA Needles and one registration certificate for Class II medical devices in the PRC in relation to disposable sterile biopsy needles.
Regulations and Administrative Measures on the Production of Medical Devices
In order to strengthen the supervision, regulation and administration of medical device production, regulate the production of medical devices, and ensure the safety and utility of medical devices, the State Administration for Market Regulation has formulated the Measures for the Supervision and Administration of Medical Devices Production (the “2022 Supervisory and Administrative Measures for Production”) in accordance with the 2021 Medical Device Regulations, which were promulgated on 10 March 10, 2022 and came into effect on May 1, 2022. The 2022 Supervisory and Administrative Measures for Production stipulates that manufacturers of medical devices must satisfy the following conditions:
i.
possessing production sites, environmental conditions, production equipment and professional technicians that are suitable for such medical device produced;

ii.
possessing organizations or professional examination staff and examination equipment that carry out quality examination for such medical device produced;

iii.
formulating a management system which ensures the quality of such medical device;

iv.
having capability of after-sale services that is suitable for such medical device produced; and

v.
satisfying the requirements as set forth in production R&D and production technique documents.

Medical devices are categorized and managed according to the level of risk in the production of medical devices. The enterprises engaging in the production of Class I medical devices shall make filings for such Class I medical devices with the local branches at the district city level of the NMPA and submit proof materials of qualification to engage in the production of such medical devices. The enterprises engaging in the production of Class II and Class III medical devices shall apply to the provincial branches of the NMPA for Manufacture License for Medical Devices to the provincial branches of the NMPA, and shall submit proof materials of qualification to engage in the production of such medical devices and registration certificates for such medical devices produced. The Manufacture License for Medical Devices for a medical device is valid for five years.
Compared with the expired Measures for the Supervision and Administration of Medical Device Production which were revised in 2017 (the “2017 Supervisory and Administrative Measures for Production”), amendments have been made into the 2022 Supervisory and Administrative Measures for Production including with respect to: (i) simplifying materials to be submitted as part of the application for production license, and adjusting the time period for review time limit of medical device production license applications from 30 working days to 20 working days; (ii) where a Medical Device Production License is required to be extended upon its expiration, changing the timing required for making any extension application from 6 months prior to expiration to a period ranging from 90 working days to 30 working days prior to expiration, emphasizing that any extension application made after such timeframe would not be accepted; (iii) cancelling the filing requirements for commissioned production and incorporating the requirements of commissioned production into the quality management system for unified regulation; (iv) specifying that the legal representative and principal person-in-charge of the party responsible for the registration or recordation of medical devices shall be fully responsible for the quality and safety of the medical devices produced by the party; (v) specifying that the party responsible for the registration or recordation of and the entrusted manufacturer of the medical devices shall, as required by the state for the implementation of unique identification of medical devices, assign codes, and upload, maintain and update data to ensure that the information is true, accurate, complete and traceable; and (vi) specifying that the registrant or record-filing party of medical devices and entrusted manufacturer shall conduct self-inspection on the operation of the quality management system each year and submit the self-inspection report to the local drug regulatory authority prior to March 31 of the following year. The registrant or record-filing party of imported medical devices shall, through its agent, submit the self-inspection report to the drug regulatory authority of the province, autonomous region or centrally-administered municipality where the agent is located.
On May 25, 2021 we obtained the Manufacture License for Class II and Class III Medical Devices for our existing microwave ablation products in China. Such Manufacture License is valid until May 24, 2026. We do not believe that the 2022 Supervisory and Administrative Measures for Production will have a material impact on our business operations because (1) the updates and revisions to the 2022 Supervisory and Administrative Measures for Production do not affect the validity of the production license obtained by Baird Medical on May 25, 2021, which remains applicable and is sufficient for Baird Medical to satisfy relevant requirements under the 2022 Supervisory and Administrative Measures for Production, (2) during the process of obtaining the registration certificate for Class III thyroid medical devices, Baird Medical passed an audit, performed by the National Medical Products Administration and in accordance with the 2022 Supervisory and Administrative Measures for Production, for the period from February 9, 2023, to February 10, 2023, and (3) after obtaining the registration certificate for its single-use sterile biopsy needle product, Baird Medical applied to add “Class II: 14-01 Injection and Puncture Instruments” to the production scope of the medical device production license, and obtained the updated medical device production license on October 16, 2023 in accordance with the 2022 Supervisory and Administrative Measures for Production. As of the date of this prospectus, we are subject to and in compliance with the 2022 Supervisory and Administrative Measures for Production.
Measures on Production Quality Management of Medical Devices
The Measures on Production Quality Management of Medical Devices (the “Standards on Production Quality Management”), which was promulgated on December 29, 2014 and came into effect on March 1, 2015, stipulates that an enterprise engaging in the production of medical devices shall establish and effectively maintain a quality control system in accordance with the requirements of the Standards on Production and Quality Management. The enterprise engaging in the production of medical devices shall regularly conduct comprehensive self-inspection on the operation of quality management systems in accordance with the requirements of the Standards on Production and Quality Management. The enterprise shall establish its procurement control procedures and assess its suppliers by establishing an examination system to ensure the purchased products are in compliance with the statutory requirements. The enterprise shall record the procurement, production and inspection of raw materials. Such records shall be true, accurate, complete and traceable. The enterprise shall apply risk management to the whole process of design and development, production, sales and after-sale services. The measures being adopted shall be applicable to risks associated with the related products.
Commissioned Production of Medical Devices
Pursuant to the 2021 Medical Device Regulations, a medical device registrant or filer may commission certain enterprises, provided they that comply with the provisions of this regulation and meet other conditions, to produce medical devices. In the case of commissioned production of medical devices, a medical device registrant or filer shall be responsible for the quality of the medical devices produced by the commissioned production enterprises, and supports the administration of the production process of the commissioned production enterprises to ensure the compliance with the relevant regulatory requirements. Commission agreements are entered into, to be concluded by the medical device registrant or filer with the commissioned production enterprises. According to the Commission Guidelines issued by the NMPA on March 22, 2022, when a medical device registrant or filer commissions an enterprise that meets the required conditions to manufacture medical devices, it shall sign a “quality agreement for commissioned production of medical devices” with the commissioned manufacturer to clarify the rights, obligations and responsibilities to be assumed throughout the whole process of production process. Parties applying the Commission Guidelines shall choose to apply all or part of the Commission Guidelines for the formulation of quality agreements through consultation, taking into consideration the specific circumstances of thein light of the actual situation of commissioned production; if necessary, relevant requirements other than the Commission Guidelines may also be added. The Commission Guidelines apply to the medical devices that have been filed or registered. The formulation of the “quality agreement for commissioned production” of the medical device samples at the research and development stage, may refer to the Commission Guidelines. Since May 2022, Hunan Baide, as the registrant of medical devices, has commissioned a third-party manufacturer which has obtained the Permit for Medical Device Production to produce relevant models of microwave ablation needles. We entered into a contract and a quality agreement for commissioned production in accordance with the 2021 Medical Device Regulations and the Commission Guidelines which stipulates the rights, obligations and responsibilities of both parties throughout the whole production process. We believe that our commissioned production was legal and valid under the relevant laws and regulations of the PRC. Therefore, we are of the view that the Commission Guidelines will not have any material and adverse impact on our business operation.
Medical Devices Trials
On March 24, 2022, the NMPA and the National Health Commission of the PRC jointly issued the new Good Clinical Practice for Medical Devices Trials (the “2022 Good Clinical Practice”) which became effective on May 1, 2022, as an amendment to the expired Good Clinical Practice for Medical Devices Trials (the “2016 Good Clinical Practice”). The 2022 Good Clinical Practice outlines the full procedures applicable to clinical trials of medical devices, including the protocol design, conduct, monitoring, verification, inspection, and data collection, recording, analysis and conclusion and reporting procedures of a clinical trial. For conducting clinical trials of medical devices, an applicant shall organize to formulate scientific and reasonable clinical trial protocols based on the purpose of the clinical trial, with comprehensive consideration of the risks, technical characteristics, application scope and expected use of the medical devices tested. The applicant shall be responsible for (i) developing and revising the researcher’s manual, clinical trial protocols, informed consent form, case report form, relevant standard operating procedures and other relevant documents, and (ii) organizing necessary training for the clinical trials. The applicant shall select the clinical trial institutions and its researchers from the qualified medical device clinical trial institutions according to the characteristics of the medical devices to be used in the clinical study. An applicant for clinical trials of medical devices shall be responsible for initiating, applying, organizing and monitoring such clinical trials, and shall be responsible for the authenticity and reliability of the clinical trials.
The 2022 Good Clinical Practice highlights the main responsibility of the clinical trial sponsor, requiring that the quality management system of the sponsor should cover the whole process of the clinical trials and that the sponsor shall, according to the purpose of the clinical trial, comprehensively consider the risks, technical characteristics, application scope and expected use of the medical devices tested according to the purpose of the clinical trial. The 2022 Good Clinical Practice also simplifies the relevant requirements and supporting documents for clinical trials, including but not limited to cancelling the requirements that clinical trials of medical devices should be conducted in “two or more” medical device clinical trial institutions and that the qualified product registration inspection report should only be valid for one year.
Pursuant to the 2021 Medical Device Regulations, clinical evaluation shall be conducted before the registration or record-filing of medical devices. However, medical devices may be exempt from clinical evaluation under any of the following circumstances: (i) the medical devices have clear and definite working mechanisms, finalized designs and mature manufacturing techniques, the marketed medical devices of the same category have been put into clinical application for years with no record of severe adverse events, and their general purposes remain unchanged; and (ii) the safety and utility of such medical devices can be proved through non-clinical evaluation. During the clinical evaluation process, the safety and efficacy of medical devices may be measured by carrying out clinical trials or analyzing and evaluating the clinical literature and data of medical devices of the same category on the basis of the product characteristics, clinical risks, existing clinical data and other circumstances. If the existing clinical literature and data are insufficient to measure the safety and efficacy of the medical devices, clinical trials shall be conducted.
Laws and Regulations Relating to Medical Devices Operation
Measures for the Supervision and Administration of Medical Devices Operation
In order to strengthen the supervision and management of medical devices operation, regulate medical device operation activities, and ensure the safety and efficacy of medical devices, the State Administration for Market Regulation has formulated the Measures for the Supervision and Administration of Medical Devices Operation (“2022 Supervisory and Administrative Measures for Operations”) in accordance with the 2021 Medical Device Regulations, which were promulgated on March 10, 2022 and came into effect on May 1, 2022. According to the 2022 Supervisory and Administrative Measures for Operations, an enterprise engaging in the operation of medical devices shall have business premises and storage conditions suitable for the operation scale and scope, and shall have a quality control department or personnel suitable for the medical devices it operates. An enterprise engaged in the operation of Class II medical devices shall file and provide proofing materials with the competent municipal level drug supervision and administration department, and provide proofing materials for satisfying the relevant conditions of engaging in the operation of Class II medical devices, while an enterprise engaged in the operation of Class III medical devices shall apply for a Business Operation License of Medical Devices from the competent municipal level drug supervision and administration department and provide any required proofing materials for satisfying the relevant conditions of engaging in the operation of such medical devices. The competent drug supervision and administration department which receives operation permit application shall grant the Business Operation License of Medical Devices if the enterprise meets the prescribed requirements. A Business Operation License of Medical Devices is valid for five years and may be renewed pursuant to the relevant regulations. An enterprise engaging in medical devices operation shall not operate any medical device that has not been legally registered or filed for record, without qualification certificate, outdated, invalid or disqualified.
Compared with the expired Measures for the Supervision and Administration of Medical Device Operation, which were revised in 2017, (the “2017 Supervisory and Administrative Measures for Operations”), amendments have been made to the 2022 Supervisory and Administrative Measures for Operations were amended in several aspects, including but not limited to: (i) simplifying materials to be submitted for the application for business licenses and filing; (ii) changing the extension application timeframe for an expiring Business Operation License of Medical Devices is required to be extended upon its expiration, changing the timing required for making any extension application from six months prior to expiration to a period ranging from thirty business days to ninety business days prior to expiration, emphasizing that any late extension applications made after such timeframe would not be accepted, and specifying the method of calculating the duration of the Business Operation License of Medical Devices; (iii) clarifying that medical device business enterprises should establish and implement a product traceability system to ensure product traceability, and shall enforce the unique medical device identification system in accordance with relevant national regulations; and (iv) adjusting the punishments for illegal acts by strengthening the penal severity (for instance, the maximum fine to be imposed is increased from RMB30,000 to RMB200,000, if enterprises engaged in the business of Class III medical devices change their business premises, warehouse addresses, or scope of operation without approval).
We have obtained the Business Operation License for Class III Medical Devices and the Record-filing Certificate for Operation of Class II Medical Devices for our existing products in China, which are within the validity term. We will ensure that our operations in the future will remain in compliance with the 2022 Supervisory and Administrative Measures for Operations. We do not believe that the adoption and implementation of the 2022 Supervisory and Administrative Measures for Operations will have a material impact on our business operations because (1) the updates and revisions to the 2022 Supervisory and Administrative Measures for Production do not affect the validity of the production license obtained by Baird Medical on May 25, 2021, which remains applicable and is sufficient for Baird Medical to satisfy relevant requirements under the 2022 Supervisory and Administrative Measures for Production, (2) during the process of obtaining the registration certificate for Class III thyroid medical devices, Baird Medical passed an audit, performed by the National Medical Products Administration and in accordance with the 2022 Supervisory and Administrative Measures for Production, for the period from February 9, 2023, to February 10, 2023, and (3) after obtaining the registration certificate for its single-use sterile biopsy needle product, Baird Medical applied to add “Class II: 14-01 Injection and Puncture Instruments” to the production scope of the medical device production license, and obtained the updated medical device production license on October 16, 2023 in accordance with the 2022 Supervisory and Administrative Measures for Production. As of the date of this prospectus, we are subject to and in compliance with the 2022 Supervisory and Administrative Measures for Production.
Tender Processes for Medical Devices
According to the Notice on Further Strengthening the Administration of Centralized Procurement of Medical Devices issued on June 21, 2007, all not-for-profit medical institutions under all levels of government and state-owned enterprises from different industries shall participate in the centralized procurement of medical devices.

Pursuant to the Notice of Opinions on Reform of Pricing System of Pharmaceuticals and Medical Services issued on November 9, 2009, the management on the pricing of medical devices has been strengthened. For high-value medical devices, especially for implantable and interventional medical devices, reasonable price formation can be guided by measures such as limiting the price difference rate in circulation links and publishing market price 238 information. High-value medical devices usually refer to medical devices that are directly used on the human body, have strict safety requirements, on safety, have large consumption for clinical use consumption and have relatively high prices.
According to the Administrative Norms on Centralized Procurement of High-Value Medical Consumables issued on December 17, 2012, the online centralized procurement of high-value medical consumables (the “Centralized Procurement”) will be led by the government and conducted by each province (region and municipality). Medical institutions, and medical consumables production and operation enterprises shall utilize procurement through the Centralized Procurement platform established by each province. (region and municipality). The administrative authorities in charge of the Centralized Procurement in each province (region and municipality) shall be responsible for formulating and preparing a Centralized Procurement list of high-value medical devices within its administrative region. High-value medical consumables included on the Centralized Procurement list may be procured by way of public tenders and invitational tenders or by other means stipulated by laws and regulations of the State. After the procurement prices are determined, public medical institutions within relevant regions shall make procurement strictly at bidding prices.
Pursuant to the Reply of the National Healthcare Security Administration’s August 9, 2021 Reply to Recommendation No.7843 of the Fourth Session of the 13th National People’s Congress issued by National Healthcare Security Administration on August 9, 2021, Since its establishment, the National Healthcare Security Administration has actively promoted the work of medical insurance informatization. In order to accelerate the formation of a top-down national medical insurance informatization integration pattern, we are making every effort to promote the deployment of a unified, efficient, compatible, convenient and safe national medical insurance information platform. application work, speed up the establishment of a unified national medical insurance information platform, and realize the informatization of medical insurance management. The national platform includes fourteen14 business subsystems in four major categories, including a medical insurance intelligent supervision subsystem, drug and medical consumable recruitment management subsystem, macro decision-making big data application subsystem, etc. Through big data actuarial analysis technology has helped, it helps to improve the scientific decision-making of medical insurance policies and the refined management of funds, as well as support the standardization and comprehensively supports the improvement of the national medical insurance. To date standardization, intelligence and information level. At present, the national medical insurance information platform has been implemented, and has been applied online in Guangdong, Qinghai, Hebei, Hainan, Guizhou, Gansu, Xinjiang, Chongqing, Hunan, Tianjin, Jilin and other provinces. The overall operation has been stable and efficient.
Two-Invoice System
According to the Notice of Publishing Opinions on Implementing Two-invoice System in Drug Procurement Among Public Medical Institutions (For Trial Implementation), which was issued on December 26, 2016, the “two-invoice system” refers to the system that requires one invoice to be issued from pharmaceutical manufacturers to the circulating enterprise and the other invoice to be issued from the circulating enterprise to medical institutions. The wholly-owned or holding commercial company (only one commercial company is permitted in the whole country) or the domestic general agent for overseas drugs (only one domestic agent is permitted in the whole country) established by a pharmaceutical manufacturer or a group enterprise integrating science, industry and trade may be regarded as a manufacturer. The allocation of drugs between a pharmaceutical distribution group enterprise and its wholly-owned (holding) subsidiaries or among its wholly-owned (holding) subsidiaries may not be regarded as a process for which an invoice should be issued, but one invoice is allowed to be issued at most.
According to the Notice on Consolidating the Results in Eliminating the Mechanism of Replenishing Medical Costs with Drug Selling Profits and Further Deepening the Comprehensive Reform of Public Hospitals, which was issued on March 5, 2018, a classified and centralized mechanism shall be implemented for the procurement of high-value medical consumables and the “two-invoice system” shall be carried out for the procurement and sale of high-value medical consumables.

On July 19, 2019, the General Office of the State Council released the Notice of the General Office of the State Council on Promulgation of the Reform Plan for the Control of High-value Medical Consumables, which encourages the local authorities to reduce the circulation steps of high-value medical consumables through the “two-invoice system” to promote and other ways in light of the actual situation, so as to promote the openness and transparency of purchases and sales.
Currently, some provinces in the PRC have formulated relevant rules and regulations to implement the “two-invoice system” in the field of high-value medical consumables. For example, in July 2018, the Fujian Provincial Medical Security Management Committee Office promulgated, for instance, the Notice on the Sharing of Transparent Procurement Results of Medical Devices (Medical Consumables) Across the Province. In November 2017, five local government departments of Anhui Province including promulgated by the Fujian Provincial Medical Security Management Committee Office in July 2018, and Drug Administration of Anhui Province issued the Opinions on Implementation of the “Two Invoice System” in Medical Consumables Procurement by Public Medical Institutions in Anhui Province (for Trial Implementation) was issued by five local government departments of Anhui Province including Food and Drug Administration of Anhui Province in November 2017. According to the Notice of the General Office of the State Council on Promulgation of the Reform Plan for the Control of High-value Medical Consumables, high value medical consumables refer to medical consumables used directly on human bodies which have strict safety requirements, high clinical demand, higher price and heavy burden on the public’s financial affordability. The Ministry of Health, the Office of the State Council to Rectify Unhealthy Trends in the Industry, the National Development and Reform Commission, the Ministry of Supervision, the State Administration for Industry and Commerce, and the State Food and Drug Administration promulgated the Administrative Norms on Centralized Procurement of High-value Medical Consumables Notice on December 17, 2012, which is attached with a reference list of high-value medical consumables. As (i) the microwave ablation products we manufactured are not included in this reference list; and (ii) we have not received any notice from the competent authority stating that our microwave ablation products should be classified as high-value medical consumables as of June 30, 2025, we do not believe view that the products we sold by us through distributors in these geographic regions have violated the “two-invoice system.”
As of September 13, 2022, Qinghai Province and Shaanxi Province have also formulated rules and regulations to implement the “two-invoice system” for all medical consumables under the Notice on the Implementation of the “Two Invoice System” for Drugs and Medical Consumables promulgated by the Health Commission of Qinghai Province in June 2017 and the Notice on Further Promoting the “Two Invoice System” on Medicines and Medical Consumables issued by eight local government departments of Shaanxi Province including Deepen Medical and Healthcare System Reform Leading Group Office of Shaanxi Province in July 2018.
The Unique Medical Device Identification (UDI) System
Pursuant to the Medical Device Unique Identification System Rules (State Drug Administration Announcement No.66 of 2019), the State Drug Administration on the First Batch of Implementation of the Unique Identification of Medical Devices on Matters Related to the Notice (State Drug Administration Notice No.72 of 2019) and the In-depth Pilot to do a Good Job of the First Batch of Implementation of the Unique Identification of Medical Devices Work Notice (State Drug Administration, the National Health and Health Commission, the National Health Insurance Bureau Notice No.106 of 2020), medical devices involving active implants, passive implants and other high-risk Class III medical devices were included in the first batch of medical device unique identification implementation varieties. On January 1, 2021, the production of medical devices included in the first batch of medical device unique identification implementation varieties should have a medical device unique identification, and for the smallest sales unit, higher level packaging product identification and related data uploaded to the medical device unique identification database.
Pursuant to the aforementioned provisions, the first batch of enterprises and products included in the pilot were unique identification of medical devices are required to implement the rules related to the unique identification of medical devices starting on 1 January 1, 2021. The medical device manufacturers not included in the first batch of the pilot unique identification should have been recorded for each production and business activities.

The Company is not among the first batch of companies participating in the UDI pilot as specified in the Notice of the Comprehensive Department of the State Drug Administration on the Pilot Training of the Unique Identification System for Medical Devices.
Pursuant to the Announcement on the Second Batch of Implementation of the Unique Identification of Medical Devices (State Drug Administration, the National Health and Health Commission, the National Health Insurance Bureau Notice No.114 of 2021), on the basis of the sixty-nine (69) varieties in nine (9) categories specified by the In-depth Pilot to do a Good Job of the First Batch of Implementation of the Unique Identification of Medical Devices Work Notice, the remaining Class III medical devices (including in vitro diagnostic reagents) are included in the second batch of medical device unique identification implementation varieties. Starting on June 1, 2022, other medical device varieties are encouraged to implement unique identification. Before medical devices products are put on the market, the registrant was required to upload the smallest sales unit, higher level packaging product identification and related data to the medical device unique identification database from 1 June 2022 to ensure that the data are true, accurate, complete and traceable. As confirmed by our Directors, as of the date of this prospectus, the Company’s products have implemented the unique identification of medical devices according to the requirements specified above.
Regulations Relating to Advertisements of Medical Devices
The State Administration for Market Regulation promulgated the Interim Measures for the Administration of the Examination and Administration of Drugs, Medical Devices, Health Foods, and Formula Foods for Special Medical Purposes (the “Examination Interim Measures”) on December 24, 2019, which came into effect on March 1, 2020. The Examination Interim Measures stipulates that the advertisements for medical devices shall not be released without being reviewed and the contents of a medical device advertisement shall be based on the contents of the registration certificate or filing certificate approved by the drug administrations, or the registered or filed product instructions. Where the medical device advertisement involves the name, scope of application, functional mechanism, or structure or composition, etc. of the medical device, the scopes of the registration certificate or filing certificate, or registered or filed product instruction shall not be exceeded. The validity period of the advertisement approval number for drugs, medical devices, health food and formula food for special medical purposes shall be consistent with the shortest validity period of the product registration certificate, filing certificate or production license. If no valid period is specified in the product registration certificate, filing certificate or production license, the valid period of the advertisement approval number shall be two years.
Medical Device Recalls
Pursuant to the Administrative Measures for Medical Device Recalls, which was promulgated on January 25, 2017 and became effective on May 1, 2017, in light of the severity harm, medical device recalls are divided based on the severity of harm into: (i) Class I recall where the circumstances leading to the recall may cause or have caused serious health hazards; (ii) Class II recall where the circumstances leading to the recall may cause or have caused temporary or reversible health hazards; or (iii) Class III recall where the circumstances leading to the recall are not likely to cause harm.
Medical device manufacturers shall determine the recall class based on the specific situation and properly design and implement the recall plan based on the recall class. For and the sale and use of the medical devices. In terms of Class I recall, the recall notice shall be published on the NMPA website and major media. For Class II and Class III recalls, the recall notice shall be published on the website of the food and drug administrative authority of the provinces, autonomous regions or municipalities.
National Medical Insurance Program
Pursuant to the Notice of Opinion on the Diagnosis and Treatment Management, Scope and Payment Standards of Medical Service Facilities Covered by the National Urban Employees Basic Medical Insurance Scheme promulgated on June 30, 1999, part of the fees of diagnostic and treatment devices and diagnostic tests would be paid through the basic medical insurance scheme. Detailed reimbursement coverage and rate are subject to provincial local policies. Pursuant to the Decision of the State Council on the Establishment of the Urban Employee Basic Medical Insurance Program issued by the State Council on December 14, 1998, under which all employers in urban cities are required to enroll their employees in the Urban Employee Basic

Medical Insurance Program and the insurance premium is jointly contributed by the employers and employees. Pursuant to the Opinions on the Establishment of the New Rural Cooperative Medical System forwarded by the General Office of the State Council on January 16, 2003, China launched the New Rural Cooperative Medical System to provide medical insurance for rural residents in selected areas which has since spread to the whole nation thereafter. The State Council promulgated the Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance. In 2015, the PRC Government announced the Outline for the Planning of the National Medical and Health Service System (2015-2020) which aimed to establish a basic medical and health care system that covers both rural and urban citizens by 2020.
On January 3, 2016, the State Council issued the Opinions on Integrating the Basic Medical Insurance Systems for Urban and Rural Residents to integrate the Urban Resident Basic Medical Insurance and the New Rural Cooperative Medical System and to establish a unified Basic Medical Insurance for Urban and Rural Residents, which will cover all urban and rural non-working residents except for rural migrant workers and persons in flexible employment arrangements who participate in the basic medical insurance for urban employees.
The General Office of the State Council further released the Guidance on Further Deepening the Reform of the Payment Method of Basic Medical Insurance in June 2017. The main objectives were to implement a diversified reimbursement mechanism including diagnosis related groups, per-capita caps, and per-bed-day caps. Local administration of healthcare security has introduced introduce a total budget control for their jurisdictions and increased decision-making ability in connection with the amount of reimbursement to public hospitals based on hospitals’ performance and the spending targets of individual basic medical insurance funds.
According to Notice on Printing and Distributing the Reform Plan for the Management of High-value Medical Consumables, the State plans to establish a basic medical insurance access system for high-value medical consumables and implement catalogue management of high-value medical consumables, and to improve dynamic catalogue adjustment and timely supplement necessary new technological products. Also, the State plans to make policies on payment by medical insurance payments through, among others, scientifically formulating the standards for payment by medical insurance for high-value medical consumables and establishing a dynamic adjustment mechanism.
Pursuant to the Notice of Catalogue of Medical Consumables for Basic Medical Insurance, Work Injury Insurance and Maternity Insurance in Guangdong (the “Medical Consumables Catalogue”) issued by the Guangdong Provincial Department of Human Resources and Social Security and Guangdong Provincial Healthcare Security Administration on June 14, 2022, the Microwave Ablation (needles, knives) is explicitly included in the Medical Consumables Catalogue.
Commercial Insurance
The State Council and the PRC Communist Party jointly issued the Plan for Healthy China 2030 in October 2016. According to the Plan, the country will establish a multi-level medical security system built around basic medical insurance, with other forms of insurance supplementing the basic medical insurance, including serious illness insurance for urban and rural residents, commercial health insurance and medical assistance. Furthermore, the Plan encourages enterprises and individuals to participate in commercial health insurance and various forms of supplementary insurance.
Laws and Regulations on Anti-Unfair Competition
Since early 1990s, the legislative authorities at different levels in China have promulgated certain laws and regulations in respect of commercial bribery. According to the Anti-Unfair Competition Law of the PRC (“Anti-Unfair Competition Law “), which was passed by the Standing Committee of the NPC (the “SCNPC”) on September 2, 1993, became effective as at December 1, 1993, and was most recently amended on April 23, 2019, unfair competition refers to an operator that disrupts the market competition order and damages the legitimate rights and interests of other operators or consumers in violation of the provisions of the Anti-unfair Competition Law. in the production and operating activities. Pursuant to the Anti-unfair Competition

Law, operators shall abide by the principle of voluntariness, equality, impartiality, integrity, and adhere to laws and business ethics during market transactions. Operators in violation of the Anti-unfair Competition Law shall bear corresponding civil, administrative or criminal liabilities depending on the specific circumstances.
According to the Interim Provisions on the Prohibition of Commercial Bribery (“Prohibition Commercial Bribery Provisions”), which was promulgated by SAMR on November 15, 1996, commercial bribery refers to an act of offering money or property or using other means by an operator to the other entity or individual for the purposes of selling or buying goods. “Other means” refers to the means used to provide any types of benefits other than money or property, such as offering overseas or domestic travel. According to the Anti-Unfair Competition Law and the Prohibition Commercial Bribery Provisions, regulatory authorities may impose fines depending on the seriousness of the cases of commercial bribery and if there is any illegal income, such income shall be confiscated. If the cases constitute crimes, the cases shall be transferred to judicial administration for investigation of criminal liability.
Production Safety and Liability
Production Safety Law of the PRC
Pursuant to the Production Safety Law of the PRC last amended on June 10, 2021 and effective as of September 1, 2021, an enterprise shall (i) provide production safety conditions as stipulated in this law and other relevant laws, administrative regulations, national and industry standards, (ii) establish a comprehensive production safety accountability system and production safety rules, and (iii) develop production safety standards to ensure production safety. Any entity that fails to provide required production safety conditions is prohibited from engaging in production activities.
The person-in-charge of an enterprise shall be fully responsible for the safety of production of the enterprise. An enterprise having more than one hundred 100 employees shall establish a department or engage in personnel managing production safety specifically. Personnel who are responsible for managing production safety shall inspect the safety of production regularly based on the characteristics of production of the enterprise and shall resolve any safety issue identified during the inspection in a timely manner. Any unresolved issue shall be reported to the person-in-charge in a timely manner and the person-in-charge shall resolve such issue immediately. The inspection and measures taken shall be duly recorded. Enterprises and institutions shall provide their employees with training on production safety and shall truthfully inform their employees of any potential risks in relation to the workplace and duties, preventive measures and emergency measures. In addition, an enterprise shall provide its employees with protective equipment that meet the national or industry standards and supervise and train them to use such equipment.
According to the Interim Measures for the Supervision and Administration of “Three Simultaneities” for Safety Facilities of Construction Projects promulgated by the State Administration of Work Safety, as amended on April 2, 2015 and effective as of May 1, 2015, the safety facilities of a construction project must be designed, built and put into production and use simultaneously with the main part of the project. For the design of the safety devices of a construction project, the business entity shall organize the examination thereof and prepare a written report for inspection. Before a construction project is put into production or use after completion, the business entity shall organize a completion acceptance of the project’s safety devices of the project and submit a written report for inspection. The project may not be put into production or use until its safety devices pass the completion acceptance. Where a construction project falls under any of the following circumstances, the competent authority shall order the business entity concerned to make correction within a certain time limit, and may concurrently impose a fine of not less than RMB5,000 but not more than RMB30,000: (1) having no safety device design; (2) failing to organize an examination of the safety device design and forming a written examination report; (3) the construction entity fails to follow the safety device design; (4) failing to have the safety devices pass the completion acceptance and forming a written report before the project is put into production or use.
Occupational Disease Prevention Law of the PRC
Pursuant to the Occupational Disease Prevention Law of the PRC amended and coming into effect on December 29, 2018, employers in the PRC shall create the working environment and conditions that conform to the national norms for occupational health and requirements for public health and take measures to ensure that the employees receive occupational health protection. The employers shall establish and improve the responsibility systems for prevention and control of occupational diseases, in order to enhance management and raise the level in this field, and bear responsibility for the occupational diseases hazards produced at the workplace of the employer.
If the facilities for the prevention and control of occupational diseases of a construction project are not designed, constructed, and put into production and used at the same time as the main body of the project according to the relevant provisions, the health administrative department shall give it a warning and order it to take corrective action within a prescribed time limit; and if it fails to do so, impose a fine of not less than RMB100,000 but not more than RMB500,000 on it; and if the circumstances are serious, order it to cease operations causing occupational hazards, or request the relevant people’s government to order cessation of construction or a shutdown according to the powers granted by the State Council.
Product Quality Law of the PRC
Pursuant to the Product Quality Law of the PRC, was promulgated by the SCNPC on February 22, 1993, and last amended and became effective on December 29, 2018, producers and sellers shall have their own proper regulations for the management of product quality, rigorously implementing post-oriented quality regulations, quality liabilities and relevant measures for their assessment. Producers and sellers are responsible for the product quality according to the provisions of the laws.
The product quality supervision and administration departments of the State Council are responsible for the supervision and administration of the quality of products of the whole country. All relevant departments of the State Council shall be responsible for the supervision of product quality within their own functions and duties.
Quality of products shall pass quality standard examinations and it is not allowed to pass off sub-standard products shall not be passed off as standard ones. Industrial products which may be hazardous to the health of the people and the safety of lives and property shall conform to the State and trade standards for ensuring the health and safety of the people and protection safety of lives and property. In absence of such State or trade standards, the products shall conform to the minimum requirements for ensuring the health of the people and the safety of people lives and protection of property. It shall be prohibited to produce or sell industrial products that do not meet the requirements and demands for physical health and safety of body and property. Producers or sellers shall be responsible for any compensation arising from their unlawful acts such as production or sales of defective, eliminated or ineffective products, faking the place of origin or quality marks, mixing or adulterating products, or passing off imitations as genuine, substandard products as quality ones, or non-conforming products as conforming. Proceeds from these sales may be confiscated, the business license may be revoked and penalties may be imposed. If the case is serious, criminal responsibilities shall be investigated. Producers or sellers shall be liable for any damage to any person or property due to the defects of products resulting from the default of the producers or sellers.
Medical Liability and Consumer Protection
According to the Law on the Promotion of Basic Medical and Health Care of the PRC issued by SCNPC on December 28, 2019, and became effective on 1 June 1, 2020, medical institutions are encouraged to participate in medical liability insurance or establish medical risk funds. Pursuant to the Civil Code of the PRC promulgated on May 28, 2020, effective and coming into effect on January 1, 2021, where any harm to a patient is caused by the defect of any medical device, the patient may demand compensation from the manufacturer or require compensation from the medical institution. In the event of any required patient compensation, the medical institution which paid the compensation shall be entitled to be reimbursed by the manufacturer.
The PRC Law on the Protection of the Rights and Interests of Consumers, which was promulgated on October 31, 1993, last amended on October 25, 2013 and became effective on March 15, 2014, aims to protect consumers’ rights. All business operators must comply with such law when they manufacture or sell goods and/or provide services to customers. Consumers whose legitimate rights and interests are infringed upon purchasing and using commodities and/or in receiving services may demand compensation from the sellers.

Consumers or other victims suffering from personal injuries or property damage resulting from defects of commodities may demand compensation from either the sellers or the manufacturers. If the liability is on the manufacturers, the sellers shall, after paying the compensation, be able to recover the compensation from the manufacturers. If the liability is on the sellers, the manufacturers shall, after paying the compensation, be able to recover the compensation from the sellers. Where a business operator violates the PRC Law, it may be subject to a fine, an order to cease production or a revocation of licenses. Business operators that infringe the legitimate rights and interests of consumers shall be investigated for criminal liability in accordance with the law.
Environmental Protection
Pursuant to the Environmental Protection Law of the PRC promulgated and effective on December 26, 1989 and became effective on the same day, last amended on April 24, 2014 and became effective on January 1, 2015, the pollutant discharge licensing system has been implemented in the PRC. Furthermore, installations for the prevention and control of pollution at a construction project must be designed, built and commissioned together with the principal part of the project. Pursuant to the Prevention and Control of Water Pollution Law of PRC promulgated on May 11, 1984 and became effective on November 1, 1984, last amended on June 27, 2017 and became effective on January 1, 2018, entities that discharge medical sewage to water bodies directly or indirectly shall obtain a pollutant discharge license.
Pursuant to the Environmental Impact Assessment Law of the PRC promulgated on October 28, 2002, became effective on September 1, 2003 and last amended on December 29, 2018, and the Regulations on the Environmental Protection of Construction Projects, which was promulgated and implemented on November 29, 1998 and then amended on July 16, 2017 and came into effect on October 1, 2017, the State classifies administration by classification on the environmental impact of construction projects according to the level of impact on the environment. The construction unit shall prepare an environmental impact report, or an environmental impact form or complete an environmental impact registration form (the “Environmental Impact Assessment Documents”) for reporting and filing purposes. If the Environmental Impact Assessment Documents of a construction project have not been reviewed by the approving authority in accordance with the law or have not been granted approval after the review, the construction unit is prohibited from commencing construction works.
Under the Interim Measures for the Completion Inspections of Environment Protection Facilities of Construction Projects, which was promulgated on November 20, 2017, unless otherwise provided by laws and regulations, enterprises with construction projects, which are required to make an assessment reports or statements, shall undertake self-inspections of the environmental protection facilities upon the completion of the construction. A construction project may be formally put into production or use only if its corresponding environmental protection facilities have passed the acceptance examination.
Pursuant to Law of the PRC on Prevention and Control of Environmental Pollution Caused by Solid Wastes, promulgated on October 30, 1995, last amended on April 29, 2020 and became effective on September 1, 2020, the construction of projects which discharge solid waste and the construction of project for storage, use and treatment of solid waste shall be carried out upon the appraisal regarding their effects on environment and in compliance with the relevant state regulations concerning the management of environmental protection in respect of construction projects. The necessary supporting facilities for the prevention and control of environmental pollution caused by solid wastes as specified in the environmental impact assessment documents of the construction project shall be designed, constructed and put into operation simultaneously with the major construction works of the construction project. No construction projects shall be permitted to be put into operation or to use before its facilities for the prevention and control of environmental pollution caused by solid wastes have been inspected and accepted by the construction unit in accordance with relevant laws and regulations.
Pursuant to the Law of the PRC on Prevention and Treatment of Water Pollution promulgated on May 11, 1984, last amended on June 27, 2017, and came into effect on January 1, 2018, the environmental impact assessment shall be conducted on new construction, reconstruction and construction expansion projects or other installations on water which directly or indirectly discharge pollutants into the water according to law. The water pollution prevention and treatment facilities of a construction project must be designed, constructed and put into operation simultaneously with the major construction works of the said construction project. The water pollution prevention and treatment facilities shall comply with the requirements of approved or filed Environmental Impact Assessment Documents.
Pursuant to the Law of the PRC on Prevention and Treatment of Atmospheric Pollution promulgated on September 5, 1987 and last amended and effective on October 26, 2018 and came into effect on the same date, entities undertaking construction projects which have an impact on atmospheric environment shall conduct the environmental impact assessment and disclose the environmental impact assessment documents. The pollutants discharged into the air shall comply with relevant discharge standards and be within the limits under the volume control target requirements of key atmospheric pollutants. The competent department of environmental protection under the State Council or the people’s governments of provinces, autonomous regions and municipalities formulate the atmospheric environmental quality standards.
Regulations on Intellectual Property Rights
Copyright Law of the PRC
Pursuant to the Copyright Law of the PRC (the “Copyright Law”), which was promulgated on September 7, 1990 and last amended on November 11, 2020 and became effective on June 1, 2021, copyrights include personal rights such as the right of publication and that of authorship as well as property rights such as the right of production and that of distribution. Works which can be protected under Copyright Law include written works; oral works; musical, dramatic, choreographic and acrobatic art works; works of fine art and architecture; photographic works; audiovisual works; drawings of engineering designs and product designs, maps, sketches and other graphic works as well as model works; computer software, etc.
Trademark Law of the PRC and its Implementing Rules
Trademarks are protected by the Trademark Law of the PRC which was promulgated on August 23, 1982 and last amended on April 23, 2019, effective and took effect on November 1, 2019 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council on August 3, 2002 and revised on April 29, 2014. In the PRC, registered trademarks include commodity trademarks, service trademarks, collective marks and certification marks. The Trademark Office of National Intellectual Property Administration handles trademark registrations and grants a term of ten (10) years to registered trademarks, renewable every ten (10) years where a registered trademark needs to be used after the expiration of its validity term.
Patent Law of the PRC and its Implementing Rules
According to the Patent Law of the PRC, promulgated by the SCNPC on March 12, 1984 and further amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, of which latest version came into effect on June 1, 2021 and the Implementing Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001, and last amended on January 9, 2010 and came into effect on February 1, 2010, the term “invention-creations” refers to inventions, utility models and designs. The duration of a patent right for inventions shall be twenty (20) years, the duration of a patent right for utility models shall be ten (10) years and the duration of a patent right for designs shall be fifteen (15) years, counted from the filing date. In the event that a dispute arises due to a patent being exploited without the prior authorization of the patentee, that is to say an infringement upon the patent right of the patentee.
According to the Interim Measures for the Implementation of relevant Examination Business Handling of the Amended Patent Law, promulgated by the CNIPA on January 4, 2023 and came into effect on January 11, 2023, the term of protection of the patent right for designs prior to the filing date of May 31, 2021 (inclusive) shall be ten (10) years commencing on the filing date.
Domain Names
Pursuant to the Administrative Measures for Internet Domain Names promulgated by the Ministry of Industry and Information Technology on August 24, 2017 and came into effect on November 1, 2017, the establishment of any domain name root server and institution for operating domain name root servers, domain name registry and domain name registrar within the territory of China shall be subject to the approval of the

Ministry of Industry and Information Technology or provincial, autonomous regional and municipal communications administration authorities. The registration of domain name shall follow the principle of “first to file and first to register”, except as otherwise provided for by the corresponding detailed rules for the implementation of domain name registration.
Regulations on Foreign Investment in the PRC
Company Law of the People’s Republic of China
The Company Law of the People’s Republic of China (the “Company Law”), which was promulgated on December 29, 1993 and became effective on July 1, 1994, last amended and effective on October 26, 2018 and came into effect on the same day, provides that companies established in China may take the form of limited liability company or joint stock company with limited liability. Each company has the status of a legal person and owns the assets itself. The Company Law applies to foreign-invested companies unless relevant laws provide otherwise.
Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version)
Pursuant to the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “Negative List 2021”) promulgated on December 27, 2021 and effective on January 1, 2022, limitations were stipulated for foreign investments in different industries in the PRC. Foreign investments shall be classified into two categories, namely the Catalog of Encouraged Industries for Foreign Investment and the Special Management Measures (Negative List) for the Access of Foreign Investment. The Negative List 2021 provides restrictions on shareholding ratio and requirements on senior management personnel in restricted industries and prohibitions on foreign investment in certain industries. Industries that do not fall within the Negative List 2021 for t are industries permitted for foreign investment, and foreign investments in such permitted industries shall be subject to the same requirements on domestic investments.
Foreign Investment Law of the People’s Republic of China
On March 15, 2019, the 2nd meeting of the 13th NPC approved the Foreign Investment Law of the People’s Republic of China (the “FIL”), which became effective on January 1, 2020. According to the FIL, the “foreign investment” refers to investment activities carried out directly or indirectly by foreign natural persons, enterprises or other organizations (the “Foreign Investors”) in the PRC, including the following: (i) Foreign Investors establishing foreign-invested enterprises in China alone or collectively with other investors; (ii) Foreign Investors acquiring shares, equities, properties or other similar rights of Chinese domestic enterprises; (iii) Foreign Investors investing in new projects in China alone or collectively with other investors; and (iv) Foreign Investors investing through other ways prescribed by laws and regulations or the State Council. The State adopts the management system of pre-establishment national treatment and negative list for foreign investment. The pre-establishment national treatment refers to granting to foreign investors and their investments, in the stage of investment access, the treatment no less favorable than that granted to domestic investors and their investments; and the negative list refers to special administrative measures for access of foreign investment in specific fields as stipulated by the State. The State will give national treatment to foreign investments outside the negative list. The negative list will be released by or upon approval by the State Council. After the FIL came into effect, the FIL replaced the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures and the Wholly Foreign-Owned Enterprise Law of the People’s Republic of China, and became the legal foundation for foreign Investment in the PRC.
On December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law of the People’s Republic of China (the “Implementing Rules”), which became effective on January 1, 2020 and replaced the Implementing Rules of the Laws on Sino-Foreign Equity Joint Ventures, the Implementing Rules of the Laws on Sino-Foreign Cooperative Joint Ventures and the Implementing Rules of the Wholly Foreign-Owned Enterprise Law. The Implementing Rules restates certain principles of the FIL and further provides, among others, if a foreign-invested enterprise established prior to the effective date of the FIL fails to adjust its legal form or the governing structure to comply with the provisions of the Company Law or the PRC Partnership Enterprise Law, as applicable, and complete the amendment registration accordingly before January 1, 2025, the enterprise registration authority will not process other registration matters of such foreign-invested enterprise and publicize such non-compliance issues thereafter.
Measures on Reporting of Foreign Investment Information
On December 30, 2019, the MOFCOM and the SAMR jointly promulgated the Measures on Reporting of Foreign Investment Information, which took effective on January 1, 2020 and replaced the Interim Measures for the Administration of Record-filing on the Incorporation and Changes of Foreign-invested Enterprises. Foreign Investors carrying out investment activities in the PRC or foreign-invested enterprises shall submit investment information to the commerce administrative authorities through the Enterprise Registration System and the National Enterprise Credit Information Publicity System pursuant to the Measures on Reporting of Foreign Investment Information.
Regulations on Employment and Social Security
Labor Law of PRC
The Labor Law of PRC, which was promulgated by the SCNPC on July 5, 1994, became effective on January 1, 1995, and was amended on August 27, 2009 and December 29, 2018, provides that laborers have the right to be employed on an equal basis, choose occupations, obtain remunerations for labor, take rests, have holidays and leaves, receive labor safety and sanitation protection, get training in professional skills, enjoy social insurance and welfare treatment, and submit applications for settlement of labor disputes, and other labor rights stipulated by law. An employer shall develop and improve its rules and regulations to safeguard the rights of its workers. Labor safety and health facilities must comply with relevant national standards. Workers engaged in special operations shall have received specialized training and obtained the pertinent qualifications.
Labor Contract Law of PRC and its Implementation Regulations
The Labor Contract Law of PRC, which was promulgated by the SCNPC on June 29, 2007, became effective on January 1, 2008, and was amended on December 28, 2012, and became effective on July 1, 2013, and the Implementation Regulations on Labor Contract Law which was promulgated and came into effect on September 18, 2008 by the State Council, regulate the relations of employer and the employee that an employer shall enter into a written labor contract with its employees, and contain specific provisions involving the terms of the labor contract.
Regulations on Supervision over the Social Security and Housing Funds
The Law on Social Insurance, which was promulgated on October 28, 2010, became effective on July 1, 2011, and was amended on December 29, 2018, regulates that all employees are required to participate in basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and medical insurance, which must be contributed by both the employers and the employees or by employers only (with respect to maternity insurance and work injury insurance). Where an employer fails to make social insurance contributions in full and on time, the social insurance contribution collection agencies shall order it to make all or outstanding contributions within a specified period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to one to three times of the overdue amount.
According to the Provisional Regulations on the Collection and Payment of Social Insurance Premium, effective January 22, 1999 and amended on March 24, 2019, the Regulations on Work Injury Insurance implemented on January 1, 2004 and amended on December 20, 2010, the Regulations on Unemployment Insurance promulgated on January 22, 1999 and the Trial Measures on Employee Maternity Insurance of Enterprises implemented on January 1, 1995, enterprises in China must provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies and must pay or withhold relevant social insurance premiums for or on behalf of employees.

The Regulations on the Administration of Housing Provident Fund, which was promulgated and effective on April 3, 1999 and came into effect on the same date, and was amended on March 24, 2002 and March 24, 2019, stipulates that housing provident fund contributions paid by both an individual employee and housing provident fund contributions paid by his or her employer shall all belong to the individual employee. Companies who fail to process such registrations or open housing provident fund accounts for their employees, shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Otherwise, those who violate such procedures within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000. When companies breach the regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.
Regulations on Taxation
Enterprise Income Tax
According to the Enterprise Income Tax Law of the PRC (the “EIT Law”), which was promulgated on March 16, 2007, became effective on January 1, 2008, and was amended by the SCNPC on February 24, 2017 and December 29, 2018, and the Implementation Regulations on the EIT Law (the “EIT Regulations”), which was promulgated by the State Council on December 6, 2007, became effective on January 1, 2008, and amended by the State Council on April 23, 2019 and came into effect on the same date. These enterprises are classified as either resident enterprises or non-resident enterprises. Resident enterprises refer to enterprises that are established in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual or de facto control is administered from within the PRC. Non-resident enterprises refer to enterprises that are set up in accordance with the laws of foreign countries and whose actual administration is conducted outside the PRC, but which (whether or not through the establishment of institutions in the PRC) derive income from the PRC. Under the EIT Law and EIT Regulations, a uniform corporate income tax rate of 25% is applicable. However, if non-resident enterprises have not established institutions or places in the PRC, or if they have established institutions or places in the PRC but there is no actual relationship between the relevant income derived in the PRC and the institutions or places set up by them, enterprise income tax is set at the rate of 10%.
Certain subsidiaries of the Company have been qualified as “Small Profit Enterprises”. From January 1, 2022 to December 31, 2022, 12.5% of the first RMB 1.0 million, approximately US$141,225, of the assessable profit before tax is subject to preferential tax rate of 20% and the 25% of the assessable profit before tax exceeding RMB1.0 million but not exceeding RMB3.0 million is subject to preferential tax rate of 20%. From January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million, approximately US$423,675, of the assessable profit before tax is subject to the tax rate of 20%.
According to the EIT Law and the EIT Regulations, an enterprise certified as a high and new technology enterprise is subject to a preferential EIT of 15%. In accordance with the Measures for Administration of Recognition of High and New Technology Enterprise implemented on January 1, 2016, an enterprise certified as a high and new technology enterprise is subject to review by the relevant PRC authorities and shall submit the information about the relevant intellectual property, scientific and technical personnel, research and development expense, operating revenue of previous year and other annual status on the required official web site.
Value-Added Tax
The Provisional Regulations on Value-added Tax, which was promulgated on December 13, 1993, became effective on January 1, 1994, and was last amended on November 19, 2017, and the Detailed Implementing Rules of the Provisional Regulations on Value-added Tax, which was promulgated and effective on December 25, 1993 and came into effect on the same date, and was amended on December 15, 2008 and October 28, 2011, became effective on November 1, 2011, set out that all taxpayers selling goods or providing processing, repairing or replacement services, sales of services, intangible assets and immovable assets and importing goods in China shall pay a value-added tax. A tax rate of 17% shall be levied on general taxpayers selling goods and services, leasing of tangible movable assets or importing goods, a tax rate of 6% shall be engaging in sale of services and intangible assets whereas the applicable rate for the export of goods by taxpayers shall be zero, unless otherwise stipulated. According to the Notice of the Ministry of Finance and the State Administration of Taxation on Adjusting Value added Tax Rates issued on April 4, 2018 and became effective on May 1, 2018, the deduction rates of 17% and 11% applicable to the taxpayers who have VAT taxable sales activities or imported goods are adjusted to 16% and 10%, respectively. According to the Notice of the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs on Relevant Policies for Deepening Value Added Tax Reform issued on March 20, 2019 and became effective on April 1, 2019, the value added tax rate was respectively reduced to 13% and 9%, with respect to the VAT taxable sales or imported goods of a VAT general taxpayer.
On November 16, 2011, the MOF and the STA promulgated the Trial Scheme for the Conversion of Business Tax to Value-added Tax, pursuant to the government launched gradual taxation reforms from January 1, 2012, a value-added tax is imposed in lieu of business tax on a trial basis in regions showing strong demonstration effects, and industries such as transportation and certain modern service industries.
The Notice on Overall Implementation of the Pilot Program of Replacing Business Tax with Value-added Tax, which was promulgated by the MOF and the STA on March 23, 2016, became effective on May 1, 2016, and was amended on July 1, 2017, December 25, 2017 and March 20, 2019 (with April 1, 2019 being the most recent effective date), all business taxpayers in the consumer service industry shall pay value-added tax instead of business tax from May 1, 2016. If the taxpayer of the pilot project has already enjoyed tax incentives of business tax according to relevant policies and regulations before the application of the pilot collection of value-added tax in lieu of business tax, he or /she may, in the remaining period of tax incentives, enjoy tax incentives of value-added tax in accordance with the relevant provisions.
Dividend Appropriations
According to the Arrangement on the Avoidance of Double Taxation and Tax Evasion between Mainland and Hong Kong Special Administrative Region entered into between Mainland China and the Hong Kong Special Administrative Region on August 21, 2006, if the non-PRC parent company of a PRC enterprise is a Hong Kong resident which beneficially owns 25% or more interest in the PRC enterprise and is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under applicable PRC laws, the 10% withholding tax rate applicable under the EIT Law may be lowered to 5% for dividends and 7% for interest payments once approvals have been obtained from the relevant tax authorities.
According to the Notice on the Several Issues relating to Implementation of Dividend Clauses in Tax Treaties promulgated by the STA on February 20, 2009 and came into effect on the same date, if a Chinese resident company pays dividends to a fiscal resident of the other contracting party to a tax agreement and the fiscal resident of the other contracting party (or dividend recipient) is the beneficial owner of the dividends, the dividends obtained by the fiscal resident of the other contracting party may enjoy the treatment under the tax agreement. The non-resident taxpayer or the withholding agent is required to obtain and keep sufficient documentary evidence proving that the recipient of the dividends meets the relevant requirements for enjoying a lower withholding tax rate under a tax treaty. If the main purpose of an offshore transaction or arrangement is to obtain a preferential tax treatment, the competent tax authority shall have the right to make adjustments if any taxpayer has illicitly enjoyed the treatment under a tax agreement by virtue of such a transaction or arrangement.
According to the Administrative Measures on Non-resident Taxpayers to Enjoy the Treatment under Tax promulgated by the STA on October 14, 2019 and effective as of January 1, 2020, where a non-resident taxpayer self-assesses and concludes that it satisfies the criteria for claiming treaty benefits, it may enjoy treaty benefits at the time of tax declaration or at the time of withholding through the withholding agent. The non-resident taxpayer must, simultaneously gather and retain the relevant materials for future inspection, and accept follow-up administration by the tax authorities.
Regulations on Foreign Exchange Control
The Regulations on the Control of Foreign Exchange of the PRC, which were promulgated by the State Council on January 29, 1996, became effective on April 1, 1996, and were amended on January 14, 1997 and August 5, 2008, set out that foreign exchange receipts of domestic institutions or individuals may be transferred to China or deposited overseas and that the SAFE shall specify the conditions for transfer to China or deposit overseas and other requirements in accordance with the international receipts, payments status and requirements of foreign exchange control. Foreign exchange receipts for current account transactions may be retained or sold to financial institutions engaged in the settlement or sale of foreign exchange. Domestic institutions or individuals that make direct investments abroad or are engaged in the offering or trade of valuable securities or derivative products overseas should register according to SAFE regulations. Such institutions or individuals subject to prior approval or record-filing with relevant authorities shall complete the required approval or record-filing prior to foreign exchange registration. The exchange rate for RMB follows a managed floating exchange rate system based on market demand and supply.
The Circular 37, the Circular on Issues relating to Foreign Exchange Administration for Financing and Round-trip Investments by Domestic Residents through Overseas Special-purpose Companies ([2014] No. 37) promulgated by SAFE on July 4, 2014 with immediate effect, states that (i) a PRC resident, including a PRC resident natural person or a PRC legal person, shall register with the local branch of the SAFE before it contributes its domestic or oversea assets or equity interest into a special purpose vehicle which shall refer to foreign enterprise established directly or controlled indirectly by such PRC resident for the purpose of investment and financing and (ii) when the special purpose vehicle undergoes change of basic information, such as change in PRC resident natural person shareholder, name or operating period, or occurrence of a material event, such as change in share capital of a PRC resident natural person, performance of equity transfer, merger or separation, the PRC resident shall register such change with the local branch of the SAFE in a timely manner.
According to Circular of SAFE on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies (the “Circular 13”), which became effective on June 1, 2015 and last amended and became effective on December 30, 2019, banks are required to review and carry out foreign exchange registration under offshore direct investment directly. The SAFE and its branches shall implement indirect supervision over foreign exchange registration of direct investment via the banks.
The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise (the “Circular 19”), promulgated on March 30, 2015 and amended on December 30, 2019 and March 23, 2023, allows foreign-invested enterprises to make equity investments by using RMB funds converted from foreign exchange capital. Under the Circular 19, the foreign exchange capital in the capital account of foreign-invested enterprises upon the confirmation of rights and interests of monetary contribution by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operation needs of the enterprises. The proportion of discretionary settlement of foreign exchange capital of foreign-invested enterprises is currently 100%. SAFE can adjust such proportion in due time based on the circumstances of the international balance of payments. However, Circular 19 and the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (the “Circular 16”), which became effective on June 9, 2016, continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from its foreign exchange capitals for expenditure beyond its business scope, investment and financing (except for security investment or guarantee products issued by banks), providing loans to non-affiliated enterprises or constructing or purchasing real estate not for self-use.
On October 23, 2019, the SAFE released the Circular on Further Promoting the Facilitation of Cross-border Trade and Investment (the “Circular 28”) which was implemented on the same date. Under Circular 28, besides foreign-invested enterprises engaged in investment business, non-investment foreign invested enterprises are also permitted to make domestic equity investments with their capital funds under the condition that current special administrative measures for foreign investments (negative list) are not violated, and the relevant domestic investment projects are true and compliant.
According to the Circular on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business issued by the SAFE on April 10, 2020, eligible enterprises are allowed to make domestic payments by using their income under capital accounts such as capital funds, foreign loans and overseas listing, without the need to provide the evidential materials concerning authenticity of such capital for banks in advance for each payment, provided that they shall utilize such funds in an authentic and compliant way, and conform to the prevailing administrative regulations on the use of income under capital accounts. The concerned bank shall conduct spot checks in accordance with the relevant requirements.

Laws and Regulations Relating to M&A and Overseas Listing
The Regulations on Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”) were first jointly promulgated by six PRC governmental authorities, namely the MOFCOM, the STA, the SAFE, the SAMR, the State-owned Assets Supervision and Administration Commission of the State Council and the CSRC on August 8, 2006, came into effect on September 8, 2006 and was subsequently amended and re-promulgated by the MOFCOM on June 22, 2009. Foreign investors must comply with the M&A Rules when they purchase equity interests of a domestic non-foreign invested enterprise or subscribe the increased capital of a domestic non-foreign invested enterprise, and thus changing of the nature of the domestic non-foreign invested enterprise into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in China, purchase the assets of a domestic non-foreign invested enterprise and operate the asset via such foreign-invested enterprise; or when the foreign investors purchase the assets of a domestic non-foreign invested enterprise by agreement, establish a foreign invested enterprise by contributing such assets in such foreign invested enterprise to operate the assets. The M&A Rules requires, among other things, offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by the PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.
On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Administrative Measures”) which shall take effect on March 31, 2023 to regulate overseas securities offering and listing activities by domestic companies either in direct or indirect form.
The Administrative Measures apply to overseas offerings and/or listings directly or indirectly by domestic companies of equity shares, depository receipts, convertible corporate bonds, or other equity-like securities, including (i) direct overseas securities offerings and/or listings conducted by companies incorporated in the PRC, or PRC domestic companies, directly and (ii) indirect overseas securities offerings and/or listings conducted by companies incorporated overseas with operations primarily in the PRC and valued on the basis of equity, assets, profits or other interests in PRC domestic companies. An equity or equity-linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and, (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form” approach. The Administrative Measures require (1) the filing of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their overseas underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.
Also on February 17, 2023, the CSRC also held a press conference for the release of the Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Notice on Overseas Filing”), which, among others, clarified that: (i) on or prior to the effective date of the Administrative Measures, the PRC domestic companies that had already submitted valid applications for overseas offering and listing but not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; and (ii) a six-month transition period was granted to PRC domestic companies which, prior to the effective date of the Administrative Measures, had already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Administrative Measures.
Meanwhile, the Administrative Measures also stipulated that in the following circumstances, domestic enterprises shall not be listed overseas: (i) it is clearly prohibited from listing for financing by the laws and regulations and relevant requirements of the State; (ii) overseas offering or listing will threaten or jeopardize national security as reviewed and determined by the relevant competent authorities of the State Council in accordance with the laws; (iii) the domestic enterprises or their controlling shareholders, actual controllers have committed corruption, bribery, misappropriation or expropriation of property, criminal offences that disrupted the socialist market economic order within the last three years; (iv) the domestic enterprises are being investigated because of suspected crime, or being investigated for material violations or incompliance with laws and regulations, and no conclusions have been made; or (v) there are major disputes over the ownership of equity hold by the controlling shareholders or other shareholders controlled by the controlling shareholders or the actual controllers of the domestic enterprises. If a domestic company falls into the circumstances where overseas offering and listing is prohibited, the domestic company shall suspend or terminate overseas offering and/or listing and report to the CSRC and other relevant department of the State Council.
If domestic companies fail to fulfill the above-mentioned filing procedures, provide false records, misleading statements or make material omissions in relevant filing materials, or carry out overseas offering and/or listing against the prohibited circumstances, they shall be warned and ordered to make correction by the CSRC and be fined between RMB1 million and RMB10 million. The controlling shareholders and actual controller of the domestic companies shall be fined between RMB1 million and RMB10 million if they arrange or command the domestic companies to carry out activities in violation of the foregoing. The person in charge with direct responsibility and other persons directly responsible for the foregoing violation by the domestic companies and their controlling shareholders and/or actual controllers shall be fined between RMB0.5 million and RMB5 million.
If the securities companies and securities service institutions fail to supervise the domestic companies to comply with relevant requirements on filing procedures or prohibitions on oversea offering and listing under the Administrative Measures, they shall be warned by the CSRC and fined between RMB0.5 million and RMB5 million. If the securities companies and securities service institutions fail to fulfill their duties diligently and there are false records, misleading statements, material omissions in (i) the documents produced or issued by such securities companies and securities service institutions in accordance with the PRC laws, administrative regulations, and relevant requirements of the State, or (ii) the documents produced or issued by such securities companies and securities service institutions or documents in accordance with the rules of the overseas listing place that results in disruption of the order of the domestic market and damages to the legitimate rights and interests of domestic investors, the relevant securities company or securities service institutions shall be warned by the CSRC and fined between such amount equal to their services fees and up to ten (10) times the amount of such securities company or securities service institution’s service fees or RMB5 million if there are no service fees. The person in charge with direct responsibility and other person directly responsible for the foregoing violation by the securities companies and securities service institutions shall be fined between RMB0.5 million and RMB5 million.

MANAGEMENT’S DISCUSSION AND FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our results of operations and financial condition in conjunction with the section entitled “Summary Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. The actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-looking Statements.”
Overview
We are a specialized healthcare innovator dedicated exclusively to thyroid related diseases. By combining extensive clinical understanding with cutting-edge technologies, we aim to transform traditional thyroid treatment through intelligent, non-invasive solutions. Our mission is to build an ecosystem that spans the entire treatment process, spanning from early screening and diagnosis to robotic-assisted ablation and post-treatment care.
Our core strengths lie in our successful development and commercialization of the thyroid microwave ablation system, as well as our active R&D pipeline featuring AI-integrated robotic systems. Our approach integrates hardware innovation, software intelligence and a comprehensive system mindset, positioning us to lead in a highly specialized and globally significant market.
Our product offerings and pipeline products mainly consist of microwave ablation apparatus and needles. As of the date of this report, our product offerings available for sale include microwave ablation apparatus approved for the treatment of live cancer and thyroid nodule, long microwave ablation needles, and fine microwave ablation needles. Currently, we hold two registration certificates for Class III medical devices specifically approved for the treatment of liver cancer and thyroid nodules. We have also successfully obtained the registration certificate for the Class III Certificate for MWA Needles, and one registration certificate for Class II medical devices in the PRC in relation to disposable sterile biopsy needles. Under PRC laws and regulations, Class II medical devices are those with moderate risks and are strictly controlled and administered, and Class III medical devices are those with relatively high risks and are strictly controlled and administered through special measures. Our products are ultimately sold to hospitals through direct sales, deliverers, or distributors.
Business Combination Agreement
On June 26, 2023, ExcelFin, Betters Medical, Baird Medical, Merger Sub and Tycoon entered into a Business Combination Agreement (the “Business Combination Agreement”). ExcelFin, together with Betters Medical, Baird Medical, Merger Sub and Tycoon are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
Pursuant to the Business Combination Agreement, among other things, (1) on August 3, 2023, Betters Medical contributed all of the issued and outstanding shares of Tycoon (“Tycoon Shares”) to Baird Medical in exchange for ordinary shares of Baird Medical (the “Ordinary Shares”) with a pre-transaction equity value of US$300 million (the “Share Contribution”), and upon the consummation of the Share Contribution, Tycoon became a wholly-owned subsidiary of Baird Medical and Betters Medical was issued an additional 29,411,764 Ordinary Shares; and (2) upon the Effective Time, Merger Sub merged with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of Baird Medical (the “Merger”), as a result of which (a) the issued and outstanding shares of Class A Common Stock and Class B Common Stock of ExcelFin (collectively, the “SPAC Stock”) immediately prior to the effective time of the Merger (the “Effective Time”) shall be exchanged for Ordinary Shares concurrently with the Merger; and (b) the holders of public warrants to purchase one share of ExcelFin Class A Common Stock (the “Public Warrants”) shall receive warrants issued by Baird Medical to acquire an equal number of Ordinary Shares (the “PubCo Warrants”).
Following the consummation of the Business Combination on October 1, 2024, ExcelFin is a wholly owned subsidiary of Baird Medical, and Tycoon is a wholly owned subsidiary of Baird Medical. Tycoon holds approximately 99% of the issued and outstanding equity of its underlying operating subsidiaries.

Based on the above business combination, Baird Medical Investment Holdings Limited has become the parent company.
Factors Affecting Our Results of Operations
Legislation May Impact our Business and Operating Results
In China, a number of legislative and regulatory changes and proposed changes regarding medical device industry could prevent or delay regulatory approval of our pipeline products, restrict or regulate post-approval activities and affect our ability to profitably sell our products and any pipeline products for which we obtain regulatory approval. In recent years, there have been and will likely continue to be efforts to enact administrative or legislative changes in relation to the medical device industry, including measures which may result in more rigorous coverage criteria and downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue or attain profitability.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for medical devices. We cannot be sure whether additional legislative changes will be enacted, or whether NMPA regulations, guidance or interpretations will be changed, or what the impact of such changes on the regulatory approvals of our product candidates, if any, may be.
In addition, in 2021, China started to initiate centralized procurement pilot programs in an effort to regulate prices of medical devices through Company procurement at the provincial level. Our products were not covered by centralized national procurement as of the date of this prospectus, and we do not expect our products to be covered by the centralized national procurement in the short-to-mid-term. However, it is out of our control as to whether or when the centralized national procurement will cover the types of products that we produce. If our products were covered by the centralized national procurement in the future, the price of our products may decrease, which could harm our profitability, if any increase in sales volume fails to fully compensate for such decrease in price.
Our High Gross Profit Margin May Not Be Sustainable
We cannot assure you that our historical operating results, in particular our high gross profit margin, will be indicative of future performance for various reasons, including uncertainties of the success of our existing and new products, changes in market and the regulatory environment, as well as our ability to manage our sales network and the intensified competition in the microwave ablation medical device market in China. Our profitability for future years may be negatively affected by low-margin sales and competition strategies adopted by our competitors, increasing costs of raw materials and increasing selling and distribution costs arising from the expansion of our sales and distribution network. As a result, our gross profit margin may not be sustainable.
The Discontinuation of Preferential Tax Treatments or Government Incentives
Pursuant to the EIT Law, the EIT rate generally applicable in the PRC has been 25%. However, Nanjing Changcheng and Baide Suzhou, our principal operating subsidiaries, have been accredited as a High and New Technology Enterprise under the relevant PRC laws and regulations since 2020 and 2021 respectively. Accordingly, Nanjing Changcheng and Baide Suzhou were entitled to a preferential tax treatment of 15% for the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025.
Moreover, according to the relevant laws and regulations promulgated by the State Tax Bureau of the PRC, for enterprises engaging in R&D activities, the Super Deduction ratio is 75% from January 1, 2018 to September 30, 2022. From October 1, 2022 onwards, the Super Deduction ratio is 100%. In addition, the Super Deduction ratio for outsourced R&D expenses is 80%. Two PRC subsidiaries of Pubco have claimed such Super Deduction in ascertaining its tax assessable profits in the fiscal years ended December 31, 2022, 2023 and 2024 and the six months ended June 30, 2025. If we fail to maintain or renew the High and New Technology Enterprise accreditation or if any of the preferential tax treatments or government grants discontinue or reduce, our business, financial condition, results of operations and prospects could be materially and adversely affected.
Untimely or Unsuccessful Product Registration Testing or Clinical Trials May Impact our Business and Operating Results
We have five types of pipeline products. In order to obtain the registration certificates for Class III medical devices, such pipeline products are required to go through product registration testing to demonstrate their safety and effectiveness. Such testing is conducted by third party testing institutions recognized by the NMPA. The product registration testing schedule of these testing institutions is beyond our control, and e cannot provide assurance that our pipeline products will pass these tests in a timely manner, or at all.
Furthermore, success in testing procedures does not guarantee success in clinical trials. Negative or inconclusive results or safety issues associated with its pipeline products could cause us or regulatory authorities to interrupt, delay, suspend or terminate clinical trials, or could result in the delay or denial of regulatory approvals from the NMPA, all of which may have a significant impact on our business and operating results.
For further discussion on the potential risks involved with completion of our product registration testing or clinical trials, see “Risk Factors — Risks Related to our Business and Industry — We may not be able to successfully complete product registration testing or clinical trials in a timely manner and at acceptable costs, or at all.”
COVID-19
The outbreak of respiratory illness caused by a novel coronavirus (COVID-19) and the economy slowdown and/or negative business sentiment which followed the outbreak have had a negative impact on the industry, and our business operations and financial condition have been and may continue to be adversely affected. The COVID-19 pandemic in China and the government measures in response have also resulted in temporary closure of many corporate offices, manufacturing facilities and factories across China. We imposed work-from-home policy and continued liaising with our customers and suppliers.
Since around December 2022, the PRC government has lifted most the COVID-19 restrictions. Significant numbers of our employees were infected by the COVID-19 in the following months. However, as of the date of prospectus, all the infected employees had recovered and our business had returned to normal operations.
The occurrence of natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and pandemic disease may adversely affect our business, financial condition or results of operations. The potential impact of a natural disaster on our results of operations and financial position is speculative and would depend on numerous factors. The extent and severity of these natural disasters determines their effect on a given economy. Although the long-term effect of diseases such as the COVID-19 pandemic, H5N1 “avian flu”, or H1N1, the swine flu, cannot currently be predicted, previous occurrences of avian flu and swine flu had an adverse effect on the economies of those countries in which they were most prevalent. An outbreak of a communicable disease in our market could adversely affect our business, financial condition and results of operations, and timely reporting obligations under Regulation S-X and Regulation S-K following our business combination. We cannot assure you that natural disasters will not occur in the future or that our business, financial condition and results of operations will not be adversely affected.
Acquisitions and Investments
Investment in Ruikede Biological Technology (Xiamen) Company Limited (“Ruikede Xiamen”)
Ruikede Xiamen was established in the PRC with limited liability on July 17, 2019 and was an indirect 80%-owned subsidiary of Baide Suzhou and the remaining 20% equity interest is owned by Wang Jing. Wang Jing is a substantial shareholder of Ruikede Xiamen as 20% of the equity interest in Ruikede Xiamen was owned by Wang Jing. On November 25, 2022, Baide Suzhou entered into an equity transfer agreement and purchased the remaining 20% equity interest of Ruikede Xiamen for consideration of nil, holding 100% of Ruikede Xiamen equity interest. Such transfer was registered on December 2, 2022. As of December 31, 2022, the non-controlling interests which amounted to US$3,350 corresponding to the remaining 20% of equity interest of Ruikede Xiamen was transferred to the additional paid in capital. The total assets and net assets of Ruikede Xiamen as of December 31, 2023 were both $0.5 million. The total assets and net assets of Ruikede Xiamen as of December 31, 2024 were both $0.2 million. The total assets and net assets of Ruikede Xiamen as of June 30, 2025 were all $0.2 million.
Results of Operations
Results of Operations for Continuing Operations
The following table sets forth a summary of our consolidated statements of operations for the periods indicated.
	Year Ended December 31,			For the six months ended June 30,
	2022	2023	2024	2024	2025
	US$	US$	US$	US$	US$
Revenues	$35,091,174	$31,457,908	$37,037,108	$13,136,588	$7,959,494
Cost of revenues	(7,054,323)	(4,227,409)	(4,383,363)	(1,645,559)	(1,424,240)
Gross profit	28,036,851	27,230,499	32,653,745	11,491,029	6,535,254
Operating expenses:
Selling and marketing expenses	(3,585,138)	(2,547,000)	(4,061,116)	(1,168,576)	(1,127,725)
General and administrative expenses	(6,960,604)	(8,546,880)	(7,103,226)	(3,205,845)	(8,677,640)
Research and development expenses	(3,859,392)	(4,274,894)	(6,174,365)	(2,027,439)	(7,180,293)
Total operating expenses	(14,405,134)	(15,368,774)	(17,338,707)	(6,401,860)	16,985,658
Income from operations	13,631,717	11,861,725	15,315,038	5,089,169	(10,450,404)
Interest expense	(299,269)	(285,833)	(576,752)	(238,919)	(358,215)
Interest income	8,553	1,562	393	264	762
Subsidy income	1,375,447	791,959	266	265	56,968
Other expenses, net	(194,580)	(10,211)	(651,657)	5,627	(49,107)
Income/(loss) before income tax	14,521,868	12,359,202	14,087,288	4,856,406	(10,799,996)
Income tax provision	(1,746,897)	(1,701,019)	(1,489,190)	(481,279)	(559,131)
Net income/(loss)	$12,774,971	$10,658,183	$12,598,098	$4,375,127	$(11,359,127)
Other comprehensive loss, net of tax
Foreign currency translation adjustment	$(1,506,905)	$(728,688)	$(1,135,939)	$(828,730)	$893,939
Comprehensive income/(loss)	$11,268,066	$9,929,495	$11,462,159	$3,546,397	$(10,465,188)
Net income/(loss) attributable to controlling shareholders	$12,568,750	$10,545,978	$12,453,369	$3,501,537	$(10,399,956)
Basic income/(loss) per common share	0.49	0.41	0.49	0.17	(0.43)
Diluted income/(loss) per common share	0.49	0.41	0.49	0.17	(0.43)

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024
Revenues
Our total revenues decreased by 38.9% from US$13.1 million in the six months ended June 30, 2024 to US$8.0 million in the six months ended June 30, 2025. The overall decrease in our revenues was due to the decrease of sales of MWA needles.
Cost of revenues
Our cost of revenues decreased by 12.5% from US$1.6 million in the six months ended June 30, 2024 to US$1.4 million in the six months ended June 30, 2025, generally consistent with the decline in our revenue. Our cost of revenues mainly consisted of (i) direct material costs for our proprietary MWA medical devices; (ii) direct staff costs; (iii) production overheads; and (iv) distribution costs.
Gross profit and gross margin
As a result of the above, our gross profit decreased from US$11.5 million in the six months ended June 30, 2024 to US$6.5 million in the six months ended June 30, 2025.
Operating expenses
Selling and marketing expenses
Our selling and marketing expenses primarily consisted of meeting expenses, salary cost relating to our sales and marketing personnel, entertainment, travelling and other expenses relating to our marketing activities. Our selling and marketing expenses decreased slightly from US$1.2 million in the six months ended June 30, 2024 to US$1.1 million in the six months ended June 30, 2025, primarily due to staff cost and entertainment expenses.
Research and development expenses
Research and development expenses primarily consisted of CRO (Contract Research Organization) and other research and development service fee and depreciation expense related to equipment used for research and development, compensation and benefit expenses relating to our research and development personnel, as well as office overhead and other expenses relating to our R&D activities. Our research and development expenses increased significantly from $2.0 million in the six months ended June 30, 2024 to $7.2 million in the six months ended June 30, 2025, primarily due to increased FDA certification fees, CE Marking fee, Endoscopic Ultrasound System and R&D expenditures on AI ablation systems and equipment
General and administrative expenses
General and administrative expenses primarily consisted of salary and compensation expenses relating to our finance, legal, human resources and executive office personnel, rental expenses, depreciation and amortization expenses, office overhead, share-based compensation expenses, professional service fees and travel and transportation costs. Our general and administrative expenses increased significantly from $3.2 million in the six months ended June 30, 2024 to $8.7 million in the six months ended June 30, 2025, primarily due to the increase of share-based compensation.
Loss/income from operations
As a result of the above, we incurred a loss from operations of $10.5 million in the six months ended June 30, 2025, as compared to an income from operations of $5.1 million in the six months ended June 30, 2024.
Net loss/income
As a result of the foregoing, we incurred a net loss of $11.4 million in the six months ended June 30, 2025, as compared to a net income of $4.4 million in the six months ended June 30, 2024.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
Revenues
Our total revenues increased by 17.7% from US$31.5 million in 2023 to US$37.0 million in 2024. The overall increase in our revenue was due to the increase in sales of MWA devices.
Our revenue from direct customers increased from US$16.5 million in 2023 to US$19.8 million in 2024, primarily due to the increase in the sales volume, partially offset by the changes in the sales prices. With respect to the sales of MWA needles, revenue increased due to an increase in overall sales volume. With respect to the sales of microwave therapeutic apparatuses, revenue increased due to increases in both the sales volume and the selling price. With respect to the sales of other medical devices, revenue decreased due to decreases in both the sales volume and the selling price. The increase in revenue from the sales of MWA needles and microwave therapeutic apparatuses outweighed the decrease in revenue from the sales of other medical devices, resulting in an overall increase in revenue.
Our revenue from distributors increased from US$15.0 million in 2023 to US$17.2 million in 2024, primarily due to the increase in the sale volume, partially offset by the changes in the sales prices.
Cost of revenues
Our cost of revenues increased by 3.7% from US$4.2 million in 2023 to US$4.4 million in 2024, primarily due to the overall increase in revenue. Our cost of revenues mainly consisted of (i) costs of other medical devices; (ii) direct material costs for our proprietary MWA medical devices; (iii) direct staff costs; and (iv) production overheads; (v) distribution costs.
Gross profit and gross margin
As a result of the above, our gross profit increased from US$27.2 million in 2023 to US$32.7 million in 2024.
Operating expenses
Selling and marketing expenses
Our selling and marketing expenses increased by US$1.6 million from US$2.5 million in 2023 to US$4.1 million in 2024, primarily due to the increases in advertising expenses, staff cost, travelling expenses and meeting expenses, as we enhanced our selling and marketing efforts. Accordingly, our selling and marketing expenses accounted for 11.0% and 8.1% of our revenues in 2024 and 2023, respectively.
Research and development expenses
Our research and development expenses increased by US$1.9 million from US$4.3 million in 2023 to US$6.2 million in 2024, primarily due to the increased FDA certification fees, CE Marking fee, and R&D expenditures on AI ablation systems and equipment. Accordingly, our research and development expenses accounted for 16.7% and 13.6% of our total revenues in 2024 and 2023, respectively.
General and administrative expenses
Our general and administrative expenses decreased from US$8.5 million in 2023 to US$7.1 million in 2024, which is mainly due to the decrease of allowance for expected credit losses on accounts receivable from US$2.2 million in 2023 to a net amount of US$1.2 million in 2024, as additions charged to allowance for expected credit losses was US$2.3 million, while the recovery of allowance for expected credit losses was US$1.1 million in 2024.
Income from operations
As a result of the above, income from operations increased by 29.1% from US$11.9 million in 2023 to US$15.3 million in 2024.

Other (expenses)/income, net
We incurred total other expenses, net of US$1.2 million in 2024, as compared to total other income, net of US$0.5 million in 2023, primarily because (1) our interest expense increased from US$0.3 million in 2023 to US$0.6 million in 2024, primarily due to increase in bank borrowings, (2) we incurred subsidy income of US$266 in 2024, as compared to US$0.8 million in 2023, and (3) our other expenses increased from US$10,211 in 2023 to US$0.6 million in 2024, primarily due to the administrative penalty in November 2024.
Income before income tax
As a result of the above, our income before income tax increased from US$12.4 million in 2023 to US$14.1 million in 2024.
Income tax provision
Our provision for income tax decreased from US$1.7 million in 2023 to US$1.5 million in 2024, primarily due to more deductible R&D expenditure and the utilization net operating loss carried forward from the PRC entities.
Net income
As a result of the above, our net income increased from US$10.7 million in 2023 to US$12.6 million in 2024.
Other comprehensive income or loss
Foreign currency translation adjustments amounted to a loss of US$0.7 million and a loss of US$1.1 million in 2023 and 2024, respectively.
Year Ended December 31, 2023 Compared to Year Ended December 31, 2022
Revenues
We principally derived our revenue from the following sources:
•
Sales of MWA medical devices, including the sales of (i) our proprietary MWA needles and (ii) our proprietary MWA therapeutic apparatus that were designed, developed and manufactured by us; and

•
Sales of other medical devices, including the trading of other medical devices, such as catheters, ventilators, operation tables, medical gloves, syringe and other large medical machines and system.

We follow ASC 280, Segment Reporting, which requires that companies to disclose segment data based on how management makes decision about allocating resources to each segment and evaluating their performances. We have one reporting segment. Our chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing our performance.
All revenues are derived from China based on the geographical locations where products sold to customers. In addition, our long-lived assets are all located in China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.
	For the years ended December 31,
	2023	2022
Distributors(3)	$14,995,701	$13,499,170
Direct customers(1)(2)	16,462,207	21,592,004
Total	$31,457,908	$35,091,174

(1)
Revenue from direct customers include revenue from sales of medical devices to hospitals (i.e. directly or through deliverers).

(2)
Our revenue from direct customers decreased from US$21.6 million in 2022 to US$16.5 million in 2023, resulting in a net decrease of US$5.1 million. Changes in sales prices caused the revenue to decrease by US$1.1 million, while changes in the volume of products sold caused the revenue to decrease by US$4.0 million. With respect to the sales of MWA needles and other medical devices, revenue decreased due to a decrease in overall sales volume in each case. With respect to the sales of microwave therapeutic apparatuses, revenue increased due to increases in both the quantity of sales and the selling price. The decrease in revenue from the sales of MWA needles and other medical devices outweighed the increase in revenue from the sales of microwave therapeutic apparatuses, resulting in an overall decrease in revenue.

(3)
Our revenue from distributors increased from US$13.5 million in 2022 to US$15.0 million in 2023, resulting in a net increase of US$1.5 million. Changes in sales prices caused the revenue to increase by US$4.7 million, while changes in the volume of products sold caused the revenue to decrease by US$3.2 million. With respect to the sales of MWA needles, revenue decreased due to a decrease in the quantity of sales. This occurred because the quantity of needles sold in 2022 had increased as a result of the Class II to Class III certificate upgrade which occurred during that year, and such increase was not sustained in 2023. With respect to the sales of microwave therapeutic apparatuses, revenue increased due to increases in both the quantity of sales and the selling price. The increase in revenue from sales of microwave therapeutic apparatuses outweighed the decrease in revenue from sales of MWA needles, resulting in an overall increase in revenue.

The following table presents our revenues by product lines.
	For the Year Ended December 31,
	2023		2022		Variance	Variance %
	Revenue	%	Revenue	%
Sales of MWA devices	$30,940,383	98%	$31,283,234	89%	$(342,851)	(1)%
– MWA needles	26,278,169	84%	30,551,145	87%	(4,272,976)	(14)%
– MWA therapeutic apparatus	4,662,214	14%	732,089	2%	3,930,125	537%
Sales of other medical devices	517,525	2%	3,807,940	11%	(3,290,415)	(86)%
Total	$31,457,908	100.0%	$35,091,174	100.0%	$(3,633,266)	(10.4)%
Our total revenues decreased by US$3.6 million, or 10.4%, from US$35.1 million in 2022 to US$31.5 million in 2023. The overall decrease in our revenues was due to the decline of sales of MWA needles and other medical devices.
In 2023, revenue generated from the sales of our proprietary MWA needles decreased by US$4.3 million to US$26.3 million from US$30.6 million in 2022. The overall change in revenue is not significant, and the unit price of needles remains the same as last year. The decrease in revenue from needles in 2023 was primarily due to a decrease in the number of sales. Customer demand for purchases declined in 2023.
In 2023, revenue of our proprietary MWA therapeutic apparatus experienced a significant increase of 537%. This notable surge in revenue was primarily attributed to the strategic adjustment in unit prices and the increase in sales orders. Previously, in 2022, as part of our vigorous equipment promotion efforts, the Company sold those MWA therapeutic apparatuses at discounted prices. However, as clients sought additional equipment beyond our offerings, the company transitioned away from the previously discounted prices. The transition away from the previously discounted prices resulted in increased revenue from distributors. Additionally, the acquisition of Class III medical device certificate further bolstered our standing within the market. Notably, given the scarcity of manufacturers holding such certifications, this allowed for a justifiable adjustment in products pricing.
In 2023, revenue of other medical devices decreased by US$3.3 million to US$0.5 million from US$3.8 million. It’s important to note that medical devices do not fall within the core focus of the Company’s operations. Consequently, their sales tend to exhibit significant variability. The Company has sales transaction from selling other medical equipment in 2022, and no further this type of equipment sales occurred in 2023, resulting in a decline in revenue from sales of other medical devices accordingly. In 2022, we opportunistically secured project orders for these devices, contributing to a surge in sales. However, in 2023, the volume of such orders diminished notably. This reduction can be attributed to the inherent unpredictability associated with this product category. While the decline in sales of other medical devices impacted our overall revenue dynamics for the year, it’s imperative to recognize that our primary focus remains on the MWA needles and MWA therapeutic apparatus segment, where we witnessed substantial growth and strategic adjustments in pricing policies.
As we move forward, maintaining a diversified portfolio and agile response to market dynamics will be essential in navigating fluctuations in sales across different product categories. Our commitment to innovation and adaptability positions us well to capitalize on emerging opportunities and sustain long-term growth.
These developments reflect our commitment to providing high-quality products and catering to the evolving needs of our clientele. Moving forward, we anticipate further leveraging our market position and product excellence to sustain growth and meet the demands of the industry.
Cost of revenues
Our cost of revenues mainly consisted of (1) costs of other medical devices; (2) direct material costs for our proprietary MWA medical devices; (3) direct staff costs; (4) production overheads; and (5) distribution costs. Cost of revenues in 2023 showed a decrease of US$2.8 million as compared to 2022. In 2022, the Company sold some trading products, which had high costs and consequently increased the overall costs for the year. Additionally, the cost reduction in 2023 was due to the overall decline in revenue.
Gross profit and gross margin
As a result of the changes in our revenues and cost of revenues described above, our gross profit decreased by US$0.8 million to US$27.2 million in 2023 from US$28.0 million in 2022. In order to further cater to customer needs, we added two wires to the original MWA needles’ configuration, which increased costs and led to a decrease in gross profit. In addition, the high-gross-profit trading revenue of other medical devices in 2022 decreased in 2023, which also led to a decline in profits. As a result, the higher costs incurred in 2022 were predominantly due to this particular aspect of our operations. In contrast, the cost structure in 2023 aligns more closely with the realities of our core business operations. With the decrease in sales of other medical devices, which typically have lower profit margins, the overall cost profile reflected a more accurate representation of our business activities.
Selling and marketing expenses
Selling and marketing expenses decreased by US$1.0 million to US$2.5 million in 2023 from US$3.6 million in the fiscal year 2022. The decrease is attributed to our strategy of gradually shifting from direct sales to customers to sales to distributors, resulting in a decrease in the number of in-house sales and marketing department staff from 79 members to 32 members as of December 31, 2023 and therefore a decrease in sales staff expenses in 2023. Accordingly, as a percentage of sales, our selling expenses were 8.1% and 10.2% of revenues in 2023 and 2022, respectively. To establish a presence in the U.S. market, the Company anticipates incurring costs in connection with establishing a direct sales team in the United States, attending trade conferences, providing high-quality doctor education and support, and setting up microwave ablation training centers in the United States with leading doctors and medical centers. These increased expenses related to U.S. market development, during the early stages of the Company’s US market building, are expected to be incurred in 2024 rather than in 2023, In addition, if the Company secures FDA registration in the United States, U.S. sales operations are expected to steadily advance, and we anticipate that development of the U.S. market in 2024 will increase certain sales expenses. Hence we expect the selling and marketing expenses will increase in amount in 2024, however, due to the operational efficiency, these expenses as a percentage of our revenue will gradually decrease.
Research and development (“R&D”) expenses
Our R&D expenses were US$4.3 million in 2023, which increased by US$0.4 million compared to US$3.9 million in 2022, representing 13.6% and 11.0% of our total revenues in 2023 and 2022, respectively.

The increase in R&D expenses was mainly due to increased FDA certification fees, CE Marking fee, Endoscopic Ultrasound System and R&D expenditures on AI ablation systems and equipment.
General and administrative expenses
General and administrative expenses increased from US$7.0 million in 2022 to US$8.5 million in 2023, which is mainly due to the increase of allowance for expected credit losses on accounts receivable, from US$0.4 million in 2022 to US$2.2 million in 2023.
Subsidy income
Subsidy income primarily included government subsidies which represented amounts granted by local government authorities as a general incentive for us to promote development of the local technology industry. Er record government subsidies in subsidy income upon received and when there is no further performance obligation. Total subsidy income amounted to US$1.4 million and US$0.8 million in 2022 and 2023, respectively.
Income before income tax
Income before income tax decreased by US$2.1 million to US$12.4 million in 2023 from US$14.5 million in 2022.
Income tax provision
Our provision for income tax in 2023 decreased by US$0.05 million compared to 2022. Provision for income taxes decreased due to more deductible R&D expenditure and less income before income tax.
Net income
Net income decreased by US$2.1 million to US$10.7 million in 2023 from US$12.8 million in 2022.
Other comprehensive income or loss
Foreign currency translation adjustments amounted to a loss of US$0.7 million and a loss of US$1.5 million in 2023 and 2022, respectively. The balance sheet amounts with the exception of equity as of December 31, 2023 were translated at RMB7.0999 to US$1.00 as compared to RMB6.8972 to US$1.00 as of December 31, 2022. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts in 2023 and 2022 were RMB7.0809 to US$1.00 and RMB6.7290 to US$1.00, respectively. The change in the value of the RMB relative to the U.S. dollar may affect our financial results reported in the U.S., dollar terms without giving effect to any underlying change in our business or results of operation.
The aging of accounts receivable
The Company’s accounts receivable consisted primarily of distributors and direct customers. The Company recorded a provision for current expected credit loss. The balance of gross accounts receivable was $44.9 million, $50.6 million and $34.0 million as of June 30, 2025, December 31, 2024 and December 31, 2023, against which write-off of trade receivable of $0.2 million, $0.2 million and $0.2 million was made as of June 30, 2025, December 31, 2024 and December 31, 2023, and an allowance for expected credit losses of $4.1 million, $4.0 million and $2.8 million was made as of June 30, 2025, December 31, 2024 and December 31, 2023. The increase in provision for current expected credit loss was driven by the following factors:
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

The aging analysis of the Company’s accounts receivable calculated from the expiration date of the customer’s credit terms is as follows:
	As of
	December 31, 2024	June 30, 2025
Not Overdue	$13,225,014	$5,008,950
Within 90 days	9,983,041	1,172,740
Between 3 and 6 months	7,247,650	12,210,320
Between 6 months and a year	11,801,484	14,579,290
Over a year	8,311,509	11,922,010
	$50,568,698	$44,893,310
As of December 31, 2023 and 2024 and June 30, 2025, the turnover days of accounts receivable were 337  days, 411 days, and 1,077 days, respectively. The accounts receivable turnover days were calculated using the following formula:
average accounts receivable × 360 days ÷ sales revenue = turnover days of accounts receivable as of December 31, 2023 and December 31, 2024
average accounts receivable × 180 days ÷ sales revenue = turnover days of accounts receivable as of June 30, 2025
average accounts receivable = (opening accounts receivable balance + closing accounts receivable balance) / 2
Related party transaction
The following table set forth the balance of related party transactions as of the date indicated.
	As of
	December 31, 2024	June 30, 2025
Due from related parties:
Haimei Wu(1)	$—	$—
Betters Medical Investment Holdings Limited	2,862	2,916
Total	$2,862	$2,916
Due to related parties:
Betters Medical Investment Holdings Limited(2)	$3,703,700	$4,502,547
Total	$3,703,700	$4,502,547

(1)
Haimei Wu is a major shareholder of Betters Medical Investment Holdings Limited. The balance is non-trade nature, unsecured, interest-free and subsequently settled. The nature of this advance is a temporary fund advance to Haimei Wu, as of December 31, 2023, Ms. Wu owed the Company $0.4 million. In the first half of 2024, the $0.4 million of amount due from Ms. Wu was fully collected.

(2)
Betters Medical Investment Holdings Limited is the shareholder of Baird Medical investment Holding Limited. The nature of the balance is mainly the listing expenses paid by Betters Medical Investment Holdings Limited on behalf of the Company.

Liquidity and Capital Resources
We have historically funded our working capital needs primarily from operations and bank borrowings. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our sales contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collection.
In the six months ended June 30, 2025, our principal source of liquidity was cash generated from financing activities and short-term borrowings from banks as well as long-term borrowings from banks. In the six months ended June 30, 2024, our principal source of liquidity was cash generated from financing activities and short-term borrowings from banks.
As of December 31, 2024 and June 30, 2025, we had cash and cash equivalents of $3.0 million and $2.2 million, respectively. As of December 31, 2024, our current assets were approximately $61.4 million, and our current liabilities were approximately $34.6 million. Total shareholders’ equity as of December 31, 2024 was approximately $39.8 million. As of June 30, 2025, our current assets were approximately $60.7 million, and our current liabilities were approximately $35.5 million. Total shareholders’ equity as of June 30, 2025 was approximately $35.6 million. We believe that we will have sufficient working capital to operate our business for the next 12 months from the date of this this current report. However, we may require additional funding due to changing business conditions or other future developments, including any investments or potential acquisitions we may pursue. If our existing cash resources are insufficient to meet our working capital requirements, we may seek to issue equity or equity-linked securities or debt securities or obtain financing from banks and other third parties. The sale of equity or equity-linked securities would result in additional dilution to our shareholders, while the incurrence of indebtedness could subject us to operating and financial covenants that restrict our operations and ability to pay dividends to our shareholders. There is no assurance that we will be successful in raising funds, obtaining sufficient funding on terms acceptable to us, or if at all, which could have a material adverse effect on our business, financial condition and results of operations.
The following table sets forth a summary of our cash flows for the periods indicated.
	For the year ended December 31,			For the Six Months ended June 30,
	2022	2023	2024	2024	2025
	US$	US$	US$	US$	US$
Net cash provided by (used in) operating activities	$485,968	$(1,019,964)	$(6,313,115)	$(3,960,397)	$(3,194,035)
Net cash (used in) investing activities	(5,921,464)	(2,638,488)	(2,853,678)	(484,839)	(44,610)
Net cash provided by financing activities	4,411,918	3,461,118	10,720,781	4,457,217	2,195,443
Effect of exchange rate change	(297,647)	(3,108)	(94,273)	(20,051)	244,495
Net (decrease) increase in cash and cash equivalent	(1,321,225)	(200,442)	1,459,715	(8,070)	(798,707)
Cash and cash equivalent at the beginning of the period	3,032,151	1,710,926	1,510,484	1,510,484	2,970,199
Cash and cash equivalent at the end of the period	$1,710,926	$1,510,484	$2,970,199	$1,502,414	$2,171,492
Operating Activities
Net cash used in operating activities was $3.2 million in the six months ended June 30, 2025, primarily due to a net loss of $11.4 million, as adjusted by adjustments primarily consisting of share-based compensation expense of $6.3million, decrease in accounts receivable of $6.6 million, depreciation and amortization of $0.6 million, increase in accounts payable of $0.8 million, increase in contract liabilities of $0.3 million, partially offset by increase in prepayments of $5.6 million, decrease in taxes payable of $0.4 million, decrease in lease liabilities of $0.2 million and decrease in accrued expenses and other payable of $0.2 million.
Net cash used in operating activities was US$6.3 million in 2024, primarily due to net income of US$12.6 million, as adjusted by (1) certain non-cash items, including additions charged to allowance for expected credit losses of US$2.3 million, recovery of allowance for expected credit losses of US$1.1 million, and depreciation of property, plant and equipment of US$1.1 million, and (2) changes in working capital that negatively affected our operating cash flows, including an increase in trade receivables of US$17.8 million, a decrease in other payables of US$1.6 million and an increase in prepayments of US$4.7 million, partially offset by changes in working capital that positively affected our operating cash flows, including an increase in trade payables of US$0.7 million and an increase in tax payables of US$2.2 million.

Net cash used in operating activities was US$1.0 million in 2023, primarily due to net income of US$10.7 million, as adjusted by (1) certain non-cash items, including additions charged to allowance for expected credit losses of US$2.2 million and depreciation of property, plant and equipment of US$1.0 million, and (2) changes in working capital that negatively affected our operating cash flows, including an increase in trade receivables of US$9.7 million, an increase in prepayments of US$5.3 million, and a decrease in tax payables of US$1.0 million, partially offset by changes in working capital that positively affected our operating cash flows, including an increase in other payables and accrued expenses of US$1.2 million.
Net cash provided by operating activities was US$0.5 million in 2022, primarily due to net income of US$12.8 million, as adjusted by (1) certain non-cash items, including depreciation and amortization of US$0.9 million and amortization of right-of-use assets of US$0.6 million, and (2) changes in working capital that negatively affected our operating cash flows, including an increase in trade receivables of US$14.8 million and prepayments of US$3.6 million, partially offset by changes in working capital that positively affected our operating cash flows, including a decrease in inventories of US$1.6 million, an increase in accrued expenses and other payables of US$1.3 million, and an increase in taxes payable of US$1.1 million.
Investing Activities
Net cash used in investing activities was $0.04 million in the six months ended June 30, 2025, primarily due to purchase of property, plant and equipment.
Net cash used in investing activities was US$2.9 million in 2024, primarily due to purchase of property and equipment.
Net cash used in investing activities was approximately US$2.6 million, US$5.9 million in 2023 and 2022, primarily due to purchase of property and equipment.
Financing Activities
Net cash generated from financing activities was $2.2 million in the six months ended June 30, 2025, primarily due to that we had withdrawal of short-term bank loans of approximately $9.6 million and repayments of short-term bank loans of approximately $12.1million and a temporary fund due to shareholders of $0.7 million during the six months ended June 30, 2025. In addition, we had proceeds from long-term loan of approximately $5.0 million and repayment of long-term loan of approximately $1.0 million during the six months ended June 30, 2025.
Net cash provided by financing activities was approximately US$10.7 million in 2024, primarily due to proceeds from PIPE investment of US$2.9 million, proceeds from short-term bank borrowings of US$19.3 million, and proceeds from long-term bank borrowings of US$2.8 million, partially offset by repayment of short-term bank borrowings of US$11.0 million and payment of listing cost of US$2.9 million.
Net cash provided by financing activities was approximately US$3.5 million in 2023. During the fiscal year 2023, we had withdrawal of bank loans of approximately US$9.6 million, and repayments of bank loans of approximately US$7.5 million, and proceeds from long-term loan of approximately US$2.5 million and repayment of long-term loan of approximately US$0.2 million, and due from related parties of approximately US$0.05 million, and advance from a related party of approximately US$0.2 million, and payment of listing cost of US$0.9 million.
Net cash provided by financing activities was approximately US$4.4 million in 2022. During 2022, we had withdrawal of bank loans of approximately US$9.1 million, and repayments of bank loans of approximately US$4.6 million, and advanced from shareholders of approximately US$0.3 million, and repayments to shareholders of approximately US$0.3 million.
Capital Expenditure
We incur capital expenditures primarily for purchases of property and equipment. Our capital expenditures were $0.5 million and $0.04 million in the six months ended June 30, 2024 and 2025, respectively. We will continue to incur capital expenditures to support the growth of our business. We intend to fund our future capital expenditure through our existing cash balance, bank borrowings, proceeds from the Business Combination and other financing alternatives.

Contractual Obligations
The following table sets forth our contractual obligations and commercial commitments as of June 30, 2025:
	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years
Short-term bank loans	$13,953,020	$13,953,020	$—
Lease payment	204,490	115,481	89,009
Long term loan	8,405,830	2,591,659	5,814,171
Total	$22,563,340	$16,660,160	$5,903,180
Quantitative and Qualitative Disclosures about Market Risks
We are also exposed to liquidity risk which is risk that we are unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.
Inflation risk
To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index in 2023, 2024 and the six months ended June 30, 2025 were increases of 0.2%, 0.2% and 0.1%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.
Credit Risk
Our exposure to credit risk primarily arises from cash and cash equivalents and accounts receivables.
Financial instruments that potentially subject us to the concentration of credit risk consist of cash and cash equivalents and accounts receivables. As of December 31, 2022, 2023 and 2024 and June 30, 2025, our cash and cash equivalents were typically unsecured and concentrated in a few major financial institutions located in China, which we believe are of high credit quality. We continually monitor the creditworthiness of these financial institutions.
Accounts receivables are typically unsecured and arise primarily from revenue earned from our sales. We manage the related credit risks by continuously monitoring and evaluating the creditworthiness of our customers on a regular basis, and closely monitoring the outstanding balances of receivables due from them.
For further discussion on the existing balance of our accounts receivables, please refer to the section titled “— Results of Operations — Operating Activities”.
Interest rate risk
Our exposure to interest rate risk primarily relates to the interest rate that our deposited cash can earn. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase, however, may raise the cost of any debt we incur in the future.
Foreign currency translation and transaction
Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the

People’s Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
Non-GAAP Financial Measures
We use adjusted EBITDA, a non-GAAP financial measure, in evaluating our results of operations and for financial and operational decision-making purposes. The Company defines adjusted EBITDA as net income/loss excluding the impact of income taxes, depreciation and amortization, interest expenses (net), listing Expenses, other income (excluding interest income/expenses) and share-based compensation expenses.
We present the non-GAAP financial measure because it is used by our management to evaluate our operating performance and formulate business plans. Adjusted EBITDA enables our management to assess our results of operations without considering the impact of income taxes, depreciation and amortization, interest expenses (net), listing expenses, other income (excluding interest income/expenses) and share-based compensation expenses. We believe that adjusted EBITDA helps identify underlying trends in our business that could otherwise be distorted by the effect of certain items that are included in net income/loss. We also believe that the use of such non-GAAP measure facilitates investors’ assessment of our operating performance. Adjusted EBITDA should not be considered in isolation or construed as an alternative to net income/loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the reconciliation of our historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. We mitigate these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.
The following tables set forth a reconciliation of our adjusted EBITDA to net income/loss for the periods indicated.
	For the six months ended June 30,
	2024	2025
Net Income/ (Net Loss)	$4,375,127	$(11,359,127)
(+) Depreciation and Amortization	773,962	789,932
(+) Share-based compensation	—	6,328,781
(+) Income Tax	481,279	559,131
(+) Interest Expenses, net	238,655	357,453
(+) Listing Expenses	1,217,151	—
Adjusted EBITDA	$7,086,174	$(3,323,830)
Expected credit losses in 2022 and 2023
In 2022 and the first half of 2023, we used an individual basis and pool basis of the customers sharing similar risk characteristics by applying the roll rate method under the Current Expected Credit Loss Model (“CECL Model”). We have identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the products we provide, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, we consider the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact our receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on our specific facts and circumstances. We use roll rate method to calculate average expected loss rate under pool basis. We consider the co-relationship between micro economic environment and overall default rate and calculated the future adjustment indicator use logistic regression model.
For the second half year of 2023, we still used an individual basis and pool basis to assess credit losses. When reassessing our methodology for calculating expected credit losses for customers sharing similar risk characteristics, we changed from using roll rate method to aging group method. This change in technique is based on newly obtained information and is considered an accounting estimate change. According to ASC 326-20-30-7, we evaluated both internally generated data and reasonably accessible external data. The change was driven by the following factors:
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

The change in the estimated credit loss rate was applied prospectively starting in the second half of 2023. This change is based on the analysis conducted during the preparation of financial statements as of December 31, 2023, and is expected to provide a more accurate reflection of our credit risk.
As a result of this change in accounting estimate, the allowance for expected credit losses for accounts receivable as of December 31, 2023, is summarized below:
	Individual basis	Aging group basis	Total
Trade accounts receivable	$1,991,596	$31,949,487	$33,941,083
Less: allowance for doubtful accounts	(1,991,596)	(849,596)	(2,841,192)
Accounts receivable, net	—	$31,099,891	$31,099,891
Allowance Ratio	100%	2.7%	8.4%
We made provisions if customers have no new transactions with us for more than six months and have no subsequent collection during January 1, 2024 to April 30, 2024, or the accounts receivable with a long aging period over than one year and have no subsequent collection during January 1, 2024 to April 30, 2024.
The result of this change in technique did not have a material impact to the allowance for expected credit losses. We also do not expect this change to cause a material impact to the allowance for expected credit losses for future period.
Current Expected Credit Losses in 2024
We recorded an allowance for expected credit losses of US$0.6 million, US$2.8 million and US$4.0 million as of December 31, 2022, 2023 and 2024, respectively. For the year ended December 31, 2024 individual basis analysis, allowance for credit losses were provided if customers have no new transactions with us for more than six months and have no subsequent collection during January 1, 2024 to March 31, 2025, or the accounts receivable with a long aging period over than one year and the payment schedule was quite slow. The allowance for expected credit losses for accounts receivable as of December 31, 2024 is summarized below:
	lndividual basis	Aging group basis	Total
Trade accounts receivable	$2,098,602	48,470,096	50,568,698
Less: allowance for doubtful accounts	(2,098,602)	(1,894,320)	(3,992,922)
Accounts receivable, net	—	46,575,776	46,575,776
Allowance Ratio	100%	3.9%	7.9%
Current Expected Credit Losses in the six months ended June 30, 2025
We recorded an allowance for expected credit losses of US$0.6 million, US$2.8 million, US$4.0 million and US$4.1 million as of December 31, 2022, 2023, 2024 and June 30, 2025, respectively. For the six months ended June 30, 2025 individual basis analysis, allowance for credit losses were provided if customers have no new transactions with us for more than six months and have no subsequent collection, or the accounts receivable with a long aging period over than one year and the payment schedule was quite slow. The allowance for expected credit losses for accounts receivable as of June 30, 2025 is summarized below:
	Individual basis	Aging group basis	Total
Trade accounts receivable	$2,138,430	42,754,880	44,893,310
Less: allowance for doubtful accounts	(2,138,430)	(1,929,885)	(4,068,315)
Accounts receivable, net	—	40,824,995	40,824,995
Allowance Ratio	100%	4.5%	9.1%
Prepayments for research and development
We make prepayments to third-party vendors and research institutions for R&D activities. These prepayments are expensed over the periods during which the related R&D services are performed. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit losses is recorded in the period when loss is probable. As of December 31, 2022, 2023 and 2024 and June 30, 2025, there was no allowance for prepayments for R&D.
Research and development expenses consist primarily of outsourced research and development costs, payroll and related expenses for research and development professionals, materials, sample testing fee, and depreciation of machinery and equipment for research and development. Nonrefundable payments made in advance to third-party R&D service provider for the related services are recorded as prepayments in the consolidated balance sheets until the services are rendered under ASC 730-20-25-13. Research and development costs are expensed as incurred in accordance with ASC 730. The Company recognizes R&D expenses based on the completion percentage of each R&D contract at the end of each quarter according to monthly discussions and progress meeting (if any) with internal management personnel and external R&D service providers or completion progress report provided by the third party-R&D service providers as to the progress or stage of completion of services.
As of December 31, 2022, 2023 and 2024 and June 30, 2025, prepaid research and development was US$3.5 million, US$7.6 million, US$13.3 million and US$17.3 million, respectively. These amounts primarily relate to contracts with third-party research organizations for ongoing research projects. The significant increases in prepayments in the year ended December 31, 2023 and 2024 and the six months ended June 30, 2025 were due to the advancement of research and development progress.
Off-Balance Sheet Arrangements
We have not entered, and does not expect to enter, into any off-balance sheet arrangements. We have also not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, we have not entered into any derivative contracts indexed to equity interests and classified as shareholders’ equity.
Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

MANAGEMENT
Directors and Executive Officers
The following table sets forth information regarding our directors and executive officers as of the date of this prospectus. The business address our directors and executive officers is Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou, People’s Republic of China.
Name	Age	Position
Directors
Haimei Wu	43	Chairwoman of the Board of Directors and Chief Executive Officer
Wei Hou	55	Director
Quan Qiu	32	Director and Chief Administrative Officer
Joseph Douglas Ragan III	63	Director
Michael Mingzhao Xing	61	Director
Lijian Xu	61	Director
Gabrielle Bilciu-Wolfson	63	Director
Executive Officers
Rongjian Lu	59	Chief Technical Officer and Deputy General Manager
Jie Li	38	Acting Chief Financial Officer
Biographical Information About the Company’s Directors
Ms. Haimei Wu has served as a director of the Company since June 16, 2023. In addition, she is the Chairwoman of the Board of Directors of the Company and the Chief Executive Officer of the Company. Ms. Wu co-founded Baide Suzhou Medical Co., Ltd., a limited liability company formed in the PRC (“Baide Suzhou”), in 2012 and has served as Baird Medical’s Chairwoman of the Board of Directors and a director of Baird Medical since January 2021, and as Baird Medical’s Chief Executive Officer since September 2021. Ms. Wu is mainly responsible for the overall corporate strategies and management of Baird Medical’s business operations and development. Ms. Wu has over 20 years of experience in the medical devices industry. Ms. Wu is currently a director and general manager of Baide Suzhou, an executive director and general manager of Nanjing Changcheng, an executive director of Henan Ruide, and an executive director of Guoke Baide (Guangdong) Medical Co., Ltd. (“Guoke Baide”), each a subsidiary of Baird Medical. Ms. Wu also served as the executive director and general manager of Guangzhou Daokang Trading Co., Ltd., a company engaged in the sales of medical instruments, equipment and consumables in the PRC. Prior to founding Baide Suzhou, Ms. Wu served as a sales manager at Guangdong Taihua Medical Instrument Co., Ltd. from January 2002 to June 2011, and as a sales manager at Guangdong Xintianran Pharmaceutical Co., Ltd., from July 2011 to October 2011. Ms. Wu graduated from Henan Province Xinyang Weisheng School with a specialty in anesthesia in July 2000. Ms. Wu completed advanced studies in financial investment and capital operation at Graduate School at Shenzhen, Tsinghua University in 2016.
Mr. Wei Hou has served as a director of the Company since August 18, 2023. Mr. Hou has served as a director of Baird Medical since September 2021. Mr. Hou is primarily responsible for business development and management of Baird Medical’s operations and has over 28 years of experience in management and sales in the medical and pharmaceutical industry. Mr. Hou joined Baird Medical in March 2019 as the vice general manager and sales director of Baide Suzhou. Prior to joining Baird Medical, Mr. Hou served as the global sales general manager at Shanghai Aidisen International Mathematics Medical Equipment Co., Ltd., a company engaged in the sales of medical equipment, from June 2014 to December 2018. From January 2009 to May 2014, Mr. Hou served as the Vice President of China Health Industry Investment Group, a company focused on investments in medical and pharmaceutical industries. Mr. Hou obtained an associate’s degree in thermal engineering from Chongqing University in the PRC in 1987 and a professional study diploma in economics from Party School of the Central Committee of the Chinese Communist Party in the PRC in 1994. Mr. Hou obtained a Master of Business Administration from China Europe International Business School in the PRC in April 2000.

Ms. Quan Qiu has served as a director of the Company since August 18, 2023. In addition, Ms. Qiu is the Chief Administrative Officer of the Company. Ms. Qiu has served as a director of Baird Medical since January 2021. Ms. Qiu is primarily responsible for the supervision and coordination of Baird Medical’s operations. Ms. Qiu joined Baide Suzhou in April 2013, and Ms. Qiu currently serves as assistant general manager of Baide Suzhou, an executive director and general manager of Guizhou Baiyuan, and an executive director of Hunan Baide. Ms. Qiu graduated in medicine operation and management from Guangdong Food and Drug Vocational College in the PRC in July 2013.
Since Ms. Qiu joined the Baird team at its establishment, she has been promoted from a junior staff member to assistant general manager. In her roles with the Baird team, Ms. Qiu has contributed to its management and development and has ensured its normal and orderly operation on a day-to-day basis.
Mr. Joseph Douglas Ragan III has served as a director of the Company since the Closing on October 1, 2024. Mr. Ragan served as the Chief Financial Officer of ExcelFin since March 2021 and as the Chief Executive Officer of ExcelFin since March 2023. Mr. Ragan is currently serving as the Chief Financial Officer for the Paper Excellence Group. Mr. Ragan also served as the Chairman of the Audit Committee of the Board of Directors for Sports Ventures Acquisition Corporation (Nasdaq — AKICU) from 2020 to 2022. Previously, from 2018 to 2019, Mr. Ragan served as Chief Financial Officer for Resideo/Honeywell Homes, a leading global manufacturer of thermostats and security panels (NYSE — REZI). From 2013 to 2018, Mr. Ragan also served as Chief Financial Officer for Ferroglobe PLC (Nasdaq — GSM), the leading global manufacturer of metal alloys and other metallic products that was created through a merger of FerroAtlántica and Globe Specialty Metals. From 2008 to 2013, Mr. Ragan served as CFO at Boart Longyear (ASX — BLY), a publicly traded mining and manufacturing company, and UNICOM Government, Inc., previously known as GTSI, a publicly traded government contractor (Nasdaq — GTSI). Mr. Ragan holds a Master of Science in Accounting from George Mason University and a Bachelor of Science in Accounting from The University of the State of New York. Mr. Ragan began his finance career with Deloitte LLP and is a licensed Certified Public Accountant (“CPA”) in the Commonwealth of Virginia. Mr. Ragan also serves as President and Chairman of the Audit Committee of the Board of Directors for the nonprofit USA Judo.
Prof. Michael Mingzhao Xing has served as a director of the Company since September 5, 2024. In addition, Prof. Xing is currently the Chairman of our Compensation Committee and a member of both the Audit Committee and Nominating and Corporate Governance Committee. Prof. Xing has served as an independent director of Baird Medical since September 2022. Prof. Xing has served as a professor at Johns Hopkins University School of Medicine since October 2011 and the dean and professor of School of Medicine at Southern University of Science and Technology in the PRC since July 2019. Prof. Xing was elected as a member of Association of American Physicians in 2019. Prof. Xing was accredited the Paul W. Ladenson Thyroid Award by The Johns Hopkins University School of Medicine in 2017. Prof. Xing was Prof. Xing was accredited a Paul Starr Award by American Thyroid Association in September 2016 and was accredited an endocrine-related cancer award by the Society for Endocrinology, United Kingdom in March 2014. Prof. Xing graduated from the department of medicine of the Second Military Medical University in China in 1984 and received a Ph.D. in Physiology and Biophysics from Case Western Reserve University in 1993.
Mr. Lijian Xu has served as an independent director of the Company since September 26, 2024. In addition, Mr. Xu is currently the Chairman of our Nominating and Corporate Governance Committee and a member of both the Audit Committee and Compensation Committee. Mr. Xu has over 30 years of experience working for financial institutions in the corporate management and the financial investment industry. He has worked for notable financial institutions such as the Bank of China, China Fortune Financial Group, CDF Capital and Everbright Private Equity Fund, as well as corporations such as Zhongji Holdings Group, Fenghwa Group (SH600615), Fantasia Holdings Group (1777HK), Times Universal Group (2310HK) and Dasheng Times Cultural Investment Company Ltd (SH600892), where he has served as a director, president, general manager, and in other significant roles.
Mr. Xu was also engaged in capital and credit management and strategic planning of commercial banks, corporate restructuring and listing, equity investment, cross-border mergers and acquisitions and reorganization of overseas listed companies, securitization of real estate assets, establishment and operation of private equity funds, and real estate investment and development. His investment business spans various sectors including real estate, clean energy such as nuclear power and natural gas, chemical industry, medicine, information technology, automobile manufacturing and after-sales service, liquor trading, food processing, supply chain finance, energy saving and environmental protection, and retail business. Mr. Xu has also been employed as a lawyer and an arbitrator in the past.
Ms. Gabrielle Bilciu-Wolfson has served as an independent director of the Company since the Closing on October 1, 2024. In addition, Ms. Bilciu-Wolfson is currently the Chairwoman of our Audit Committee and a member of both the Compensation Committee and Nominating and Corporate Governance Committee. Ms. Wolfson has over 30 years of experience driving strategy and innovation across Fortune 500 companies in the Health Care, Consumer Products, Technology, and Hospitality sectors, including Quest Diagnostics and Xerox Corporation. As a transformative Chief Digital and Information Officer, she has spearheaded global technology and business transformations, driving industry advancements with pioneering technologies, AI/ML-based data products, and digital consumer solutions. Gabrielle is highly qualified to serve on a board seeking guidance on technology strategy and transformation and operations optimization. Gabrielle’s academic background includes a master’s degree in technology management from Columbia University and a bachelor’s degree in mathematics from Queens College. Ms. Bilciu-Wolfson’s education includes training in accounting and financial reporting, and over the past 30 years she has participated in the preparation, review and presentation of financial statements and the drafting of annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q at various publicly traded companies. During Ms. Bilciu-Wolfson’s time serving as a member of the board of directors of various publicly traded companies, she regularly presented to the Audit Committee with respect to internal controls and procedures. She also worked closely with internal and external audit teams to validate internal controls and procedures.
Biographical Information About the Company’s Non-Director Executive Officers
Mr. Rongjian Lu is Chief Technical Officer and Deputy General Manager of the Company, Chief Technical Officer of Baird Medical and Deputy General Manager of Baide Suzhou. Mr. Lu joined the Baird team in December 2021 and began full-time employment with Baird in January 2023. He has a Master’s Degree in Engineering, Electromechanical Control and Automation from the Nanjing University of Aeronautics and Astronautics and is also a lecturer at the Nanjing Forestry University.
Ms. Jie Li is the acting Chief Financial Officer of the Company. Ms. Li has served as the Company’s reporting director since May 2024. Prior to joining the Company, Ms. Li gained extensive experience from “Big Four” PRC-based accounting firms from 2010 to 2017 and had served as an audit manager since 2015. After that, Ms Li had more than five-year working experience in U.S. listed companies where she was in charge of the public companies’ overall financial reporting and internal control over financial reporting. Ms. Li received a bachelor’s degree in management accounting from Capital University of Economics and Business in 2010. Ms. Li has been a member of the Chinese Institute of Certified Public Accountants since 2019 and obtained the qualification of Association of Chartered Certified Accountants in 2015.
Board of Directors
Our board of directors consists of seven directors. A director is not required to hold any shares in us by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors.
A general notice by any director to the effect that (a) he is a member or officer of any specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm or (b) he is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with a specified person who is connected with him, shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or arrangement in which he has an interest.
After such general notice, subject to any separate requirement for approval by the audit committee of the board of directors under applicable law or the rules and regulations of Nasdaq, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein. If he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered.

The directors may exercise all the powers of the company to raise or borrow money or to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and subject to the Companies Act (As Revised) of the Cayman Islands, to issue debentures, bonds or other securities whether outright or as collateral security for any debt, liability or obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.
Duties of Directors
Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise their skills and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. We have the right to seek damages against any director who breaches a duty owed to us.
Terms of Directors and Officers
Our directors are not subject to a term of office and hold office until their resignation, death, removal or incapacity or until their respective successors have been elected and qualified in accordance with our articles of association.
The office of a director will be vacated if, among other things, the director (1) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors, (2) becomes of unsound mind or dies, (3) resigns his or her office by notice in writing, or (4) is removed from office pursuant to any other provision of our articles of association.
Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a five-year period. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including but not limited to incapacity to fulfill job responsibilities, breach of internal procedures or regulations which cause material damage to us or breach of obligation of confidentiality.
An executive officer may terminate his/her employment at any time with 30 days prior written notice.
Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for our benefit, any confidential information of us. In addition, all of our executive officers have agreed to be bound by the non-competition agreements entered into between such executive officers and us.
In addition, we have entered into indemnification agreements with our directors and executive officers. Under these indemnification agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of them being our directors or executive officers.
Board Committees
We have established an audit committee, a compensation committee and a nominating and corporate governance committee under our board of directors, and adopted a charter for each of the three committees. Each committee’s members and functions are described below.
Audit Committee
Our audit committee consists of Prof. Mingzhao Xing (Michael), Mr. Lijian Xu, and Ms. Gabrielle Bilciu-Wolfson. Ms. Gabrielle Bilciu-Wolfson is the chairwoman of our audit committee. We have determined that each of Prof. Mingzhao Xing (Michael), Mr. Lijian Xu, and Ms. Gabrielle Bilciu-Wolfson satisfies the “independence” requirements of the Nasdaq Stock Market Rules and Rule 10A-3 under the Exchange Act, and that Ms. Gabrielle Bilciu-Wolfson qualifies as an “audit committee financial expert” under Nasdaq Stock Market Rules.
The audit committee oversees our accounting and financial reporting processes and the audit of our financial statements. The audit committee is responsible for, among other things:
•
appointing our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

•
reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•
reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•
discussing the annual audited financial statements with management and our independent registered public accounting firm;

•
annually reviewing and reassessing the adequacy of our audit committee charter;

•
meeting separately and periodically with management and our independent registered public accounting firm;

•
reporting regularly to the full board of directors; and

•
performing such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

Compensation Committee
Our compensation committee consists of Prof. Mingzhao Xing (Michael), Mr. Lijian Xu, and Ms. Gabrielle Bilciu-Wolfson. Prof. Mingzhao Xing (Michael) is the chairman of our compensation committee. We have determined that each of Prof. Mingzhao Xing (Michael), Mr. Lijian Xu, and Ms. Gabrielle Bilciu-Wolfson satisfies the “independence” requirements of the Nasdaq Stock Market Rules.
The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.
The compensation committee is responsible for, among other things:
•
reviewing and recommending to the board the total compensation package for our four most senior executives;

•
approving and overseeing the total compensation package for our executives other than the four most senior executives;

•
reviewing and making recommendations to the board of directors with respect to the compensation of our directors; and

•
reviewing periodically and recommending any long-term incentive compensation or equity plans, programs or similar arrangements for consideration by the board of directors, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Prof. Mingzhao Xing (Michael), Mr. Lijian Xu, and Ms. Gabrielle Bilciu-Wolfson. Mr. Lijian Xu is the chairperson of our nominating and corporate governance committee. We have determined that each of Prof. Mingzhao Xing (Michael), Mr. Lijian Xu, and Ms. Gabrielle Bilciu-Wolfson satisfies the “independence” requirements of the Nasdaq Stock Market Rules.

The nominating and corporate governance committee assists the board of directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee is responsible for, among other things:
•
identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

•
reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•
identifying and recommending to our board the directors to serve as members of committees;

•
advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

•
making recommendations to our board of directors on corporate governance matters and on any corrective action to be taken; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

Code of Business Conduct and Ethics and Corporate Governance
We have adopted a code of business conduct and ethics, which are applicable to all of our directors, executive officers and employees. We have made our code of business conduct and ethics publicly available on our website.
In addition, we have adopted a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions.
Compensation of Directors and Executive Officers
In the first half of 2025, we paid an aggregate of approximately RMB1.0 million (US$140,694) in cash to our executive officers and directors. In addition, we made contributions to such officers' pension, medical insurance, unemployment insurance, housing fund and other statutory benefits as required by PRC law, which totaled approximately RMB0.2 million (US$23,818) in the first half of 2025.
In 2024, we paid an aggregate of approximately RMB1.8 million (US$253,812) in cash to our executive officers and directors. In addition, we made contributions to such officers’ pension, medical insurance, unemployment insurance, housing fund and other statutory benefits as required by PRC law, which totaled approximately RMB0.2 million (US$30,288) in 2024.
In 2023, we paid an aggregate of approximately RMB1.0 million (US$138,955) in cash to our executive officers and directors. In addition, we made contributions to such officers’ pension, medical insurance, unemployment insurance, housing fund and other statutory benefits as required by PRC law, which totaled approximately RMB0.2 million (US$27,791) in 2023.
Baird Medical 2024 Equity Incentive Plan
On September 26, 2024, we adopted the Baird Medical 2024 Equity Incentive Plan (“2024 Equity Incentive Plan”), under which we will grant equity incentive awards to eligible employees, consultants and non-employee directors in order to attract, motivate and retain talented individuals. The initial aggregate number of Ordinary Shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2024 Equity Incentive Plan shall be equal to 10% of the issued and outstanding Ordinary Shares (on a fully diluted basis) as of immediately after the closing of the Business Combination. The total number of Ordinary Shares that will be reserved, and that may be issued, under the 2024 Equity Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2025, by a number of Ordinary Shares equal to three percent (3%) of the total outstanding Ordinary Shares on the last day of the prior calendar year. Notwithstanding the automatic annual increase set forth in the 2024 Equity Incentive Plan, the board of directors may act prior to January 1st of a given year to provide that there will be no such increase in the Ordinary Shares reserved for such year or that the increase in the Ordinary Shares reserved for such year will be a lesser number of Ordinary Shares than would otherwise occur pursuant to the stipulated percentage. As of the date of this prospectus, we have granted 363,745 restricted share units under the 2024 Equity Incentive Plan.
Types of Awards
The 2024 Equity Incentive Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by our board of directors or compensation committee of the board.
Plan Administration
Our board of directors or the compensation committee administers the 2024 Equity Incentive Plan. The board or the compensation committee determines, among other things, the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.
Award Agreement
Awards granted under the 2024 Equity Incentive Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.
Eligibility
We may grant awards to our employees, directors and consultants.
Vesting Schedule
In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.
Exercise of Awards
The exercise price per share subject to an option is determined by the plan administrator and set forth in the award agreement, which may be a fixed price or a variable price related to the fair market value of the shares. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant.
Transfer Restrictions
An award may not be transferred, except as provided in the 2024 Equity Incentive Plan, such as transfers by will or by laws of descent or distribution, or as provided in the relevant award agreement or otherwise determined by the plan administrator.
Termination and Amendment
Unless terminated earlier, the 2024 Equity Incentive Plan has a term of ten years. Our board of directors may terminate, amend or modify the plan, subject to the limitations of applicable laws. However, no such action may adversely affect in any material way any award previously granted without prior written consent of the participant.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information relating to the beneficial ownership of our Ordinary Shares as of the date of this prospectus by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding ordinary shares;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.
The percentage of Ordinary Shares beneficially owned is computed on the basis of 37,015,899 Ordinary Shares outstanding on December 4, 2025, assuming full conversion of GFC Shares into 290,000 Ordinary Shares and not including 11,500,000 Ordinary Shares issuable upon the exercise of outstanding warrants. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.
Beneficial Owners	Number of Ordinary Shares	Percentage of all Ordinary Shares	Percentage of all Voting Power
5% shareholders:
Haimei Wu(1)	18,295,281	49.4%	49.4%
ExcelFin SPAC LLC	4,773,406	12.9%	12.9%
Grand Fortune Capital (H.K.) Company Limited(2)	2,754,985	7.4%	7.4%
Directors and Executive Officers
Haimei Wu(1)	18,295,281	49.4%	49.4%
Wei Hou	*	*	*
Quan Qiu	—	—	—
Joseph Douglas Ragan III	*	*	*
Michael Mingzhao Xing	*	*	*
Lijian Xu	*	*	*
Gabrielle Bilciu-Wolfson	*	*	*
Rongjian Lu	—	—	—
Jie Li	—	—	—
Jianwei Yuan	—	—	—
Jin Xu	—	—	—
Wei Xu	—	—	—
All directors and executive officers as a group	18,519,026	50.0%	50.0%

†
Except as indicated otherwise below, the business address of our directors and executive officers is Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou, People’s Republic of China.

(1)
Haimei Wu is the Chairwoman and Chief Executive Officer of the Company. Auto King International Limited (“Auto King”) owns 18,195,281 Ordinary Shares. Auto King is controlled by Ms. Wu.

(2)
Represents (i) 1,881,456 Ordinary Shares held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”) after the Pro Rata Distribution, (ii) 583,529 Ordinary Shares currently held by Grand Fortune, and (iii) 290,000 Ordinary Shares upon full conversion of GFC Shares into 290,000 Ordinary Shares. Grand Fortune controls GFC.

Significant Changes in Ownership by Major Shareholders
We have experienced significant changes in the percentage ownership held by major shareholders as a result of our Business Combination.
Holders
As of the date of this prospectus, we had 49 shareholders of record of the Ordinary Shares and 2 shareholders of record of the Warrants. As of the date of this prospectus, approximately 30.4% of our total issued Ordinary Shares were held by U.S. record holders.

SELLING SECURITYHOLDERS
This prospectus relates to, among other things, the registration and resale by the Selling Securityholders of up to 34,415,562 Ordinary Shares, including (1) 27,463,627 issued and outstanding Ordinary Shares held by 16 shareholders of Betters Medical, which were issued to Betters Medical in connection with the Business Combination valued at US$10.20 per share and distributed to the existing shareholders of Betters Medical as a stock dividend through a pro rata distribution in proportion to Betters Medical’s shareholding structure on June 25, 2025; (2) 6,028,406 issued and outstanding Sponsor Shares, comprising (x) 5,750,000 Ordinary Shares exchanged from 5,750,000 ExcelFin Class A Common Stock purchased by the Sponsor at a price of approximately US$0.004 per share; and (y) 278,406 Ordinary Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of US$10.20 per share; (3) 50,000 issued and outstanding Ordinary Shares currently held by Cohen, which were issued to Cohen valued at US$10.00 per share; (4) up to 290,000 Ordinary Shares by GFC upon conversion of 290,000 GFC Shares acquired by GFC in a private placement concurrently with the closing of the Business Combination at US$10.00 per share in accordance with the terms of the Amended and Restated Articles of Association of the Company; and (5) 583,529 issued and outstanding Ordinary Shares currently held by Grand Fortune, which were issued to Grand Fortune valued at US$6.75 per share. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the persons named in the table below.
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus, assuming the full conversion of GFC Shares into 290,000 Ordinary Shares, and assuming that the Earnout Shares will be vested. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
The securities held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section entitled “Corporate History and Structure — Additional Agreements in connection with the Business Combination — Sponsor Support Agreement” and “— Betters Medical Lock-up Agreement.”
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”
The securities owned by the persons named below do not have voting rights different from the securities owned by other holders.

	Securities beneficially owned prior to this offering		Securities to be sold in this offering	Securities beneficially owned after this offering
Name of Selling Securityholder	Ordinary Shares	%(1)	Ordinary Shares	Ordinary Shares(1)(2)	%(1)(2)
ExcelFin SPAC LLC(3)	4,773,406	12.9	4,773,406	—	—
Nautilus Master Fund LP(4)	125,000	0.3	125,000	—	—
Highbridge Tactical Credit Master Fund LP(5)	99,625	0.3	99,625	—	—
Highbridge Tactical Credit Institutional Fund Ltd(6)	25,375	0.1	25,375	—	—
Radcliffe SPAC Master Fund LP(7)	125,000	0.3	125,000	—	—
Fir Tree Value Master Fund LP(8)	1,669	*	1,669	—	—
Fir Tree Capital Opportunity Master Fund LP(9)	1,018	*	1,018	—	—
Fir Tree Capital Opportunity Master Fund III LP(10)	1,667	*	1,667	—	—
FT SOF XIII (SPAC) Holdings LLC(11)	24,225	0.1	24,225	—	—
Boston Patriot Merrimack St LLC(12)	96,421	0.3	96,421	—	—
Camac Fund LP(13)	75,000	0.2	75,000	—	—
Exos Collateralized SPAC Holdings Fund LP(14)	80,000	0.2	80,000	—	—
AQR Absolute Return Master Account LP(15)	7,735	0.0	7,735	—	—
AQR SPAC Opportunities Offshore Fund LP(16)	3,425	*	3,425	—	—
AQR TA Global Alpha Fund LP(17)	5,036	0.0	5,036	—	—
AQR Funds – AQR Diversified Arbitrage Fund(18)	46,529	0.1	46,529	—	—
AQR Global Alternative Investment Offshore Fund LP- SPACs Sleeve(19)	62,275	0.2	62,275	—	—
James Lee Lapp(20)	12,500	0.0	12,500	—	—
Perga Capital Partners LP(21)	50,000	0.1	50,000	—	—
TQ Master Fund LP(22)	50,000	0.1	50,000	—	—
RLH SPAC Fund LP(23)	37,500	0.1	37,500	—	—
BoothBay Absolute Return Strategies LP(24)	33,733	0.1	33,733	—	—
Boothbay Diversified Alpha Master Fund LP(25)	29,590	0.1	29,590	—	—
Sandia Crest LP(26)	17,993	0.0	17,993	—	—
Crestline Summit Master SPC – Peak SP(27)	14,792	0.0	14,792	—	—
Crestline Summit Master SPC – Crestline Summit APEX SP(28)	3,559	0.0	3,559	—	—
Walleye Opportunities Master Fund Ltd(29)	16,887	0.0	16,887	—	—
Walleye Investments Fund LLC(30)	8,446	0.0	8,446	—	—
Tenor Opportunity Master Fund Ltd(31)	75,000	0.2	75,000	—	—
Fifth Lane Partners Fund LP(32)	125,000	0.3	125,000	—	—
Auto King International Limited(33)	18,195,281	49.2	18,195,281	—	—
Brilliant Cut Limited(34)	1,362,369	3.7	1,362,369	—	—
Daily Charm Holdings Limited(35)	1,329,505	3.6	1,329,505	—	—
Cosmic Discovery Limited(36)	765,181	2.1	765,181	—	—
Rainbow Avenue Limited(37)	697,840	1.9	697,840	—	—
Mighty Sino International Limited(38)	697,083	1.9	697,083	—	—
Pride Supreme Limited(39)	480,283	1.3	480,283	—	—
Good Hero Global Limited(40)	389,738	1.1	389,738	—	—

	Securities beneficially owned prior to this offering		Securities to be sold in this offering	Securities beneficially owned after this offering
Name of Selling Securityholder	Ordinary Shares	%(1)	Ordinary Shares	Ordinary Shares(1)(2)	%(1)(2)
Tiger Goal Limited(41)	293,349	0.8	293,349	—	—
Major Delight Limited(42)	145,410	0.4	145,410	—	—
Success Avenue Limited(43)	130,599	0.4	130,599	—	—
Grand Fortune Capital (H.K.) Company Limited(44)	2,464,985	6.7	2,464,985	—	—
Grand Fortune Capital, LLC(44)	290,000	0.8	290,000	—	—
Courage Elite Limited(45)	512,848	1.4	512,848	—	—
China Venture Capital (Hong Kong) Co., Limited(46)	256,425	0.7	256,425	—	—
IPE Group Limited(47)	256,425	0.7	256,425	—	—
Weitian Limited(48)	69,835	0.2	69,835	—	—
J.V.B. Financial Group, LLC(49)	50,000	0.1	50,000	—	—
Total	34,415,562	93.0	34,415,562	—	—

*
representing shareholding less than 0.01%

(1)
The percentage of beneficial ownership is calculated based on 37,015,899 Ordinary Shares outstanding on the date of this prospectus, assuming the full conversion of the GFC Shares into 290,000 Ordinary Shares, and does not include 11,500,000 Ordinary Shares issuable upon the exercise of outstanding warrants.

(2)
Assumes the sale of all Registered Securities offered in this prospectus.

(3)
The sponsor is managed by Grand Fortune Capital, LLC. Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”) controls Grand Fortune Capital, LLC (“GFC”) and is managed by an investment committee (“GFCHK Investment Committee”) consisting of three members, Goh Lin Piao, James Ouyang and Ralph Cho. Any action by GFC with respect to shares of ExcelFin Class A Common Stock held directly by the sponsor, including voting and dispositive decisions, requires at least a majority vote of the members of the GFCHK Investment Committee. Each member of the GFCHK Investment Committee disclaims beneficial ownership of the shares held by GFC.

(4)
The address of Nautilus Master Fund LP is c/o Periscope Capital Inc, Bay Adelaide Centre 333 Bay St, Ste 1240, Toronto ON M5H 2R2, Canada.

(5)
The address of Highbridge Tactical Credit Master Fund LP is c/o Highbridge Capital Management LLC, 277 Park Ave, 23rd Floor, New York, NY 10172.

(6)
The address of Highbridge Tactical Credit Institutional Fund Ltd is c/o Highbridge Capital Management LLC, 277 Park Ave, 23rd Floor, New York, NY 10172.

(7)
The address of Radcliffe SPAC Master Fund LP is c/o Radcliffe Capital Management LP, 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(8)
The address of Fir Tree Value Master Fund LP is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(9)
The address of Fir Tree Capital Opportunity Master Fund LP is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(10)
The address of Fir Tree Capital Opportunity Master Fund III LP is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(11)
The address of FT SOF XIII (SPAC) Holdings LLC is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(12)
The address of Boston Patriot Merrimack St LLC is c/o Fir Tree Capital Management LP, 500 Fifth Ave, 9th Floor, New York, NY 10110.

(13)
The registered address of Camac Fund LP is 2 Pheasant Ridge Road, Ossining, NY 10562.

(14)
The registered address of Exos Collateralized SPAC Holdings Fund LP is 31 East 32nd Street, Third Floor, New York, NY 10016.

(15)
The registered address of AQR Absolute Return Master Account LP is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(16)
The registered address of AQR SPAC Opportunities Offshore Fund LP is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(17)
The registered address of AQR TA Global Alpha Fund LP is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(18)
The registered address of AQR Funds — AQR Diversified Arbitrage Fund is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(19)
The registered address of AQR Global Alternative Investment Offshore Fund LP —  SPACs Sleeve is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(20)
The address of James Lee Lapp is 26 Amberley Court, Richmond, RI 02812.

(21)
The registered address of Perga Capital Partners LP is 1000 Biscayne Blvd, Apt 1501, Miami, FL 33132.

(22)
The registered address of TQ Master Fund LP is 331 Park Ave S, Third Floor, New York, NY 10010.

(23)
The registered address of RLH SPAC Fund LP is 119 Hicks Lane, Great Neck, NY 11024.

(24)
The registered address of BoothBay Absolute Return Strategies LP is 140 East 45th Street, New York, NY 10017.

(25)
The registered address of Boothbay Diversified Alpha Master Fund LP is 140 East 45th Street, New York, NY 10017.

(26)
The registered address of Sandia Crest LP is 201 Washington Street, Suite 2600, Boston, MA 02108.

(27)
The registered address of Crestline Summit Master SPC — Peak SP is 201 Main Street, Fort Worth, TX 76102.

(28)
The registered address of Crestline Summit Master SPC — Crestline Summit APEX SP is 201 Main Street, Fort Worth, TX 76102.

(29)
The registered address of Walleye Opportunities Master Fund Ltd is 2800 Niagara Lane North, Plymouth, MN 55448.

(30)
The registered address of Walleye Investments Fund LLC is 2800 Niagara Lane North, Plymouth, MN 55447.

(31)
The address of Tenor Opportunity Master Fund Ltd is c/o Tenor Capital, 810 Seventh Ave, Suite 1905, New York, NY 10019.

(32)
The registered address of Fifth Lane Partners Fund LP is 3300 N IH-35, Suite 380, Austin, TX 78705.

(33)
Auto King International Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Auto King International Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Auto King International Limited is a holding company controlled by Ms. Wu, the founder of the PRC operating entities of our Company. Auto King International Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company.

(34)
Brilliant Cut Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Brilliant Cut Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Brilliant Cut Limited is held by two investors who participated in the series A investments in the PRC operating entities of Betters Medical in June 2018. One of the investors further participated in the series B investments in the PRC operating entities of Betters Medical in December 2018. Brilliant Cut Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 1,362,369 Ordinary Shares of the Company held by Brilliant Cut Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.9 per share.
(35)
Daily Charm Holdings Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Daily Charm Holdings Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Daily Charm Holdings Limited is held by an investor who participated in the series A investments and the series B investments in the PRC operating entities of Betters Medical in July 2018 and December 2018, respectively. Daily Charm Holdings Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 1,329,505 Ordinary Shares of the Company held by Daily Charm Holdings Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.5 per share.

(36)
Cosmic Discovery Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Cosmic Discovery Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Cosmic Discovery Limited is held by two investors who participated in the series A investments in the PRC operating entities of Betters Medical in August 2018. Cosmic Discovery Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 765,181 Ordinary Shares of the Company held by Cosmic Discovery Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.

(37)
Rainbow Avenue Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Rainbow Avenue Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Rainbow Avenue Limited is held by an investor who participated in the series A investments in the PRC operating entities of Betters Medical in August 2018. Rainbow Avenue Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 697,840 Ordinary Shares of the Company held by Rainbow Avenue Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.

(38)
Mighty Sino International Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Mighty Sino International Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Mighty Sino International Limited are held by two investors who participated in the series A investments and the series B investments in the PRC operating entities of Betters Medical in June 2018 and December 2018, respectively. Mighty Sino International Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 697,083 Ordinary Shares of the Company held by Mighty Sino International Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB2.4 per share.

(39)
Pride Supreme Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Pride Supreme Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Pride Supreme Limited is held by an investor who participated in the series A investments in the PRC operating entities of Betters Medical in June 2018. Pride Supreme Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 480,283 Ordinary Shares of the Company held by Pride Supreme Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.

(40)
Good Hero Global Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Good Hero Global Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Good Hero Global Limited is held by two investors who acquired shareholding of the PRC operating entities of Betters Medical from Ms. Haimei Wu in June 2018. Good Hero Global Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 389,738 Ordinary Shares of the Company held by Good Hero Global Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.9 per share.
(41)
Tiger Goal Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Tiger Goal Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Tiger Goal Limited is held by an investor who participated in the series B investments in the PRC operating entities of Betters Medical in January 2021.Tiger Goal Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 293,349 Ordinary Shares of the Company held by Tiger Goal Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB3.8 per share.

(42)
Major Delight Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Major Delight Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Major Delight Limited is held by two investors who participated in the series A investments in the PRC operating entities of Betters Medical in June 2018. Major Delight Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 145,410 Ordinary Shares of the Company held by Major Delight Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB1.4 per share.

 (43)
Success Avenue Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Success Avenue Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, BVI. Success Avenue Limited is held by an investor who participated in the series B investments in the PRC operating entities of Betters Medical in January 2019. Success Avenue Limited acquired its shareholding in Betters Medical in 2021 in relation to the reorganization of the PRC operating entities of Betters Medical and the inception of Betters Medical as a holding company. The 130,599 Ordinary Shares of the Company held by Success Avenue Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB4.0 per share.

(44)
Includes (i) 2,464,985 Ordinary Shares held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”), consisting of 1,881,456 Ordinary Shares held by Grand Fortune after the Pro Rata Distribution and 583,529 Ordinary Shares issued to Grand Fortune at US$6.75 per share; in June 2023, Grand Fortune acquired shareholding of Betters Medical from a previous investor of Betters Medical, which enabled Grand Fortune to received 1,881,456 Ordinary Shares after the Pro Rata Distribution, which, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB33.5 per share; and (ii) 290,000 GFC Shares; on September 30, 2024, the Company entered into a Subscription Agreement with GFC, pursuant to which Baird Medical issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value US$0.0001 per share, of the Company for a purchase price of $2.9 million. Grand Fortune is a company incorporated under the laws of Hong Kong. The registered address of Grand Fortune is Flat/Rm 2, 5/F, Greenfield Tower, Concordia Plaza, No. 1 Science Museum Road, Tsim Sha Tsui, Kowloon, Hong Kong. GFC is controlled by Grand Fortune. GFC is a limited liability company organized under the laws of the State of Delaware. The address of GFC is 660 Newport Center Drive, Suite 1250, Newport Beach, CA 92660.

(45)
Courage Elite Limited is a company incorporated under the laws of Hong Kong. The registered address of Courage Elite Limited is Unit 3A, Cheong Sun Tower, 116-118 Wing Lok Street, Sheung Wan. Hong Kong. Courage Elite Limited participated in the series C investments in Betters Medical in June 2021. The 512,848 Ordinary Shares of the Company held by Courage Elite Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB25.3 per share.

(46)
China Venture Capital (Hong Kong) Co., Limited is a company incorporated under the laws of Hong Kong. The registered address of China Venture Capital (Hong Kong) Co., Limited is 15A, Fortis Tower, 77-79 Gloucester Road, Hong Kong. China Venture Capital (Hong Kong) Co., Limited participated in the series C investments in Betters Medical in June 2021. The 256,425 Ordinary Shares of the Company held by China Venture Capital (Hong Kong) Co., Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB25.3 per share.
(47)
IPE Group Limited is a company incorporated under the laws of Hong Kong. The registered address of IPE Group Limited is Unit 5-6, 23/F, Enterprise Square 3, 39 Wang Chiu Road, Kowloon Bay, Hong Kong. IPE Group Limited participated in the series C investments in Betters Medical in June 2021. The 256,425 Ordinary Shares of the Company held by IPE Group Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB25.3 per share.

(48)
Weitian Limited is a company incorporated under the laws of the British Virgin Islands. The registered address of Weitian Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands. Weitian Limited participated in the series C investments in Betters Medical in June 2021 and subsequently transferred a portion of its shareholding in Betters Medical to a third party in 2023. The 69,835 Ordinary Shares of the Company held by IPE Group Limited following the Pro Rata Distribution, taking into account the Business Combination, would be deemed as acquired at a price of approximately RMB2.2 per share.

(49)
In January 2025, we issued 50,000 Ordinary Shares to J.V.B. Financial Group, LLC pursuant to certain engagement letter entered between J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division and ExcelFin dated February 23, 2023 and amended on September 27, 2024. J.V.B. Financial Group, LLC is a subsidiary of J.V.B. Financial Holdings, LLC which is owned by Cohen & Company, LLC, the operating entity for Cohen & Company Inc., which is controlled by its CEO, Lester Brafman. The person having voting and dispositive power over J.V.B. is Jerry Serowik. The address of the persons and entities listed above is 2929 Arch Street, Ste 1703, Philadelphia, PA.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements in Connection with the Business Combination
See “Corporate History and Structure — Business Combination with ExcelFin” and “— Additional Agreements in connection with the Business Combination.”
Employment Agreements and Indemnification Agreements
See “Management — Employment Agreements and Indemnification Agreements.”
Share Incentive Plans
See “Management — Baird Medical 2024 Equity Incentive Plan.”
Other Related Party Transactions
Baird Medical has not entered into any transactions with related parties during 2021 and 2022. However, Baird Medical has some pre-existing related party transactions which remain outstanding and some recent related party transactions from 2023 and may in the future enter into additional transactions with entities in which customers of Baird Medical’s management, board of directors and other related parties hold ownership interests. Below is a list of Baird Medical’s related party transactions:
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In 2023, three of Betters Medical’s preference shares holders elected to exercise their right to require Betters Medical, Haimei Wu and certain of the Key Betters Medical Shareholders, on a joint and several basis, to repurchase or purchase 100% of their preference shares (such holders, the “Electing Preference Shares Holders”). As a result, (i) in April 2023, Betters Medical paid (on behalf of Wu Haimei) RMB10,000,000, and on June 30, 2023, Betters Medical paid (on behalf of Haimei Wu) US$683,638.21 and Haimei Wu paid US$499,994.24, in each case, to one Electing Preference Shares Holder as total consideration for the purchase by Haimei Wu of 192,411 Preference Shares, and (ii) on June 30, 2023, Grand Fortune Capital (H.K.) Company Limited, an affiliate of GFC, purchased the remaining 641,371 preference shares held by the same Electing Preference Shares Holder for total consideration of US$8,712,178.41. The other two Electing Preference Shares Holders’ repurchase requests remain outstanding.

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Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, is the legal owner of the premises to which Baird Medical’s Tianhe District Usage Certificate was granted, which premises are also co-occupied by the Guangdong branch office of Baide Suzhou.

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Our use of its Taicang Plant is conducted pursuant to a sublease agreement to which certain affiliated entities are parties.

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We are party to a Subscription Agreement dated June 30, 2021, and certain of our affiliates, as well as a Shareholders’ Agreement, dated July 5, 2021, by and among Betters Medical, Baide Medical Investment Company Limited, Haimei Wu, and certain additional subsidiaries and investors.

•
On June 26, 2023, the Sponsor, ExcelFin, and the Company entered into the Sponsor Support Agreement. Pursuant to such agreement, the Sponsor agreed that (1) 3,150,000 of the Ordinary Shares to be held by the Sponsor immediately following the Closing shall be fully vested and freely tradable, subject only to the restrictions on transfer set forth in a letter agreement, dated as of October 21, 2021, among ExcelFin, the Sponsor, and certain other shareholders of ExcelFin, as amended, in connection with ExcelFin’s initial public offering, and (2) the remaining 1,350,000 Ordinary Shares to be held by the Sponsor immediately following Closing shall be subject to vesting and forfeiture (the “Sponsor Earnout Shares”). The Sponsor Earnout Shares shall become fully vested if, at any time from the Closing through the date that is the fifth anniversary of the Closing, the dollar volume-weighted average price of Ordinary Shares is greater than or equal to US$12.50 over any 20 trading days within any 30-day trading period. The parties thereto also agreed that if there is a change of control of Baird Medical after the Closing and prior to the fifth anniversary of the Closing, the Sponsor Earnout Shares shall become fully vested immediately prior to such change of control. If by the fifth anniversary of the

Closing the Sponsor Earnout Shares shall not have vested, the Sponsor Earnout Shares shall be forfeited for no consideration and shall cease to represent any interest in Baird Medical, effective as of such date.
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On June 26, 2023, Betters Medical, Baird Medical, Tycoon, certain shareholders of Betters Medical who collectively represented approximately 68.2% of the issued and outstanding shares of Betters Medical as of the date thereof, and ExcelFin entered into the Betters Medical Shareholder Support Agreement. Pursuant to such agreement, each of the Key Betters Medical Shareholders agreed to (1) vote in favor of the Business Combination and against any competing proposals; (2) not transfer or sell any shares of Betters Medical except to certain permitted transferees who agree to be bound by similar restrictions; (3) waive any dissenters’ or appraisal rights under Cayman Islands law and any other similar statute in connection with the Business Combination Agreement and the transactions contemplated thereby; and (4) revoke any inconsistent proxies previously given in respect of the Betters Medical Shares. In addition, prior to the Closing, Betters Medical agreed not to (i) transfer any Tycoon Shares, (ii) grant any proxies with respect to any Tycoon Shares, (iii) take any action that would make any representation or warranty of Betters Medical untrue or incorrect in any material respect or (iv) commit or agree to take any of the foregoing actions.

•
On September 30, 2024, we entered into (i) a Subscription Agreement with GFC, pursuant to which the Company issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value $0.0001 per share, of the Company (the “Series A Preferred Shares”), for a purchase price of $2.9 million (the “GFC Subscription Amount”) and (ii) a Subscription Agreement with Wu Wenyuan, pursuant to which Wu Wenyuan must pay a purchase price of US$2 million (the “Wu Subscription Amount”) within six months of Closing, in exchange for which the Company will issue to Wu Wenyuan 200,000 Series A Preferred Shares. Pursuant to the respective subscription agreements, at any time on or before the two-year anniversary of the issuance of the Series A Preferred Shares, GFC and Wu Wenyuan may convert all or a portion of their respective Series A Preferred Shares into a number of Ordinary Shares of the Company per Series A Preferred Share at a conversion ratio equal to the sum of the original issue price of such Series A Preferred Share and all accrued but unpaid dividends thereon, divided by a conversion price of US$10.00. The Company may, at any time and at its sole option, choose to repurchase for cash all or a portion of the Series A Preferred Shares, at a price per Series A Preferred Share equal to the sum of 110% of the subscription price of such Series A Preferred Share and all accrued but unpaid dividends thereon. The GFC Subscription Amount was paid concurrently with the Closing. The transaction with Wu Wenyuan has not consummated as of the date of this prospectus, and the transacting parties have not worked out an updated timeline for this proposed investment.

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On October 1, 2024, Betters Medical and Baird Medical entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which Betters Medical agreed not to transfer any Ordinary Shares acquired by it in the Share Contribution prior to the earlier of (a) a change of control of Baird Medical or (b) six months from the Closing Date. The Lock-Up Agreement allows for transfers to certain permitted transferees so long as such transferee agrees to the same restrictions on the transfer of the Ordinary Shares that apply to Betters Medical. In addition, the Lock-Up Agreement provides that the Baird Medical Earnout Shares will not vest unless and until within the eighth anniversary of the Closing (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to US$12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of Baird Medical occurs with an implied value at or above US$12.50 per share.

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On October 1, 2024, ExcelFin, Baird Medical and Equiniti Trust Company, LLC, in its capacity as Warrant Agent, entered into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assignment Agreement”). Pursuant to the Warrant Assignment Agreement, ExcelFin assigned to Baird Medical all of its right, title and interest in the ExcelFin Public Warrant Agreement and Baird Medical assumed all of ExcelFin’s liabilities and obligations under the ExcelFin Public Warrant Agreement. Pursuant to the Warrant Assignment Agreement, each whole ExcelFin Public Warrant that was outstanding immediately prior to the Closing was automatically converted into one Warrant representing a right to acquire one Ordinary Share at a price of US$11.50 per Ordinary Share, on substantially the same terms as those that applied to the ExcelFin Public Warrants immediately prior to Closing. The Warrant Assignment Agreement also provides for the cancellation and termination of the ExcelFin Private Placement Warrants with no additional consideration to be issued to the holders thereof.
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On the October 1, 2024, Baird Medical, the Sponsor, Betters Medical, and certain other parties entered into a registration rights agreement (the “Registration Rights Agreement”) concerning the Ordinary Shares issued to those parties (such shares, “Registrable Securities” and such parties, “Holders”) in connection with the Business Combination. The Registration Rights Agreement terminated and replaced the Sponsor Registration Rights Agreement upon the Closing. The Registration Rights Agreement provides that, no later than 30 business days following the Closing, Baird Medical will prepare and file with the SEC a shelf registration statement under Rule 415 of the Securities Act of 1933, as amended, covering the resale of all the Registrable Securities on a delayed or continuous basis and would use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day (or the 120th calendar day if the SEC notified Baird Medical that it would “review” the registration statement) following the Closing Date and (y) the 10th business day after the date Baird Medical was notified by the SEC that such shelf registration statement would not be “reviewed” or would not be subject to further review. Pursuant to the Registration Rights Agreement, Baird Medical also granted certain demand and piggyback registration rights to the Holders. All of the costs of these registrations shall be borne by Baird Medical, other than selling commissions incurred by the Holders. Under the Registration Rights Agreement, Baird Medical has agreed to indemnify the Holders and certain persons or entities related to them, such as their officers, directors, employees, agents, and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sold Registrable Securities, unless such liability arose from their misstatement or omission. The Holders agreed to indemnify Baird Medical and certain persons or entities related to Baird Medical, such as its officers, directors, and underwriters, against all losses caused by their misstatements or omissions in those documents.

Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of Baird Medical’s shareholders. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.
Our board of directors intends to authorize the audit committee to review and approve all material related party transactions. Under the laws of the Cayman Islands, our directors owe fiduciary duties to us, including a duty to act honestly, a duty to act in what they consider in good faith to be in the best interest of us. Our directors also have a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

DESCRIPTION OF OUR SECURITIES
Baird Medical is a Cayman Islands exempted company and its affairs are governed by its memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act (As Revised) below, and the common law of Cayman Islands. The following are summaries of certain material provisions of the Amended and Restated Memorandum and Articles of Association of Baird Medical (the “Articles”), attached as an exhibit to prospectus. You are encouraged to read the relevant provisions of the Companies Act (As Revised) and the Articles as they relate to the following summary.
Authorized Share Capital
As of the date of this prospectus, Baird Medical’s authorized share capital is US$50,500 divided into 505,000,000 shares of a nominal or par value of US$0.0001 each, consisting of two share classes as follows: (i) 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each (the “Ordinary Shares”) and (ii) 5,000,000 series A convertible preferred shares of a nominal or par value of US$0.0001 each (the “Series A Preferred Shares”).
As of the date of this prospectus, Baird Medical had 36,725,899 Ordinary Shares issued and outstanding.
Ordinary Shares
General
All of our issued Ordinary Shares are fully paid and non-assessable. The Ordinary Shares are issued in registered form, and are issued when registered in Baird Medical’s register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.
Dividends
The holders of Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Under Cayman Islands law, dividends may be declared and paid out of funds legally available therefor, namely out of profit or share premium, provided that in no circumstances may Baird Medical pay a dividend out of share premium if this would result in usbeing unable to pay our debts as they fall due in the ordinary course of business.
Register of Members
Under Cayman Islands law, we must keep a register of members and there will be entered therein:
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the names and addresses of the members with a statement of the shares held by each member, and the statement shall (i) distinguish each share by its number (so long as the share has a number); (ii) confirm the amount paid or agreed to be considered as paid on the shares of each member; (iii) confirm the number and category of shares held by each member; (iv) confirm whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

•
the date on which the name of any person was entered on the register as a member; and

•
the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of Baird Medical is prima facie evidence of any matters by the Companies Act (As Revised) directed or authorized to be inserted therein.
Voting Rights
Each holder of Ordinary Share shall be entitled to one vote per Ordinary Share. Each holder of Series A Preferred Shares shall be entitled to no voting right.
Voting at any meeting of shareholders of Baird Medical is by show of hands unless a poll is demanded. A poll may be demanded by:

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the chairperson of such meeting;

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by at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;

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by shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

•
by shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative and holding shares in Baird Medical conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders of Baird Medical requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to the Articles, a reduction of share capital and the winding up of Baird Medical, shareholders of Baird Medical may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders.   As a Cayman Islands exempted company, Baird Medical is not obliged by the Companies Act (As Revised) to call shareholders’ annual general meetings. The Articles provide that Baird Medical shall, if required by the Companies Act (As Revised), in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. An annual general meeting shall be held at such time and place as may be determined by the directors of Baird Medical in accordance with the rules of Nasdaq, unless Nasdaq does not require the holding of an annual general meeting. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by the board of directors of Baird Medical. A general meeting or any class meeting may also be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.
Shareholders’ general meetings may be convened by the chairperson of the board of directors or by a majority of the board of directors of Baird Medical. Advance notice of not more than sixty nor less than ten clear days is required for the convening of an annual general shareholders’ meeting (if any) and any other general meeting of shareholders. A quorum required for any general meeting of shareholders consists of two shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of the total issued voting shares in Baird Medical throughout the meeting.
The Companies Act (As Revised) does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting.
Transfer of Ordinary Shares
Subject to the restrictions as set out in the Articles, Baird Medical’s shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq, the SEC and/or any competent regulatory authority or any other form approved by Baird Medical’s board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq, the SEC and/or any competent regulatory authority.
Baird Medical’s board of directors may decline to register any transfer of any Ordinary Share unless:
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the instrument of transfer is lodged with Baird Medical, accompanied by the certificate (if any) for the Ordinary Shares to which it relates and such other evidence as Baird Medical’s board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Shares is to be transferred does not exceed four; and

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a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the directors of Baird Medical may from time to time require is paid to Baird Medical in respect thereof.

If the shares in question were issued in conjunction with rights, options and warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the board of directors of Baird Medical shall refuse to register the transfer of any such shares without evidence satisfactory to them of the like transfer of such right, option or warrant.
If Baird Medical’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq, the SEC and/or any other competent regulatory authority be suspended and the register of members closed for transfer at such times and for such periods as the board of directors of Baird Medical may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for transfer for more than 40 days in any year as the board may determine. The period of forty (40) days may be extended for a further period or periods not exceeding forty (40) days in respect of any year if approved by the shareholders by ordinary resolution.
Liquidation
On a winding up of Baird Medical, if the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Baird Medical for unpaid calls or otherwise. If Baird Medical’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by its shareholders in proportion to the par value of the shares held by them.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Baird Medical’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares
Baird Medical may issue shares on terms that such shares are subject to redemption, at Baird Medical’s option or at the option of the holders, on such terms and in such manner as may be determined, before the issue of such shares, by Baird Medical’s board of directors. Baird Medical may also repurchase any of its shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by the Articles. Under the Companies Act (As Revised), the redemption or repurchase of any share may be paid out of Baird Medical’s profits, share premium or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if Baird Medical can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act (As Revised) no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, Baird Medical may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
Whenever the capital of Baird Medical is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a shareholder being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum (whatever the number of shares held by them)). The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.
Changes in Capital
Subject to the restrictions as set out in the Articles, Baird Medical may from time to time by ordinary resolution:
•
increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•
consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•
divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting, as the directors may determine;

•
sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by its memorandum of association; and

•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Act (As Revised) and confirmation by the Grand Court of the Cayman Islands on an application by Baird Medical for an order confirming such reduction, Baird Medical may by special resolution reduce its share capital, any capital redemption reserve or other undistributable reserves in any manner authorized by law.
Issuance of Additional Shares
Subject to the restrictions as set out in the Articles, the Articles authorize our board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.
Appointment and Removal of Directors
Under the Articles, the board of directors of Baird Medical shall initially consist of up to seven directors, who shall be appointed to the board as follows:
(a)   one of which (the “Sponsor Director”) shall be appointed by the Sponsor by written notice to Baird Medical (without further resolutions of the board or the shareholders), provided, that the right of Sponsor to appoint the Sponsor Director shall terminate on the date Sponsor ceases to beneficially own at least 25% of the shares held by Sponsor as of the closing date of the Business Combination Agreement.
(b)   four of which (collectively, the “Betters Directors”) shall be appointed by Betters Medical (or its affiliates) by written notice to Baird Medical (without further resolutions of the board or the shareholders), provided, that the number of Betters Directors that Betters Medical shall be entitled to appoint shall increase or decrease, as applicable, in proportion to the number of shares beneficially owned by Betters Medical (or its affiliates) divided by the total number of shares issued and outstanding, rounded down to the nearest whole number of directors;
(c)   two of which shall be nominated and elected in accordance with the terms of the Articles.
Subject to the above, Baird Medical may by ordinary resolution of shareholders elect any person to be a director either to fill a casual vacancy or as an addition to the existing board; and the directors of Baird Medical shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board subject to compliance with director nomination procedures required under the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority as long as shares are listed on Nasdaq, unless the board resolves to follow any available exceptions or exemptions.
Under the Articles, a director (other than the Sponsor Director and any of the Betters Directors) may be removed by way of an ordinary resolution of shareholders at any time before the expiration of his period of office notwithstanding anything in the Articles or in any agreement between Baird Medical and such director. Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor and the Betters Directors may be removed by Betters Medical (or its affiliates), in each case, by written notice to Baird Medical. A vacancy on the board created by the removal of a director pursuant to the above may be filled by the election or appointment by ordinary resolution of shareholders at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting provided, that in the case of the removal of the Sponsor Director or any of the Betters Directors, the Sponsor and/or Betters Medical (or its affiliates) shall solely be entitled to appoint another person as the Sponsor Director or the Betters Director.
Under the Articles., a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to Baird Medical; (iv) other than the Sponsor Director or any of the Betters Directors, without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the Articles.
Under the Articles, the number of directors to be appointed to the board may only be increased or decreased upon the mutual written agreement of Betters Medical and the Sponsor; provided, that no reduction in the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Inspection of Books and Records
Holders of Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of Baird Medical’s list of shareholders or its corporate records. However, the Articles provide our shareholders with the right to inspect its register of shareholders without charge and to receive its annual audited financial statements. See “Where You Can Find Additional Information.”
Anti-Takeover Provisions
Some provisions of the Articles may discourage, delay or prevent a change of control of Baird Medical or management that shareholders may consider favorable, including provisions that:
(a)
specifically provide for the Sponsor’s and Betters Medical’s right to appoint and/or remove the Sponsor Director and the Betters Directors (as the case may be) without further approval from the shareholders; and

(b)
limit the ability of shareholders to requisition and convene general meetings of shareholder.

The Articles and Cayman Islands law also require a special resolution to amend the Articles. Such requirement may prevent Baird Medical’s shareholders from effecting a change of management of Baird

Medical and/or removing provisions in Baird Medical’s constitutional documents that may have an anti-takeover effect. See “Comparison of Shareholder Rights.”
Warrants
Following the consummation of the Business Combination, each warrants of ExcelFin outstanding immediately prior to the Effective Time ceased to be a warrant with respect to ExcelFin Common Stock and was assumed by us and converted into an Assumed Public Warrant entitling the holder thereof to purchase one Ordinary Share. Each Assumed Public Warrant otherwise continues to have and be subject to substantially the same terms and conditions as were applicable to such ExcelFin Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions), se set forth below.
Public Stockholders’ Warrants
Each whole public warrant entitles the registered holder to purchase one share of our Ordinary Share at a price of  US$11.50 per share, subject to adjustment as discussed below. Pursuant to the public warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of Ordinary Shares. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Ordinary Shares is available, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the issuance of the shares of Ordinary Shares issuable upon exercise of the public warrants and to maintain a current prospectus relating to those Ordinary Shares until the public warrants expire or are redeemed. Notwithstanding the above, if our Ordinary Shares are at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
We have agreed that any action, proceeding or claim against us arising out of or relating in any way to the public warrant agreement will be brought and enforced in the courts of the City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. However, the enforceability of similar exclusive forum provisions (including exclusive forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act or the Exchange Act) in other companies’ organizational documents has been challenged in legal proceeds, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our public warrant agreement. Notwithstanding the foregoing, these provisions of the public warrant agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreements. Additionally, our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Redemption of Public Warrants
Once the public warrants become exercisable, we may call the public warrants for redemption:
•
in whole and not in part;

•
at a price of  US$0.01 per public warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each public warrant holder; and

•
if, and only if, the last reported sale price of the Ordinary Shares has been at least US$18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten (10) trading days within the twenty (20) trading-day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the public warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the US$18.00 redemption trigger price as well as the US$11.50 public warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise
If we call the public warrants for redemption as described above, our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the public warrants, multiplied by the excess of the “fair market value” (as defined below) of the Ordinary Shares over the exercise price of the public warrants by (y) the “fair market value.” For purposes of this paragraph, the “fair market value” means the volume-weighted last reported price of the Ordinary Shares as reported for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holder of the public warrants or its securities broker or intermediary, pursuant to the public warrant agreement. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption.
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments
If the number of outstanding Ordinary Shares is increased by a stock dividend payable in the Ordinary Shares, or by a split-up of shares of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of Ordinary Shares equal to the product of  (1) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (2) one minus the quotient of  (x) the price per share of Ordinary Shares paid in such rights offering divided by (y) the historical fair market value. For these purposes if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For purposes of this paragraph, “historical fair market value” means the volume-weighted average price of the Ordinary Shares during the ten trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Notwithstanding anything to the contrary, no shares of Ordinary Shares shall be issued at less than their par value.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such shares of Ordinary Shares (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the exercise price of a public warrant will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Ordinary Shares in respect of such event.
If the number of outstanding shares of our Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.
Whenever the number of Ordinary Shares purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In addition, if  (x) we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than US$9.20 per Ordinary Share (with such newly issued price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination is below US$9.20 per share, then the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the volume weighted average trading price of Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination and the newly issued price and the US$18.00 per share redemption trigger price described under “Redemption of public warrants” above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the volume weighted average trading price of Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination and the newly issued price.

In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the public warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the public warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the public warrant holder for the loss of the option value portion of the public warrant due to the requirement that the public warrant holder exercise the public warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The public warrants will be issued in registered form under the public warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. You should review a copy of the public warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the public warrants. The public warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other modification or amendment, including any modification or amendment to increase the exercise price of the public warrants or shorten the exercise period.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their public warrants and receive the Ordinary Shares.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Differences in Corporate Law
The Companies Act (As Revised) is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act (As Revised) and the current Companies Act of England. In addition, the Companies Act (As Revised) differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act (As Revised) applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
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Mergers and Similar Arrangements
The Companies Act (As Revised) permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a declaration as to the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:
•
the merger agreement does not amend in any respect its certificate of incorporation;

•
each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

•
either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Cayman Islands	Delaware
purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act (As Revised). The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act (As Revised) also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by (a) 75% in value of shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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•
the statutory provisions as to the required majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act (As Revised).

The Companies Act (As Revised) also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits
In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the

	Cayman Islands	Delaware

of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

•
a company acts or proposes to act illegally or ultra vires;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•
those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that we shall indemnify our directors and officers, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

	Cayman Islands	Delaware

indemnification beyond that provided in the Articles.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.
The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.
In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder Action by Written	Cayman Islands law and our Amended and Restated Memorandum and Articles of Association provide that our shareholders	Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent

	Cayman Islands	Delaware
Consent
may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
by amendment to its certificate of incorporation.
Shareholder Proposals
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. However, the Articles do not contain such rights. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting
Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.
Removal of Directors
Under our Articles, a director (other than the Sponsor Director and any of the Betters Directors) may be removed by way of an ordinary resolution of shareholders at any time before the expiration of his period of office notwithstanding anything in the Articles or in any agreement between Baird Medical and such director. Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor and the Betters Directors may be removed by Betters Medical (or its affiliates), in each case, by written notice to Baird Medical. A vacancy on the board created by the removal of a director pursuant to the above may be filled by the election or appointment by ordinary resolution of shareholders at the meeting at which such director is removed or by the affirmative vote of a simple majority of the

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

	Cayman Islands	Delaware

remaining directors present and voting at a board meeting provided, that in the case of the removal of the Sponsor Director or any of the Betters Directors, the Sponsor and/or Betters Medical (or its affiliates) shall solely be entitled to appoint another person as the Sponsor Director or the Betters Director. Under the Articles, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to Baird Medical; (iv) other than the Sponsor Director or any of the Betters Directors, without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the Articles.

Transactions with Interested Shareholders
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with

	Cayman Islands	Delaware
the target’s board of directors.
Dissolution; Winding Up
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

Variation of Rights of Shares
Under the Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents	Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-resident or Foreign Shareholders
There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association that require our company to disclose shareholder ownership above any particular ownership threshold.
Under Delaware General Corporation Law, there are no restrictions on foreign shareholders, and all the stock or membership interests in a Delaware company can be owned by non-U.S. nationals.
Special Considerations for Exempted Companies
We are an exempted company incorporated with limited liability under the Companies Act (As Revised) of the Cayman Islands. The Companies Act (As Revised) of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
•
does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

•
may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Ordinary Shares. In addition, there are no provisions in the our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Enforceability of Civil Liability under Cayman Islands Law
There is uncertainty as to whether the courts of the Cayman Islands would (1) recognize and enforce judgments of courts of the United States obtained against us or our directors or officers that are predicated upon the civil liability provision of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Anti-Money Laundering — Cayman Islands
In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.
Data Protection — Cayman Islands
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use a Shareholder’s Personal Data
We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

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where this is necessary for the performance of our rights and obligations under any purchase agreements;

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where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

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where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign regulatory authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA. We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data. We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SHARES ELIGIBLE FOR FUTURE SALE
We have 36,725,899 Ordinary Shares issued and outstanding as of the date of this prospectus. All of the Ordinary Shares issued to the shareholders of ExcelFin in connection with the Business Combination are freely transferable by persons other than by the Sponsor and our affiliates without restriction or further registration under the Securities Act. In addition, Ordinary Shares held by certain shareholders are subject to lock-up restrictions described below. Sales of substantial amounts of Ordinary Shares in the public market could adversely affect prevailing market price of the Ordinary Shares.
Lock-up Arrangements
In connection with the signing of the Business Combination Agreement, ExcelFin, the Sponsor, and each officer, director or board advisor of ExcelFin (each, an “Insider”) entered into an Amendment to Letter Agreement to amend the terms of the Insider Letter. Pursuant to this amendment, the Lock-Up in the Insider Letter was amended to provide that the Sponsor and the Insiders may not transfer any founder shares (or any securities into which founder shares are converted or exchangeable pursuant to a Business Combination) until the earlier of:
(iii)
one year after the completion of ExcelFin’s initial Business Combination and

(iv)
subsequent to ExcelFin’s Business Combination,

(x)   the date on which ExcelFin (or its successor) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted pursuant to a Business Combination) for cash, securities or other property, or
(y)   the date on which the VWAP of the Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to such Business Combination) equals or exceeds US$15.00 per share for any 20 trading days within any 30-trading day period commencing after ExcelFin’s Business Combination.
On October 1, 2024, Baird Medical and Betters Medical entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which Betters Medical agreed not to transfer any Ordinary Shares acquired by it in the Share Contribution prior to the earlier of (a) a change of control of Baird Medical or (b) six months from the Closing Date. The Lock-Up Agreement allows for transfers to certain permitted transferees so long as such transferee agrees to the same restrictions on the transfer of the Ordinary Shares that apply to Betters Medical. In addition, the Lock-Up Agreement provides that the Betters Medical Earnout Shares will not vest unless and until within the eighth anniversary of the Closing (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to US$12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of Baird Medical occurs with an implied value at or above US$12.50 per share.

TAXATION
Certain Material U.S. Federal Income Tax Consequences
The following discussion summarizes certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of Ordinary Shares and Warrants. This discussion addresses only those holders of Ordinary Shares and Warrants that are U.S. Holders (as defined below) and that hold their Ordinary Shares and Warrants as capital assets (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a holder of Ordinary Shares or Warrants subject to special rules, including:
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banks, financial institutions or financial services entities;

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brokers;

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dealers or traders in securities, commodities or currencies;

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S corporations, partnerships, or other entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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qualified foreign pension funds (and entities wholly owned by one or more qualified foreign pension funds);

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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U.S. expatriates and certain former or long-term residents of the United States;

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holders other than U.S. Holders;

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persons that actually or constructively own five percent or more of our shares (by vote or value);

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persons that acquired Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an applicable financial statement;

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controlled foreign corporations;

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passive foreign investment companies;

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persons that hold Ordinary Shares or Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; and

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address the impact of alternative minimum tax or Medicare contribution tax on net investment income, or any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
As used herein, the term “U.S. Holder” means a beneficial owner of Ordinary Shares or Warrants that for U.S. federal income tax purposes is, or is treated as: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Ordinary Shares or Warrants through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of Ordinary Shares or Warrants, the U.S. federal income tax treatment of a partner in the partnership or owner of the other pass-through entity generally will depend on the status of the partner or owner and the activities of the partner and the partnership or the owner and the other pass-through entity. Partnerships and partners of any partnership (and other pass-through entities and owners of any such entities) holding Ordinary Shares or Warrants are urged to consult their tax advisors.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND WARRANTS. EACH HOLDER OF ORDINARY SHARES OR WARRANTS IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES OR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS.
Tax Residence of the Company for U.S. Federal Income Tax Purposes
Although the Company is incorporated and tax resident in the Cayman Islands, following the closing of the First Merger the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because the Company is not so created or organized (but is instead incorporated only in the Cayman Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The rules under Section 7874 of the Code are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.
Under Section 7874 of the Code, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Treasury regulations promulgated under Section 7874 of the Code further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the

Code that are made as part of a plan or made over a 36-month period, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.
PubCo will indirectly acquire substantially all of the assets of ExcelFin through the First Merger. As a result, Section 7874 of the Code potentially could apply to cause the Company to be treated as a U.S. corporation for U.S. federal income tax purposes following the First Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.
Based upon the terms of the First Merger, the rules for determining share ownership under Section 7874 of the Code and the Treasury regulations promulgated thereunder, and certain factual assumptions, the Company is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge the status of the Company as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court. No opinion was or will be provided as to the application of Section 7874 of the Code to the First Merger.
If the IRS were to successfully challenge the Company’s status as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, the Company and certain shareholders of the Company could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on the Company and future withholding taxes on certain shareholders of the Company . In particular, holders of our Securities would be treated as holders of stock and warrants, as the case may be, of a U.S. corporation.
The remainder of this discussion assumes that the Company will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.
Utilization of ExcelFin’s Tax Attributes and Certain Other Adverse Tax Consequences to the Company and Shareholders of the Company
Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code, if the corporation is treated as a “surrogate foreign corporation”. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.
Based upon the terms of the First Merger, the rules for determining share ownership under Section 7874 of the Code and the Treasury regulations promulgated thereunder, and certain factual assumptions, the Company expects that the Section 7874 Percentage should be less than 60% after the First Merger. Accordingly, the limitations and other rules described above are not presently expected to apply to the Company.
If the Section 7874 Percentage applicable to the First Merger was at least 60% but less than 80%, the Company and certain shareholders of the Company may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by the Company include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%. Finally, ExcelFin (or related U.S. corporations) would be subject to an excise tax of 1% of the fair market value of stock redeemed by the Company under Section 4501 of the Code. Although the availability of tax attributes to offset “inversion gain” is limited, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that ExcelFin will have a significant amount of inversion gain as a result of the First Merger. However, no assurances can be given that inversion gain will not arise in the 10-year period following the transaction.
The determination that the Section 7874 Percentage should be less than 60% after the First Merger is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge whether the Company is subject to the above rules or that such a challenge would not be sustained by a court. No opinion was or will be provided as to the application of Section 7874 of the Code to the First Merger. If the IRS successfully applied these rules to the Company, significant adverse tax consequences could result for the Company and for certain shareholders of the Company, including a higher effective tax rate on the Company’s U.S. holders.
The remainder of this discussion assumes that the Company will not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes under Section 7874 of the Code.
Taxation of distributions
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution (including the amount of any tax withheld) paid on Ordinary Shares to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by the Company will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce (but not below zero) the U.S. Holder’s basis in its Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares (see “— Gain or loss on sale or other taxable disposition of Ordinary Shares and Warrants” below). The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Any foreign currency gain or loss will be treated as ordinary income or ordinary loss.
For non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), dividends generally will be taxed at the lower rates applicable to long-term capital gains (see “— Gain or loss on sale or other taxable disposition of Ordinary Shares and Warrants” below) only if the Ordinary Shares are readily tradable on an established securities market in the United States, the Company is not treated as a PFIC at the time the dividend is paid or in the preceding taxable year and certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Ordinary Shares.
For foreign tax credit limitation purposes, dividends will generally be treated as passive category income. In the event we are deemed to be a PRC resident enterprise under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on the Ordinary Shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Gain or loss on sale or other taxable disposition of Ordinary Shares and Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Ordinary Shares and Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Warrants exceeds one year at the time of such sale or other taxable disposition.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition with respect to the Ordinary Shares or Warrants and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares or Warrants, respectively. Long-term capital gain recognized by a non-corporate U.S. Holder is generally eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
In the event we are deemed to be a PRC resident enterprise under the EIT Law and gain from the disposition of the Ordinary Shares or Warrants is subject to tax in PRC, a U.S. Holder that is eligible for the benefits of the United States-PRC income tax treaty may be able to elect to treat such gain as PRC-source gain for foreign tax credit purposes under the United States-PRC income tax treaty. If a U.S. Holder is not eligible for the benefits of the United States-PRC income tax treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the Ordinary Shares or Warrants unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category).
Exercise, lapse or redemption of Warrants
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of Ordinary Shares on the exercise of a Warrant for cash. A U.S. Holder’s initial tax basis in Ordinary Shares received upon exercise of the Warrant generally will equal the sum of the U.S. Holder’s initial tax basis in the Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the Warrant.
The tax consequences of a cashless exercise of a Warrant are not clear. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Warrants surrendered. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Shares will commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrants.
It is also possible that a cashless exercise may be treated as a taxable exchange of a portion of the Warrants surrendered in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Warrants having a value equal to the exercise price for the total number of Warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s initial tax basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.
While not free from doubt, a redemption of Warrants for Ordinary Shares should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, subject to the PFIC rules discussed, a U.S. Holder should not recognize any gain or loss on the redemption of Warrants for Ordinary Shares. In such event, a U.S. Holder’s aggregate tax basis in the Ordinary Shares received in the redemption generally should equal the U.S. Holder’s aggregate tax basis in the Warrants redeemed and the holding period for the Ordinary Shares should include the U.S. Holder’s holding period for the surrendered Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of Warrants. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of Warrants for Ordinary Shares.
Subject to the PFIC rules described below, if Warrants are redeemed for cash or if Warrants are purchased in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above in “Gain or loss on sale or other taxable disposition of Ordinary Shares and Warrants.”
Possible constructive distributions
The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of Ordinary Shares which is taxable to the U.S. Holders of such Ordinary Shares as described in “Taxation of distributions” above. Such constructive distribution would be subject to tax as described in that section in the same manner as if the U.S. Holders of the Warrants received a cash distribution from the Company equal to the fair market value of such increased interest.
Passive foreign investment company rules
The treatment of U.S. Holders of Ordinary Shares and Warrants could be materially different from that described above if the Company is or was treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
The determination of whether the Company will be treated as a PFIC for the current taxable year will depend on a number of factors, including the amount of cash held by ExcelFin and Baird Medical and its subsidiaries, among others. Accordingly, there can be no assurances that the Company will not be treated as a PFIC in the current taxable year or any future taxable year. Although the Company’s PFIC status will be determined annually, an initial determination that the Company is a PFIC will generally apply for subsequent years to a U.S. Holder who holds Ordinary Shares or Warrants while the Company is a PFIC, whether or not the Company meets the test for PFIC status in subsequent years.
If the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Warrants and, in the case of Ordinary Shares, the U.S. Holder did not make an applicable PFIC election (described below), such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).
Under these rules:
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Warrants (including any portion of such holding period prior to the Initial Merger);

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company was a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC elections
In general, if the Company is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares (but not the Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
U.S. Holders of Warrants will not be able to make a QEF election with respect to their Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than in certain cases upon exercise of such Warrants for cash) and the Company was a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized may be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Warrants properly makes and maintains a QEF election with respect to the newly acquired Ordinary Shares (or has previously made a QEF election with respect to Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, the Company will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of the Company’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, the Company must also be determined to be a “controlled foreign corporation” as defined in the Code, and there are no assurances that the Company will so qualify. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Ordinary Shares acquired upon the exercise of the Warrants solely for purposes of the PFIC rules.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS

Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not intend to provide PFIC Annual Information Statements, which will preclude U.S. Holders from making or maintaining a QEF election.
If a U.S. Holder has made a QEF election with respect to Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of the Ordinary Shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if the Company is a PFIC for any taxable year, a U.S. Holder of Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s Ordinary Shares for which a QEF election has been made will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to the Ordinary Shares for such taxable year.
Alternatively, if the Company is a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included in income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the Ordinary Shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Ordinary Shares under their particular circumstances.
If the Company is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or disposes of all or part of the Company’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) securities in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary

Shares and Warrants should consult their tax advisors concerning the application of the PFIC rules to Ordinary Shares and Warrants under their particular circumstances.
Backup Withholding and Tax Reporting
In general, information reporting requirements will apply to dividends received by U.S. Holders of Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of Ordinary Shares and Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as certain corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Cayman Islands Tax Considerations
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties applicable to payments to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.
People’s Republic of China Taxation
Under the EIT Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in SAT Circular 82 may reflect the general position of SAT on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (1) the primary location of the day-to-day operational management is in the PRC; (2) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (4) at least 50% of voting board members or senior executives habitually reside in the PRC. We believe that our Cayman Islands holding company, is not a PRC resident enterprise for PRC tax purposes. Our Cayman Islands holding company is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that it meets all of the conditions above. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”. Therefore, there can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the Ordinary Shares. In addition, non-resident enterprise shareholders (including the holders of the Ordinary Shares) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of the Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the holders of the Ordinary Shares) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20%. Any PRC tax imposed on dividends or gains may be subject to a reduction if a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of our Cayman Islands holding company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that our Cayman Islands holding company is treated as a PRC resident enterprise.
Provided that our Cayman Islands holding company is not deemed to be a PRC resident enterprise, holders of the Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of the Ordinary Shares. However, under SAT Bulletin 7 and SAT Bulletin 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Bulletin 7 and SAT Bulletin 37, and we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37, or to establish that we should not be taxed thereunder.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 11,500,000 Ordinary Shares issuable upon the exercise of the Warrants. Pursuant to the terms of the Warrants, Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise the warrant, we will, within the time allotted by the agreement governing the warrants, issue instructions to our transfer agent to issue Ordinary Shares to the holder. If, at the time the Public Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Public Warrants will be issued free of a restrictive legend. We could potentially receive up to an aggregate of US$132,250,000 from the exercise of the Warrants, assuming the exercise in full of all of these warrants for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Ordinary Shares. Based on the closing price of our Ordinary Shares at US$1.63 on December 4, 2025, which is less than the exercise price of US$11.50 per share pursuant to the terms of the Warrants, we believe holders of the Warrants will be unlikely to exercise their Warrants, and we are unlikely to receive proceeds from the exercise of Warrants.
We are also registering the resale, from time to time, by the Selling Securityholders, or their permitted transferees, of up to 34,415,562 Ordinary Shares. The aggregate proceeds to the Selling Securityholders from the sale of such securities will be the purchase price of the securities less any discounts and commissions. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Securities to be made directly or through agents. We will not receive any of the proceeds from the sale of the securities registered hereby by the Selling Securityholders.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities covered by this prospectus that are beneficially owned by the Selling Securityholders may be offered and sold from time to time by the Selling Securityholders. Notwithstanding the foregoing, Selling Securityholders subject to our insider trading policy, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our securities. For lock-up arrangement applicable to certain securities covered by this prospectus that are beneficially owned by the Selling Securityholders, see “Shares Eligible for Future Sale — Lock-up Agreements.”
Selling Securityholders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Selling Securityholder is deemed an “affiliate” of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, us and may include the executive officers, directors and significant shareholders of us.
The term “Selling Securityholders” includes pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of the Selling Securityholders named in this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
The Registered Securities offered by the Selling Securityholders under this prospectus may be sold from time to time to purchasers:
•
directly by the Selling Securityholders;

•
to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the Registered Securities;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing of options (including the issuance by the Selling Securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•
through an exchange distribution in accordance with the rules of the applicable exchange;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
through the settlement of short sales,

•
any other method permitted pursuant to applicable law; and

•
a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Securities by the Selling Securityholders.
The Registered Securities may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in one or more transactions:
•
on any securities exchange or quotation service on which the Registered Securities may be listed or quoted at the time of sale, including Nasdaq;

•
in the over-the-counter market;

•
in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
any other method permitted by applicable law; or

•
through any combination of the foregoing.

In connection with the sales of our securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions that, in turn, may:
•
engage in short sales of the securities in the course of hedging their positions;

•
sell the securities short and deliver the securities to close out short positions;

•
loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell; or

•
enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Securityholder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
At the time a particular offering of the Registered Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of Registered Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of the Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
There can be no assurance that the Selling Securityholders will sell any or all of the Registered Securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the Registered Securities by other means not described in this prospectus. In addition, any Registered Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Selling Securityholders and any other persons participating in the sale of the Registered Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Securities to engage in market-making activities with respect to the particular Registered Securities being distributed. This may affect the marketability of the Registered Securities and the ability of any person or entity to engage in market-making activities with respect to the Registered Securities.
With respect to those Registered Securities being registered pursuant to the A&R Registration Rights Agreement, the Subscription Agreement and the Backstop Agreement, we and the Selling Securityholders have agreed to indemnify or hold harmless each other and certain related persons against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may also indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Securities against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

EXPENSES RELATED TO THE OFFERING
We estimate the following expenses in connection with the offer and sale of our Ordinary Shares by the Selling Securityholders. With the exception of the SEC Registration Fee, all amounts are estimates.
SEC registration fee	$36,568
FINRA filing fee	—
Legal fees and expenses	45,000
Accountants’ fees and expenses	150,000
Printing expenses	3,000
Transfer agent fees and expenses	1,000
Miscellaneous costs	10,000
Total	$245,568

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS
We are being represented by Baker & McKenzie LLP with respect to certain legal matters as to United States federal securities and New York State law, and by Conyers Dill & Pearman with respect to certain legal matters as to Cayman Islands law. Baker & McKenzie LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law.

EXPERTS
The consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2023 and for the years ended December 31, 2023 and 2022, before the effects of the adjustments to retrospectively apply ASU No. 2023-07 and to reflect the reverse recapitalization, included in this prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The retrospective adjustments to the consolidated financial statements of Baird Medical Investment Holdings Limited for the years ended December 31, 2023 and 2022 to reflect the adoption of ASU No. 2023-07 and the reverse recapitalization, as described in Notes 1, 2, 3, 16, 18 and 24, and the consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2024 and for the year ended December 31, 2024 included in this prospectus have been audited by Kreit & Chiu CPA LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “Foreign Private Issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain an Internet website at bairdmed.com. Through the “Investor Relations” portal available through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts in U.S. dollars, except for share data, or otherwise noted)
	As of
	December 31, 2024	June 30, 2025
ASSETS
CURRENT ASSETS
Cash	$2,970,199	$2,171,492
Accounts receivable, net	46,575,776	40,824,995
Inventories	1,296,577	1,430,376
Prepayments, net	10,274,207	15,983,806
Deposits and other assets, net	295,754	332,689
Due from related parties	2,862	2,916
Total Current Assets	61,415,375	60,746,274
NON-CURRENT ASSETS
Property and equipment, net	7,141,064	6,705,182
Intangible assets, net	16,528	12,631
Deferred tax assets	714,461	700,524
Right-of-use assets	475,119	289,395
Goodwill	57,772	58,869
Prepayments – non current	8,021,046	8,353,796
Deposits and other assets – non current	121,505	123,811
Total Non-Current Assets	16,547,495	16,244,208
Total Assets	$77,962,870	$76,990,482
CURRENT LIABILITIES
Short-term bank loans	16,166,000	13,953,020
Tax payables	2,873,453	2,452,315
Salaries and benefits payable	797,912	693,309
Contract liability	792,102	1,093,434
Short-term lease liabilities	264,316	118,607
Accounts payable	1,252,667	2,136,075
Amounts due to a related party	3,703,700	4,502,547
Accrued listing expenses payable	5,341,848	5,282,105
Accrued expenses and other payables	2,518,175	2,623,151
Deferred tax liabilities	45,238	21,559
Long-term loan – current portion	867,772	2,591,659
Total Current Liabilities	34,623,183	35,467,781
NON-CURRENT LIABILITIES
Long-term lease liabilities	136,683	84,459
Long-term loan – non current	3,442,526	5,814,171
Total Non-Current Liabilities	3,579,209	5,898,630
Total Liabilities	$38,202,392	$41,366,411
Commitments and Contingencies
Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; 290,000 shares issued and outstanding as of December 31, 2024 and June 30, 2025	29	29
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 35,728,625 shares issued,25,555,096 shares outstanding as of December 31, 2024; 40,979,382 shares issued, 26,552,370 shares outstanding as of June 30, 2025*	2,556	2,655
Additional paid-in capital*	11,441,712	17,770,394
Statutory reserve	4,591,151	4,611,287
Retained earnings	26,764,751	15,450,720
Accumulated other comprehensive loss	(3,141,061)	(2,247,122)
Total Baird Medical Investment Holdings Limited’s Shareholders’ Equity	39,659,138	35,587,963
Non-controlling interests	101,340	36,108
Total Equity	39,760,478	35,624,071
Total Liabilities and Equity	$77,962,870	$76,990,482

*
Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME/LOSS
(All amounts in U.S. dollars, except for share and per share data, or otherwise noted)
	For the six months ended June 30,
	2024	2025
Revenues	$13,136,588	$7,959,494
Cost of revenues	(1,645,559)	(1,424,240)
Gross profit	11,491,029	6,535,254
Operating expenses:
Selling and marketing expenses	(1,168,576)	(1,127,725)
General and administrative expenses	(3,205,845)	(8,677,640)
Research and development expenses	(2,027,439)	(7,180,293)
Total operating expenses	(6,401,860)	(16,985,658)
Income from operations	5,089,169	(10,450,404)
Interest expense	(238,919)	(358,215)
Interest income	264	762
Subsidy income	265	56,968
Other expenses, net	5,627	(49,107)
Income/(loss) before income tax	4,856,406	(10,799,996)
Income tax provision	(481,279)	(559,131)
Net income/(loss)	4,375,127	(11,359,127)
Less: Net income/(loss) attributable to non-controlling interests	(44,860)	(65,232)
Net income/(loss) attributable to Baird Medical Investment Holdings Limited’s shareholders	4,330,267	(11,293,895)
Other comprehensive loss
Foreign currency translation adjustment	(828,730)	893,939
Total comprehensive income/(loss)	3,546,397	(10,465,188)
Non-controlling interests	(44,860)	(65,232)
Comprehensive income/(loss) attributable to Baird Medical Investment Holdings Limited’s shareholders	$3,501,537	$(10,399,956)
Net income/(loss) per share, basic*	$0.17	$(0.43)
Net income/(loss) per share, diluted*	$0.17	$(0.43)
Weighted average number of shares-basic*	25,555,096	26,402,382
Weighted average number of shares-diluted*	25,555,096	26,402,382
Stock-based compensation expenses included in
General and administrative expenses	$—	$(6,328,781)

*
Shares related information for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS’ EQUITY
(In U.S. dollars, except for share data, or otherwise noted)
	Preferred shares		Ordinary shares*		Additional paid-in capital*	Statutory reserve	Retained earnings	Accumulated other comprehensive loss	Total shareholder’s equity	Non- controlling interests	Total equity
	Shares	Amounts	Shares	Amounts
Balance at December 31, 2023	—	—	25,555,096	$2,556	$18,850,677	$4,508,366	$14,394,167	$(2,005,122)	$35,750,644	$(43,389)	$35,707,255
Net income	—	—	—	—	—	—	4,330,267	—	4,330,267	44,860	4,375,127
Appropriation of statutory reserve	—	—	—	—	—	48,785	(48,785)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(828,730)	(828,730)	—	(828,730)
Balance at June 30, 2024	—	—	25,555,096	$2,556	$18,850,677	$4,557,151	$18,675,649	$(2,833,852)	$39,252,181	$1,471	$39,253,652
	Preferred shares		Ordinary shares*		Additional paid-in earnings	Statutory reserve	Retained earnings	Accumulated other comprehensive loss	Total shareholder’s equity	Non- controlling interests	Total equity
	Shares	Amounts	Shares	Amounts
Balance at December 31, 2024	290,000	$29	25,555,096	$2,556	$11,441,712	$4,591,151	$26,764,751	$(3,141,061)	$39,659,138	$101,340	$39,760,478
Net loss	—	—	—	—	—	—	(11,293,895)	—	(11,293,895)	(65,232)	(11,359,127)
Stock-based compensation to individuals	—	—	363,745	36	2,134,783	—	—	—	2,134,783	—	2,134,819
Share issuance to third-party companies	—	—	633,529	63	4,193,899	—	—	—	4,193,899	—	4,193,962
Appropriation of statutory reserve	—	—	—	—	—	20,136	(20,136)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	893,939	893,939	—	893,939
Balance at June 30, 2025	290,000	$29	26,552,370	$2,655	$17,770,394	$4,611,287	$15,450,720	$(2,247,122)	$35,587,963	$36,108	$35,624,071

*
Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars, except for share data, or otherwise noted)
	For the six months ended June 30,
	2024	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$4,375,127	$(11,359,127)
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization	592,743	597,562
Deferred tax expense	17,212	2,922
Stock-based compensation	—	6,328,781
Amortization of right-of-use assets	181,219	192,370
Changes in assets and liabilities:
Accounts receivable	(4,139,051)	6,554,286
Inventories	(2,214)	(107,862)
Prepayments	(4,044,770)	(5,610,132)
Deposits and other assets	(10,655)	(30,941)
Accounts payable	5,702	849,167
Contract liabilities	51,274	282,814
Lease liabilities	(299,861)	(203,040)
Accrued expenses and other payables	(141,643)	(220,957)
Taxes payable	(545,480)	(469,878)
Net cash used in operating activities	(3,960,397)	(3,194,035)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(484,839)	(44,610)
Net cash used in investing activities	(484,839)	(44,610)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	8,454,600	9,646,105
Repayments of short-term bank loans	(3,465,000)	(12,135,200)
Proceeds from long-term loan	—	4,963,986
Payment of long-term loan	(393,601)	(999,133)
Due to a related party	(8,433)	719,685
Payment of listing cost	(130,349)	—
Net cash provided by financing activities	4,457,217	2,195,443
Effect of exchange rate changes	(20,051)	244,495
Net change in cash	(8,070)	(798,707)
Cash at beginning of the period	$1,510,484	$2,970,199
Cash at end of the period	$1,502,414	$2,171,492
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$919,829	$632,467
Cash paid for interest	$238,919	$358,215
SUPPLEMENTAL DISCLOSURE OF NONCASH FLOW INFORMATION:
Stock-based compensation	$—	$6,328,781
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars, except for share data, or otherwise noted)
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS
Baird Medical Investment Holdings Limited (“PubCo”, “Baird Medical” or “the Company”) was incorporated as a private company under the laws of Cayman Island on June 16, 2023, as a direct wholly owned subsidiary of Betters Medical Investment Holdings Limited (“Betters Medical”).
On October 1, 2024 (the “Closing Date”), ExcelFin Acquisition Corp., a Delaware corporation (“ExcelFin” or “SPAC”), Betters Medical Investment Holdings Limited, a Cayman Islands exempted company, Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Betters Medical, Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of PubCo (“Tycoon”), Betters Medical Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub 2”), and Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Betters Medical (“NewCo”), consummated the business combination (the “Closing”) pursuant to the terms of the Business Combination Agreement, dated as of June 26, 2023 (as amended on March 11, 2024, May 16, 2024, June 17, 2024 and August 23, 2024, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), pursuant to which, among other things, (a) on August 3, 2023, Betters Medical contributed all of the issued shares of Tycoon held by Betters Medical (“Tycoon Shares”) to PubCo in exchange for Ordinary Shares, such that Tycoon became a wholly-owned subsidiary of PubCo, and Betters Medical received in exchange therefor 29,411,764 Ordinary Shares (the “Share Contribution”) valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Betters Medical transferred 1,948,138 Ordinary Shares (which shares did not include the Baird Medical Earnout Shares, as defined below) to NewCo and certain minority shareholders of Betters Medical exchanged their ownership interests in Betters Medical for all of the outstanding ownership interests in NewCo; and (c) Merger Sub 1 merged with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo and Merger Sub 2 merged with and into NewCo, with NewCo continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). However, 8,823,529 of the Ordinary Shares issued to Betters Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the Closing (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share. The business purpose of the Second Merger was both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional Ordinary Shares would be held after closing by shareholders most likely to be long-term holders. 1,350,000 Ordinary Shares issued to the ExcelFin SPAC LLC, a Delaware limited liability company, in the Business Combination that will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on the Nasdaq Global Market (the “Nasdaq”) is greater than or equal to $12.50 per share over any 20 trading days within any 30 day trading period or (b) a change of control of Baird Medical occurs.
Upon the consummation of the Business Combination, outstanding ExcelFin Warrants were assumed by us and converted into corresponding warrants to purchase an aggregate of 11,500,000 Ordinary Shares. The Assumed Public Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Assumed Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per whole share, subject to adjustment. The Assumed Public Warrants may be exercised only for a whole number of the Ordinary Shares. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the then-existing holders of the Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Ordinary Shares. The exclusive forum provision in the amended and restated warrant agreement can result in increased costs to investors to bring a claim.
In connection with the signing of the Business Combination Agreement, ExcelFin SPAC LLC (“the Sponsor”), ExcelFin, and Baird Medical entered into the Sponsor Support Agreement. Pursuant to this agreement, the Sponsor agreed to surrender all 11,700,000 of the ExcelFin Private Placement Warrants which are owned by the Sponsor to ExcelFin for no additional consideration effective as of immediately prior to the at the effective time of the Business Combination (“Effective Time”).
The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, ExcelFin will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the shareholders of Baird Medical comprising the majority of the voting power of the Company and having the ability to nominate the members of our Board, Baird Medical’s operations prior to the acquisition comprising the only ongoing operations, and Baird Medical’s senior management comprising a majority of the Group’s senior management. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Baird Medical with the Business Combination treated as the equivalent of Baird Medical issuing shares for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Baird Medical in future reports. Transaction costs related to the Reverse Recapitalization as part of the Business Combination Agreement were charged to equity as a reduction of the net proceeds received in exchange for the shares issued to the shareholders.
The Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and the redeemable warrants to acquire one Ordinary Share at an exercise price of $11.50 per Ordinary Share (“Warrants”) are trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BDMD” and “BDMD W”, respectively.
The principal business activities of the Company and its subsidiaries are to engage in research and development, manufacture and sales of microwave ablation (“MWA”) and other medical devices in the People’s Republic of China (the “PRC”).
As the Company were under same control of the shareholders and their entire equity interests were also ultimately held by the shareholders immediately prior to the reorganization, the consolidated statements of income and comprehensive income, consolidated statements of changes inequity and consolidated statements of cash flows are prepared as if the current group structure had been in existence throughout the year period ended December 31, 2024, and for the six months ended June 30, 2024 and 2025, respectively, or since the respective dates of incorporation/establishment of the relevant entity, where this is a shorter period. Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization. The movement in the Company’s authorized share capital and the number of ordinary shares outstanding and issued in the Company are also detailed in the Note 16.

The Combined Company’s structure before and after the Business Combination. The ownership structure of Baird Medical before Closing is as follows:

Auto King International Limited
Other minority shareholders
59.94%
40.06%
Betters Medical Investment Holdings Limited (Cayman)
100%
100%
Baird Medical Investment Holdings Limited (Cayman)
Betters Medical NewCo, LLC (Delaware)
100%
100%
Betters Medical Merger Sub, Inc. (Delaware)
Tycoon Choice Global Limited (BVI)
Betters Medical Merger Sub 2, Inc. (Delaware)
100%
Baide Medical Investment Company Limited (Hong Kong)
100%
Chinese Operating Subsidiaries

The ownership structure of the Combined Company giving effect to the Business Combination is as follows:

As at the date of this report, the Company has direct and indirect interests in the following subsidiaries:
Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	Shareholders	% of Equity Ownership	Principal Activities
Betters Medical NewCo, LLC (“NewCo”)	June 17, 2024 / October 1, 2024	Delaware (US)	PubCo	100%	Holding
ExcelFin Acquisition Corp. (“SPAC” or “ExcelFin”)	March 15, 2021 / October 1, 2024	Delaware (US)	PubCo	100%	Holding
Baird Medical LLC	November 29, 2023	Delaware (US)	PubCo	100%	Sales of MWA medical devices
Tycoon Choice Global Limited (“Tycoon”)	January 8, 2021	BVI	PubCo	100%	Holding
Baide Medical Investment Company Limited (“Baide HK”)	January 29, 2021	Hong Kong	Tycoon	100%	Holding
Baide (Guangdong) Capital Management Company Limited (“Baide Capital”)	March 3, 2021	The PRC	Baide HK	100%	Sales of MWA medical devices and investment holding
Guangzhou Dedao Capital Management Company Limited (“Dedao”)	March 4, 2021	The PRC	Baide Capital	99%	Holding
Guangzhou Baihui Corporate Management Company Limited (“Baihui”)	December 4, 2020	The PRC	Dedao	99%	Holding
Guangzhou Zhengde Corporate Management Company Limited	December 4, 2020	The PRC	Dedao	99%	Holding
Guangzhou Yide Capital Management Company Limited	December 10, 2020	The PRC	Dedao	99%	Holding
Baide (Suzhou) Medical Company Limited (“Baide Suzhou”)	June 5, 2012	The PRC	Zhengde Yide, and Baihui	99%	Research and development, sales of MWA and other medical devices and investment holding
Henan Ruide Medical Instrument Company Limited	July 6, 2018	The PRC	Baide Suzhou	99%	Sales of MWA and other medical devices
Nanjing Changcheng Medical Equipment Company Limited (“Nanjing Changcheng”)	January 28, 2016	The PRC	Baide Suzhou	99%	Research and development, manufacture and sales of MWA and other medical devices
Guizhou Baiyuan Medical Company Limited	September 21, 2017	The PRC	Baide Suzhou	99%	Sales of other medical devices

Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	Shareholders	% of Equity Ownership	Principal Activities
Guoke Baide (Guangdong) Medical Company Limited (“Guoke Baide”)	July 5, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Hunan Baide Medical Technology Company Limited	November 26, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Ruikede Biological Technology (Xiamen) Company Limited (“Ruikede Xiamen”)	July 17, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Guangzhou Fangda Medical Technology Company Limited	December 22, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Junde (Guangzhou) Medical Technology Company Limited	November 14, 2022	The PRC	Guoke Baide	99%	Sales of MWA medical devices
Shengde (Guangzhou) Medical Technology Company Limited	November 29, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Suzhou Kangchuang Medical Company Limited	December 6, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Hainan Haike Baide Medical Company Limited	July 4, 2024	The PRC	Baide Suzhou	100%	Sales of MWA medical devices

Note:
Guizhou Baiyuan Medical Company Limited and Suzhou Kangchuang Medical Company Limited completed the liquidation procedures in the first half of 2025.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to the rules and regulations of the Securities and Exchange Commission (“SEC”), which requires the Company to make judgments, estimates and assumptions that affect reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there was no material changes made to the accounting estimates and assumptions in the past three years, the Company continually evaluates these estimates and assumptions based on the most recently available information, the Company’s own historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from expectations as a result of changes in the Company’s estimates.
The Company believes that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies the Company believe are the most critical to understanding and evaluating the Company’s consolidated financial condition and results of operations.
Basis of presentation and principles of consolidation
These unaudited condensed consolidated financial statements for the six months ended June 30, 2025 have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission pertaining to interim financial statements. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, from which the accompanying condensed consolidated balance sheet at December 31, 2024 was derived. In the opinion of management, all adjustments considered necessary for a fair presentation of the interim financial information have been included and are of a normal recurring nature.
The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. Inter-company transactions and balances between group companies together with unrealized profits arising from inter-company transactions are eliminated in full in preparing the consolidated financial statements. Unrealized losses resulting from inter-company transactions are also eliminated unless the transaction provides evidence of impairment on the asset transferred, in which case the loss is recognized in consolidated profit or loss.
Use of estimates and assumptions
In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, useful lives of property and equipment, impairment of long-lived assets, allowance for credit losses, fair value of ordinary shares, preferred shares, warrants and earn out shares, realizability of deferred tax assets, inventory allowance, Business Combination related payments and prepayment for R&D. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.
Functional currency and foreign currency translation
The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are principally conducted through the PRC subsidiaries where the local currency is the functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the Federal Reserve at the end of the period. The statement of operations accounts is translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.
Translation adjustments included in accumulated other comprehensive loss amounted to $3.1 million and $2.2 million as of December 31, 2024 and June 30, 2025, respectively. The balance sheet amounts, with the exception of shareholders’ equity as of December 31, 2024 and June 30, 2025 were translated at RMB 7.2993 and RMB7.1636 to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to statement of operations accounts for the six months ended June 30, 2024 and 2025 were RMB7.2150 and RMB7.2526 to $1.00, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.
Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value include:
Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:   Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.
Level 3:   Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
The Company does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
The Company’s financial instruments consist principally of cash, accounts receivable and accounts payable.
As of December 31, 2024 and June 30, 2025, the carrying values of cash, accounts receivable, accounts payable and other liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.
Cash
Cash include cash in bank placed with banks, which have original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash.
Expected credit losses
In 2016, Financial Accounting Standards Board(“FASB”) issued Accounting Standards Codification (“ASC”) Topic 326, which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses. The Company adopted ASC Topic 326 on January 1, 2021.
The Company’s accounts receivable and other receivables included in prepayment and other current assets and other non-current assets are within the scope of ASC Topic 326.
For the six months ended June 30, 2024 and 2025, the Company used an individual basis and pool basis of the customers sharing similar risk characteristics by applying the aging group method under the Current Expected Credit Loss Model (“CECL Model”). The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on the Company’s specific facts and circumstances. The Company uses aging group method to calculate average expected loss rate under pool basis.
Accounts receivable is presented net of any allowance for credit losses. An allowance for credit losses is recorded in the period when loss is probable. The Company recognizes loss allowance for expected credit loss

(“ECL”) on accounts receivable. The Company writes off an account receivable when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.
For the six months ended June 30, 2025, the credit period granted to the customers was generally for a period within 180 days. For the six months ended June 30, 2024, the credit period granted to the customers stipulated under contract was generally for a period within 90 days. The Company’s accounts receivable consists primarily of distributers, deliverers and hospitals. The Company’s additions charged to allowance for expected credit losses were $0.6 million and $0.3 million for the six months ended June 30, 2024 and 2025, respectively. The Company’s recovery of allowance for expected credit losses were $0.6 million and $0.3 million for the six months ended June 30, 2024 and 2025, respectively.
Inventories
Inventories are initially recognized at cost, and subsequently at the lower of cost and net realizable value. Cost comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. For the six months ended June 30, 2024 and 2025, no impairment loss on inventories was recognized.
Prepayments
Prepayment primarily consist of prepaid expense for R&D and advances to suppliers for purchasing goods, equipment or services that have not been received or provided. These advances are interest free, unsecured and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit loss is recorded in the period when loss is probable. As of December 31, 2024 and June 30, 2025, there was $4,867 and $4,959 allowance for the credit losses, respectively.
Deposits and other assets
Deposits and other assets primarily consist of deposit for office rental and long-term loan. These deposits and other assets are interest free, unsecured and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit losses is recorded in the period when loss is probable. As of December 31, 2024 and June 30, 2025, there was $0.1 million and $0.1 million allowances for the credit losses, respectively.
Property and equipment, net
Property and equipment are stated at historical cost less accumulated depreciation and impairment, if any. Depreciation is calculated using the straight-line method over their estimated useful lives. The estimated useful lives are as follows:
Useful life
Machinery	3 – 10 years
Furniture, fixtures and equipment	3 – 5 years
Vehicles	4 years
Medical equipment	6 – 10 years
Leasehold improvement	Over the lease term or estimated useful lives of 5 years, whichever is shorter
Expenditures for maintenance and repairs are expensed as incurred. The gain or income on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations.
Deferred offering costs
The Company complies with ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering cost consisted of underwriting, legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering (IPO), and it was charged to shareholders’ equity upon the completion of the IPO.
Goodwill
Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from the acquired entity as a result of the Company’s acquisitions of interests in its subsidiaries. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed.
This allocation process is only performed for the purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, allocation of assets, liabilities and goodwill to reporting units, and determination of the fair value of each reporting unit.
Intangible assets, net (other than goodwill)
Intangible assets acquired separately are initially recognized at cost. The cost of intangible assets acquired in a business combination is fair value at the date of acquisition. Subsequently, intangible assets with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Intangible assets with indefinite useful lives are carried at cost less any subsequent accumulated impairment losses.
Amortization is provided on a straight-line basis over their useful lives as follows. The amortization expense is recognized in profit or loss and included in administrative expenses.
Useful life
Patent	6 years
Software	5 years
The estimates and associated assumptions of useful life determined by the Company are based on technical and commercial obsolescence, legal or contractual limits on the use of the asset and other relevant factors. Based on the functionalities and expiry date of the patent and software, the Company considers a useful life of 5 to 6 years to be their best estimation. Both the period and method of amortization are reviewed annually.
Impairment of long-lived assets other than goodwill
For other long-lived assets including property and equipment and other non-current assets, the Company evaluates for impairment whenever events or changes (triggering events) indicate that the carrying amount of an asset may no longer be recoverable. The Company assesses the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to receive from use of the assets and their eventual disposition. Such assets are considered to be impaired if the sum of the expected undiscounted cash flows is less than the carrying amount of the assets. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not recognize any impairment loss for six months ended June 30, 2024 and 2025.
Leases
In February 2016, FASB issued ASU 2016-02, Leases, which specifies the accounting for leases. Earlier application is permitted for all entities as of February 25, 2016, the issuance date of the final standard. The Company adopted ASC 842 on January 1, 2021, along with all subsequent ASU clarifications and improvements that are applicable to the Company, to each lease that existed in the years presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and years presented in the financial statements. The Company has applied the practical expedient to not recognize short-term leases with lease terms of one year or less.
At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:
•
the contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

•
the customer has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•
the customer has the right to direct the use of the asset. The customer has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the customer has the right to direct the use of the asset if either the customer has the right to operate the asset; or the customer designed the asset in a way that predetermines how and for what purpose it will be used.

The Company as lessee
The Company classifies each lease as either an operating lease or financing lease at the lease commencement date. The classification is not revised unless the lease is modified and that modification is not accounted for as a separate lease.
The lease is classified as a financing lease if both of the following criteria are met:
•
the present value of the lease payments and any residual value guarantee (from the lessee or an unrelated third party) equals or exceeds substantially all of the underlying asset’s fair value; and

•
it is probable that the lessor will collect the lease payments plus any amount necessary to satisfy a residual value guarantee.

If none of the above criteria are met, then the lease is classified as an operating lease.
Both classifications result in the Company recognizing a right-of-use asset and a lease liability. The Company can elect not to apply the lessee accounting model to leases with a lease term of 12 months or less (i.e. short-term leases). A lease that contains a purchase option can qualify as a short-term lease if the lessee is not reasonably certain to exercise its option to purchase the underlying asset. The Company recognizes short-term lease payments as an expense on a straight-line basis over the lease term.
On initial recognition, the right-of-use asset is measured at the initial amount of the lease liability, adjusted for any lease payments made at or before the commencement of the lease, plus any initial direct costs incurred and the amount of any provision recognized where the Company is contractually required to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentive received.
In an operating lease, right-of-use asset is subsequently amortized as the difference between the straight- line lease cost for the period and the periodic accretion of the lease liability using the effective interest method. In a financing lease, right-of-use asset is subsequently depreciated using the straight-line method from the commencement date of the lease over the shorter of the lease term or the useful life of the underlying asset. In addition, the right-of-use asset is reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the lessee’s incremental borrowing rate.
The lease liability is subsequently measured by (i) increasing the carrying amount to reflect interest on the lease liability and (ii) reducing the carrying amount to reflect the lease payments made. The Company remeasured the lease liability to reflect any reassessment or lease modification, or to reflect revised in-substance fixed lease payments.
In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the buyer, and the buyer would need to obtain substantially all the benefits from the use of the asset.
Stock-based compensation
Stock-based compensation expenses arise from share-based awards, including share options for the purchase of ordinary shares and restricted shares. The Company accounts for share-based awards granted to employees in accordance with ASC 718 Compensation — Stock Compensation and share-based awards granted to nonemployee in accordance with ASC 505. Stock-based compensation expenses are recorded net of actual forfeitures using straight-line method during the service period requirement, such that expenses are recorded only for those share-based awards that are expected to ultimately vest.
Long-term loan
When the Company enters into sale-leaseback transactions as a seller-lessee, it applies the requirements in ASC 606 by assessing whether a contract exists and whether it satisfies a performance obligation by transferring control of an asset when determining whether the transfer of an asset shall be accounted for as a sale of the asset. If the Company transfers the control of an asset to the buyer-lessor, it accounts for the transfer of the asset as a sale and recognizes a corresponding gain or loss on disposal. The subsequent leaseback of the asset is accounted for in accordance with ASC 842 in the same manner as any other lease. If the Company does not transfer the control of an asset to the buyer-lessor, the failed sale-leaseback transaction is accounted for as a financing. The Company does not derecognize the transferred asset and accounts for proceeds received as borrowings for which the current portion is included in “long-term loan — current portion” and the non- current portion is included in “long-term loan — non-current” in the consolidated balance sheets.
Revenue recognition
Effective January 1, 2018, the Company adopted ASC Topic 606 using the modified retrospective adoption method. Based on the requirements of ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company primarily sells its products to hospitals.
The Company adopted ASC Topic 606 for all periods presented. Consistent with the criteria of Topic 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
According to ASC Topic 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The Company’s revenue is primarily derived from sales of medical devices. Customers obtain control of goods when either the goods are delivered to the customer or picked up by the customer and such customer has accepted the goods. Revenue is thus recognized at the point in time when the customers have accepted the goods.

Principal versus agent
When another party is involved in providing goods or services to a customer, the Company determines whether the nature of its promise is a performance obligation to provide the specified goods or services itself (i.e. the Company is a principal) or to arrange for those goods or services to be provided by the other party (i.e. the Company is an agent).
The Company is a principal if it controls the specified good or service before that good or service is transferred to a customer.
The Company is an agent if its performance obligation is to arrange for the provision of the specified good or service by another party. In this case, the Company does not control the specified good or service provided by another party before that good or service is transferred to the customer. When the Company acts as an agent, it recognizes revenue in the amount of any fee or commission to which it expects to be entitled in exchange for arranging for the specified goods or services to be provided by the other party.
The Company acts as a principal in the sales of medical devices to hospitals (i.e. directly or through deliverers) and distributors as the Company controls the medical devices before that they are transferred to customers, and accordingly recognizes the revenue which the Company expects to be entitled from the sales of goods to its end-customers.
Revenue from sales of medical devices
The Company sells medical devices though two channels, which is directly or through deliverers to hospitals, and through distributors to the end customers. Various sources of revenue of the Company is recognized on the following bases:
(1)
Revenue from sales to hospitals

The Company acts as a principal in the sales of medical devices to hospitals (i.e., directly or through deliverers) as the Company controls the medical devices before they are transferred to end-customers (i.e., hospitals).
The key indicators that demonstrate the Company’s control over the products include: (i) it is the Company’s responsibility to fulfill the promise of providing products to the hospitals through deliverers, in which the deliverers are just acting on the Company’s behalf. The deliverers bear no rights and obligations on the medical devices and the deliverers do not take any responsibility on the product damage before and after the products are delivered to the hospital’s designated premises and accepted by the hospital; (ii) the Company, instead of the deliverers, are subject to the inventory risk given that the deliverers are prohibited from delivering products to end-customers other than the designated hospitals (as designated through the authorization letter); and (iii) the selling prices of products are predetermined by the Company at tender price. The deliverers do not have pricing power and are only entitled to a specific service fee calculated as a fixed percentage of the relevant transaction of products which is a commission or fee basis. From the above indicators, the deliverers do not obtain control of the medical devices and thus the Company still retain control over the products before the products are delivered to the hospital’s designated premises and accepted by the hospital. Under such limitation, the deliverers do not act as the ‘principal’ in the sales through deliverer model and therefore the designated hospitals are not the ‘customer’ of the deliverer. In other words, the deliverers are instructed by the Company to transfer the medical devices to the designated hospital. As such, it is determined that the Company is the principal, and the deliverers are the agents. Since the Company remains the principal over the goods regardless of if the goods are delivered to the hospital directly by the Company or through the deliverers as agents, there is no significant difference between the two types of good delivery as to when risk or control is transferred to the customer and when revenue is recognized from sales to hospitals.
The Company presents the revenue generated from its sales of products on a gross basis as the Company is a principal.
(2)
Revenue from sales to distributors

The Company acts as a principal in the sales of medical devices to distributors as the Company controls the medical devices before they are transferred to distributors.

The revenue is recognized at a point in time when the Company satisfies its performance obligation by transferring the promised product to its customers, the distributors, upon acceptance. The performance obligation is considered to be met and revenue is recognized when distributors obtain control of the goods or when risks and rewards are transferred to distributors which bear all inventory risks and revenue is recognized when the goods are accepted by the distributor.
The Company did not recognize any revenue from contracts with customers for performance obligations satisfied over time during the six months ended June 30, 2024 and 2025.
The transaction price is generally in the form of a fixed price which is agreed with the customer at contract inception. The transaction price is recorded net of any sales return, surcharges and value-added taxes on gross sales. Customers are required to pay over an agreed-upon credit period.
Return rights
Some of the Company’s contract with customers from the sales of goods provides customers a right of return (a right to exchange for the same product or to be refund in cash due to faulty products). For the six months ended June 30, 2024 and 2025, there is no significant sales return.
Value-added taxes and surcharges
The Company presents revenue net of value-added taxes (“VAT”) and surcharges incurred. Surcharge are sales related taxes representing the City Maintenance and Construction Tax and Education Surtax. VAT and surcharges collected from customers, net of VAT paid for purchases, are recorded as a liability in the consolidated balance sheets until these are paid to the tax authorities.
Disaggregation of revenue
The Company disaggregates its revenue by major products and customers, as the Company believes it best depicts the amount of its revenue and cash flows. See Note 21 to the segment reports.
Contract assets
A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration that is conditional. The Company does not have contract assets for the years presented.
Contract liabilities
The contract liabilities represent consideration that the Company has received but has not satisfied the related performance obligations. Contract liabilities primarily relate to the payments received for product selling in advance of revenue recognition. The increase in contract liabilities over the prior year was a result of the increase in consideration received from the Company’s customers, which was in line with the growth of revenues in product sales. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year.
The Company’s contract liabilities amounted to $0.8 million and $1.1 million as of December 31, 2024 and June 30, 2025, respectively. The revenue expected to be recognized on the remaining performance obligations of these contracts as of June 30, 2025 will be $1.1 million in the following 12 months.
Value-added taxes (“VAT”)
Revenue represents the invoiced value of goods or service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 13%, depending on the type of goods or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in tax payables. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Research and development expenses
Research and development (“R&D”) expenses consist primarily of outsourced research and development costs, payroll and related expenses for research and development professionals, materials, sample testing fee, and depreciation of machinery and equipment for research and development. Nonrefundable payments made in advance to third-party R&D service provider for the related services is recorded as prepayments in the consolidated balance sheets until the services are rendered under ASC 730-20-25-13. Research and development costs are expensed as incurred in accordance with ASC 730. The Company recognizes R&D expenses based on the completion percentage of each R&D contract at the end of each quarter according to monthly discussions and progress meeting (if any) with internal management personnel and external R&D service providers or completion progress report provided by the third party-R&D service providers as to the progress or stage of completion of services.
Income taxes
Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.
Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.
Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
Uncertain tax positions
The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Company’s uncertain tax positions and determining its provision for income taxes. The Company did not recognize any significant interest and penalties associated with uncertain tax positions for the six months ended June 30, 2024 and 2025. As of December 31, 2024 and June 30, 2025, the Company did not have any significant unrecognized uncertain tax positions.
In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC authorities generally have up to five years to assess underpaid tax plus penalties and interest for PRC entities’ tax filings. In case of tax evasion. which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on above.
Subsidy income
Subsidy income primarily consists of financial subsidies received from local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. The government subsidies with no further conditions to be met are recorded as “Other income, net” when received. The government subsidies with certain operating conditions are recorded as liabilities when received and will be recorded as operating income when the conditions are met. For the six months ended June 30, 2024 and 2025, the Company received financial subsidies of $265 and $ 56,968 from the local PRC government authorities, respectively.
Statutory reserves
As stipulated by the relevant PRC laws and regulations applicable to the Company’s entities in the PRC, the Company is required to make appropriations from net income as determined in accordance with the PRC GAAP to non-distributable reserves, which include a statutory surplus reserve. The PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as reserve fund, the appropriations to statutory surplus reserve are required until the balance reaches 50% of the PRC entity registered capital. The Company allocate income of $0.05 million and $0.02 million to statutory reserves during the six months ended June 30, 2024 and 2025, respectively.
Business combination and noncontrolling interests
The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded as gain or loss on the consolidated statements of operations and comprehensive loss.
In a business combination achieved in stages, the Company re-measures the previously held equity interests in the acquiree when obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive loss.
For the Company’s majority-owned subsidiaries, noncontrolling interests are recognized to reflect the portion of the equity which is not attributable, directly or indirectly, to the Company as the controlling shareholder. Noncontrolling interests acquired through a business combination are recognized at fair value at the acquisition date, which is estimated with reference to the purchase price per share as of the acquisition date.
The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, ExcelFin will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the shareholders of Baird Medical comprising the majority of the voting power of the Company and having the ability to nominate the members of our Board, Baird Medical’s operations prior to the acquisition comprising the only ongoing operations, and Baird Medical’s senior management comprising a majority of the Group’s senior management. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Baird Medical with the Business Combination treated as the equivalent of Baird Medical issuing shares for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Baird Medical in future reports. Transaction costs related to the Reverse Recapitalization as part of the Business Combination Agreement were charged to equity as a reduction of the net proceeds received in exchange for the shares issued to the shareholders. The consolidated statements of financial position of Baird Medical and its subsidiaries as of December 31, 2024 and June 30, 2025, the related consolidated statements of profit or loss and other comprehensive income, changes in of Baird Medical’s equity and cash flows for each of the six months period ended in June 30, 2024 and 2025, and the related notes, have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars.

Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in equity of the Company during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders.
Other comprehensive income (loss), as presented in the consolidated statements of operations and comprehensive income, consists of foreign currency translation adjustments.
Related parties
Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.
Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Earnings per share
Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potential common shares outstanding during the period. For the six months ended June 30, 2025, the computation of diluted net loss per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. a decrease in loss per share amounts) on net loss per share. For the six months ended June 30, 2024, there were no dilutive shares.
Warrants
Upon the consummation of the Business Combination, the 11,500,000 units ExcelFin Public Warrants are exercisable for PubCo Ordinary Shares instead of ExcelFin Class A Common Stock, and the assignment by ExcelFin of all of its right, title and interest in the ExcelFin Public Warrant Agreement to PubCo. Each Assumed Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The redeemable warrants to acquire one Ordinary Share at an exercise price of $11.50 per Ordinary Share are trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BDMD W”. The Company accounts for the warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time warrant issuance.
For issued warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

Earnout shares
The accounting for the 8,823,529 Baird Medical Earnout Shares and 1,350,000 Earnout Shares issued to the ExcelFin SPAC LLC were first evaluated under ASC 718 to determine if the arrangement represents a share-based payment. Considering that the Earnout Shares are issued to sellers, and there are no service conditions nor any requirement of the participants to provide goods or services, we determined that the Earnout Shares are not within the scope of ASC 718. In reaching this conclusion, we focused on the fact that the Earnout Shares are not provided to any holder of options or unvested stock but rather the arrangement is provided only to vested equity holders.
Next, we determined that the Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480. Based upon the analysis, we concluded that the Earnout Shares should not be classified as a liability under ASC 480.
We next considered the conditions in ASC 815-10-15-74 and ASC 815-40 and concluded that the Earnout Shares are not within the scope of ASC 815. Therefore, the Earnout Share arrangement is appropriately classified in equity. As the business combination is accounted for as a reverse recapitalization, the fair value of the Earnout Share arrangement as of the Closing Date is accounted for as an equity transaction. Therefore, contingently issuable shares with contingent value rights do not give any effect in calculation of the earnings per share for the six months ended June 30, 2024 and 2025.
Segment reporting
ASC 280, Segment Reporting, establishes standards for companies to report in their financial statement information about operating segments, on a basis consistent with Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.
The Company’s Chief Executive Officer is the chief operating decision-maker (“CODM”) that reviews the consolidated financial results including revenue, gross profit and operating profit at a consolidated level when making decisions about allocating resources and assessing the performance of the Company as a whole. The Company has determined that it operates in one operating segment. The Company’s revenue and net income are substantially derived from sales of MWA and other medical devices in the PRC. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. The Company’s operations are primarily based in the PRC, where the Company derives a substantial portion of their revenues. All of the Company’s non-current assets are located in the PRC. Therefore, the Company has one operating segment and one reportable segment in accordance with ASC 280, Segment Reporting.
Recent accounting pronouncements
The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.
Recently Adopted Accounting Pronouncements
In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842) — Common Control Arrangements (“ASU 2023-01”). It requires all lessees, including public business entities, to amortize leasehold improvements associated with common control leases over their useful life to the common control group and account for them as a transfer of assets between entities under common control through an adjustment to equity when the lessee no longer controls the use of the underlying asset. ASU 2023-01 is effective for the Company from January 1, 2024, with early adoption permitted. The Company adopted this standard in the first quarter of 2024, and did not have a material impact to our consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures.” This ASU expands required public entities’ segment disclosures, including disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted this guidance retrospectively and apply to all periods present in this report on January 1, 2024 and the adoption of this ASU did not have a material impact on its consolidated financial statements.
New Accounting Pronouncements Not Yet Adopted
In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company does not expect the adoption of ASU 2023-06 to have a material impact on its consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which enhances the transparency of income tax disclosures. The amendments in ASU 2023-09 requires (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
In March 2024, the FASB issued ASU 2024-01, Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. The amendments in this Update improve the clarity of paragraph 718-10-15-3 and its application to profits interest or similar awards, primarily through the addition of an illustrative example that includes four fact patterns. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2023 — ED300 — Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest Awards, which has been deleted. All reporting entities that account for profits interest awards as compensation to employees or nonemployees in return for goods or services. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. If an entity adopts the amendments in an interim period, it should adopt them as of the beginning of the annual period that includes that interim period. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, for all public business entities. In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive

Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The amendment in this Update amends the effective date of Update 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024 — 03 is permitted. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. All reporting entities that settle convertible debt instruments for which the conversion privileges were changed to induce conversion. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
NOTE 3 — BUSINESS ACQUISITION AND RERVERSE RECAPITALIZATION
Investment in Ruikede Xiamen
Ruikede Xiamen was established in the PRC with limited liability on July 17, 2019 and was an indirect 80%-owned subsidiary of Baide Suzhou and the remaining 20% equity interest is owned by Wang Jing. On November 25, 2022, Baide Suzhou entered into an equity transfer agreement and purchased the remaining 20% equity interest of Ruikede Xiamen for consideration of nil, holding 100% of Ruikede Xiamen equity interest. Such transfer was registered on December 2, 2022. As of December 31, 2022, the non-controlling interests which amounted to $3,350 corresponding to the remaining 20% of equity interest of Ruikede Xiamen was transferred to the additional paid in capital. The total assets and net assets of Ruikede Xiamen as of December 31, 2024 were both $0.2 million. The total assets and net assets of Ruikede Xiamen as of June 30, 2025 were all $0.2 million.
Reverse Recapitalization
On the Closing Date, (i) of the 29,411,765 original Baird Medical Investment Holdings Limited Shareholders ordinary shares, 20,588,236 Ordinary Shares to be held by Baird Medical Investment Holdings Limited at Closing (70% of 29,411,765 shares) were fully vested and freely tradable and 8,823,529 Ordinary Shares to be held by Baird Medical Investment Holdings Limited at Closing (30% of 29,411,765 shares) shall be subject to vesting and forfeiture (the “Baird Medical Earnout Shares”): (a) The Baird Medical Earnout Shares shall become fully vested if prior to the eighth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period. (b) In the event that there is a Change of Control of PubCo prior to the eighth anniversary of the Effective Time, and the corresponding valuation of PubCo Ordinary Shares implied by that Change of Control is greater than or equal to the Price Target, the Baird Medical Earnout Shares shall become fully vested immediately prior to such Change of Control (“Conversion of original Baird Medical Investment Holdings Limited Shareholders ordinary shares”). (ii) 5,750,000 shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees converted for in exchange for an equal number of shares of the Company upon the Closing of the Business Combination. However, 1,350,000 of the ordinary shares (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of Baird Medical occurs (“Conversion of SPAC Sponsor ordinary shares”). (iii) 278,406 Ordinary Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of $10.20 per share (“Conversion of Working capital loan ordinary shares”); (iv) 288,454 Ordinary Shares to the public stockholders of ExcelFin in exchange for an equal number of shares of Class A common stock, par value $0.0001 per share (“Conversion of Public Shareholders ordinary shares”); (v) Upon the consummation of the Business Combination, outstanding ExcelFin Warrants were converted into corresponding warrants to purchase an aggregate of 11,500,000 Ordinary Shares. The Assumed Public Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Assumed Public Warrant

entitles the holder thereof to purchase one Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The redeemable warrants to acquire one Ordinary Share at an exercise price of $11.50 per Ordinary Share (“Warrants”) are trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BDMD W”.
On September 30, 2024, Baird Medical entered into a Subscription Agreement (the “PIPE”) with Grand Fortune Capital, LLC (“GFC”), pursuant to which Baird Medical issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value $0.0001 per share, of Baird Medical (the “Series A Preferred Shares”), for a purchase price of $2.9 million (the “GFC Subscription Amount”). The GFC Subscription Amount was paid concurrently with the Closing.
The number of ordinary shares issued immediately following the consummation of the Reverse Recapitalization were as follows:
Number of shares
Baird Medical Investment Holdings Limited’s ordinary shares outstanding at December 31, 2023	29,411,765
Baird Medical Investment Holdings Limited’s ordinary shares outstanding prior to the Reverse Recapitalization	29,411,765
Conversion of original Baird Medical Investment Holdings Limited Shareholders ordinary shares	20,588,236
Conversion of SPAC Sponsor ordinary shares	4,400,000
Conversion of Working capital loan ordinary shares	278,406
Conversion of Public Shareholders ordinary shares	288,454
Total number of ordinary shares as of closing of the Reverse Recapitalization	25,555,096
Total number of Series A convertible preferred shares as of closing of PIPE transactions	290,000
Supplemental cash related information about Reverse Recapitalization and PIPE financing:
For the year ended December 31, 2024
Cash held by ExcelFin and cash related to ExcelFin trust account	$9,238,626
Less redemptions	(6,043,240)
Cash related to trust account, net of redemptions	3,195,386
Less cash paid associated with transaction costs allocated to Reverse Recapitalization	(3,116,936)
Less cash paid on behalf of the Company for professional expenses	(78,450)
Proceeds from PIPE financing – Grand Fortune Capital, LLC	2,900,000
Less cash payment associated with transaction costs allocated to PIPE	(2,900,000)
Net contributions from Reverse Recapitalization and PIPE financing	$—
NOTE 4 — ACCOUNTS RECEIVABLE, NET
Accounts receivable, net consisted of the following:
	As of
	December 31, 2024	June 30, 2025
Accounts receivable	$50,568,698	$44,893,310
Less: allowance for credit losses	(3,992,922)	(4,068,315)
Accounts receivable, net	$46,575,776	$40,824,995

The Company’s accounts receivable consists primarily of distributors and direct customers. The Company recorded a provision for current expected credit loss. The balance of gross accounts receivable was $50.6 million and $44.9 million as of December 31, 2024 and June 30, 2025, against which write-off of trade receivable of $0.2 million and $0.2 million was made as of December 31, 2024 and June 30, 2025, and an allowance for expected credit losses of $4.0 million and $4.1 million was made as of December 31, 2024 and June 30, 2025.
The movement of the allowance for credit losses is as follows:
	For the six months ended June 30,
	2024	2025
Balance at the beginning of the period	$(2,841,192)	$(3,992,922)
Additions charged to allowance for expected credit losses	(636,674)	(272,981)
Recovery of allowance for expected credit losses	636,674	272,981
Foreign currency translation adjustments	64,572	(75,393)
Balance at the end of the period	$(2,776,620)	$(4,068,315)
The aging of accounts receivable is calculated from the expiry date of the customer’s credit terms which is different with the aging accounts receivable based on the number of days. The Company generally grant trade debtors a credit period of 30 to 180 days in the first half of 2025 and the Company generally grant trade debtors a credit period of 30 to 90 days in the first half of 2024. If accounts receivable of a customer is not yet aged beyond the credit period, the aging of the receivable will be classified as not overdue in the following table. An aging analysis of the Company’s accounts receivable calculated from the expiration date of the customer’s credit terms is as follows:
	As of
	December 31, 2024	June 30, 2025
Not Overdue	$13,225,014	$5,008,950
Within 90 days	9,983,041	1,172,740
Between 3 and 6 months	7,247,650	12,210,320
Between 6 months and a year	11,801,484	14,579,290
Over a year	8,311,509	11,922,010
	$50,568,698	$44,893,310
Receivables that were neither past due nor impaired relate to a large number of customers for whom there was no recent history of default.
On December 29, 2023, the Company entered into a supplemental agreement with China CITIC Bank Suzhou Branch (“CITIC”) pursuant to which the Company collateralized $4.4 million of its accounts receivable to secure all loans entered into, or which may be entered into, before December 29, 2024, pursuant to loan agreements between the Company or its wholly-owned subsidiaries, as borrowers, and CITIC, as lender, inclusive of any loan principal amounts, installment payments, interest thereon and costs thereof, which may become due during such period. Before the maturity date of such loans, the Company may use the cash received from the collection of accounts receivable without any restrictions, and the Company is not required to assign the rights to receive such accounts receivable to CITIC. If the Company defaults on the repayment of such loans, the Company must transfer the accounts receivable it receives to a designated bank account of CITIC, which account CITIC is authorized to supervise. CITIC is authorized to use any amount deposited into the designated bank account to offset the amounts outstanding under such defaulted loans. In September 2024, the Company entered an additional supplemental agreement with CITIC pursuant to which the related terms of collateral of accounts receivable were waived. As of June 30, 2025, these bank loans were repaid according to CITIC’s payment schedule.

NOTE 5 — INVENTORIES
	As of
	December 31, 2024	June 30, 2025
Finished goods	$717,312	$742,279
Raw materials	348,910	411,192
Work in progress	230,355	276,905
Inventories	$1,296,577	$1,430,376
NOTE 6 — PREPAYMENTS, NET
Prepayments consisted of the following:
	As of
	December 31, 2024	June 30, 2025
Prepayment for R&D	$13,296,763	$17,340,933
Prepayment for purchase of property and equipment	1,378,198	1,360,542
Prepayment for purchase of materials and others	3,305,963	4,634,380
Prepaid expense for others	319,196	1,006,706
Subtotal	18,300,120	24,342,561
Less: impairment loss	(4,867)	(4,959)
Subtotal, net	18,295,253	24,337,602
Less: Long term portion	(8,021,046)	(8,353,796)
Prepayments, net – current portion	$10,274,207	$15,983,806
Prepayments as of December 31, 2024 and June 30, 2025 were all made to third parties. The third-party R&D service provider issues a R&D progress report at the end of each period, and the Company recognizes the prepayment as R&D expenses based on the percentage of completion on the progress report, while the prepayment corresponding to uncompleted R&D is still recognized as prepayment.
The balance of the prepayment — impairment loss is as follows:
	For the six months ended June 30,
	2024	2025
Balance at the beginning of the period	$(5,002)	$(4,867)
Additions charged to the impairment loss	—	—
Foreign currency translation adjustments	114	(92)
Balance at the end of the period	$(4,888)	$(4,959)

NOTE 7 — DEPOSITS AND OTHER ASSETS, NET
Deposits and other assets, net consisted of the following:
	As of
	December 31, 2024	June 30. 2025
Deposits	$185,282	$174,907
Other receivables	341,288	373,179
Subtotal	$526,570	$548,086
Less: allowance of credit loss	(109,311)	(91,586)
Subtotal, net	$417,259	$456,500
Less: Long term portion	(121,505)	(123,811)
Deposits and other assets- current portion	$295,754	$332,689
The movement of the allowance of credit losses is as follows:
	For the six months ended June 30,
	2024	2025
Balance at the beginning	$(112,343)	$(109,311)
Recovery and write off of allowance for expected credit losses	—	19,800
Foreign currency translation adjustments	2,553	(2,075)
Balance at the end	$(109,790)	$(91,586)
NOTE 8 — PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:
	As of
	December 31, 2024	June 30, 2025
Leasehold improvement	$4,327,441	$4,436,657
Machinery	6,600,001	6,727,480
Furniture, fixtures and equipment	435,052	443,309
Motor vehicles	41,184	41,965
Medical equipment	331,960	338,260
Total	11,735,638	11,987,671
Less: Accumulated depreciation	(4,594,574)	(5,282,489)
Property and equipment, net	$7,141,064	$6,705,182
Depreciation expenses were $588,562 and $ 593,404 for the six months ended June 30, 2024 and 2025, respectively. No impairment loss was recognized for the six months ended June 30, 2024 and 2025.

NOTE 9 — INTANGIBLE ASSETS, NET
Intangible assets, net consisted of the following:
	As of
	December 31, 2024	June 30, 2025
Patent	$246,600	$251,280
Software	41,319	42,103
Less: accumulated amortization	(271,391)	(280,752)
Intangible assets, net	$16,528	$12,631
The amortization expense was $4,180 and $4,159 for the six months ended June 30, 2024 and 2025, respectively. Estimated future amortization expense is as follows:
Years ending December 31,	Amortization expense
2025	4,210
2026	8,421
Total	$12,631
No impairment loss was recognized for six months ended June 30, 2024 and 2025.
NOTE 10 — SHORT-TERM BANK LOANS
Short-term bank loans are working capital loans from banks in China. Short-term bank loans as of June 30, 2025 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount- US$
Nanjing Bank Jiangning Branch	Baide Suzhou	N/A	3.60%	February 24, 2025	February 10, 2026	4,950,000	691,020
Industrial and Commercial Bank of China	Baide Suzhou	Nanjing Changcheng,	3.01%	March 18, 2025	March 13, 2026	10,000,000	1,396,000
China Merchants Bank	Baide Suzhou	Baihui	2.55%	October 31, 2024	October 28, 2025	5,000,000	698,000
China Merchants Bank	Baide Suzhou	Nanjing Changcheng	2.55%	November 6, 2024	November 5, 2025	5,000,000	698,000
Jiangsu Bank	Baide Suzhou	Nanjing Changcheng	3.30%	December 4, 2024	December 3, 2025	5,000,000	698,000
Bank of China	Baide Suzhou	NanjingChangcheng / Baide capital	3.10%	December 6, 2024	December 5, 2025	10,000,000	1,396,000
China CITIC Bank	Baide Suzhou	Nanjing Changcheng	3.00%	December 25, 2024	December 25, 2025	10,000,000	1,396,000
China CITIC Bank	Baide Suzhou	Nanjing Changcheng	3.00%	June 27, 2025	December 27, 2025	10,000,000	1,396,000
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng,	3.50%	March 24, 2025	March 24, 2026	6,000,000	837,600
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng,	3.50%	May 14, 2024	May 14, 2026	4,000,000	558,400
Bank of Communications Suzhou Branch	Baide Suzhou	Nanjing Changcheng	2.80%	May 22, 2025	May 20, 2026	10,000,000	1,396,000
Bank of Nanjing	Nanjing Changcheng	Baide Suzhou	4.05%	August 26, 2024	August 19, 2025	2,000,000	279,200
Bank of Nanjing	Nanjing Changcheng	Baide Suzhou	3.85%	November 21, 2024	November 19,2025	3,000,000	418,800
Bank of China	Nanjing Changcheng	Baide Suzhou	2.80%	June 12, 2025	June 11, 2026	10,000,000	1,396,000
Hangzhou Bank	Nanjing Changcheng	Baide Suzhou	3.50%	February 26, 2025	February 25, 2026	5,000,000	698,000
Total						99,950,000	13,953,020

Short-term bank loans as of December 31, 2024 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount- US$
Industrial and Commercial Bank of China	Baide Suzhou	Nanjing Changcheng,	3.00%	January 12, 2024	January 11,2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Baihui	2.55%	September 13, 2024	March 13, 2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Nanjing Changcheng,	3.00%	November 11, 2024	March 26, 2025	10,000,000	1,370,000
China Merchants Bank	Baide Suzhou	Baihui	2.55%	October 31, 2024	October 28, 2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Nanjing Changcheng	2.55%	November 6, 2024	November 5, 2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Nanjing Changcheng	2.55%	November 7, 2024	May 5, 2025	5,000,000	685,000
Jiangsu Bank	Baide Suzhou	Nanjing Changcheng	3.30%	December 4, 2024	December 3, 2025	5,000,000	685,000
Bank of China	Baide Suzhou	Nanjing Changcheng / Baide capital	3.10%	December 6, 2024	December 5, 2025	10,000,000	1,370,000
China CITIC Bank	Baide Suzhou	Nanjing Changcheng	3.00%	December 25, 2024	December 25, 2025	10,000,000	1,370,000
China CITIC Bank	Baide Suzhou	Nanjing Changcheng	3.00%	December 26, 2024	June 26, 2025	10,000,000	1,370,000
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng,	3.95%	May 14, 2024	May 14, 2025	4,000,000	548,000
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng,	4.15%	March 27, 2024	March 27, 2025	6,000,000	822,000
Bank of Communications Suzhou Branch	Baide Suzhou	Nanjing Changcheng	3.40%	May 6, 2024	May 6, 2025	5,000,000	685,000
Bank of Communications Suzhou Branch	Baide Suzhou	Nanjing Changcheng	3.40%	May 11, 2024	May 11, 2025	5,000,000	685,000
China Minsheng Bank	Baide Suzhou	N/A	4.10%	April 26, 2024	April 25, 2025	3,000,000	411,000
Bank of Nanjing	Nanjing Changcheng	Baide Suzhou	4.05%	August 26, 2024	August 19, 2025	2,000,000	274,000
Bank of Nanjing	Nanjing Changcheng	Baide Suzhou	3.85%	November 21, 2024	November 19, 2025	3,000,000	411,000
Bank of China	Nanjing Changcheng	Baide Suzhou	3.36%	September 26, 2024	June 20, 2025	3,000,000	411,000
Hangzhou Bank	Nanjing Changcheng	Baide Suzhou	3.90%	January 30, 2024	January 29, 2025	10,000,000	1,370,000
Bank of China Nanjing Hexi Branch	Nanjing Changcheng	Baide Suzhou	3.36%	June 26, 2024	June 20, 2025	7,000,000	959,000
Total						118,000,000	16,166,000
Interest expense was $238,919 and $ 358,215 for the six months ended June 30, 2024 and 2025, respectively.
NOTE 11 — LONG-TERM LOAN
Long-term loan consisted of the following:
	As of
	December 31, 2024	June 30, 2025
Financial liabilities	$1,570,298	$2,961,430
Less: current portions	(867,772)	(2,033,259)
Long-term Financial liabilities	702,526	928,171
Long-term Bank borrowings	2,740,000	5,444,400
Less: Long-term Bank borrowings – current portions	—	(558,400)
Total long-term loan	$3,442,526	$5,814,171
In September 2023, Nanjing Changcheng entered into a sale and leaseback agreements of $3.0 million, with an unrelated third party for medical equipment. Nanjing Changcheng had acquired the control of the corresponding assets before entering into the sale and leaseback agreement, and at the end of the lease term, Nanjing Changcheng may exercise its contractual rights to purchase the leased equipment, renew the lease or return the leased equipment. If Nanjing Changcheng chooses to purchase the leased objects, the purchase price is $14. As of the expiry date of the lease, some of the assets still have a useful life of around 6 years, and the purchase price of $14.0 is much below the fair value. Therefore, under ASC 842-40, the transfer of the equipment was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the equipment from its balance sheet and accounted for the amounts received under the sale and leaseback agreements as a financial liability. Nanjing Changcheng is obligated to make consecutive quarterly payments of approximately $0.2 million, commencing in December 2023. As of June 30, 2025, the outstanding balance under the sale and leaseback agreements of Nanjing Changcheng was $1.2 million. The agreements will mature in September 2026, with a purchase price of $14 on the last repayment date.

In January, 2025, Baide Suzhou entered into a sale and leaseback agreement of $2.2 million, with an unrelated third party for medical equipment. Baide Suzhou had acquired the control of the corresponding assets before entering into the sale and leaseback agreement, and at the end of the lease term, Baide Suzhou may exercise its contractual rights to purchase the leased equipment, renew the lease or return the leased equipment. If Baide Suzhou chooses to purchase the leased objects, the purchase price is $14.0. As of the expiry date of the lease, some of the assets still have a useful life of several years, and the purchase price of $14.0 is much below the fair value. Therefore, under ASC 842-40, the transfer of the equipment was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the equipment from its balance sheet and accounted for the amounts received under the sale and leaseback agreements as a financial liability. Baide Suzhou is obligated to make consecutive monthly payments of approximately $99,574, commencing in February 2025. As of June 30, 2025, the outstanding balance under the sale and leaseback agreements was $1.8 million. The agreements will mature in January 2027, with a purchase price of $14.0 on the last repayment date.
Long-term bank loans as of June 30, 2025 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount-US$
Bank of China	Baide Suzhou	Nanjing Changcheng / Baide capital	3.10%	December 18, 2024	December 17, 2027	19,000,000	2,652,400
SPD Bank	Baide Suzhou	N/A	2.90%	March 31, 2025	March 30, 2028	10,000,000	1,396,000
SPD Bank	Baide Suzhou	N/A	2.90%	April 14, 2025	March 30, 2028	10,000,000	1,396,000
Future loan payments under long-term loan as of June 30, 2025 were as follows:
Years ending December 31,
2025 Financial liabilities payment	$1,095,552
2026 Financial liabilities payment	1,942,021
2027 Financial liabilities payment	99,574
Total Financial liabilities payments	$3,137,147
Less: Financial liabilities imputed interest	(175,717)
Total Financial liabilities payment	$2,961,430
Less: Financial liabilities – long term portions	(928,171)
Financial liabilities payment – current portions	$2,033,259
2025 Long-term Bank borrowings repayment	$279,200
2026 Long-term Bank borrowings repayment	698,000
2027 Long-term Bank borrowings repayment	3,490,000
2028 Long-term Bank borrowings repayment	977,200
Total Long-term Bank borrowings	$5,444,400
Less: Long-term Bank borrowings – long term portions	(4,886,000)
Long-term Bank borrowings – current portions	$558,400
NOTE 12 — LEASE
The Company’s leasing activities primarily consist of operating leases for offices. The Company adopted ASC 842 effective January 1, 2018. ASC 842 requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. The Company has applied practical expedient to not recognize short-term leases with lease terms of one year or less on the balance sheet.
As of December 31, 2024, and June 30, 2025, the Company recorded right-of-use assets of approximately $0.5 million and $0.3 million and lease liabilities of approximately $0.4 million and $0.2 million, respectively, for operating leases as a lessee. Supplemental cash flow information related to operating leases was as follows:

	For the six months ended June 30,
	2024	2025
Cash payments for operating leases	$318,622	$211,122
Right-of-use assets obtained in exchange for operating lease liabilities	—	—
Future lease payments under operating leases as of June 30, 2025 were as follows:
Operating leases
2025	$57,456
2026	117,036
2027	29,998
Total future lease payments	$204,490
Less: imputed interest	(1,424)
Total lease liabilities	$203,066
Less: Long term portions	(84,459)
Lease liabilities – current portions	$118,607
The weighted-average remaining lease term was 2 years and 2 years as of December 31, 2024 and June 30, 2025, respectively.
The weighted-average discount rate used to determine the operating lease liability as of December 31, 2024 and June 30, 2025 was 5.78% and 5.94%, respectively.
Operating lease expenses for the six months ended June 30, 2024 and 2025 was $0.2 million and $0.2 million, respectively.
No lease contract was early terminated for the six months ended June 30, 2024 and 2025.
NOTE 13 — TAXES
Income tax
Cayman Islands
Under the current tax laws of Cayman Islands, the Company is not subject to tax on income or capital gains. No Cayman Islands withholding tax is imposed upon payment of dividends by the Company to its shareholders.
British Virgin Islands
The Company is incorporated in the British Virgin Islands. Under the current laws of the BVI, an entity incorporated in the BVI are not subject to tax on income or capital gains.
United States
In the first half of 2025, the Company has three U.S. subsidiaries NewCo, Excelfin and Baird Medical LLC. NewCo is inactive holding company. Excelfin is holding company incurred loss in the first half of 2025. Baird Medical LLC’s business is to sell MWA medical devices and have income in the first half of 2025. The Company had considered the income tax impacts in its consolidated financial statements.
In the first half of 2024, the Company has three U.S. subsidiaries Better Medical Merger Sub Inc., Betters Medical Merger Sub 2, Inc. and Baird Medical LLC. Better Medical Merger Sub Inc. and Betters Medical Merger Sub 2, Inc. are inactive holding companies. Baird Medical LLC’s business is to sell MWA medical devices but is expected to incur loss in financial year of 2024. Therefore, there is no income tax provision for these entities in the six months ended June 30, 2024.

Hong Kong
On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was announced on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD 2 million will be taxed at 16.5%. The Company’s Hong Kong subsidiaries did not have assessable profits that were derived in Hong Kong for the six months ended June 30, 2024 and have assessable profits that were derived in Hong Kong for the six months ended June 30, 2025. The Company had considered the income tax impacts in its consolidated financial statements for the six months ended June 30, 2024 and 2025.
PRC
The Company’s PRC subsidiaries are subject to the PRC Enterprise Income Tax Law (“EIT Law”) and are taxed at the statutory income tax rate of 25%, except for Nanjing Changcheng and Baide Suzhou who are registered as High and New-Tech enterprises according to the PRC tax regulations and entitled to a preferential tax rate of 15% for the six months ended June 30, 2024 and 2025.
Certain subsidiaries of the Company have been qualified as “Small Profit Enterprises”. From January 1, 2022 to December 31, 2022, 12.5% of the first RMB 1.0 million, approximately $137,881, of the assessable profit before tax is subject to preferential tax rate of 20% and the 25% of the assessable profit before tax exceeding RMB 1.0 million but not exceeding RMB 3.0 million is subject to preferential tax rate of 20%. From January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million, approximately $413,644, of the assessable profit before tax is subject to the tax rate of 20%.
The components of the income tax provision are as follows:
	For the six months ended June 30,
	2024	2025
	(Unaudited)	(Unaudited)
Current tax expense	$464,067	$556,208
Deferred tax benefit	17,212	2,923
Income tax provision	$481,279	$559,131
(Loss) income before income taxes is attributable to the following geographic locations for the years ended ended June 30, 2024 and 2025:
	For the six months ended June 30,
	2024	2025
	(Unaudited)	(Unaudited)
Cayman Islands	$—	$(4,915,703)
United States	—	(257,605)
Hong Kong	(175,998)	273,663
PRC	5,032,404	(5,900,351)
	$4,856,406	$(10,799,996)

Deferred tax assets and liabilities
The significant components of the deferred tax assets and liabilities are as follows:
	As of December 31,
	2024	2025
	(Audited)	(Unaudited)
Deferred tax assets:
Allowance for expected credit losses	$552,486	$559,886
Net operating loss carryforward	901,272	953,897
Lease liabilities	36,118	11,269
Total deferred tax assets	$1,489,876	$1,525,052
Less: Valuation allowance	(775,415)	(824,528)
Deferred tax assets, net	$714,461	$700,524
Deferred tax liabilities:
Right-of-use assets	45,238	21,559
Total deferred tax liabilities	$45,238	$21,559
The movement of valuation allowance for deferred tax assets for the six months periods presented is as follows:
	June 30, 2024	June 30, 2025
	(Unaudited)	(Unaudited)
Beginning balance	$(441,549)	$(775,415)
Increase in valuation allowance	(23,809)	(50,045)
Foreign exchange	10,035	932
Ending balance	$(455,323)	$(824,528)
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.
Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered some subsidiaries of the Group’s history of losses and concluded that it is more likely than not that these subsidiaries will not generate future taxable income prior to the expiration of their net operating losses. As a result, management assessed a valuation allowance of $775,415 and $824,528 as of December 31, 2024 and June 30, 2025, respectively.
Tax Payables
The Company’s tax payables consist of the following:
	As of
	December 31, 2024	June 30, 2025
VAT tax payable	$358,792	$58,267
Income tax payable	79,167	4,818
Other tax payables*	2,435,494	2,389,230
Total tax payables	$2,873,453	$2,452,315

*
As of both December 31, 2024 and June 30, 2025, the Company recorded approximately $2.4 million excise tax payable in other tax payables associated with redemptions.

Uncertain tax positions
The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2024 and June 30, 2025, the Company did not have any significant unrecognized uncertain tax positions.
NOTE 14 — PREFERRED SHARES
On September 30, 2024, the Company entered into (i) a Subscription Agreement with GFC, pursuant to which the Company issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value $0.0001 per share, of Baird Medical (the “Series A Preferred Shares”), for a purchase price of $2.9 million (the “GFC Subscription Amount”) and (ii) a Subscription Agreement with Wu Wenyuan, pursuant to which Wu Wenyuan agreed to pay a purchase price of $2 million (the “Wu Subscription Amount”) within six months of Closing, in exchange for which Baird Medical will issue to Wu Wenyuan 200,000 Series A Preferred Shares. Pursuant to the respective subscription agreements, at any time on or before the two-year anniversary of the issuance of the Series A Preferred Shares, GFC and Wu Wenyuan may convert all or a portion of their respective Series A Preferred Shares into a number of Ordinary Shares per Series A Preferred Share at a conversion ratio equal to the sum of the original issue price of such Series A Preferred Share and all accrued but unpaid dividends thereon, divided by a conversion price of $10.00. Baird Medical may, at any time and at its sole option, choose to repurchase for cash all or a portion of the Series A Preferred Shares, at a price per Series A Preferred Share equal to the sum of 110% of the subscription price of such Series A Preferred Share and all accrued but unpaid dividends thereon. The GFC Subscription Amount was paid concurrently with the Closing. The transaction with Wu Wenyuan has not consummated as of the date of this report, and the transacting parties have not worked out an updated timeline for this proposed investment.
NOTE 15 — ORDINARY SHARES
The Company was incorporated as a private company under the laws of Cayman Island on June 16, 2023, as a direct wholly owned subsidiary of Betters Medical Investment Holdings Limited. As of December 31, 2024, there were 500,000,000 ordinary shares authorized, 35,728,625 shares of ordinary shares issued and 25,555,096 shares outstanding. Shares authorized, issued and outstanding for all periods reflect the retrospective adjustment for Reverse Recapitalization (Note 3).
In the first half of 2025, (1) 583,529 ordinary shares issued to Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”); (2) 50,000 ordinary Shares issued to J.V.B. Financial Group, LLC; (3) 4,617,228 ordinary shares issued under Baird Medical 2024 Equity Incentive Plan (see Note 16 for more information). As of June 30, 2025, there were 500,000,000 ordinary shares authorized, 40,979,382 shares of ordinary shares issued and 26,552,370 shares outstanding.
NOTE 16 — STOCK-BASED COMPENSATION
(a)   Description of s equity incentive plan
On September 26, 2024, the Company adopted the Baird Medical 2024 Equity Incentive Plan (“2024 Equity Incentive Plan”), under which the Company will grant equity incentive awards to eligible employees, consultants and non-employee directors in order to attract, motivate and retain talented individuals. The initial aggregate number of Ordinary Shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2024 Equity Incentive Plan shall be equal to 10% of the issued and outstanding Ordinary Shares (on a fully diluted basis) as of immediately after the closing of the Business Combination. The total number of Ordinary Shares that will be reserved, and that may be issued, under the 2024 Equity Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2025, by a number of Ordinary Shares equal to three percent (3%) of the total outstanding

Ordinary Shares on the last day of the prior calendar year. Notwithstanding the automatic annual increase set forth in the 2024 Equity Incentive Plan, the board of directors may act prior to January 1st of a given year to provide that there will be no such increase in the Ordinary Shares reserved for such year or that the increase in the Ordinary Shares reserved for such year will be a lesser number of Ordinary Shares than would otherwise occur pursuant to the stipulated percentage. As of the date of this report, the Company has granted 363,745 restricted share units under the 2024 Equity Incentive Plan, and vested 363,745 restricted share units.
(b)   Restricted shares activities
No restricted share activities happened in the first half of 2024. The following table sets forth the summary of restricted share activities for the six months ended June 30, 2025:
	Number of Restricted Shares Granted	Weighted-Average Grant Date Fair Value (US$)
Unvested as of January 1, 2025	—	—
Awarded	363,745	5.8690
Including:
Awarded to Directors	323,745	5.4313
Awarded to Non-employee consultants	40,000	0.4377
Vested	(363,745)	(5.8690)
Outstanding at June 30, 2025	—	—
For the six months ended June 30, 2025 and 2024, total Stock-based compensation expenses recognized by the Company and the group for restricted shares granted were US$6.3 million and nil, respectively.
NOTE 17 — EARNINGS PER SHARE
Basic and diluted earnings per share have been calculated in accordance with ASC 260 for the six months ended June 30, 2025 and 2024.
	For the six months ended June 30,
	2024	2025
	(Unaudited)	(Unaudited)
Numerator:
Net income/(loss) attributable to the Company’s ordinary shareholders – basic	$4,330,267	$(11,293,895)
Dilution impacts	—	—
Net income/(loss) attributable to the Company’s ordinary shareholders – diluted	4,330,267	(11,293,895)
Denominator:
Weighted average number of shares – basic	25,555,096	26,402,382
Effects of dilutive securities	—	—
Weighted average number of shares – diluted	25,555,096	26,402,382
Net income/(loss) per share, basic	$0.17	$(0.43)
Net income/(loss) per share, diluted	$0.17	$(0.43)
For the six months ended June 30, 2024, basic and diluted earnings per ordinary share is computed using the weighted average number of ordinary shares outstanding during the period. For the six months ended June 30, 2025, basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under treasury stock method. Potential ordinary shares include preferred shares, warrant and earnout shares granted, unless they were anti-dilutive. The computation of diluted net income/(loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts or a decrease in loss per share amounts) on net income/(loss) per share.
Shares related information for all periods retrospectively reflects the adjustments for Reverse Recapitalization (Note 3). The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts) on earnings per share. 8,823,529 Baird Medical Earnout Shares and 1,350,000 Earnout Shares are earnout arrangements that are subject to the contingently issuable shares guidance in ASC 260-10-45. They were excluded from the computation of earnings per share because they are included in the denominator in computing earnings per share only when the contingency has been met and there is no longer a circumstance in which those shares would not be issued in accordance with ASC260. 11,500,000 units of public warrants were excluded from the computation of diluted net loss per ordinary share because including them would have had an anti-dilutive effect for the six months ended June 30, 2024 and 2025.
NOTE 18 — RELATED PARTY TRANSACTIONS
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. The related parties that had balances with the Company as of December 31, 2024 and June 30, 2025 consisted of:
(a)
Related party balances

	As of
	December 31, 2024	June 30, 2025
Due from related parties:
Haimei Wu(1)	$—	$—
Betters Medical Investment Holdings Limited	2,862	2,916
Total	$2,862	$2,916
Due to related parties:
Betters Medical Investment Holdings Limited(2)	$3,703,700	$4,502,547
Total	$3,703,700	$4,502,547

(1)
Haimei Wu is a major shareholder of Betters Medical Investment Holdings Limited. The balance is non-trade nature, unsecured, interest-free and subsequently settled. The nature of this advance is a temporary fund advance to Haimei Wu, as of December 31, 2023, Ms. Wu owed the Company $0.4 million. In the first half of 2024, the $0.4 million of amount due from Ms. Wu was fully collected.

(2)
Betters Medical Investment Holdings Limited is the shareholder of Baird Medical investment Holding Limited. The nature of the balance is mainly the listing expenses paid by Betters Medical Investment Holdings Limited on behalf of the Company.

NOTE 19 — COMMITMENTS AND CONTINGENCIES
The following table sets forth the Company’s contractual obligations as of June 30, 2025.
	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years
Short-term bank loans	$13,953,020	$13,953,020	$—
Lease payment	204,490	115,481	89,009
Long term loan	8,405,830	2,591,659	5,814,171
Total	$22,563,340	$16,660,160	$5,903,180
Other than as shown above, the Company did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2024 and June 30, 2025. In the ordinary course of the business, the Company is subject to periodic legal or administrative proceedings. As of December 31, 2024 and June 30, 2025, the Company is not a party to any legal or administrative proceedings which will have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.
NOTE 20 — SEGMENT INFORMATION AND REVENUE ANALYSIS
The Company follows ASC 280, Segment Reporting, which requires that companies to disclose segment data based on how management makes decision about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.
Most of all revenues are derived from China based on the geographical locations where products sold to customers. In addition, the Company’s long-lived assets are all located in China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.
The following table presents the summary information for the only one reporting segment:
	For the six months ended June 30,
	2024	2025
	US$	US$
Revenues	$13,136,588	$7,959,494
Cost of revenues	(1,645,559)	(1,424,240)
Gross profit	11,491,029	6,535,254
Operating expenses:
Selling and marketing expenses	(1,168,576)	(1,127,725)
General and administrative expenses	(3,205,845)	(8,677,640)
Research and development expenses	(2,027,439)	(7,180,293)
Total operating expenses	(6,401,860)	(16,985,658)
Income from operations	5,089,169	(10,450,404)
Interest expense	(238,919)	(358,215)
Interest income	264	762
Subsidy income	265	56,968
Other expenses, net	5,627	(49,107)
Income before income tax	4,856,406	(10,799,996)
The Company has disclosed the type of revenue by type of customers as follows.
	For the six months ended June 30,
	2024	2025
Distributors	$7,822,407	$5,306,016
Direct customers(1)	5,314,181	2,653,478
Total	$13,136,588	$7,959,494

(1)
Revenue from direct customers include revenue from sales of medical devices to hospitals (i.e. directly or through deliverers).

Timing of revenue recognition
	For the years ended For the six months ended June 30,
	2024	2025
At a point of time	$13,136,588	$7,959,494
Furthermore, the Company has disclosed revenue by major product type as follows:
	For the six months ended June 30,
	2024	2025
MWA devices	$13,128,316	$7,958,761
– MWA needles	11,671,519	6,539,540
– MWA therapeutic apparatus	1,456,797	1,419,221
Other medical devices	8,272	733
Total	$13,136,588	$7,959,494
NOTE 21 — CONCENTRATIONS OF RISKS
Foreign exchange risk
The Company’s sales, purchase and expense transactions are generally denominated in RMB and a significant portion of the Company’s liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies.
In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China. In addition, the Company’s cash denominated in US$ subject the Company to risks associated with changes in the exchange rate of RMB against US$ and may affect the Company’s results of operations going forward.
Credit and concentration risk
The Company’s credit risk arises from cash and cash equivalents, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of income due to credit risk.
The Company expects that there is no significant credit risk associated with the cash and cash equivalents which are held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.
The Company has no significant concentrations of credit risk with respect to its prepayments.
Accounts receivable is typically unsecured and are derived from revenue earned from customers. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them. The Company generally grants trade debtors a credit period of 30 to 180 days. The policy for impairment on accounts receivable is based on the assessment of the recoverability of the accounts receivable. If trade debtors delay payment in part or at all, the Company’s cash flow and working capital may be adversely affected. Also, the Company may incur impairment loss which will adversely affect the financial position and results of operation.
Customer concentration risk
For the six months ended June 30, 2025, two customers accounted for 14.8% and 12.3% of the Company’s total revenue. For the six months ended June 30, 2024, four customers accounted for 23.8%, 18.2%, 15.2% and 12.2% of the Company’s total revenue. Other than that, no single customer comprises over 10% of revenue as for the six months ended June 30, 2025 and 2024, respectively.

Accounts receivable from deliverer group, subsidiaries of a listed company which is principally engaged in the distribution of medical devices and pharmaceutical products in the PRC, accounted for 28.5% and 29.7% of the total balance of the Company’s accounts receivable as of December 31, 2024 and June 30, 2025, respectively. As of June 30, 2025, one additional customer accounted for 12.1% of the total balance of accounts receivable. As of December 31, 2024, two additional customers accounted for 13.0% and 10.9% of the total balance of accounts receivable. Other than that, no single customer comprises over 10% of accounts receivable as of December 31, 2024 and June 30, 2025, respectively.
Vendor concentration risk
For six months ended June 30, 2025, three vendors accounted for 26.6%, 19.4% and 16.7% of the Company’s purchase of inventories and equipment. Accounts payable to above vendors was $0.8 million as of June 30, 2025.
For six months ended June 30, 2024, five vendors accounted for 25.3%, 17.9%, 17.7%, 13.5% and 11.8% of the Company’s purchase of inventories and equipment. Accounts payable to above vendors was $0.4 million as of December 31, 2024.
As of December 31, 2024, two vendors accounted for 29.1% and 15.3% of the total balance of accounts payable. As of June 30, 2025, three vendors accounted for 19.2%, 18.0% and 17.0% of the total balance of accounts payable.
NOTE 22 — SUBSEQUENT EVENTS
The Company has evaluated the impact of events that have occurred subsequent to June 30, 2025, through the date the consolidated financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except as follow:
In October, 2025, Nanjing Changcheng borrowed a loan of $1.4 million (RMB 10 million) with the term of 10 months from Bank of Communications with the annual interest rate of 2.8%.
NOTE 23 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s subsidiaries exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.
For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.
The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Share of profit of subsidiaries” on the condensed statements of income.
The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of December 31, 2024 and June 30, 2025, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.
Condensed balance sheets
	As of
	December 31, 2024	June 30, 2025
ASSETS
Amounts due from related parties	2,941	2,684
Investments in subsidiaries	$39,656,197	$35,585,279
Total Assets	$39,659,138	$35,587,963
Shareholders’ Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; 290,000 shares issued and outstanding as of December 31, 2024 and June 30, 2025	29	29
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 35,728,625 shares issued, 25,555,096 shares outstanding as of December 31, 2024; 40,979,382 shares issued, 26,552,370 shares outstanding as of June 30, 2025*	$2,556	2,655
Additional paid-in capital*	11,441,712	17,770,394
Retained earnings	31,355,902	20,062,007
Accumulated other comprehensive loss	(3,141,061)	(2,247,122)
Total Shareholders’ Equity	39,659,138	35,587,963
Total Liabilities and Shareholders’ Equity	$39,659,138	$35,587,963
Condensed statements of comprehensive income
	For the six months ended June 30,
	2024	2025
Share of profit/loss in subsidiaries, net (Note a)	$4,330,267	$(11,293,895)
Income/(loss) before income tax	4,330,267	(11,293,895)
Income tax provision	—	—
Net income/(loss)	4,330,267	(11,293,895)
Other comprehensive (loss) income
Foreign currency translation (loss) income	$(828,730)	$893,939
Comprehensive income/(loss)	$3,501,537	$(10,399,956)

Condensed statements of cash flows
	For the six months ended June 30,
	2024	2025
Cash flows from operating activities
Net income/(loss)	$4,330,267	$(11,293,895)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income/(loss) in subsidiaries	(4,330,267)	11,293,895
Net cash provided by operating activities	—	—
Cash at beginning of the period	$—	—
Cash at the end of the period	$—	$—

(a)
Basis of presentation

In the parent company only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been or omitted and as such, these parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

*
Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

Kreit & Chiu CPA LLP
733 Third Avenue, Floor 16, #1014
New York, NY 10017
(949) 326-CPAS (2727)
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Baird Medical Investment Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Baird Medical Investment Holdings Limited (the “Company”) as of December 31, 2024 and the related consolidated statement of operations and comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flow for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on the entity’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Other Matter
The consolidated financial statements for the years ended December 31, 2022 and 2023, prior to the change in presentation related to apply ASU No. 2023-07 in Note 2 and Note 21, and the retrospective adjustments for the changes in presentation related to reverse recapitalization in Note 1, Note 2, Note 3, Note 16, Note 18 and Note 24 to the financial statements, were audited by another auditor who expressed an unmodified opinion on those financial statements on Jun 20, 2024. We have audited those retrospective adjustments to the 2022 and 2023 consolidated financial statements, as reported in the financial statements as of and for the years ended December 31, 2024, as described in Note 1, Note 3, Note 16, Note 18 and Note 24. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures related to the Company’s 2022 and 2023 consolidated financial statements other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2022 and 2023 consolidated financial statements as a whole.
/s/ Kreit & Chiu CPA LLP
We have served as the Company’s auditor since 2025.
Los Angeles, California
May 15, 2025

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Baird Medical Investment Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Baird Medical Investment Holdings Limited (the “Company”) as of December 31, 2023, the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”) before the effects of any adjustments to retrospectively apply ASU No. 2023-07, “Segment Reporting(Topic 280) Improvements to Reportable Segment Disclosures.” as described in Note 2 and Note 21, and any adjustments to retrospectively reflect the ordinary shares and earnings per share due to reverse recapitalization described in Note 1, Note 2, Note 3, Note 16, Note 18 and Note 24. In our opinion, the financial statements for each of the two years in the period ended December 31, 2023, before the effects of the adjustments to retrospectively apply the adoption of ASU No. 2023-07 in accounting described in Note 2 and Note 21, and the effects of the adjustments to retrospectively reflect ordinary shares and earnings per share described in Note 1, Note 2, Note 3, Note 16, Note 18 and Note 24, present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
We are not engaged to audit, review, or apply any procedures to the adjustments to retrospectively adoption of ASU No. 2023-07 in Note 2 and Note 21 and to retrospectively reflect ordinary shares and earnings per share described in Note 1, Note 2, Note 3, Note 16, Note 18 and Note 24, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Kreit & Chiu CPA LLP.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP
We have served as the Company’s auditor from 2022 through 2025.
New York, New York
June 20, 2024
NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(All amounts in U.S. dollars, except for share and per share data, or otherwise noted)
	As of December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash	$2,970,199	$1,510,484
Accounts receivable, net	46,575,776	31,099,891
Inventories	1,296,577	1,142,569
Prepayments, net	10,274,207	5,814,691
Deposits and other assets, net	295,754	120,485
Due from related parties	2,862	394,582
Total Current Assets	61,415,375	40,082,702
NON-CURRENT ASSETS
Property and equipment, net	7,141,064	6,138,694
Intangible assets, net	16,528	25,479
Deferred tax assets	714,461	814,372
Right-of-use assets	475,119	861,331
Deferred offering costs	—	875,258
Goodwill	57,772	59,375
Prepayments – non current	8,021,046	7,698,728
Deposits and other assets – non current	121,505	152,450
Total Non-Current Assets	16,547,495	16,625,687
Total Assets	$77,962,870	$56,708,389
CURRENT LIABILITIES
Short-term bank loans	16,166,000	8,166,400
Tax payables	2,873,453	770,953
Salaries and benefits payable	797,912	750,635
Contract liability	792,102	499,905
Short-term lease liabilities	264,316	503,891
Accounts payable	1,252,667	550,188
Amounts due to a related party	3,703,700	3,785,250
Accrued listing expenses payable	5,341,848	2,172,651
Accrued expenses and other payables	2,518,175	864,687
Deferred tax liabilities	45,238	93,389
Long-term loan – current portion	867,772	817,485
Total Current Liabilities	34,623,183	18,975,434
NON-CURRENT LIABILITIES
Long-term lease liabilities	136,683	412,121
Long-term loan – non current	3,442,526	1,613,579
Total Non-Current Liabilities	3,579,209	2,025,700
Total Liabilities	$38,202,392	$21,001,134
Commitments and Contingencies (Note 20)
Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; 290,000 shares issued and outstanding as of December 31, 2024; none authorized, issued and outstanding as of December 31,2023	29	—
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 35,728,625 and 35,728,625 shares issued,25,555,096 and 25,555,096 shares outstanding as of December 31, 2024 and 2023, respectively*	2,556	2,556
Additional paid-in capital*	11,441,712	18,850,677
Statutory reserve	4,591,151	4,508,366
Retained earnings	26,764,751	14,394,167
Accumulated other comprehensive loss	(3,141,061)	(2,005,122)
Total Baird Medical Investment Holdings Limited’s Shareholders’ Equity	39,659,138	35,750,644
Non-controlling interests	101,340	(43,389)
Total Liabilities and Equity	$77,962,870	$56,708,389

*
Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

The accompanying notes are an integral part of these audited consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(All amounts in U.S. dollars, except for share and per share data, or otherwise noted)
	For the years ended December 31,
	2024	2023	2022
Revenues	$37,037,108	$31,457,908	$35,091,174
Cost of revenues	(4,383,363)	(4,227,409)	(7,054,323)
Gross profit	32,653,745	27,230,499	28,036,851
Operating expenses:
Selling and marketing expenses	(4,061,116)	(2,547,000)	(3,585,138)
General and administrative expenses	(7,103,226)	(8,546,880)	(6,960,604)
Research and development expenses	(6,174,365)	(4,274,894)	(3,859,392)
Total operating expenses	(17,338,707)	(15,368,774)	(14,405,134)
Income from operations	15,315,038	11,861,725	13,631,717
Interest expense	(576,752)	(285,833)	(299,269)
Interest income	393	1,562	8,553
Subsidy income	266	791,959	1,375,447
Other expenses, net	(651,657)	(10,211)	(194,580)
Income before income tax	14,087,288	12,359,202	14,521,868
Income tax provision	(1,489,190)	(1,701,019)	(1,746,897)
Net income	12,598,098	10,658,183	12,774,971
Less: Net income attributable to non-controlling interests	(144,729)	(112,205)	(206,221)
Net income attributable to Baird Medical Investment Holdings Limited’s shareholders	12,453,369	10,545,978	12,568,750
Other comprehensive loss
Foreign currency translation adjustment	(1,135,939)	(728,688)	(1,506,905)
Total comprehensive income	11,462,159	9,929,495	11,268,066
Non-controlling interests	(144,729)	(112,205)	(206,221)
Comprehensive income attributable to Baird Medical Investment Holdings Limited’s shareholders	$11,317,430	$9,817,290	$11,061,845
Net income per share, basic*	$0.49	$0.41	$0.49
Net income per share, diluted*	$0.49	$0.41	$0.49
Weighted average number of shares-basic*	25,555,096	25,555,096	25,555,096
Weighted average number of shares-diluted*	25,627,992	25,555,096	25,555,096

*
Shares related information for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

The accompanying notes are an integral part of these audited consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)
	Ordinary shares*		Preferred shares		Additional paid-in capital*	Statutory reserve	Retained earnings / (accumulated deficit)	Accumulated other comprehensive (loss)/gain	Total shareholder’s equity	Non- controlling interests	Total equity
	Shares	Amounts	Shares	Amounts
Balance at January 1, 2022	25,555,096	2,556	—	—	18,847,327	3,020,971	(7,233,166)	230,471	14,868,159	(358,465)	14,509,694
Issuance of common stocks	—	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	12,568,750	—	12,568,750	206,221	12,774,971
Appropriation of statutory reserve	—	—	—	—	—	1,374,348	(1,374,348)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	(1,506,905)	(1,506,905)	—	(1,506,905)
Repurchase of non-controlling interests	—	—	—	—	3,350	—	—	—	3,350	(3,350)	—
Balance at December 31, 2022	25,555,096	2,556	—	—	18,850,677	4,395,319	3,961,236	(1,276,434)	25,933,354	(155,594)	25,777,760
Net income for the year	—	—	—	—	—	—	10,545,978	—	10,545,978	112,205	10,658,183
Appropriation of statutory reserve	—	—	—	—	—	113,047	(113,047)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	(728,688)	(728,688)	—	(728,688)
Balance at December 31, 2023	25,555,096	2,556	—	—	18,850,677	4,508,366	14,394,167	(2,005,122)	35,750,644	(43,389)	35,707,255
Net income for the year	—	—	—	—	—	—	12,453,369	—	12,453,369	144,729	12,598,098
PIPE financing	—	—	290,000	29	2,899,971	—	—	—	2,900,000	—	2,900,000
Capitalization of PIPE financing costs	—	—	—	—	(2,900,000)	—	—	—	(2,900,000)	—	(2,900,000)
Reverse Recapitalization transaction	—	—	—	—	(7,408,936)	—	—	—	(7,408,936)	—	(7,408,936)
Appropriation of statutory reserve	—	—	—	—	—	82,785	(82,785)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(1,135,939)	(1,135,939)	—	(1,135,939)
Balance at December 31, 2024	25,555,096	2,556	290,000	29	11,441,712	4,591,151	26,764,751	(3,141,061)	39,659,138	101,340	39,760,478

*
Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).

The accompanying notes are an integral part of these audited consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the years ended December 31,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,598,098	$10,658,183	$12,774,971
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization	1,139,131	1,014,387	916,115
Deferred tax expense (benefit)	32,774	(541,987)	(143,317)
Allowance for credit losses	2,345,747	2,221,430	438,997
Recovery of allowance for expected credit losses	(1,099,404)	—	—
Prepaid and other current assets provision	—	117,679	—
Loss from disposal of property and equipment	—	—	(5,421)
Amortization of right-of-use assets	368,264	366,427	553,916
Changes in assets and liabilities:
Accounts receivable	(17,799,751)	(9,674,507)	(14,839,326)
Inventories	(187,543)	113,661	1,568,326
Prepayments	(4,683,841)	(5,292,606)	(3,566,229)
Deposits and other assets	(153,904)	(149,773)	115,053
Right-of-use assets	—	(9,102)	(881,431)
Accounts payable	727,800	341,525	(100,934)
Contract liabilities	310,151	(173,101)	45,449
Lease liabilities	(497,449)	(253,605)	389,481
Accrued expenses and other payables	(1,567,492)	1,213,891	1,343,230
Taxes payable	2,154,304	(972,466)	1,139,858
Income tax receivables	—	—	737,230
Net cash (used in) /provided by operating activities	(6,313,115)	(1,019,964)	485,968
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,853,678)	(2,638,488)	(5,909,308)
Purchase of intangible assets	—	—	(44,821)
Proceeds from disposal of equipment	—	—	32,665
Net cash used in investing activities	(2,853,678)	(2,638,488)	(5,921,464)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	19,323,780	9,601,600	9,065,240
Repayments of short-term bank loans	(10,983,780)	(7,483,600)	(4,606,925)
Proceeds from long-term loan	2,780,000	2,548,794	—
Payment of long-term loan	(806,764)	(194,041)	—
Proceeds from PIPE investment	2,900,000	—	—
Due from related parties	—	48,120	301,454
Due to a related party	407,545	(182,010)	(347,851)
Payment of listing cost	(2,900,000)	(877,745)	—
Net cash provided by financing activities	10,720,781	3,461,118	4,411,918
Effect of exchange rate changes	(94,273)	(3,108)	(297,647)
Net change in cash	1,459,715	(200,442)	(1,321,225)
Cash at beginning of year	$1,510,484	$1,710,926	$3,032,151
Cash at end of the year	$2,970,199	$1,510,484	$1,710,926
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$1,837,708	$2,644,786	$1,439,558
Cash paid for interest	$497,247	$261,323	$243,838
SUPPLEMENTAL DISCLOSURE OF NONCASH FLOW INFORMATION:
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$19,701	$907,952
The accompanying notes are an integral part of these audited consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS
Baird Medical Investment Holdings Limited (“PubCo”, “Baird Medical” or “the Company”) was incorporated as a private company under the laws of Cayman Island on June 16, 2023, as a direct wholly owned subsidiary of Betters Medical Investment Holdings Limited (“Betters Medical”).
On October 1, 2024 (the “Closing Date”), ExcelFin Acquisition Corp., a Delaware corporation (“ExcelFin” or “SPAC”), Betters Medical Investment Holdings Limited, a Cayman Islands exempted company, Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Betters Medical, Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of PubCo (“Tycoon”), Betters Medical Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub 2”), and Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Betters Medical (“NewCo”), consummated the business combination (the “Closing”) pursuant to the terms of the Business Combination Agreement, dated as of June 26, 2023 (as amended on March 11, 2024, May 16, 2024, June 17, 2024 and August 23, 2024, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), pursuant to which, among other things, (a) on August 3, 2023, Betters Medical contributed all of the issued shares of Tycoon held by Betters Medical (“Tycoon Shares”) to PubCo in exchange for Ordinary Shares, such that Tycoon became a wholly-owned subsidiary of PubCo, and Betters Medical received in exchange therefor 29,411,764 Ordinary Shares (the “Share Contribution”) valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Betters Medical transferred 1,948,138 Ordinary Shares (which shares did not include the Baird Medical Earnout Shares, as defined below) to NewCo and certain minority shareholders of Betters Medical exchanged their ownership interests in Betters Medical for all of the outstanding ownership interests in NewCo; and (c) Merger Sub 1 merged with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo and Merger Sub 2 merged with and into NewCo, with NewCo continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). However, 8,823,529 of the Ordinary Shares issued to Betters Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the Closing (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share. The business purpose of the Second Merger was both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional Ordinary Shares would be held after closing by shareholders most likely to be long-term holders. 1,350,000 Ordinary Shares issued to the ExcelFin SPAC LLC, a Delaware limited liability company, in the Business Combination that will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on the Nasdaq Global Market (the “Nasdaq”) is greater than or equal to $12.50 per share over any 20 trading days within any 30 day trading period or (b) a change of control of Baird Medical occurs.
Upon the consummation of the Business Combination, outstanding ExcelFin Warrants were assumed by us and converted into corresponding warrants to purchase an aggregate of 11,500,000 Ordinary Shares. The Assumed Public Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Assumed Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The Assumed Public Warrants may be exercised only for a whole number of the Ordinary Shares. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the then-existing holders of the Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Ordinary Shares. The exclusive forum provision in the amended and restated warrant agreement can result in increased costs to investors to bring a claim.
In connection with the signing of the Business Combination Agreement, ExcelFin SPAC LLC (“the Sponsor”), ExcelFin, and Baird Medical entered into the Sponsor Support Agreement. Pursuant to this agreement, the Sponsor agreed to surrender all 11,700,000 of the ExcelFin Private Placement Warrants which are owned by the Sponsor to ExcelFin for no additional consideration effective as of immediately prior to the at the effective time of the Business Combination (“Effective Time”).
The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, ExcelFin will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the shareholders of Baird Medical comprising the majority of the voting power of the Company and having the ability to nominate the members of our Board, Baird Medical’s operations prior to the acquisition comprising the only ongoing operations, and Baird Medical’s senior management comprising a majority of the Group’s senior management. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Baird Medical with the Business Combination treated as the equivalent of Baird Medical issuing shares for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Baird Medical in future reports. Transaction costs related to the Reverse Recapitalization as part of the Business Combination Agreement were charged to equity as a reduction of the net proceeds received in exchange for the shares issued to the shareholders. The consolidated statements of financial position of Baird Medical and its subsidiaries as of December 31, 2023 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in of Baird Medical’s equity and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes, have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars.
The Company’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and the redeemable warrants to acquire one Ordinary Share at an exercise price of $11.50 per Ordinary Share (“Warrants”) are trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BDMD” and “BDMD W”, respectively.
The principal business activities of the Company and its subsidiaries are to engage in research and development, manufacture and sales of microwave ablation (“MWA”) and other medical devices in the People’s Republic of China (the “PRC”).
As the Company were under same control of the shareholders and their entire equity interests were also ultimately held by the shareholders immediately prior to the reorganization, the consolidated statements of income and comprehensive income, consolidated statements of changes inequity and consolidated statements of cash flows are prepared as if the current group structure had been in existence throughout the year period ended December 31, 2022, 2023 and 2024, respectively, or since the respective dates of incorporation/establishment of the relevant entity, where this is a shorter period. Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization. The movement in the Company’s authorized share capital and the number of ordinary shares outstanding and issued in the Company are also detailed in the Note 16.

The Combined Company’s structure before and after the Business Combination. The ownership structure of Baird Medical before Closing is as follows:
The ownership structure of the Combined Company giving effect to the Business Combination is as follows:

As at the date of this report, the Company has direct and indirect interests in the following subsidiaries:
Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	Shareholders	% of Equity Ownership	Principal Activities
Betters Medical NewCo, LLC (“NewCo”)	June 17, 2024 / October 1, 2024	Delaware (US)	PubCo	100%	Holding
ExcelFin Acquisition Corp. (“SPAC” or “ExcelFin”)	March 15, 2021 / October 1, 2024	Delaware (US)	PubCo	100%	Holding
Baird Medical LLC	November 29, 2023	Delaware (US)	PubCo	100%	Sales of MWA medical devices
Tycoon Choice Global Limited (“Tycoon”)	January 8, 2021	BVI	PubCo	100%	Holding
Baide Medical Investment Company Limited (“Baide HK”)	January 29, 2021	Hong Kong	Tycoon	100%	Holding
Baide (Guangdong) Capital Management Company Limited (“Baide Capital”)	March 3, 2021	The PRC	Baide HK	100%	Sales of MWA medical devices and investment holding
Guangzhou Dedao Capital Management Company Limited (“Dedao”)	March 4, 2021	The PRC	Baide Capital	99%	Holding
Guangzhou Baihui Corporate Management Company Limited (“Baihui”)	December 4, 2020	The PRC	Dedao	99%	Holding
Guangzhou Zhengde Corporate Management Company Limited	December 4, 2020	The PRC	Dedao	99%	Holding
Guangzhou Yide Capital Management Company Limited	December 10, 2020	The PRC	Dedao	99%	Holding
Baide (Suzhou) Medical Company Limited (“Baide Suzhou”)	June 5, 2012	The PRC	Zhengde Yide, and Baihui	99%	Research and development, sales of MWA and other medical devices and investment holding
Henan Ruide Medical Instrument Company Limited	July 6, 2018	The PRC	Baide Suzhou	99%	Sales of MWA and other medical devices
Nanjing Changcheng Medical Equipment Company Limited (“Nanjing Changcheng”)	January 28, 2016	The PRC	Baide Suzhou	99%	Research and development, manufacture and sales of MWA and other medical devices
Guizhou Baiyuan Medical Company Limited	September 21, 2017	The PRC	Baide Suzhou	99%	Sales of other medical devices

Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	Shareholders	% of Equity Ownership	Principal Activities
Guoke Baide (Guangdong) Medical Company Limited (“Guoke Baide”)	July 5, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Hunan Baide Medical Technology Company Limited	November 26, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Ruikede Biological Technology (Xiamen) Company Limited (“Ruikede Xiamen”)	July 17, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Guangzhou Fangda Medical Technology Company Limited	December 22, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Junde (Guangzhou) Medical Technology Company Limited	November 14, 2022	The PRC	Guoke Baide	99%	Sales of MWA medical devices
Shengde (Guangzhou) Medical Technology Company Limited	November 29, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Suzhou Kangchuang Medical Company Limited	December 6, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Hainan Haike Baide Medical Company Limited	July 4,2024	The PRC	Baide Suzhou	100%	Sales of MWA medical devices
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to the rules and regulations of the Securities and Exchange Commission (“SEC”), which requires the Company to make judgments, estimates and assumptions that affect reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there was no material changes made to the accounting estimates and assumptions in the past three years, the Company continually evaluates these estimates and assumptions based on the most recently available information, the Company’s own historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from expectations as a result of changes in the Company’s estimates.
The Company believes that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies the Company believe are the most critical to understanding and evaluating the Company’s consolidated financial condition and results of operations.
Basis of presentation and principles of consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and to the rules and regulations of the “SEC”.
The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. Inter-company transactions and balances between group companies together with unrealized profits arising from inter-company transactions are eliminated in full in preparing the consolidated financial statements. Unrealized losses resulting from inter-company transactions are also eliminated unless the transaction provides evidence of impairment on the asset transferred, in which case the loss is recognized in consolidated profit or loss.
Use of estimates and assumptions
In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, useful lives of property and equipment, impairment of long-lived assets, allowance for credit losses, fair value of ordinary shares, preferred shares, warrants and earn out shares, realizability of deferred tax assets, inventory allowance, Business Combination related payments and prepayment for R&D. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.
Functional currency and foreign currency translation
The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are principally conducted through the PRC subsidiaries where the local currency is the functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the Federal Reserve at the end of the period. The statement of operations accounts is translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.
Translation adjustments included in accumulated other comprehensive loss amounted to $3.1 million and $2.0 million as of December 31, 2024 and 2023, respectively. The balance sheet amounts, with the exception of shareholders’ equity as of December 31, 2024 and 2023 were translated at RMB 7.2993 and RMB7.0999 to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to statement of operations accounts for the years ended December 31, 2024, 2023 and 2022 were RMB7.1957, RMB7.0809 and RMB6.7290 to $1.00, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the audited consolidated balance sheets.
Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The three levels of inputs that may be used to measure fair value include:
Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:   Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.
Level 3:   Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
The Company does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.
The Company’s financial instruments consist principally of cash, accounts receivable and accounts payable.
As of December 31, 2024 and 2023, the carrying values of cash, accounts receivable, accounts payable and other liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.
Cash
Cash include cash in bank placed with banks, which have original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash.
Expected credit losses
In 2016, Financial Accounting Standards Board(“FASB”) issued Accounting Standards Codification (“ASC”) Topic 326, which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses. The Company adopted ASC Topic 326 on January 1, 2021.
The Company’s accounts receivable and other receivables included in prepayment and other current assets and other non-current assets are within the scope of ASC Topic 326.
For the year ended December 31, 2022 and first half year of 2023, the Company used an individual basis and pool basis of the customers sharing similar risk characteristics by applying the roll rate method under the Current Expected Credit Loss Model (“CECL Model”). The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on the Company’s specific facts and circumstances. The Company uses roll rate method to calculate average expected loss rate under pool basis. The Company considers the co-relationship between micro economic environment and overall default rate and calculated the future adjustment indicator use logistic regression model.
For the second half year of 2023, the Company still used an individual basis and pool basis to assess credit losses. When reassessing its methodology for calculating expected credit losses for customers sharing similar risk characteristics, the Company changed from using roll rate method to aging group method. This change in technique is based on newly obtained information and is considered an accounting estimate change. According to ASC 326-20-30-7, the Company evaluated both internally generated data and reasonably accessible external data. The change was driven by the following factors:
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

The change in the estimated credit loss rate was applied prospectively starting in the second half year of 2023. This change is based on the analysis conducted during the preparation of financial statements as of December 31, 2023, and is expected to provide a more accurate reflection of the Company’s credit risk.
Accounts receivable is presented net of any allowance for credit losses. An allowance for credit losses is recorded in the period when loss is probable. The Company recognizes loss allowance for expected credit loss (“ECL”) on accounts receivable. The Company writes off an account receivable when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.
For the year ended December 31, 2024, the credit period granted to the customers was generally for a period within 180 days. For the years ended December 31, 2023 and 2022, the credit period granted to the customers stipulated under contract was generally for a period within 90 days. The Company’s accounts receivable consists primarily of distributers, deliverers and hospitals. The Company accrued $2.3 million, $2.2 million and $0.4 million credit loss in expected for the years ended December 31, 2024, 2023 and 2022, respectively.
Inventories
Inventories are initially recognized at cost, and subsequently at the lower of cost and net realizable value. Cost comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. For the years ended December 31, 2024, 2023 and 2022, no impairment loss on inventories was recognized.
Prepayments
Prepayment primarily consist of prepaid expense for R&D and advances to suppliers for purchasing goods, equipment or services that have not been received or provided. These advances are interest free, unsecured and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit loss is recorded in the period when loss is probable. As of December 31, 2024 and 2023, there was $4,867 and $5,002 allowance for the credit losses, respectively.
Deposits and other assets
Deposits and other assets primarily consist of deposit for office rental and long-term loan. These deposits and other assets are interest free, unsecured and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit losses is recorded in the period when loss is probable. As of December 31, 2024 and 2023, there was $0.1 million and $0.1 million allowances for the credit losses, respectively.
Property and equipment, net
Property and equipment are stated at historical cost less accumulated depreciation and impairment, if any. Depreciation is calculated using the straight-line method over their estimated useful lives. The estimated useful lives are as follows:
Useful life
Machinery	3 – 10 years
Furniture, fixtures and equipment	3 – 5 years
Vehicles	4 years
Medical equipment	6 – 10 years
Leasehold improvement	Over the lease term or estimated useful lives of 5 years, whichever is shorter

Expenditures for maintenance and repairs are expensed as incurred. The gain or income on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations.
Deferred offering costs
The Company complies with ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering cost consisted of underwriting, legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering (IPO), and it was charged to shareholders’ equity upon the completion of the IPO.
Goodwill
Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from the acquired entity as a result of the Company’s acquisitions of interests in its subsidiaries. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed.
This allocation process is only performed for the purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, allocation of assets, liabilities and goodwill to reporting units, and determination of the fair value of each reporting unit.
Intangible assets, net (other than goodwill)
Intangible assets acquired separately are initially recognized at cost. The cost of intangible assets acquired in a business combination is fair value at the date of acquisition. Subsequently, intangible assets with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Intangible assets with indefinite useful lives are carried at cost less any subsequent accumulated impairment losses.
Amortization is provided on a straight-line basis over their useful lives as follows. The amortization expense is recognized in profit or loss and included in administrative expenses.
Useful life
Patent	6 years
Software	5 years
The estimates and associated assumptions of useful life determined by the Company are based on technical and commercial obsolescence, legal or contractual limits on the use of the asset and other relevant factors. Based on the functionalities and expiry date of the patent and software, the Company considers a useful life of 5 to 6 years to be their best estimation. Both the period and method of amortization are reviewed annually.
Impairment of long-lived assets other than goodwill
For other long-lived assets including property and equipment and other non-current assets, the Company evaluates for impairment whenever events or changes (triggering events) indicate that the carrying amount of an asset may no longer be recoverable. The Company assesses the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to receive from use of the assets and their eventual disposition. Such assets are considered to be impaired if the sum of the expected undiscounted cash flows is less than the carrying amount of the assets. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not recognize any impairment loss for the years ended December 31, 2024, 2023 and 2022.
Leases
In February 2016, FASB issued ASU 2016-02, Leases, which specifies the accounting for leases. Earlier application is permitted for all entities as of February 25, 2016, the issuance date of the final standard. The Company adopted ASC 842 on January 1, 2021, along with all subsequent ASU clarifications and improvements that are applicable to the Company, to each lease that existed in the years presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and years presented in the financial statements. The Company has applied the practical expedient to not recognize short-term leases with lease terms of one year or less.
At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:
•
the contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

•
the customer has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•
the customer has the right to direct the use of the asset. The customer has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the customer has the right to direct the use of the asset if either the customer has the right to operate the asset; or the customer designed the asset in a way that predetermines how and for what purpose it will be used.

The Company as lessee
The Company classifies each lease as either an operating lease or financing lease at the lease commencement date. The classification is not revised unless the lease is modified and that modification is not accounted for as a separate lease.
The lease is classified as a financing lease if both of the following criteria are met:
•
the present value of the lease payments and any residual value guarantee (from the lessee or an unrelated third party) equals or exceeds substantially all of the underlying asset’s fair value; and

•
it is probable that the lessor will collect the lease payments plus any amount necessary to satisfy a residual value guarantee.

If none of the above criteria are met, then the lease is classified as an operating lease.
Both classifications result in the Company recognizing a right-of-use asset and a lease liability. The Company can elect not to apply the lessee accounting model to leases with a lease term of 12 months or less (i.e. short-term leases). A lease that contains a purchase option can qualify as a short-term lease if the lessee is not reasonably certain to exercise its option to purchase the underlying asset. The Company recognizes short-term lease payments as an expense on a straight-line basis over the lease term.
On initial recognition, the right-of-use asset is measured at the initial amount of the lease liability, adjusted for any lease payments made at or before the commencement of the lease, plus any initial direct costs incurred and the amount of any provision recognized where the Company is contractually required to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentive received.

In an operating lease, right-of-use asset is subsequently amortized as the difference between the straight- line lease cost for the period and the periodic accretion of the lease liability using the effective interest method. In a financing lease, right-of-use asset is subsequently depreciated using the straight-line method from the commencement date of the lease over the shorter of the lease term or the useful life of the underlying asset. In addition, the right-of-use asset is reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the lessee’s incremental borrowing rate.
The lease liability is subsequently measured by (i) increasing the carrying amount to reflect interest on the lease liability and (ii) reducing the carrying amount to reflect the lease payments made. The Company remeasured the lease liability to reflect any reassessment or lease modification, or to reflect revised in-substance fixed lease payments.
In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the buyer, and the buyer would need to obtain substantially all the benefits from the use of the asset.
Long-term loan
When the Company enters into sale-leaseback transactions as a seller-lessee, it applies the requirements in ASC 606 by assessing whether a contract exists and whether it satisfies a performance obligation by transferring control of an asset when determining whether the transfer of an asset shall be accounted for as a sale of the asset. If the Company transfers the control of an asset to the buyer-lessor, it accounts for the transfer of the asset as a sale and recognizes a corresponding gain or loss on disposal. The subsequent leaseback of the asset is accounted for in accordance with ASC 842 in the same manner as any other lease. If the Company does not transfer the control of an asset to the buyer-lessor, the failed sale-leaseback transaction is accounted for as a financing. The Company does not derecognize the transferred asset and accounts for proceeds received as borrowings for which the current portion is included in “long-term loan — current portion” and the non- current portion is included in “long-term loan — non-current” in the consolidated balance sheets.
Revenue recognition
Effective January 1, 2018, the Company adopted ASC Topic 606 using the modified retrospective adoption method. Based on the requirements of ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company primarily sells its products to hospitals.
The Company adopted ASC Topic 606 for all periods presented. Consistent with the criteria of Topic 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
According to ASC Topic 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The Company’s revenue is primarily derived from sales of medical devices. Customers obtain control of goods when either the goods are delivered to the customer or picked up by the customer and such customer has accepted the goods. Revenue is thus recognized at the point in time when the customers have accepted the goods.

Principal versus agent
When another party is involved in providing goods or services to a customer, the Company determines whether the nature of its promise is a performance obligation to provide the specified goods or services itself (i.e. the Company is a principal) or to arrange for those goods or services to be provided by the other party (i.e. the Company is an agent).
The Company is a principal if it controls the specified good or service before that good or service is transferred to a customer.
The Company is an agent if its performance obligation is to arrange for the provision of the specified good or service by another party. In this case, the Company does not control the specified good or service provided by another party before that good or service is transferred to the customer. When the Company acts as an agent, it recognizes revenue in the amount of any fee or commission to which it expects to be entitled in exchange for arranging for the specified goods or services to be provided by the other party.
The Company acts as a principal in the sales of medical devices to hospitals (i.e. directly or through deliverers) and distributors as the Company controls the medical devices before that they are transferred to customers, and accordingly recognizes the revenue which the Company expects to be entitled from the sales of goods to its end-customers.
Revenue from sales of medical devices
The Company sells medical devices though two channels, which is directly or through deliverers to hospitals, and through distributors to the end customers. Various sources of revenue of the Company is recognized on the following bases:
(1)   Revenue from sales to hospitals
The Company acts as a principal in the sales of medical devices to hospitals (i.e., directly or through deliverers) as the Company controls the medical devices before they are transferred to end-customers (i.e., hospitals).
The key indicators that demonstrate the Company’s control over the products include: (i) it is the Company’s responsibility to fulfill the promise of providing products to the hospitals through deliverers, in which the deliverers are just acting on the Company’s behalf. The deliverers bear no rights and obligations on the medical devices and the deliverers do not take any responsibility on the product damage before and after the products are delivered to the hospital’s designated premises and accepted by the hospital; (ii) the Company, instead of the deliverers, are subject to the inventory risk given that the deliverers are prohibited from delivering products to end-customers other than the designated hospitals (as designated through the authorization letter); and (iii) the selling prices of products are predetermined by the Company at tender price. The deliverers do not have pricing power and are only entitled to a specific service fee calculated as a fixed percentage of the relevant transaction of products which is a commission or fee basis. From the above indicators, the deliverers do not obtain control of the medical devices and thus the Company still retain control over the products before the products are delivered to the hospital’s designated premises and accepted by the hospital. Under such limitation, the deliverers do not act as the ‘principal’ in the sales through deliverer model and therefore the designated hospitals are not the ‘customer’ of the deliverer. In other words, the deliverers are instructed by the Company to transfer the medical devices to the designated hospital. As such, it is determined that the Company is the principal, and the deliverers are the agents. Since the Company remains the principal over the goods regardless of if the goods are delivered to the hospital directly by the Company or through the deliverers as agents, there is no significant difference between the two types of good delivery as to when risk or control is transferred to the customer and when revenue is recognized from sales to hospitals.
The Company presents the revenue generated from its sales of products on a gross basis as the Company is a principal.
(2)   Revenue from sales to distributors
The Company acts as a principal in the sales of medical devices to distributors as the Company controls the medical devices before they are transferred to distributors.

The revenue is recognized at a point in time when the Company satisfies its performance obligation by transferring the promised product to its customers, the distributors, upon acceptance. The performance obligation is considered to be met and revenue is recognized when distributors obtain control of the goods or when risks and rewards are transferred to distributors which bear all inventory risks and revenue is recognized when the goods are accepted by the distributor.
The Company did not recognize any revenue from contracts with customers for performance obligations satisfied over time during the years ended December 31, 2024, 2023 and 2022.
The transaction price is generally in the form of a fixed price which is agreed with the customer at contract inception. The transaction price is recorded net of any sales return, surcharges and value-added taxes on gross sales. Customers are required to pay over an agreed-upon credit period.
Return rights
Some of the Company’s contract with customers from the sales of goods provides customers a right of return (a right to exchange for the same product or to be refund in cash due to faulty products). For the year ended December 31, 2024, 2023 and 2022, there is no significant sales return.
Value-added taxes and surcharges
The Company presents revenue net of value-added taxes (“VAT”) and surcharges incurred. Surcharge are sales related taxes representing the City Maintenance and Construction Tax and Education Surtax. VAT and surcharges collected from customers, net of VAT paid for purchases, are recorded as a liability in the consolidated balance sheets until these are paid to the tax authorities.
Disaggregation of revenue
The Company disaggregates its revenue by major products and customers, as the Company believes it best depicts the amount of its revenue and cash flows. See Note 21 to the segment reports.
Contract assets
A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration that is conditional. The Company does not have contract assets for the years presented.
Contract liabilities
The contract liabilities represent consideration that the Company has received but has not satisfied the related performance obligations. Contract liabilities primarily relate to the payments received for product selling in advance of revenue recognition. The increase in contract liabilities over the prior year was a result of the increase in consideration received from the Company’s customers, which was in line with the growth of revenues in product sales. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year.
The Company’s contract liabilities amounted to $0.8 million and $0.5 million as of December 31, 2024 and 2023, respectively. The revenue expected to be recognized on the remaining performance obligations of these contracts as of December 31, 2024 will be $0.8 million in the following 12 months.
Value-added taxes (“VAT”)
Revenue represents the invoiced value of goods or service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 13%, depending on the type of goods or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in tax payables. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Research and development expenses
Research and development (“R&D”) expenses consist primarily of outsourced research and development costs, payroll and related expenses for research and development professionals, materials, sample testing fee, and depreciation of machinery and equipment for research and development. Nonrefundable payments made in advance to third-party R&D service provider for the related services is recorded as prepayments in the consolidated balance sheets until the services are rendered under ASC 730-20-25-13. Research and development costs are expensed as incurred in accordance with ASC 730. The Company recognizes R&D expenses based on the completion percentage of each R&D contract at the end of each quarter according to monthly discussions and progress meeting (if any) with internal management personnel and external R&D service providers or completion progress report provided by the third party-R&D service providers as to the progress or stage of completion of services.
Income taxes
Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.
Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.
Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
Uncertain tax positions
The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Company’s uncertain tax positions and determining its provision for income taxes. The Company did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2024, 2023 and 2022. As of December 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions.
In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC authorities generally have up to five years to assess underpaid tax plus penalties and interest for PRC entities’ tax filings. In case of tax evasion. which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on above.
Subsidy income
Subsidy income primarily consists of financial subsidies received from local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. The government subsidies with no further conditions to be met are recorded as “Other income, net” when received. The government subsidies with certain operating conditions are recorded as liabilities when received and will be recorded as operating income when the conditions are met. For the years ended December 31,

2024, 2023 and 2022, the Company received financial subsidies of $266, $0.8 million and $1.4 million from the local PRC government authorities, respectively.
Statutory reserves
As stipulated by the relevant PRC laws and regulations applicable to the Company’s entities in the PRC, the Company is required to make appropriations from net income as determined in accordance with the PRC GAAP to non-distributable reserves, which include a statutory surplus reserve. The PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as reserve fund, the appropriations to statutory surplus reserve are required until the balance reaches 50% of the PRC entity registered capital. The Company allocate income of $0.08 million, $0.1 million and $1.4 million to statutory reserves during the years ended December 31, 2024, 2023 and 2022, respectively.
Business combination and noncontrolling interests
The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded as gain or loss on the consolidated statements of operations and comprehensive loss.
In a business combination achieved in stages, the Company re-measures the previously held equity interests in the acquiree when obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive loss.
For the Company’s majority-owned subsidiaries, noncontrolling interests are recognized to reflect the portion of the equity which is not attributable, directly or indirectly, to the Company as the controlling shareholder. Noncontrolling interests acquired through a business combination are recognized at fair value at the acquisition date, which is estimated with reference to the purchase price per share as of the acquisition date.
The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, ExcelFin will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the shareholders of Baird Medical comprising the majority of the voting power of the Company and having the ability to nominate the members of our Board, Baird Medical’s operations prior to the acquisition comprising the only ongoing operations, and Baird Medical’s senior management comprising a majority of the Group’s senior management. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Baird Medical with the Business Combination treated as the equivalent of Baird Medical issuing shares for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Baird Medical in future reports. Transaction costs related to the Reverse Recapitalization as part of the Business Combination Agreement were charged to equity as a reduction of the net proceeds received in exchange for the shares issued to the shareholders. The consolidated statements of financial position of Baird Medical and its subsidiaries as of December 31, 2023 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in of Baird Medical’s equity and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes, have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars.

Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in equity of the Company during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders.
Other comprehensive income (loss), as presented in the consolidated statements of operations and comprehensive income, consists of foreign currency translation adjustments.
Related parties
Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.
Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Earnings per share
Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potential common shares outstanding during the period. The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti- dilutive effect (i.e. an increase in earnings per share amounts) on earnings per share. For the year ended December 31, 2024, there were 72,896 dilutive shares. For the years ended December 31, 2023 and 2022, there were no dilutive shares.
Warrants
Upon the consummation of the Business Combination, the 11,500,000 units ExcelFin Public Warrants are exercisable for PubCo Ordinary Shares instead of ExcelFin Class A Common Stock, and the assignment by ExcelFin of all of its right, title and interest in the ExcelFin Public Warrant Agreement to PubCo. Each Assumed Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The redeemable warrants to acquire one Ordinary Share at an exercise price of $11.50 per Ordinary Share are trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BDMD W”. The Company accounts for the warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

Earnout shares
The accounting for the 8,823,529 Baird Medical Earnout Shares and 1,350,000 Earnout Shares issued to the ExcelFin SPAC LLC were first evaluated under ASC 718 to determine if the arrangement represents a share-based payment. Considering that the Earnout Shares are issued to sellers, and there are no service conditions nor any requirement of the participants to provide goods or services, we determined that the Earnout Shares are not within the scope of ASC 718. In reaching this conclusion, we focused on the fact that the Earnout Shares are not provided to any holder of options or unvested stock but rather the arrangement is provided only to vested equity holders.
Next, we determined that the Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480. Based upon the analysis, we concluded that the Earnout Shares should not be classified as a liability under ASC 480.
We next considered the conditions in ASC 815-10-15-74 and ASC 815-40 and concluded that the Earnout Shares are not within the scope of ASC 815. Therefore, the Earnout Share arrangement is appropriately classified in equity. As the business combination is accounted for as a reverse recapitalization, the fair value of the Earnout Share arrangement as of the Closing Date is accounted for as an equity transaction. Therefore, contingent value rights do not give any effect in calculation of the earnings per share as of December 31, 2024.
Segment reporting
ASC 280, Segment Reporting, establishes standards for companies to report in their financial statement information about operating segments, on a basis consistent with Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.
The Company’s Chief Executive Officer is the chief operating decision-maker (“CODM”) that reviews the consolidated financial results including revenue, gross profit and operating profit at a consolidated level when making decisions about allocating resources and assessing the performance of the Company as a whole. The Company has determined that it operates in one operating segment. The Company’s revenue and net income are substantially derived from sales of MWA and other medical devices in the PRC. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. The Company’s operations are primarily based in the PRC, where the Company derives a substantial portion of their revenues. All of the Company’s non-current assets are located in the PRC. Therefore, the Company has one reportable segment in accordance with ASC 280, Segment Reporting.
For the operating results of segment provided to and reviewed by CODM, please refer to the consolidated statements of operations and comprehensive income.
Change in Accounting Estimates
Expected credit losses
For the year ended December 31, 2022 and first half year of 2023, the Company used an individual basis and pool basis of the customers sharing similar risk characteristics by applying the roll rate method under the Current Expected Credit Loss Model (“CECL Model”). The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on the Company’s specific facts and circumstances. The Company uses roll rate method to calculate average expected loss rate under pool basis. The Company considers the co-relationship between micro economic environment and overall default rate and calculated the future adjustment indicator use logistic regression model.

For the second half year of 2023, the Company continues to use an individual basis and pool basis to assess credit losses. When reassessing its methodology for calculating expected credit losses for customers sharing similar risk characteristics, the Company changed from using roll rate method to aging group method. This change in technique is based on newly obtained information and is considered an accounting estimate change.
According to ASC 326-20-30-7, the Company evaluated both internally generated data and reasonably accessible external data. The change was driven by the following factors:
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

The change in the estimated credit loss rate was applied prospectively starting in the second half year of 2023. This change is based on the analysis conducted during the preparation of financial statements as of December 31, 2023, and is expected to provide a more accurate reflection of the Company’s credit risk.
As a result of this change in accounting estimate, the allowance for expected credit losses for accounts receivable as of December 31, 2023, is summarized below:
	Individual basis	Aging group basis	Total
Trade accounts receivable	$1,991,596	$31,949,487	$33,941,083
Less: allowance for doubtful accounts	(1,991,596)	(849,596)	(2,841,192)
Accounts receivable, net	—	$31,099,891	$31,099,891
Allowance Ratio	100%	2.7%	8.4%
The Company made provisions if customers have no new transactions with the Company for more than six months and have no subsequent collection during January 1, 2024 to April 30, 2024, or the accounts receivable with a long aging period over than one year and have no subsequent collection during January 1, 2024 to April 30, 2024.
The result of this change in technique did not have a material impact to the allowance for expected credit losses. The Company also does not expect this change to cause a material impact to the allowance for expected credit losses for future period.
Recent accounting pronouncements
The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. This standard removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. ASU 2019-12 is effective for the Company’s annual reporting period ending December 31, 2022 and interim periods during the year ending December 31, 2023. On January 1, 2023, the Company adopted ASU 2019-12, “Simplifying the Accounting for Income Taxes (Topic 740). The adoption of ASU 2019-12 did not have a material impact to our consolidated financial statements.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842) — Common Control Arrangements (“ASU 2023-01”). It requires all lessees, including public business entities, to amortize leasehold improvements associated with common control leases over their useful life to the common control group and account for them as a transfer of assets between entities under common control through an adjustment to equity when the lessee no longer controls the use of the underlying asset. ASU 2023-01 is effective for the Company from January 1, 2024, with early adoption permitted. The Company adopted this standard in the first quarter of 2024, and did not have a material impact to our consolidated financial statements.
In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures.” This ASU expands required public entities’ segment disclosures, including disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted this guidance retrospectively and apply to all periods present in this report on January 1, 2024 and the adoption of this ASU did not have a material impact on its consolidated financial statements.
New Accounting Pronouncements Not Yet Adopted
In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company does not expect the adoption of ASU 2023-06 to have a material impact on its consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which enhances the transparency of income tax disclosures. The amendments in ASU 2023-09 requires (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
In March 2024, the FASB issued ASU 2024-01, Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. The amendments in this Update improve the clarity of paragraph 718-10-15-3 and its application to profits interest or similar awards, primarily through the addition of an illustrative example that includes four fact patterns. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2023 — ED300 — Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest Awards, which has been deleted. All reporting entities that account for profits interest awards as compensation to employees or nonemployees in return for goods or services. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. If an entity adopts the amendments in an interim period, it should adopt them as of the beginning of the annual period that includes that interim period. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, for all public business entities. In January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The amendment in this Update amends the effective date of Update 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. All reporting entities that settle convertible debt instruments for which the conversion privileges were changed to induce conversion. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
NOTE 3 — BUSINESS ACQUISITION AND RERVERSE RECAPITALIZATION
Investment in Ruikede Xiamen
Ruikede Xiamen was established in the PRC with limited liability on July 17, 2019 and was an indirect 80%-owned subsidiary of Baide Suzhou and the remaining 20% equity interest is owned by Wang Jing. On November 25, 2022, Baide Suzhou entered into an equity transfer agreement and purchased the remaining 20% equity interest of Ruikede Xiamen for consideration of nil, holding 100% of Ruikede Xiamen equity interest. Such transfer was registered on December 2, 2022. As of December 31, 2022, the non-controlling interests which amounted to $3,350 corresponding to the remaining 20% of equity interest of Ruikede Xiamen was transferred to the additional paid in capital. The total assets and net assets of Ruikede Xiamen as of December 31, 2023 were all $0.5 million. The total assets and net assets of Ruikede Xiamen as of December 31, 2024 were both $0.2 million.
Reverse Recapitalization
On the Closing Date, (i) of the 29,411,765 original Baird Medical Investment Holdings Limited Shareholders ordinary shares, 20,588,236 Ordinary Shares to be held by Baird Medical Investment Holdings Limited at Closing (70% of 29,411,765 shares) were fully vested and freely tradable and 8,823,529 Ordinary Shares to be held by Baird Medical Investment Holdings Limited at Closing (30% of 29,411,765 shares) shall be subject to vesting and forfeiture (the “Baird Medical Earnout Shares”): (a)The Baird Medical Earnout Shares shall become fully vested if prior to the eighth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period. (b)In the event that there is a Change of Control of PubCo prior to the eighth anniversary of the Effective Time, and the corresponding valuation of PubCo Ordinary Shares implied by that Change of Control is greater than or equal to the Price Target, the Baird Medical Earnout Shares shall become fully vested immediately prior to such Change of Control (“Conversion of original Baird Medical Investment Holdings Limited Shareholders ordinary shares”). (ii)5,750,000 shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees converted for in exchange for an equal number of shares of the Company upon the Closing of the Business Combination. However, 1,350,000 of the ordinary shares (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of Baird Medical occurs(“Conversion of SPAC Sponsor ordinary shares”). (iii) 278,406 Ordinary

Shares converted from the aggregate outstanding balance of certain working capital loans provided to ExcelFin by the Sponsor and its affiliates at a conversion price of $10.20 per share(“Conversion of Working capital loan ordinary shares”);(iv) 288,454 Ordinary Shares to the public stockholders of ExcelFin in exchange for an equal number of shares of Class A common stock, par value $0.0001 per share(“Conversion of Public Shareholders ordinary shares”);(v) Upon the consummation of the Business Combination, outstanding ExcelFin Warrants were converted into corresponding warrants to purchase an aggregate of 11,500,000 Ordinary Shares. The Assumed Public Warrants will not become exercisable until 30 days after the Closing, and will expire five years after the completion of the Business Combination. Each Assumed Public Warrant entitles the holder thereof to purchase one Ordinary Share at a price of US$11.50 per whole share, subject to adjustment. The redeemable warrants to acquire one Ordinary Share at an exercise price of $11.50 per Ordinary Share (“Warrants”) are trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BDMD W”.
On September 30, 2024, Baird Medical entered into a Subscription Agreement (the “PIPE”) with Grand Fortune Capital, LLC(“GFC”), pursuant to which Baird Medical issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value $0.0001 per share, of Baird Medical (the “Series A Preferred Shares”), for a purchase price of $2.9 million (the “GFC Subscription Amount”). The GFC Subscription Amount was paid concurrently with the Closing.
The number of ordinary shares issued immediately following the consummation of the Reverse Recapitalization were as follows:
Number of shares
Baird Medical Investment Holdings Limited’s ordinary shares outstanding at December 31, 2023	29,411,765
Baird Medical Investment Holdings Limited’s ordinary shares outstanding prior to the Reverse Recapitalization	29,411,765
Conversion of original Baird Medical Investment Holdings Limited Shareholders ordinary shares	20,588,236
Conversion of SPAC Sponsor ordinary shares	4,400,000
Conversion of Working capital loan ordinary shares	278,406
Conversion of Public Shareholders ordinary shares	288,454
Total number of ordinary shares as of closing of the Reverse Recapitalization	25,555,096
Total number of Series A convertible preferred shares as of closing of PIPE transactions	290,000
Supplemental cash related information about Reverse Recapitalization and PIPE financing:
For the year ended December 31, 2024
Cash held by ExcelFin and cash related to ExcelFin trust account	$9,238,626
Less redemptions	(6,043,240)
Cash related to trust account, net of redemptions	3,195,386
Less cash paid associated with transaction costs allocated to Reverse Recapitalization	(3,116,936)
Less cash paid on behalf of the Company for professional expenses	(78,450)
Proceeds from PIPE financing – Grand Fortune Capital, LLC	2,900,000
Less cash payment associated with transaction costs allocated to PIPE	(2,900,000)
Net contributions from Reverse Recapitalization and PIPE financing	$—

NOTE 4 — ACCOUNTS RECEIVABLE, NET
Accounts receivable, net consisted of the following:
	As of December 31,
	2024	2023
Accounts receivable	$50,568,698	$33,941,083
Less: allowance for credit losses	(3,992,922)	(2,841,192)
Accounts receivable, net	$46,575,776	$31,099,891
The Company’s accounts receivable consists primarily of distributors and direct customers. The Company recorded a provision for current expected credit loss. The balance of gross accounts receivable was $50.6 million and $34.0 million as of December 31, 2024 and December 31, 2023, against which write-off of trade receivable of $0.2 million and $0.2 million was made as of December 31, 2024 and December 31, 2023, and an allowance for expected credit losses of $4.0 million and $2.8 million was made as of December 31, 2024 and December 31, 2023.
The movement of the allowance for credit losses is as follows:
	For the years ended December 31,
	2024	2023	2022
Balance at the beginning of the year	$(2,841,192)	$(644,669)	$(234,190)
Additions charged to allowance for expected credit losses	(2,345,747)	(2,221,430)	(438,997)
Recovery of allowance for expected credit losses	1,099,404	—	—
Foreign currency translation adjustments	94,613	24,907	28,518
Balance at the end of the year	$(3,992,922)	$(2,841,192)	$(644,669)
Majority of the accounts receivable are expected to be recovered within one year. The aging of accounts receivable is calculated from the expiry date of the customer’s credit terms which is different with the aging accounts receivable based on the number of days. The Company generally grant trade debtors a credit period of 30 to 180 days in 2024. The Company generally granted trade debtors a credit period of 30 to 90 days in 2023 and 2022. If accounts receivable of a customer is not yet aged beyond the credit period, the aging of the receivable will be classified as not overdue in the following table. An aging analysis of the Company’s accounts receivable calculated from the expiration date of the customer’s credit terms is as follows:
	As of December 31,
	2024	2023
Not Overdue	$13,225,014	$9,941,205
Within 90 days	9,983,041	10,373,938
Between 3 and 6 months	7,247,650	6,188,966
Between 6 months and a year	11,801,484	5,982,205
Over a year	8,311,509	1,454,769
	$50,568,698	$33,941,083
Receivables that were neither past due nor impaired relate to a large number of customers for whom there was no recent history of default.
On December 29, 2023, the Company entered into a supplemental agreement with China CITIC Bank Suzhou Branch (“CITIC”) pursuant to which the Company collateralized $4.4 million of its accounts receivable to secure all loans entered into, or which may be entered into, before December 29, 2024, pursuant to loan agreements between the Company or its wholly-owned subsidiaries, as borrowers, and CITIC, as lender, inclusive of any loan principal amounts, installment payments, interest thereon and costs thereof, which may become due during such period. Before the maturity date of such loans, the Company may use the cash received from the collection of accounts receivable without any restrictions, and the Company is not required to assign the rights to receive such accounts receivable to CITIC. If the Company defaults on the repayment of such loans, the Company must transfer the accounts receivable it receives to a designated bank account of CITIC, which account CITIC is authorized to supervise. CITIC is authorized to use any amount deposited into the designated bank account to offset the amounts outstanding under such defaulted loans. In September 2024, the Company entered an additional supplemental agreement with CITIC pursuant to which the related terms of collateral of accounts receivable were waived. As of December 31, 2024, these bank loans were repaid according to CITIC’s payment schedule.
As of December 31, 2023, the value of accounts receivable used as collateral for such bank loans in favor of CITIC was $4.4 million, as reflected in the Company’s consolidated balance sheets collateralized. The amount outstanding under the loans as of December 31, 2023 was $2.8 million, with annual interest rates of either 3.95% or 4.15%, depending on the particular interest rate of such secured loan. The accrued interest on the loans was $0.02 million for the year ended December 31, 2023. These bank loans were repaid according to CITIC’s 2024 repayment schedule.
NOTE 5 — INVENTORIES
	As of December 31,
	2024	2023
Finished goods	$717,312	$312,871
Raw materials	348,910	516,346
Work in progress	230,355	313,352
Inventories	$1,296,577	$1,142,569
NOTE 6 — PREPAYMENTS, NET
Prepayments consisted of the following:
	As of December 31,
	2024	2023
Prepayment for R&D	$13,296,763	$7,649,949
Prepayment for purchase of property and equipment	1,378,198	2,528,912
Prepayment for purchase of materials and others	3,305,963	2,726,440
Prepaid expense for others	319,196	613,120
Subtotal	18,300,120	13,518,421
Less: impairment loss	(4,867)	(5,002)
Subtotal, net	18,295,253	13,513,419
Less: Long term portion	(8,021,046)	(7,698,728)
Prepayments, net – current portion	$10,274,207	$5,814,691
Prepayments as of December 31, 2024 and December 31, 2023 were all made to third parties. The third-party R&D service provider issues a R&D progress report at the end of each period, and the Company recognizes the prepayment as R&D expenses based on the percentage of completion on the progress report, while the prepayment corresponding to uncompleted R&D is still recognized as prepayment.

The balance of the prepayment — impairment loss is as follows:
	For the years ended December 31,
	2024	2023	2022
Balance at the beginning of the year	$(5,002)	$—	$—
Additions charged to the impairment loss	—	(5,016)	—
Foreign currency translation adjustments	135	14	—
Balance at the end of the year	$(4,867)	$(5,002)	$—
NOTE 7 — DEPOSITS AND OTHER ASSETS, NET
Deposits and other assets, net consisted of the following:
	As of December 31,
	2024	2023
Deposits	$185,282	$217,658
Other receivables	341,288	167,620
Subtotal	$526,570	$385,278
Less: allowance of credit loss	(109,311)	(112,343)
Subtotal, net	$417,259	$272,935
Less: Long term portion	(121,505)	(152,450)
Deposits and other assets- current portion	$295,754	$120,485
The movement of the allowance of credit losses is as follows:
	For the years ended December 31,
	2024	2023	2022
Balance at the beginning	$(112,343)	$—	$—
Additions charged to allowance for expected credit losses	—	(112,663)	—
Foreign currency translation adjustments	3,032	320	—
Balance at the end	$(109,311)	$(112,343)	$—
NOTE 8 — DEFERRED OFFERING COSTS
Deferred offering costs consist principally of legal fees and other fees incurred through the balance sheet date that are related to the proposed offering of the common shares. Deferred offering costs related to the offering will offset proceeds recorded as equity if the transaction is completed or charged to expense if the offering is not completed. As of December 31, 2024 and December 31, 2023, deferred offering costs were nil and $875,258 respectively. In accordance with ASC 340-10-S99-1, specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering, as a result, as of December31, 2024, deferred offering costs were nil because they were directly attributable to the business combination and offset against actual offering and additional paid-in capital.

NOTE 9 — PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:
	As of December 31,
	2024	2023
Leasehold improvement	$4,327,441	$4,656,762
Machinery	6,600,001	4,227,161
Furniture, fixtures and equipment	435,052	447,902
Motor vehicles	41,184	42,326
Medical equipment	331,960	341,168
Total	11,735,638	9,715,319
Less: Accumulated depreciation	(4,594,574)	(3,576,625)
Property and equipment, net	$7,141,064	$6,138,694
Depreciation expenses were $1,130,747, $991,750 and $862,568 for the years ended December 31, 2024, 2023 and 2022, respectively.
NOTE 10 — INTANGIBLE ASSETS, NET
Intangible assets, net consisted of the following:
	As of December 31,
	2024	2023
Patent	$246,600	$253,440
Software	41,319	42,465
Less: accumulated amortization	(271,392)	(270,426)
Intangible assets, net	$16,528	$25,479
The amortization expense was $8,384, $22,637 and $53,547 for the years ended December 31, 2024, 2023, and 2022, respectively. Estimated future amortization expense is as follows:
Years ending December 31,	Amortization expense
2025	8,264
2026	8,264
Total	$16,528
No impairment loss was recognized for the years ended December 31, 2024, 2023 and 2022.

NOTE 11 — SHORT-TERM BANK LOANS
Short-term bank loans are working capital loans from banks in China. Short-term bank loans as of December 31, 2024 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount- US$
Industrial and Commercial Bank of China	Baide Suzhou	Nanjing Changcheng,	3.00%	January 12,2024	January 11,2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Baihui	2.55%	September 13, 2024	March 13,2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Nanjing Changcheng,	3.00%	November 11,2024	March 26,2025	10,000,000	1,370,000
China Merchants Bank	Baide Suzhou	Baihui	2.55%	October 31, 2024	October 28, 2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Nanjing Changcheng	2.55%	November 6,2024	November 5,2025	5,000,000	685,000
China Merchants Bank	Baide Suzhou	Nanjing Changcheng	2.55%	November 7,2024	May 5,2025	5,000,000	685,000
Jiangsu Bank	Baide Suzhou	Nanjing Changcheng	3.30%	December 4,2024	December 3,2025	5,000,000	685,000
Bank of China	Baide Suzhou	Nanjing Changcheng/ Baide capital	3.10%	December 6,2024	December 5,2025	10,000,000	1,370,000
China CITIC Bank	Baide Suzhou	Nanjing Changcheng	3.00%	December 25,2024	December 25,2025	10,000,000	1,370,000
China CITIC Bank	Baide Suzhou	Nanjing Changcheng	3.00%	December 26,2024	June 26,2025	10,000,000	1,370,000
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng,	3.95%	May 14, 2024	May 14, 2025	4,000,000	548,000
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng,	4.15%	March 27, 2024	March 27, 2025	6,000,000	822,000
Bank of Communications Suzhou Branch	Baide Suzhou	Nanjing Changcheng	3.40%	May 6, 2024	May 6, 2025	5,000,000	685,000
Bank of Communications Suzhou Branch	Baide Suzhou	Nanjing Changcheng	3.40%	May 11, 2024	May 11, 2025	5,000,000	685,000
China Minsheng Bank	Baide Suzhou	N/A	4.10%	April 26, 2024	April 25, 2025	3,000,000	411,000
Bank of Nanjing	Nanjing Changcheng	Baide Suzhou	4.05%	August 26,2024	August 19,2025	2,000,000	274,000
Bank of Nanjing	Nanjing Changcheng	Baide Suzhou	3.85%	November 21,2024	November 19,2025	3,000,000	411,000
Bank of China	Nanjing Changcheng	Baide Suzhou	3.36%	September 26, 2024	June 20,2025	3,000,000	411,000
Hangzhou Bank	Nanjing Changcheng	Baide Suzhou	3.90%	January 30, 2024	January 29, 2025	10,000,000	1,370,000
Bank of China Nanjing Hexi Branch	Nanjing Changcheng	Baide Suzhou	3.36%	June 26, 2024	June 20, 2025	7,000,000	959,000
Total						118,000,000	16,166,000
Bank loans with expiration date before the report date had been repaid subsequently. Short-term bank loans as of December 31, 2023 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount-US$
Taicang Sub-branch, Suzhou Branch,China Merchants Bank	Baide Suzhou	Guangzhou Baihui	3.90%	August 8, 2023	August 8, 2024	5,000,000	704,000
Taicang Sub-branch, Suzhou Branch,China Merchants Bank	Baide Suzhou	Guangzhou Baihui	2.50%	August 9, 2023	August 7, 2024	5,000,000	704,000
Taicang Sub-branch, Suzhou Branch,China Merchants Bank	Baide Suzhou	Nanjing Changcheng	2.50%	August 25, 2023	August 23, 2024	10,000,000	1,408,000
China Merchants Bank Guangzhou Guanggang New City Sub-branch	Baide Suzhou	Nanjing Changcheng	2.50%	July 21, 2023	July 19, 2024	10,000,000	1,408,000
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng, AR from Baide Suzhou	3.95%	May 15, 2023	May 15, 2024	4,000,000	563,200
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng, AR from Baide Suzhou	3.95%	September 21, 2023	March 27, 2024	6,000,000	844,800
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng, AR from Baide Suzhou	4.15%	December 29, 2023	June 29, 2024	10,000,000	1,408,000
Bank of Nanjing	Nanjing Changcheng	/	4.05%	November 27, 2023	November 19, 2024	3,000,000	422,400
Bank of Nanjing	Nanjing Changcheng	/	3.95%	March 16, 2023	March 15, 2024	5,000,000	704,000
Total						58,000,000	$8,166,400

Interest expense was $497,247, $227,923 and $243,838 for the years ended December 31, 2024, 2023 and 2022, respectively.
NOTE 12 — LONG-TERM LOAN
Long-term loan consisted of the following:
	As of December 31,
	2024	2023
Financial liabilities	$1,570,298	$2,431,064
Less: current portion	(867,772)	(817,485)
Long-term Financial liabilities	702,526	1,613,579
Long-term Bank borrowings	2,740,000	—
Total long-term loan	$3,442,526	$1,613,579
In September 2023, Nanjing Changcheng entered into a sale and leaseback agreements of $3.0 million, with an unrelated third party for medical equipment. Nanjing Changcheng had acquired the control of the corresponding assets before entering into the sale and leaseback agreement, and at the end of the lease term, Nanjing Changcheng may exercise its contractual rights to purchase the leased equipment, renew the lease or return the leased equipment. If Nanjing Changcheng chooses to purchase the leased objects, the purchase price is $14.1. As of the expiry date of the lease, some of the assets still have a useful life of around 6 years, and the purchase price of $14.1 is much below the fair value. Therefore, under ASC 842-40, the transfer of the equipment was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the equipment from its balance sheet and accounted for the amounts received under the sale and leaseback agreements as a financial liability. Nanjing Changcheng is obligated to make consecutive quarterly payments of approximately $0.3 million, commencing in December 2023. As of December 31, 2024, the outstanding balance under the sale and leaseback agreements of Nanjing Changcheng was $1.6 million. The agreements will mature in September 2026, with a purchase price of $14.1 on the last repayment date.
Long-term bank loans as of December 31, 2024 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount-US$
Bank of China	Baide Suzhou	Nanjing Changcheng/ Baide capital	3.10%	December 18, 2024	December 17, 2027	20,000,000	2,740,000
Future loan payments under long-term loan as of December 31, 2024 were as follows:
Years ending December 31,
2025 Financial liabilities payment	$977,829
2026 Financial liabilities payment	733,386
Total Financial liabilities payments	$1,711,215
Less: Financial liabilities imputed interest	(140,917)
Total Financial liabilities payment	$1,570,298
Less: Financial liabilities – long term portions	(702,526)
Financial liabilities payment – current portions	$867,772
2027 Long-term Bank borrowings repayment	$2,740,000
NOTE 13 — LEASE
The Company’s leasing activities primarily consist of operating leases for offices. The Company adopted ASC 842 effective January 1, 2018. ASC 842 requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. The Company has applied practical expedient to not recognize short-term leases with lease terms of one year or less on the balance sheet.
As of December 31, 2024, and December 31, 2023, the Company recorded right-of-use assets of approximately $0.5 million and $0.9 million and lease liabilities of approximately $0.4 million and $0.9 million, respectively, for operating leases as a lessee. Supplemental cash flow information related to operating leases was as follows:
	For the years ended December 31,
	2024	2023	2022
Cash payments for operating leases	$533,803	$326,125	$515,147
Right-of-use assets obtained in exchange for operating lease liabilities	—	19,701	907,952
Future lease payments under operating leases as of December 31, 2024 were as follows:
Operating leases
2025	$263,577
2026	114,856
2027	29,440
Total future lease payments	$407,873
Less: imputed interest	(6,874)
Total lease liabilities	$400,999
Less: Long term portions	(136,683)
Lease liabilities – current portions	$264,316
The weighted-average remaining lease term was 2 years and 2 years as of December 31, 2024 and December 31, 2023, respectively.
The weighted-average discount rate used to determine the operating lease liability as of December 31, 2024 and December 31, 2023 was 5.78% and 5.69%, respectively.
Operating lease expenses for the years ended December 31, 2024, 2023 and 2022 was $0.4 million, $0.4 million and $0.6 million, respectively.
No lease contract was early terminated for the years ended December 31, 2024, 2023 and 2022.
NOTE 14 — TAXES
Income tax
Cayman Islands
Under the current tax laws of Cayman Islands, the Company is not subject to tax on income or capital gains. No Cayman Islands withholding tax is imposed upon payment of dividends by the Company to its shareholders.
British Virgin Islands
The Company is incorporated in the British Virgin Islands. Under the current laws of the BVI, an entity incorporated in the BVI are not subject to tax on income or capital gains.
United States
In the financial year of 2024, the Company has three U.S. subsidiaries NewCo, Excelfin and Baird Medical LLC. NewCo is inactive holding company. Excelfin is holding company incurred loss in the financial year of 2024. Baird Medical LLC’s business is to sell MWA medical devices but incurred loss in financial year of 2024. In the financial year of 2023, the Company has two U.S. subsidiaries Better Medical Merger Sub Inc. (“Merger Sub”) and Baird Medical LLC. Better Medical Merger Sub Inc. is an inactive holding company. Baird Medical LLC’s business is to sell MWA medical devices but had no sales in FY 2023. Therefore, there is no income tax provision for these entities for the years ended December 31, 2024 and 2023.
Hong Kong
On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was announced on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD 2 million will be taxed at 16.5%. The Company’s Hong Kong subsidiaries did not have assessable profits that were derived in Hong Kong for the years ended December 31, 2024, 2023 and 2022. Therefore, no Hong Kong profit tax was provided for the years ended December 31, 2024, 2023 and 2022.
PRC
The Company’s PRC subsidiaries are subject to the PRC Enterprise Income Tax Law (“EIT Law”) and are taxed at the statutory income tax rate of 25%, except for Nanjing Changcheng and Baide Suzhou who are registered as High and New-Tech enterprises according to the PRC tax regulations and entitled to a preferential tax rate of 15% for the years ended December 31, 2024, 2023 and 2022.
Certain subsidiaries of the Company have been qualified as “Small Profit Enterprises”. From January 1, 2022 to December 31, 2022, 12.5% of the first RMB 1.0 million, approximately $138,972, of the assessable profit before tax is subject to preferential tax rate of 20% and the 25% of the assessable profit before tax exceeding RMB 1.0 million but not exceeding RMB 3.0 million is subject to preferential tax rate of 20%. From January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million, approximately $416,916, of the assessable profit before tax is subject to the tax rate of 20%.
The components of the income tax provision are as follows:
	For the years ended December 31,
	2024	2023	2022
Current tax expense	$1,456,416	$2,243,006	$1,890,214
Deferred tax benefit	32,774	(541,987)	(143,317)
Income tax provision	$1,489,190	$1,701,019	$1,746,897
(Loss) income before income taxes is attributable to the following geographic locations for the years ended December 31, 2024, 2023 and 2022:
	For the years ended December 31,
	2024	2023	2022
Cayman Islands	$—	$(15,080)	$—
United States	(1,908,434)	—	—
Hong Kong	12,719	(733,151)	(2,731,396)
PRC	15,983,003	13,107,433	17,253,264
	$14,087,287	$12,359,202	$14,521,868

The following table reconciles PRC statutory rate to the Company’s effective tax rate:
	For the years ended December 31,
	2024	2023	2022
PRC statutory income tax rate	25.0%	25.0%	25.0%
Effect of different tax rates in non-PRC (foreign) jurisdiction	0.5%	1.0%	3.2%
Effect of PRC preferential tax rate and tax holidays	(11.5)%	(10.8)%	(14.2)%
R&D credits	(6.6)%	(4.2)%	(4.1)%
Deferred offering cost	—	(0.9)%	—
Non-deductible expenses*	0.1%	3.2%	1.4%
Tax effect on deferred tax allowance	2.9%	0.5%	0.7%
Effective tax rate	10.6%	13.8%	12.0%

*
Non-deductible expenses mainly consisted of listing expenses, entertainment expenses and other non- deductible expenses under PRC income tax law.

Deferred tax assets and liabilities
The significant components of the deferred tax assets and liabilities are as follows:
	As of December 31,
	2024	2023
Deferred tax assets:
Allowance for expected credit losses	$552,486	$420,988
Net operating loss carryforward	901,272	732,294
Lease liabilities	36,118	102,639
Total deferred tax assets	$1,489,876	$1,255,921
Less: Valuation allowance	(775,415)	(441,549)
Deferred tax assets, net	$714,461	$814,372
Deferred tax liabilities:
Right-of-use assets	45,238	93,389
Total deferred tax liabilities	$45,238	$93,389
The movement of valuation allowance for deferred tax assets for the years presented is as follows:
	As of December 31,
	2024	2023	2022
Beginning balance	$(441,549)	$(405,796)	$(329,139)
Increase in valuation allowance	(345,783)	(47,604)	(101,691)
Foreign exchange	11,916	11,851	25,034
Ending balance	$(775,415)	$(441,549)	$(405,796)
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.
Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered some subsidiaries of the

Group’s history of losses and concluded that it is more likely than not that these subsidiaries will not generate future taxable income prior to the expiration of their net operating losses. As a result, management assessed a valuation allowance of $775,415 and $441,549 as of December 31, 2024 and 2023 respectively.
Tax Payables
The Company’s tax payables consist of the following:
	As of December 31,
	2024	2023
VAT tax payable	$358,792	$281,363
Income tax payable	79,167	448,230
Other tax payables****	2,435,494	41,360
Total tax payables	$2,873,453	$770,953
Net Operating Loss Carry Forward:	As of December 31,
	2024	2023
Location
PRC*	$2,591,421	$3,785,480
Hong Kong**	1,022,574	1,051,678
United States***	1,888,111	—
Total	$5,502,106	$4,837,158

*
As of December 31, 2024 and 2023, there were approximately $5.5 million and $4.8 million of net operating loss carryforwards in certain subsidiaries, respectively. Net operating loss of PRC subsidiary will be expired, if unused. As of December 31, 2024, the Company had net operating loss carried forward from the PRC entities of $2,591,421. The carry forward loss of $306,658, $364,410, $312,420, $198,067, $332,765, $116,219 and $960,882 will be expired by 2025, 2026, 2027, 2028, 2029, 2032 and 2033, respectively, if not utilized.

**
Net operating loss of $1,022,574 in Hong Kong has no expiring date.

***
Net operating loss of $1,888,111 in United States has an expiration date of about 20 years.

****
As of December 31, 2024, the Company recorded approximately $2.4million excise tax payable in other tax payables associated with redemptions.

Uncertain tax positions
The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. As of December 31, 2024, the tax years ended December 31, 2019 through 2023 for the Company’s subsidiaries in the PRC are generally subject to examination by the PRC tax authorities.
NOTE 15  —  PREFERRED SHARES
On September 30, 2024, the Company entered into (i) a Subscription Agreement with GFC, pursuant to which the Company issued to GFC at the Closing 290,000 Series A convertible preferred shares, par value $0.0001 per share, of Baird Medical (the “Series A Preferred Shares”), for a purchase price of $2.9 million (the “GFC Subscription Amount”) and (ii) a Subscription Agreement with Wu Wenyuan, pursuant to which Wu Wenyuan agreed to pay a purchase price of $2 million (the “Wu Subscription Amount”) within six months of Closing, in exchange for which Baird Medical will issue to Wu Wenyuan 200,000 Series A Preferred Shares. Pursuant to the respective subscription agreements, at any time on or before the two-year anniversary of the issuance of the Series A Preferred Shares, GFC and Wu Wenyuan may convert all or a portion of their respective Series A Preferred Shares into a number of Ordinary Shares per Series A Preferred Share at a conversion ratio equal to the sum of the original issue price of such Series A Preferred Share and all accrued but unpaid dividends thereon, divided by a conversion price of $10.00. Baird Medical may, at any time and at its sole option, choose to repurchase for cash all or a portion of the Series A Preferred Shares, at a price per Series A Preferred Share equal to the sum of 110% of the subscription price of such Series A Preferred Share and all accrued but unpaid dividends thereon. The GFC Subscription Amount was paid concurrently with the Closing. The transaction with Wu Wenyuan has not consummated as of the date of this annual report, and the transacting parties have not worked out an updated timeline for this proposed investment.
NOTE 16 — ORDINARY SHARES
The Company was incorporated as a private company under the laws of Cayman Island on June 16, 2023, as a direct wholly owned subsidiary of Betters Medical Investment Holdings Limited. As of December 31, 2024 and 2023, there were both 500,000,000 ordinary shares authorized, 35,728,625 shares of ordinary shares issued and 25,555,096 shares outstanding, respectively. Shares authorized, issued and outstanding for all periods reflect the retrospective adjustment for Reverse Recapitalization (Note 3).
NOTE 17  —  SHARE INCENTIVE PLAN
On September 26, 2024, the Company adopted the Baird Medical 2024 Equity Incentive Plan (“2024 Equity Incentive Plan”), under which the Company will grant equity incentive awards to eligible employees, consultants and non-employee directors in order to attract, motivate and retain talented individuals. The initial aggregate number of Ordinary Shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2024 Equity Incentive Plan shall be equal to 10% of the issued and outstanding Ordinary Shares (on a fully diluted basis) as of immediately after the closing of the Business Combination. The total number of Ordinary Shares that will be reserved, and that may be issued, under the 2024 Equity Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2025, by a number of Ordinary Shares equal to three percent (3%) of the total outstanding Ordinary Shares on the last day of the prior calendar year. Notwithstanding the automatic annual increase set forth in the 2024 Equity Incentive Plan, the board of directors may act prior to January 1st of a given year to provide that there will be no such increase in the Ordinary Shares reserved for such year or that the increase in the Ordinary Shares reserved for such year will be a lesser number of Ordinary Shares than would otherwise occur pursuant to the stipulated percentage. As of the date of this annual report, the Company has granted 363,745 restricted share units under the 2024 Equity Incentive Plan.
NOTE 18 — EARNINGS PER SHARE
Basic and diluted earnings per share have been calculated in accordance with ASC 260 for the years ended December 31, 2024, 2023 and 2022.
	For the Year Ended December 31,
	2024	2023	2022
Numerator:
Net income attributable to the Company’s ordinary shareholders – basic	$12,453,369	$10,545,978	$12,568,750
Dilution impact of the convertible preferred shares	50,750	—	—
Net income attributable to the Company’s ordinary shareholders – diluted	12,504,119	10,545,978	12,568,750
Denominator:
Weighted average number of shares – basic	25,555,096	25,555,096	25,555,096
Effects of dilutive securities: convertible preferred shares	72,896	—	—
Weighted average number of shares – diluted	25,627,992	25,555,096	25,555,096
Net income per share, basic	$0.49	$0.41	$0.49
Net income per share, diluted	$0.49	$0.41	$0.49

Basic and diluted earnings per ordinary share is computed using the weighted average number of ordinary shares outstanding during the year. Shares related information for all periods retrospectively reflects the adjustments for Reverse Recapitalization (Note 3). The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts) on earnings per share. 8,823,529 Baird Medical Earnout Shares and 1,350,000 Earnout Shares are earnout arrangements that are subject to the contingently issuable shares guidance in ASC 260-10-45. They were excluded from the computation of earnings per share because they are included in the denominator in computing earnings per share only when the contingency has been met and there is no longer a circumstance in which those shares would not be issued in accordance with ASC260. 11,500,000 units of public warrants were excluded from the computation of diluted net loss per ordinary share because including them would have had an anti-dilutive effect for the year ended December 31, 2024.
NOTE 19 — RELATED PARTY TRANSACTIONS
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. The related parties that had balances with the Company as of December 31, 2024 and 2023 consisted of:
(a)
Related party balances

	As of December 31,
	2024	2023
Due from related parties:
Haimei Wu(1)	$—	$391,641
Betters Medical Investment Holdings Limited	2,862	2,941
Total	$2,862	$394,582
Due to related parties:
Betters Medical Investment Holdings Limited(2)	$3,703,700	$3,785,250
Total	$3,703,700	$3,785,250

(1)
Haimei Wu is a major shareholder of Betters Medical Investment Holdings Limited. The balance is non-trade nature, unsecured, interest-free and subsequently settled. The nature of this advance is a temporary fund advance to Haimei Wu, as of December 31, 2023, Ms. Wu owed the Company $0.4 million. In the first half of 2024, the $0.4 million of amount due from Ms. Wu was fully collected.

(2)
Betters Medical Investment Holdings Limited is the shareholder of Baird Medical investment Holding Limited. The nature of the balance is mainly the listing expenses paid by Betters Medical Investment Holdings Limited on behalf of the Company.

NOTE 20 — COMMITMENTS AND CONTINGENCIES
The following table sets forth the Company’s contractual obligations as of December 31, 2024.
	Payment Due by Period
	Total	Less than 1 Year	1-3 Years
Short-term bank loans	$16,166,000	$16,166,000	$—
Lease payment	407,873	263,577	144,296
Long term loan	4,451,215	977,829	3,473,386
Total	$21,025,088	$17,407,406	$3,617,682
Other than as shown above, the Company did not have any significant capital and other commitments, long-term obligations or guarantees as of as of December 31, 2024 and 2023. In the ordinary course of the business, the Company is subject to periodic legal or administrative proceedings. As of December 31, 2024 and 2023, the Company is not a party to any legal or administrative proceedings which will have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.
NOTE 21 — SEGMENT INFORMATION AND REVENUE ANALYSIS
The Company follows ASC 280, Segment Reporting, which requires that companies to disclose segment data based on how management makes decision about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.
98% of all revenues are derived from China based on the geographical locations where products sold to customers. In addition, the Company’s long-lived assets are all located in China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.
The following table presents the summary information for the only one reporting segment:
	Year Ended December 31,
	2022	2023	2024
	US$	US$	US$
Revenues	$35,091,174	$31,457,908	$37,037,108
Cost of revenues	(7,054,323)	(4,227,409)	(4,383,363)
Gross profit	28,036,851	27,230,499	32,653,745
Operating expenses:
Selling and marketing expenses	(3,585,138)	(2,547,000)	(4,061,116)
General and administrative expenses	(6,960,604)	(8,546,880)	(7,103,226)
Research and development expenses	(3,859,392)	(4,274,894)	(6,174,365)
Total operating expenses	(14,405,134)	(15,368,774)	(17,338,707)
Income from operations	13,631,717	11,861,725	15,315,038
Interest expense	(299,269)	(285,833)	(576,752)
Interest income	8,553	1,562	393
Subsidy income	1,375,447	791,959	266
Other expenses, net	(194,580)	(10,211)	(651,657)
Income before income tax	14,521,868	12,359,202	14,087,288
The Company has disclosed the type of revenue by type of customers as follows.
	For the years ended December 31,
	2024	2023	2022
Distributors	$17,220,009	$14,995,701	$13,499,170
Direct customers(1)	19,817,099	16,462,207	21,592,004
Total	$37,037,108	$31,457,908	$35,091,174

(1)
Revenue from direct customers include revenue from sales of medical devices to hospitals (i.e. directly or through deliverers).

Timing of revenue recognition
	For the years ended December 31,
	2024	2023	2022
At a point of time	$37,037,108	$31,457,908	$35,091,174

Furthermore, the Company has disclosed revenue by major product type as follows:
	For the years ended December 31,
	2024	2023	2022
MWA devices	$37,027,277	$30,940,383	$31,283,234
– MWA needles	33,826,455	26,278,169	30,551,145
– MWA therapeutic apparatus	3,200,822	4,662,214	732,089
Other medical devices	9,831	517,525	3,807,940
Total	$37,037,108	$31,457,908	$35,091,174
NOTE 22 — CONCENTRATIONS OF RISKS
Foreign exchange risk
The Company’s sales, purchase and expense transactions are generally denominated in RMB and a significant portion of the Company’s liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies.
In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China. In addition, the Company’s cash denominated in US$ subject the Company to risks associated with changes in the exchange rate of RMB against US$ and may affect the Company’s results of operations going forward.
Credit and concentration risk
The Company’s credit risk arises from cash and cash equivalents, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of income due to credit risk.
The Company expects that there is no significant credit risk associated with the cash and cash equivalents which are held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.
The Company has no significant concentrations of credit risk with respect to its prepayments.
Accounts receivable is typically unsecured and are derived from revenue earned from customers. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them. The Company generally grants trade debtors a credit period of 30 to 180 days. The policy for impairment on accounts receivable is based on the assessment of the recoverability of the accounts receivable. If trade debtors delay payment in part or at all, the Company’s cash flow and working capital may be adversely affected. Also, the Company may incur impairment loss which will adversely affect the financial position and results of operation.
Customer concentration risk
For the year ended December 31, 2024, four customers accounted for 25.6%, 14.4%, 11.6% and 10.2% of the Company’s total revenue. For the year ended December 31, 2023, two customers accounted for 14.3% and 10.4% of the Company’s total revenue. For the year ended December 31, 2022, one customer accounted for 10.3% of the Company’s total revenue. Other than that, no single customer comprises over 10% of revenue as for the year ended December 31, 2024, 2023 and 2022, respectively.
Accounts receivable from deliverer group, subsidiaries of a listed company which is principally engaged in the distribution of medical devices and pharmaceutical products in the PRC, accounted for 28.5% and 22.3% of the total balance of the Company’s accounts receivable as of December 31, 2024 and December 31, 2023, respectively. As of December 31, 2024, two additional customers accounted for 13.0% and 10.9% of the total balance of accounts receivable. As of December 31, 2023, one additional customer accounted for 11.8%

of the total balance of accounts receivable. Other than that, no single customer comprises over 10% of accounts receivable as of December 31, 2024 and 2023, respectively.
Vendor concentration risk
For the year ended December 31, 2024, three vendors accounted for 34.7%, 30.3%, 10.1% of the Company’s purchase of inventories and equipment. For the year ended December 31, 2023, four vendors accounted for 21.5%, 20.7%, 12.7% and 11.5% of the Company’s purchase of inventories and equipment.
Accounts payable to above vendors was $0.4 million and $0.2 million as of December 31, 2024 and 2023, respectively. As of December 31, 2024, two vendors accounted for 29.1% and 15.3% of the total balance of accounts payable. As of December 31, 2023, three vendors accounted for 28.9%, 16.6% and 11.3% of the total balance of accounts payable.
NOTE 23 — SUBSEQUENT EVENTS
The Company has evaluated the impact of events that have occurred subsequent to December 31, 2024, through the date the consolidated financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except as follow:
In January, 2025, Nanjing Changcheng borrowed a loan of $0.7 million (RMB 4.95 million) with the term of 12 months from Industrial and Commercial Bank of China with the annual interest rate of 3.6%.
In February 2025, Nanjing Changcheng borrowed a loan of $0.7 million (RMB 5 million) with the term of 12 months from Bank of Hangzhou with the annual interest rate of 3.5%.
In January, 2025, Baide Suzhou entered into a sale and leaseback agreement of $2.2 million, with an unrelated third party for medical equipment. Baide Suzhou had acquired the control of the corresponding assets before entering into the sale and leaseback agreement, and at the end of the lease term, Baide Suzhou may exercise its contractual rights to purchase the leased equipment, renew the lease or return the leased equipment. If Baide Suzhou chooses to purchase the leased objects, the purchase price is $13.7. As of the expiry date of the lease, some of the assets still have a useful life of several years, and the purchase price of $13.7 is much below the fair value. Therefore, under ASC 842-40, the transfer of the equipment was determined to be a failed sale. In accordance with ASC 842- 40, the Company did not derecognize the equipment from its balance sheet and accounted for the amounts received under the sale and leaseback agreements as a financial liability. Baide Suzhou is obligated to make consecutive monthly payments of approximately $97,785, commencing in February 2025.
On January 17, 2025,the Company filed the amendment No.1 to Form F-1.This prospectus relates to the potential offer and sale from time to time by the selling security holders, which including (1)50,000 issued and outstanding Ordinary Shares currently held by J.V.B. Financial Group, LLC (“Cohen”), which were issued to Cohen valued at $10.00 per share and (2)583,529 issued and outstanding Ordinary Shares currently held by Grand Fortune Capital (H.K.) Company Limited (“Grand Fortune”), which were issued to Grand Fortune valued at $6.75 per share. The Company had considered the accounting impacts of those subsequent events when preparing its financial statements.
NOTE 24 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s subsidiaries exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.
For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.
The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Share of profit of subsidiaries” on the condensed statements of income.
The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been or omitted.
As of December 31, 2024 and 2023, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.
Condensed balance sheets
	As of December 31,
	2024	2023
ASSETS
Amounts due from related parties	2,941	2,941
Investments in subsidiaries	$39,656,197	$35,747,703
Total Assets	$39,659,138	$35,750,644
Shareholders’ Equity
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; 290,000 shares issued and outstanding as of December 31, 2024; none authorized, issued and outstanding as of December 31, 2023	29	—
Ordinary shares, $0.0001 par value; 500,000,000 shares and 500,000,000 shares authorized; 35,728,625 shares issued and 35,728,625 shares issued, 25,555,096 shares outstanding and 25,555,096 shares outstanding as of December 31, 2024 and December 31, 2023, respectively*	$2,556	2,556
Additional paid-in capital*	11,441,712	18,850,677
Retained earnings	31,355,902	18,902,533
Accumulated other comprehensive loss	(3,141,061)	(2,005,122)
Total Shareholders’ Equity	39,659,138	35,750,644
Total Liabilities and Shareholders’ Equity	$39,659,138	$35,750,644
Condensed statements of comprehensive income
	For the years ended December 31,
	2024	2023	2022
Share of profit in subsidiaries, net (Note a)	$12,453,369	$10,545,978	$12,568,750
Income before income tax	12,453,369	10,545,978	12,568,750
Income tax provision	—	—	—
Net income	12,453,369	10,545,978	12,568,750
Other comprehensive (loss) income
Foreign currency translation loss	$(1,135,939)	$(728,688)	$(1,506,905)
Comprehensive income	$11,317,430	$9,817,290	$11,061,845

Condensed statements of cash flows
	For the years ended December 31,
	2024	2023	2022
Cash flows from operating activities
Net income	$12,453,369	$10,545,978	$12,568,750
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income in subsidiaries	(12,453,369)	(10,545,978)	(12,568,750)
Net cash provided by operating activities	—	—	—
Cash at beginning of year	$—	$—	—
Cash at the end of the year	$—	$—	$—

(a)
Basis of presentation

In the parent company only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been or omitted and as such, these parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

*
Shares related information and additional paid-in capital for all periods retrospectively reflect the adjustments for Reverse Recapitalization (Note 3).